Exhibit 15.2

RELX

Annual Report and Financial Statements 2021

Entity resolution
Clustering
Machine learning

Annual Report and Financial Statements 2021

Annual report and financial statements 2021

About us

RELX
is a global provider of information-based analytics and decision tools for professional and business customers, enabling them to make better decisions, get better results and be more productive.
Our purpose is to benefit society by developing products that help researchers advance scientific knowledge; doctors and nurses improve the lives of patients; lawyers promote the rule of law and achieve justice and fair results for their clients; businesses and governments prevent fraud; consumers access financial services and get fair prices on insurance; and customers learn about markets and complete transactions.
Our purpose guides our actions beyond the products that we develop. It defines us as a company. Every day across RELX our employees are inspired to undertake initiatives that make unique contributions to society and the communities in which we operate.
Forward-looking statements
This Annual Report contains forward-looking statements within the meaning of Section 27A of the US Securities Act of 1933, as amended, and Section 21E of the US Securities Exchange Act of 1934, as amended. These statements are subject to risks and uncertainties that could cause actual results or outcomes of RELX PLC (together with its subsidiaries, "RELX", "we" or "our") to differ materially from those expressed in any forward-looking statement. We consider any statements that are not historical facts to be "forward-looking statements". The terms "outlook", "estimate", "forecast", "project", "plan", "intend", "expect", "should", "could", "will", "believe", "trends" and similar expressions may indicate a forward-looking statement. Important factors that could cause actual results or outcomes to differ materially from estimates or forecasts contained in the forward-looking statements include, among others: the impact of the Covid-19 pandemic as well as other pandemics or epidemics; current and future economic, political and market forces; changes in law and legal interpretations affecting RELX intellectual property rights and internet communications; regulatory and other changes regarding the collection, transfer or use of third-party content and data; changes in the payment model for RELX products; demand for RELX products and services; competitive factors in the industries in which RELX operates; inability to realise the future anticipated benefits of acquisitions; significant failure or interruption of RELX systems; exhibitors’ and attendees’ ability and desire to attend face-to-face events and availability of event venues; changes in economic cycles, severe weather events, natural disasters and terrorism; compromises of RELX cyber security systems or other unauthorised access to our databases; failure of third parties to whom RELX has outsourced business activities; inability to retain high-quality employees and management; legislative, fiscal, tax and regulatory developments; exchange rate fluctuations; and other risks referenced from time to time in the filings of RELX PLC with the US Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this Annual Report. Except as may be required by law, we undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this Annual Report or to reflect the occurrence of unanticipated events.

RELX Annual report and financial statements 2021	1

Contents

To download the full Annual Report and Financial
Statements, and for further information about
our businesses visit
relx.com

Overview*
2	2021 Financial highlights
3	Chair’s statement
4	Chief Executive Officer’s report
5	RELX business overview

Market segments*
14	Risk
20	Scientific, Technical & Medical
26	Legal
32	Exhibitions

Corporate responsibility*
41	Corporate responsibility overview

Financial review*
60	Chief Financial Officer’s report
66	Principal and emerging risks

Governance
72	Board Directors
74	RELX Senior Executives
76	Chair’s introduction to corporate governance
77	Corporate governance review
97	Report of the Nominations Committee
100	Directors’ remuneration report
122	Report of the Audit Committee
125	Directors’ report

Financial statements and other information
130	Independent auditor’s report
138	Consolidated financial statements
185	RELX PLC annual report and financial statements
190	Summary financial information in euros
191	Summary financial information in US dollars
192	Alternative performance measures
201	Shareholder information
IBC	2022 financial calendar

* Comprises the Strategic Report in accordance with The (UK) Companies Act 2006 (Strategic Report and Directors’ Report) Regulations 2013.

2	RELX Annual report and financial statements 2021 | Overview

2021 Financial highlights

◾	Underlying revenue growth of +7%

◾	Underlying adjusted operating profit growth of +13%

◾	Constant currency adjusted profit before tax growth of +15%

◾	Reported operating profit £1,884m (2020: £1,525m)

◾	Reported profit before tax £1,797m (2020: £1,483m)

◾	Adjusted EPS 87.6p (2020: 80.1p), constant currency growth +17%

◾	Reported EPS 76.3p (2020: 63.5p)

◾	Net debt/EBITDA 2.4x; adjusted cash flow conversion 101%

◾	Proposed full year dividend 49.8p (2020: 47.0p) +6%

RELX financial summary

REPORTED FIGURES				Change at

	2021	2020		constant	Change

For the year ended 31 December	£m	£m	Change	currencies	underlying

Revenue	7,244	7,110	+2%	+8%	+7%

Operating profit	1,884	1,525	+24%

Profit before tax	1,797	1,483	+21%

Net profit attributable to RELX PLC shareholders	1,471	1,224	+20%

Net margin	20.3%	17.2%

Net debt	6,017	6,898

Reported earnings per share	76.3p	63.5p	+20%

Ordinary dividend per RELX PLC share	49.8p	47.0p	+6%

ADJUSTED FIGURES				Change at

	2021	2020		constant	Change

For the year ended 31 December	£m	£m	Change	currencies	underlying

Operating profit	2,210	2,076	+6%	+13%	+13%

Operating margin	30.5%	29.2%

Profit before tax	2,077	1,916	+8%	+15%

Net profit attributable to RELX PLC shareholders	1,689	1,543	+9%	+17%

Net margin	23.3%	21.7%

Cash flow	2,230	2,009	+11%	+20%

Cash flow conversion	101%	97%

Return on invested capital	11.9%	10.8%

Adjusted earnings per share	87.6p	80.1p	+9%	+17%
The shares of RELX PLC are traded on the London, Amsterdam and New York stock exchanges. RELX PLC and its subsidiaries, joint ventures and associates are together known as ‘RELX’.
RELX uses adjusted and underlying figures as additional performance measures. Adjusted figures primarily exclude the amortisation of acquired intangible assets and other items related to acquisitions and disposals, and the associated deferred tax movements. In 2020, we also excluded exceptional costs in the Exhibitions business. Reconciliations between the reported and adjusted figures are set out on pages 193 to 197. Underlying growth rates are calculated at constant currencies, excluding the results of acquisitions until 12 months after purchase, and excluding the results of disposals and assets held for sale. Underlying revenue growth rates also exclude exhibition cycling. Constant currency growth rates are based on 2020 full-year average and hedge exchange rates.

RELX Annual report and financial statements 2021	3

Chair’s statement

I am delighted to succeed Sir Anthony Habgood as chair of RELX. Anthony stood down in March 2021 having served the company since June 2009. Throughout his tenure he provided strong leadership to the Board and exemplary counsel to the executive team. On behalf of the Board, I would like to thank Anthony for the outstanding contribution he made to the success of RELX during his tenure.
During my first year at RELX, I have been impressed by RELX’s resilience, the strength of our strategy and business model, as well as our ability to innovate and continue to deliver value to our customers. As I met more members of the leadership team, the depth of talent at RELX quickly became apparent.
I am particularly proud of the company’s response to the global
Covid-19
pandemic. Over the last few years, the health and well-being of our employees has been paramount, a reflection of RELX’s strong culture and values. At the same time, our business has also contributed hugely to the understanding of
Covid-19
and its public health implications, helping our customers and broader society mitigate its effects. Elsevier’s free Novel Coronavirus Information Centre provided over 175million downloads during the year while a product from LexisNexis Risk Solutions provided researchers, academics and the public with a dashboard that analysed open-sourced data from Johns Hopkins University and other sources.
During 2021, RELX continued to execute on its strategic priorities aimed at achieving better customer outcomes, a higher growth profile, improving returns and ensuring a positive impact on society. Underlying revenue growth was 7%, with underlying adjusted operating profits up 13% as we continued to grow revenues ahead of costs. Adjusted earnings per share grew 9% in sterling to 87.6p (80.1p), and 17% at constant currencies. Reported earnings per share were 76.3p (63.5p).
Dividends
We are proposing a full year dividend increase of 6% to 49.8p. The long-term dividend policy is unchanged.
Balance sheet
Net debt was £6.0bn at 31 December 2021, down from £6.9bn last year. Net debt/EBITDA including pensions was 2.4x, compared with 3.3x in 2020. Capital expenditure represented 5% of revenues.
Share buybacks
The share buyback was suspended in April 2020. In 2022, we intend to resume purchases by deploying a total of £500m on share buybacks.
The Board
Linda Sandford, who has been on the Board since 2012, will be stepping down as a
Non-Executive
Director after the annual general meeting in April 2022. Linda served with distinction on the remuneration and corporate governance committees, and I would like to thank her for her exceptional service to RELX and her support and advice.
Environment, Social and Governance
RELX has recognised the importance of corporate responsibility (CR) for two decades. The Board prioritises the highest standards of CR as an integral component of the overall performance of the company. Accordingly, throughout the year, the Board discussed CR issues and tracked performance on annual and longer-run
CR objectives.
For the first time, we held a CR
teach-in
to help investors who are increasingly engaging with us on Environmental, Social and Governance (ESG) issues. The event provided an overview of CR governance at RELX and insights on our unique contributions to society which is at the heart of our business. When I met with investors afterwards, they expressed their appreciation for the insights provided.
During the year, our ESG performance was again recognised by third parties. RELX held a AAA MSCI ESG rating for a sixth consecutive year and was weighted fourth in MSCI’s UK ESG Leaders Index; ranked 11th out of 14,000+ companies globally and first in our sector by Sustainalytics; came fourth in the Responsibility100 Index, a ranking of the FTSE 100 on performance against the UN Sustainable Development Goals; was third in sector in the Dow Jones Sustainability Index; and was one of 38 LEAD companies of the UN Global Compact among more than 12,000 signatories.
We challenge ourselves every year to ensure that we continue to meet the highest CR standards now and in the future and that we continue to improve on our key measures (full details are available in the 2021 RELX Corporate Responsibility Report).
Finally, I would like to thank all RELX employees for their achievements in 2021. I have every confidence that with their efforts, RELX will continue to grow and prosper in the years to come.
Paul Walker
Chair

4	RELX Annual report and financial statements 2021 | Overview

Chief Executive Officer’s report

2021 progress
RELX delivered strong financial results in 2021 and we made further operational and strategic progress. Our strategic direction remains unchanged. We remain focused on the development of increasingly sophisticated information-based analytics and decision tools that deliver enhanced value to our professional and business customers across all market segments. Our primary focus is on organic growth, supported by targeted acquisitions. By executing on our strategy, we are striving to deliver better outcomes for our customers, a higher growth profile for the company, improving returns for our shareholders, and a positive overall impact on society.
Underlying revenue growth was 7%. Underlying adjusted operating profit growth was 13%, and adjusted earnings per share growth was 17% at constant currencies. All four business areas delivered improved underlying revenue growth in 2021, with underlying adjusted operating profit growth in line with, or ahead of, underlying revenue growth in the three largest business areas, and a return to profitability in Exhibitions.
The group remains highly cash generative and our priorities for use of cash are unchanged. Our first priority is organic development, and we continue to invest consistently in the business with capital expenditure around 5% of revenues; second, to augment that organic development with selective acquisitions; third, over the longer term, to grow dividends broadly in line with earnings per share while targeting cover of at least two times; fourth to maintain leverage in a comfortable range; and finally to use any remaining cash to buy back shares. For 2021, our adjusted cash conversion was 101%, our leverage ratio was reduced to 2.4x and we are proposing an increase in the pound sterling full-year dividend of 6%. While no share buybacks were made in 2021, we intend to deploy £500m on share buybacks in 2022, reflecting our strong financial position and cash flow profile.
Corporate responsibility
We continued to build on our strong corporate responsibility performance during the year, further improving on our key internal metrics and extending the scope of our unique contributions. This was again recognised in the high ESG ratings ascribed to us by a number of external agencies.
On internal metrics, RELX employs over 33,000 people and the workforce is split evenly between men and women. In 2021, the number of women in managerial roles increased to represent 44% of the total. In the supply chain we have a rigorous supplier code of conduct following applicable laws and best practice in areas such as human rights, labour and the environment. 2021 saw a further increase in the number of signatories to the code. On the environment, our emissions have declined for a number of years. Staff working remotely for much of the time has clearly impacted the last two years, with 2021 emissions again showing a decline. As well as reducing our gross emissions, we have extended our offsetting, now being net zero across scopes 1 and 2, and from scope 3, net zero for business flights, cloud computing, home working and staff commuting.
We believe we have the most significant impact when we focus on our unique contributions. They include applying our expertise to areas such as universal, sustainable access to information, advancing science and health, protection of society, promotion of the rule of law and access to justice, and fostering communities. In 2021, we expanded the research material available on the free Elsevier Novel Coronavirus Information Centre, which saw over 175m downloads in the year. We significantly increased the volume of content on the RELX SDG Resource Centre and Risk extended the ADAM missing child alert service in the US.
Our commitment to corporate responsibility is recognised by external reporting agencies. We rated AAA with MSCI for a sixth consecutive year, achieved the top ranking among media companies globally with Sustainalytics and maintained our 4th position in the Responsibility100 Index.
Outlook
Following the improved performance in 2021 across the company, we expect 2022 full-year underlying growth rates in revenue and adjusted operating profit, as well as constant currency growth in adjusted earnings per share, to remain above historical trends.
Erik Engstrom
Chief Executive Officer

RELX Annual report and financial statements 2021	5

RELX business overview

Strategic direction
Our number one strategic priority continues to be the organic development of increasingly sophisticated information-based analytics and decision tools that deliver enhanced value to professional and business customers across the industries that we serve.
Our goal is to help our customers make better decisions, get better results and be more productive. We do this by leveraging a deep understanding of our customers to create innovative solutions which combine content and data with analytics and technology on global platforms.
We aim to build leading positions in long-term global growth markets and leverage our skills, assets and resources across RELX, both to build solutions for our customers and to pursue cost efficiencies.
We are systematically migrating all of our information solutions across RELX towards higher value-add
decision tools, adding
broader data sets, embedding more sophisticated analytics and leveraging more powerful technology, primarily through organic development.
We are transforming our core business, building out new products and expanding into higher growth adjacencies and geographies. We are supplementing this organic development with selective acquisitions of targeted data sets and analytics, and assets in high-growth markets that support our organic growth strategies, and are natural additions to our existing businesses.
By focusing on evolving the fundamentals of our business we believe that, over time, we are improving our business profile and the quality of our earnings. This has led to more predictable revenues through a better asset mix and geographic balance; a higher growth profile as we expand in higher growth segments, and gradually reduce the drag from print format declines; and improved returns by focusing on organic development with strong cash generation.

RELX business model
RELX is a global provider of information-based analytics and decision tools for professional and business customers. We leverage deep customer understanding, combining leading content and data sets with powerful global technology platforms, to build sophisticated analytics and decision tools that deliver enhanced value to our customers.
These products are generally sold through dedicated sales forces direct to customers and are priced on a subscription or transactional basis, often under multi-year contracts and are predominantly delivered in electronic format.
Our products often account for less than 1% of our customers‘ total cost base but can have a significant and positive impact on the economics of the remaining 99%. Our objective is to continue to enhance the value that we deliver to our customers and over time to grow our own total cost base below our rate of revenue growth on an underlying basis.

6	RELX Annual report and financial statements 2021 | Overview

Key performance indicators
RELX’s key performance indicators (KPIs) track progress against long-term priorities. At the group level, given the diverse nature of our end markets, we look at the continued migration of the business towards electronic delivery, the increasing introduction of electronic decision tools, group level financial metrics, and corporate responsibility and sustainability metrics. The executive directors’ remuneration policy includes measures linked to the financial KPIs and may also include non-financial
metrics (see pages 100 to 121 for details).
In addition, we track KPIs within each market segment, at the product level, relevant to the performance of the specific business areas.
Significant group financial KPIs are set out below.
For
non-financial
KPIs a summary of the corporate responsibility and sustainability performance metrics and targets are set out on pages 39 to 58 in the Corporate Responsibility overview.
Financial KPIs

Revenue by format

RELX Annual report and financial statements 2021 | RELX business overview	7

Market segments
RELX is a global provider of information-based analytics and decision tools for professional and business customers. RELX serves customers in more than 180 countries and has offices in about 40 countries. It employs more than 33,000 people over 40% of whom are in North America.

Segment position

Risk
provides customers with information-based analytics and decision tools that combine public and industry-specific content with advanced technology and algorithms to assist them in evaluating and predicting risk and enhancing operational efficiency
Key verticals #1

Scientific, Technical & Medical provides information and analytics that help institutions and professionals progress science, advance healthcare and improve performance	Global #1

Legal provides legal, regulatory and business information and analytics that help customers increase their productivity, improve decision-making and achieve better outcomes	US #2 Outside US #1 or 2

Exhibitions combines industry expertise with data and digital tools to help customers connect digitally and face-to-face, learn about markets, source products and complete transactions	Global #2
Financial summary by market segment

	Revenue		Adjusted operating profit

	2021 £m	Change underlying	2021 £m	Change underlying
Risk	2,474	+9%	915	+10%

Scientific, Technical & Medical	2,649	+3%	1,001	+3%

Legal	1,587	+3%	326	+5%

Exhibitions	534	+44%	10	nm*

Unallocated items			(42)

	7,244	+7%	2,210	+13%
*The change in underlying adjusted operating profit growth is not meaningful (nm) for Exhibitions.
RELX uses adjusted and underlying figures as additional performance measures. Adjusted figures primarily exclude the amortisation of acquired intangible assets and other items related to acquisitions and disposals, and the associated deferred tax movements. In 2020, we also excluded exceptional costs in the Exhibitions business. Reconciliations between the reported and adjusted figures are set out on pages 193 to 197. Underlying growth rates are calculated at constant currencies, excluding the results of acquisitions until 12 months after purchase, and excluding the results of disposals and assets held for sale. Underlying revenue growth rates also exclude exhibition cycling. Constant currency growth rates are based on 2020 full-year average and hedge exchange rates.

8	RELX Annual report and financial statements 2021 | Overview

Harnessing technology across RELX
Around 10,000 technologists, over half of whom are software engineers, work at RELX. Annually, the company spends $1.6bn on technology. The combination of our rich data assets, technology infrastructure and knowledge of how to use next generation technologies, such as machine learning and natural language processing, allows us to create effective solutions for our customers.

About LexisNexis ThreatMetrix:
With deep insight into anonymised digital identities, LexisNexis ThreatMetrix processes over 75bn annual authentication and trust decisions annually, to differentiate legitimate customers from fraudsters in real time.

ThreatMetrix: combatting unemployment fraud in America
The Kansas Department of Labor and Ohio Department of Job and Family Services were tasked with managing their respective state’s unemployment programmes as part of the federal Pandemic Unemployment Assistance program.
In 2020, Kansas had the highest rate of identity theft in the country and suffered more unemployment fraud than California and New York combined.
Meanwhile, in December of 2020, Ohio state officials identified more than 56,000 fraudulent claims worth $330m. Of the roughly 1.4m applicants for Pandemic Unemployment Assistance there, more than half were flagged as potentially fraudulent. Even Governor Mike DeWine, the state’s First Lady Fran DeWine, and Lieutenant Governor Jon Husted became victims with fraudulent claims filed in their names.
Both organisations needed solutions providing much needed benefits to Kansas and Ohio citizens while keeping fraudsters out. Each harnessed intelligence from LexisNexis Digital Identity Network to identify fraudulent activity in unemployment applications.
Lexis Nexis Digital Identity Network on an annual average analyses more than 200 million transactions daily from consumer interactions including logins, payments, and new account applications across thousands of global businesses. Using this information, ThreatMetrix creates a unique digital identity for each user by analysing the myriad connections between devices, locations, and anonymised personal information.
Behaviour that deviates from this trusted digital identity can be accurately identified in real time, alerting customers to new users who may be using stolen identity data or obfuscating their location.

65%

In Ohio, fraud in initial Pandemic Unemployment Assistance applications was reduced by more than 65% in the first week of implementation

240,000

The Kansas Department of Labor’s website was able to block over 240,000 fraudulent logins and bot attacks in the first day of implementation

LexisNexis Risk Solutions was among the suite of technologies adopted by the Ohio Department of Job and Family Services to combat unemployment insurance fraud during the pandemic. These tools, including enhanced identity verification, helped better deflect fraud and resulted in a dramatic decrease in initial claims being filed.

Ohio Department of Job and Family Services statement

RELX Annual report and financial statements 2021	9

Applying machine learning and AI on real-world patient data to reduce adverse health events in hospitals
Healthcare, by definition, is supposed to make you better. But sometimes, an infection is contracted at the hospital or a complication occurs after surgery. Such health-related adverse events occur in 8% to 12% of all hospitalisations. According to the World Health Organization, there are 750,000 health-related adverse events in the European Union each year which amounts to more than 3.2m days of hospitalisation that could have been prevented. A 2017 report from the Organisation for Economic
Co-operation
and Development shows that more than 10% of hospital expenditure is related to the treatment of health-related adverse events that occur during hospitalisations.
In 2019, Professor
Jean-Luc
Bosson, Head of the Public Health Department of the University Hospital of Grenoble (CHUGA), France teamed up with Elsevier to apply machine learning to their historical patient data with the aim of creating models that identify patients at higher risk for healthcare-related adverse events. To do this, a single multi-source dataset, or a ‘data warehouse’, that combined all the hospital’s internal data sources needed to be built. This complex task involves sourcing data from different places such as laboratories and radiology departments, and incorporating various types of sources such as diagnoses, notes and orders from nurses and physicians. The task also requires resolving data mismatches and coding inconsistencies.
Over the course of the pandemic, the project teams from Centre Hospitalier Universitaire Grenoble-Alpes and Elsevier worked together remotely to set up the pre-conditions
for big data analysis using modern machine learning methods. Bosson’s ambition is now almost in place: simultaneous modelling of hundreds of variables to uncover relationships, look for patterns and define populations at risk. This will allow the hospital to flag patients that fit the risk profile and provide more directed care.
“This type of project benefits the patients first, but also the organisation. Before, I viewed Elsevier essentially as a publisher of scientific journals. With this project, I discovered and understood Elsevier’s openness to a world we share – medical informatics and health analytics” said Bosson.

Centre Hospitalier Universitaire
Grenoble-Alpes (CHUGA)

Model-based prediction
of individuals’ risk profile

Machine learning models enable clinicians to predict a patient’s individual risk for health care related adverse events at admission, to efficiently target resources and improve patient’s outcome

10	RELX Annual report and financial statements 2021 | Overview

Helping our customers succeed
Our people have remained resilient during these challenging times. They continued to maintain high levels of service for our customers, while innovating for the business and supporting each other – with employee engagement scores at an historic high.

Find out more about our colleagues at:
relx.com/careers/meet-our-people

RELX Annual report and financial statements 2021	11

Read our stories on how we enable our customers to make better decisions, get better results and be more productive: www.relx.com/our-business/perspectives

12	RELX Annual report and financial statements 2021

Market segments

In this section

14	Risk

20	Scientific, Technical & Medical

26	Legal

32	Exhibitions

RELX Annual report and financial statements 2021	13

Overview | Market segments | Corporate Responsibility | Financial review | Governance | Financial statements and other information

14	RELX Annual report and financial statements 2021 | Market segments

Risk

We combine data and analytics with deep industry expertise to help customers make better decisions and manage risk. We help detect and prevent online fraud and money laundering and deliver insight to insurance companies. We provide digital tools that help airlines and farmers improve their operations.

◾	We do business with 93% of the Fortune 100; 79% of the Fortune 500; seven of the world’s top ten banks and 98 of the top 100 personal lines insurance companies

◾	More than 216,000 websites and mobile applications implement the LexisNexis Digital Identity Network around the world

◾	85% of new US auto insurance policies issued to consumers in 2021 benefited from our products

◾	Cirium provides services to the majority of the top 50 airline groups globally, representing circa 85% of the world’s 2021 airline passenger traffic and to four out of five of the world’s top search engines. It tracks 98% of flights globally in real time

◾	ICIS serves 95 of the top 100 chemical companies and its Recycling Supply Tracker contains data on over 2,500 chemical plants globally, enabling users to source recycled plastics more effectively

◾	Over 280m farm acres (>110m hectares) are managed by Proagrica’s geospatial technology

◾
More than 7,500 federal, state and local government agencies use our solutions to prevent fraud and allow citizens faster access to digital-based services, maintain program integrity, reduce risk and fight crime

Business overview
Risk provides customers with information-based analytics and decision tools that combine public and industry-specific content with advanced technology and algorithms to assist them in evaluating and predicting risk and enhancing operational efficiency.
LexisNexis Risk Solutions, headquartered in Alpharetta, Georgia, has principal operations in California, Florida, Illinois, New York and Ohio in North America as well as London and Paris in Europe, Sāo Paulo in Latin America and Beijing and Singapore in Asia Pacific. It has about 10,000 employees and serves customers in more than 180 countries.
Revenues for the year ended 31 December 2021 were £2,474m, compared with £2,417m in 2020 and £2,316m in 2019. In 2021, 79% of revenue came from North America, 14% from Europe and the remaining 7% from the rest of the world. Subscription sales generated 40% of revenues and transactional sales 60%.
LexisNexis Risk Solutions comprises the following market-facing industry/sector groups: Business Services, Insurance Solutions, Specialised Industry Data Services (including energy and chemicals, aviation, agriculture and human resources) and Government Solutions.
Business Services
,
representing around 45% of revenue, enables global financial transparency and inclusion by providing holistic and actionable insights for all risk and compliance segments. We help customers address some of the greatest challenges facing businesses today, including identifying fraud, cybercrime, bribery and corruption, human trafficking, economic sanctions, global terrorism and abusive practices. The combination of our proprietary data sets and advanced analytics, powered by Machine Learning (ML) and other Artificial Intelligence (AI) technologies, deliver actionable insights that improve decisions and operations efficiency for customers globally.
Maximising penetration in our current markets across our customers’ workflows and through international expansion is the primary driver of the Business Services growth strategy.
Innovation continued in 2021 for our US fraud and identity solutions with the release of a synthetic identity fraud score and within our credit risk portfolio with the launch of two new credit scores that uncover opportunities overlooked by traditional credit approaches.
In 2021, Business Services also continued expanding its financial crime compliance solution portfolio globally with the acquisition of TruNarrative, a cloud-based orchestration platform that detects, prevents and reports financial crime. Its high functioning, easy-to-use
workflow was designed for regulated organisations such as banks, payment companies, non-bank
financial institutions and designated
non-financial
businesses.
Insurance Solutions
, representing nearly 40% of revenue, provides comprehensive data, analytics and decision tools for personal, commercial and life insurance carriers to improve critical aspects of their business. Information solutions, including the most comprehensive US personal loss history database, C.L.U.E., help insurers assess risks and provide important inputs to pricing and underwriting insurance policies. Additional key products include data prefill solutions, which provide information on policy holders directly into the insurance work stream for 92% of the insurance auto market and LexisNexis Current Carrier, which identifies insurance coverage details and any lapses in coverage. LexisNexis Vehicle Build gives insurers access to new vehicle-centric data like Advanced Driver Assistance Systems (ADAS), standardised across automakers for the underwriting process.

RELX Annual report and financial statements 2021 | Risk	15

The focus is on delivering innovative decision tools through a single point of access within an insurer’s infrastructure.
Insurance Solutions continues to drive more consistency and efficiency in claims, now providing data and decisions for challenging total losses, at first notice of loss with Claims Datafill, and throughout the claim life cycle. LexisNexis Risk Classifier, which uses public and motor vehicle records and predictive modelling to better understand risk and improve underwriting efficiency, now offers a next-generation mortality model combining behavioural and medical data.
Insurance Solutions continues to make progress outside the US. In the UK, contributory solutions including No Claims Discount module, which automates verification of claims history for over 97% of the market and Policy Insights, a predictor of motor claims loss, are delivered through the LexisNexis Informed Quotes platform to provide real-time data in the quoting process. In China, Genilex is delivering key vehicle data to auto insurers and is looking to add more analytics solutions. In Brazil, Insurance Solutions is delivering telematics solutions, data and analytics to help motor insurers in underwriting.
Specialised Industry Data Services
, representing just over 10% of revenue, provides indispensable business information, data, software and analytics solutions to professionals in many of the world’s biggest industries. Our brands include: ICIS, an independent source of data and intelligence for the global chemical and energy markets; Cirium, the aviation analytics company; Proagrica, which helps the agriculture and animal health segments to become more economically and environmentally sustainable by providing unique workflow and analytics solutions; XpertHR, a compliance and benchmarking business driving global HR topics from pay equality to HR policies; EG, which delivers data analytics, decision tools and high-value analysis and news for the UK’s commercial real estate segment; and Nextens, a provider of workflow solutions, content and analytics for tax professionals. In February 2021, Proagrica completed the acquisition of CDMS, a provider of compliance data and solutions to support crop production decisions.
Government Solutions
, representing just over 5% of revenue, has helped US agencies, especially during the continuing pandemic, shift from identity verification to authentication.
Front-end
identity authentication is central to how the government dispenses hundreds of billions of dollars in entitlements, stimulus, benefits and contracts to people and businesses.

LexisNexis Risk Solutions harnesses the power of data and advanced analytics to provide insights that help businesses and governmental entities reduce risk and improve decisions to benefit people around the globe	Cirium delivers aviation data and analytics globally to airlines, airports, governments, tech giants, aerospace companies and more. The Cirium Core, the nerve centre of the business ingests over 300 terabytes of information daily from over 2,000 sources from across the industry	A global agricultural network, enabling agriculture and animal health industry participants to seamlessly collaborate; acting as a trusted, independent partner that facilitates value exchange between our customers

	LexisNexis Claims Compass	Risk Intelligence Network

Global source of Independent Commodity Intelligence Services, connecting data, markets and customers to create a comprehensive, trusted view of global commodity markets	Data analytics platform delivering LexisNexis Claims Datafill, VINsights, Claims Clarity and LexisNexis Police Records solutions to improve the claims process from first notice of loss, triage, investigation and resolution, through recovery	The Risk Intelligence Network provides government agencies with the first step of identity assessment across a number of services including benefits applications, claims filing and tax return filing. With a powerful combination of contributory systems and analytics, emerging threats can be identified before they have a significant impact

Credit Risk Portfolio	Risk Defense Platform	LexisNexis Telematics OnDemand

LexisNexis
®
RiskView
™
Optics and RiskView
™
Spectrum, two FCRA-compliant credit scores that provide a broader view into consumer credit worthiness, delivers a more predictive assessment for a higher percentage of new applicants to uncover opportunities overlooked by traditional credit tools	A fraud prevention and identity management platform that seamlessly delivers the broadest of solutions, including the latest in machine learning that adapts to ever changing fraud schemes, simplifying efforts to detect and prevent risks associated with the merging of digital and physical identities	A solution that seamlessly integrates telematics-based driving behaviour data from connected vehicles directly into insurer rating and underwriting workflows without the need for trial and monitoring periods

Fraud and Identity Management Portfolio	Accurint ® Virtual Crime Center	Financial Crime Compliance Portfolio

Digital, physical, device and behavioural risk signals to help organisations better assess consumers, prevent fraudulent transactions, improve operational efficiencies and protect accounts while minimising friction for trusted users. LexisNexis
®
Fraud Intelligence Synthetic Score, our latest fraud analytics model, launched in 2021, helps determine whether new applications are using manipulated or manufactured identity information to commit fraud

	The only data sharing platform in the policing market used for analytics, crime analysis and investigations linking public records to national law enforcement data for a complete picture across jurisdictions	Our integrated financial crime compliance offerings deliver comprehensive solutions for addressing financial crime risk. In August 2021, LexisNexis Risk Solutions acquired TruNarrative, which provides a cloud-based orchestration platform that empowers organisations to detect, prevent and report financial crime

16	RELX Annual report and financial statements 2021 | Market segments

Our solution synthesises thousands of data sources and billions of relationships into modernised interfaces, providing agencies immediate access to identity and authentication analytics. It creates near-frictionless identity verification and authentication for everything from unemployment insurance claims and remote government workforce access to matching of patient data, providing a snapshot in time for public health researchers.
Market opportunities
We operate in markets with strong long-term growth in demand for high-quality advanced analytics based on industry information and insight, including: insurance underwriting transactions; insurance acquisition, retention and claims handling; tax and public benefits fraud; financial crime compliance; business risk; fraud and identity solutions; due diligence requirements surrounding customer enrolment; security and privacy considerations; and data and advanced analytics for the banking, energy and chemicals, aviation and human resources sectors.
Expansion of mobile and digital use cases continue to drive opportunity for Business Services solutions that incorporate global data and drive efficiency in risk decision-making. As criminals continuously adjust attack vectors targeting financial transactions, organisations are utilising our solutions to evolve their fraud detection and prevention, financial crime and compliance, and consumer and business credit programs.
Mounting costs from fraud schemes, anti-money laundering programs, sanctions compliance, anti-bribery and corruption enforcement, consumer and business credit expansion, and heightened regulatory scrutiny also provide growth opportunities. We are seeing new use cases for our solutions continue to emerge in the cryptocurrency, gaming/gambling and buy now, pay later segments.
In Insurance, growth is supported by customer experience advances in the auto, home, commercial and life insurance markets and the increasing adoption by insurance carriers of more sophisticated data and analytics in the prospecting, underwriting and claims evaluation processes, to assess risk, increase competitiveness and improve operating cost efficiency. Transactional activity is driven by growth in insurance quoting and policy switching, as consumers seek better policy terms.
This activity is stimulated by competition among insurance companies, increased consumer interest in insurance and internet quoting and policy binding. We continue to expand our services to make it easier for consumers to transact with insurers throughout the policy life cycle. We are developing solutions that bridge insurers and automakers, utilising connectivity and data from connected cars to empower consumers with a deeper understanding of their driving behaviour information and deliver vehicle data into insurer workflows. Our relationships with automakers, representing 72% of new car sales in the US market, reflect the need to improve and digitise the consumer experience through ownership management and connected services solutions, while creating efficiencies within automakers’ operations.
In Specialised Industry Data Services, growth in the global energy and chemicals markets is led by changing trade patterns, a drive to embrace sustainability and demand for more sophisticated supply chain solutions. Aviation information markets are being driven by changes in air traffic, the number of aircraft transactions and the digital transformation of the airline industry. Growth in agriculture markets is being driven by adoption of technology and data solutions plus increasing supply chain connectivity.
With over 7,500 federal, state and local agencies using our services, Government Solutions continues its mission of preventing fraud, fighting crime, reducing risk, and providing citizens with immediate access to digital-based services. The $2,000bn CARES Act increased the demand for online access to government services and highlighted the need for robust fraud prevention tools as criminals continued to compromise these systems, leveraging both online and mobile access technologies. This problem has become more pronounced and sophisticated as government spending has risen. Data integrity and fraud prevention for businesses and people plays an increasingly important role in accessing government services and receiving entitlements as agencies continue to adopt private sector technologies. The level and timing of demand in this market is influenced by government funding and revenue considerations.
Strategic priorities
Our strategic goal is to help customers achieve better outcomes by offering greater insight into the risks and opportunities associated with individuals, businesses, devices, transactions and regulations. We assist customers by providing high quality data and decision tools to help them understand their markets, manage risks efficiently and control cost effectively. We enable this by focusing on: delivering innovative products; expanding the range of risk management solutions across adjacent markets; addressing international opportunities to meet local needs; continuing to strengthen our content, technology and analytical capabilities; and investing in sales and marketing.

RELX Annual report and financial statements 2021 | Risk	17

LexisNexis Risk Solutions has been developing Artificial Intelligence (AI) and Machine Learning (ML) techniques for a number of years to generate the actionable insights that help our customers to make accurate, better informed and more timely decisions. The successful deployment of AI and ML techniques starts with a deep understanding of customer needs and leverages the breadth and depth of our data sets, coupled with the expertise and domain knowledge to discern which AI/ML algorithm to use, in what context, to solve our customers’ business problems most effectively.
Business model, distribution channels and competition
We sell our products
direct-to-client,
with pricing predominantly on a transactional basis in the Business Services and Insurance segments and largely on a subscription basis in Specialised Industry Data Services and Government. We also utilise a robust partner distribution channel.
Principal competitors in the Business Services and Government Solutions segments include the major credit bureaus, which in many cases address various capabilities within each solution offering. In the insurance sector, Verisk sells data and analytics solutions to insurance carriers but largely addresses different activities to ours.
Specialised Industry Data Services competes with a number of information providers on a service and title-by-title
basis including S&P Global Platts, Thomson Reuters and IHS Markit as well as a number of niche and privately owned competitors.

2021 financial performance

	2021 £m	2020 £m	Underlying growth	Portfolio changes	Currency effects	Total growth
Revenue	2,474	2,417	+9%	0%	-7%	+2%
Adjusted operating profit	915	894	+10%	0%	-8%	+2%

Strong fundamentals driving underlying revenue growth
Underlying revenue growth was +9%. Underlying adjusted operating profit growth of +10% was slightly ahead of underlying revenue growth, offset by currency effects to leave adjusted operating margin unchanged.
In Business Services, which represents around 45% of divisional revenue, double digit growth was driven by demand for fraud prevention analytics and decision tools, with digital identity solutions including ThreatMetrix and Emailage performing particularly well. Financial Crime & Compliance growth rates continued to improve, and Business Risk & Alternative Credit grew strongly.
In Insurance, which represents just under 40% of divisional revenue, we continued to drive growth through the roll-out
of enhanced analytics, the extension of datasets, and by further expansion in adjacent verticals. Driving patterns and claims activity continued to recover towards historical trends. US auto shopping activity fluctuated through the period as a number of factors that influence the US auto and insurance markets varied more than usual during the year. New business sales grew strongly.
In Specialised Industry Data Services, which represents just over 10% of divisional revenue, end market dynamics continued to vary by segment, but recently returned to strong growth overall.
In Government, strong growth was driven by the continued development and roll-out
of analytics and decision tools.
2022 outlook
We expect strong underlying revenue growth, in line with historical trends, with underlying adjusted operating profit growth broadly matching underlying revenue growth.

ICIS: mitigating risk and improving

price transparency through commodity intelligence

About ICIS:

ICIS is a global source of commodity

intelligence for the chemical and

energy markets, helping to make

some of the world’s most important

markets more transparent and

predictable by providing data

services, thought leadership

and decision tools. Thousands of

decisions are taken across supply

chains every day using ICIS

intelligence which empowers

businesses in the energy, chemical

and fertiliser industries to make

strategic decisions, mitigate risk,

improve productivity and capitalise

on new opportunities.

DRÄXLMAIER started its business in the 1950s and supplies world-class, premium automobile manufacturers with complex wiring harness systems, central electrical and electric components, exclusive interiors, as well as battery systems for electromobility. DRÄXLMAIER has 60 years of history, 65 sites and 75,000 employees worldwide and sales of over €4bn. As a global manufacturing company, DRÄXLMAIER closely monitors raw commodity prices as this has a noticeable impact on the success of the business. The company needs to stay informed and have access to objective and trusted intelligence to mitigate risk and make effective decisions across the whole supply chain. The
Covid-19
pandemic further increased the difficulty of monitoring supply and demand which can lead to delays in the planning process. DRÄXLMAIER, which has been a client for three years, subscribes to ICIS’ data and analytics services, including its 18 months price forecasts delivered through ICIS Digital, its online client platform. The licence includes data and intelligence on 19 different raw materials for multiple functions in Europe, Asia and Mexico. This helps the automotive component manufacturer keep track of global supply and demand in real-time and also access specialist market analysts embedded in commodity markets across the world. Equipped with pricing data at both a global and local level, DRÄXLMAIER is able to establish common ground with its partners and can optimise pricing strategies to make effective business decisions based on independent and trusted benchmark price assessments. It means no time is wasted discussing facts, and conversations can focus on finding the best outcomes in what is one of the most volatile markets in the world. DRÄXLMAIER uses ICIS’ data and analytics services to shape product strategies, negotiate and make confident business decisions along the automotive supply chain. In particular, it is able to anticipate market volatility and understand price drivers and fluctuations in real-time, where a small dollar deviation from the market price could create significant monetary loss. DRÄXLMAIER production facility. Image courtesy of DRÄXLMAIER Group. €1.1m is the estimated potential risk mitigated every year as a result of using ICIS’ commodity intelligence. The biggest impact ICIS has on our daily work is helping us stay ahead of market developments as they happen so that we can take the required steps to secure supply at the best price possible. The ICIS forecasts definitely help us to stay one step ahead. Global commodity outlook is becoming increasingly important. We particularly appreciate that ICIS continues to care about regional specialties and characteristics. ICIS’ global and regional view of the markets enables us to create a solid foundation for our local activities. Martin Anderson Head of Purchasing Raw Materials/Surfaces/LTS, DRÄXLMAIER GmbH

20	RELX Annual report and financial statements 2021 | Market segments

Scientific, Technical & Medical

We help researchers share knowledge, collaborate, find funding opportunities and make discoveries. We help universities and governments evaluate and improve the impact of their research strategies. We help doctors and nurses improve the lives of patients, providing insights and tools to find the right clinical answers.

◾	We help ensure quality research accelerates progress for society by organising the review, editing and dissemination of around 18% of the world’s scientific articles

◾	Elsevier’s over 2,700 journals published more than 600,000 articles in 2021, from 2.5m submitted. 215 of 216 science and economics Nobel Prize winners since 2000 have published in an Elsevier journal

◾	ScienceDirect, the world’s largest platform dedicated to peer-reviewed primary scientific and medical research, hosts over 19m pieces of content from over 4,400 journals and over 43,000
e-books,
and has over 18m monthly unique visitors

◾	Scopus is an expertly curated abstract and citation database with content from over 27,000 journals from more than 7,000 publishers to help researchers track and discover global knowledge in all fields

◾	SciVal is a web-based analytics solution that provides insights into the research performance of over 20,000 academic, industry and government research institutions

◾	Reaxys, a comprehensive chemistry research information system, supports chemists and data scientists in the chemicals, pharmaceutical and academic sectors.

◾	ClinicalKey, the flagship clinical reference platform, is used by doctors, nurses, medical students and educators at over 5,000 institutions in over 90 countries and territories.

◾	Elsevier’s free Novel Coronavirus Information Centre saw over 175m downloads in 2021
Business overview
Scientific, Technical & Medical helps researchers and healthcare professionals advance science and improve health outcomes by combining quality information and data sets with analytical tools to facilitate insights and critical decision-making.
Elsevier is headquartered in Amsterdam, with further principal sites in Boston, New York, Philadelphia, St. Louis and Berkeley in North America; London, Oxford, Frankfurt, Munich, Madrid and Paris in Europe; Beijing, Chennai, Delhi, Singapore and Tokyo in Asia Pacific, and Rio de Janeiro in South America. It has 8,700 employees and serves customers in over 180 countries.
Revenues for the year ended 31 December 2021 were £2,649m, compared with £2,692m in 2020 and £2,637m in 2019. In 2021, 46% of revenue came from North America, 23% from Europe and the remaining 31% from the rest of the world. Subscription sales generated 74% of revenue and transactional sales 26%.
Elsevier’s customers are scientists, research leaders, librarians, medical researchers, doctors, nurses, allied health professionals and students, as well as hospitals, academic and research institutions, health insurers, managed healthcare organisations, research-intensive corporations and governments.
Elsevier services are focused on the following areas: Primary Research (Academic & Government and Corporate markets), Databases, Tools and
e-Reference
in electronic format, and Print products.
Primary Research
accounts for around half of revenues. Elsevier serves the global scientific research community, publishing over 600,000 articles in 2021, 89% more than a decade ago. Article submission volumes were 2.5m in 2021, in line with the elevated levels of 2020 and over 1.6bn articles were consumed by researchers. Elsevier published over 119,000 open access articles in 2021, a year on year growth rate of over 46%. In 2021, Elsevier launched 105 new journals of which 95% were Gold open access, growing the Elsevier portfolio to over 600 Gold open access journals.
Elsevier’s over 2,700 journals enhance the record of scientific knowledge by applying high standards of quality in everything they publish and ensuring trusted research can be accessed, shared and built upon by others. In collaboration with 29,000 editors and 1.3m expert reviewers around the world, many Elsevier journals are the foremost publications in their field, including flagship families of journals such as Cell Press and The Lancet. Articles published in Elsevier’s journals account for around 18% of global research output and 28% of citations, demonstrating Elsevier’s commitment to delivering research quality significantly ahead of the industry average.
Research content is distributed and accessed via ScienceDirect, the world’s largest platform dedicated to peer-reviewed primary scientific and medical research.
Databases, Tools and
e-Reference
account for just over 35% of revenues. Elsevier offers a broad portfolio of tools for academic and corporate researchers, healthcare organisations and medical and nursing schools. Leading solutions include Scopus, SciVal, Pure, ClinicalKey, ClinicalPath, Reaxys, SciBite, HESI, Sherpath, Shadow Health and Complete Anatomy.
Success in today’s research ecosystem requires access to quality information and insights to support decision making so that research can flourish, advance society and drive economic growth. Elsevier’s research intelligence portfolio of web-based
products

RELX Annual report and financial statements 2021 | Scientific, Technical & Medical	21

brings together quality structured data, advanced data science, an array of indicators and clear visualisations to enable researchers, university management, policy-makers, funders and corporate R&D executives to generate insights, set and implement research strategies and take decisions with confidence. From the curated and connected data in solutions such as Scopus, and the advanced artificial intelligence and semantic technology in SciVal, to the interoperability possible through Application Programming Interface technologies (APIs) enabling data exchange and transparent data inspection, the research intelligence portfolio integrates with and enhances the complex systems and services that institutions rely on for research success.
Elsevier is also committed to working with the community to help researchers solve the world’s most pressing challenges. Since the establishment of the UN Sustainable Development Goals (SDGs) in 2015, Elsevier’s data scientists have been working to map global research to the UN SDGs, provide a measurable view of progress through a research lens and offer evidence-based insights for action. As well as
SDG-focused
reports, Elsevier has created, in partnership with the research community, pre-set
Scopus search queries for each SDG, which are used in SciVal to help researchers and institutions track and demonstrate progress towards the SDG targets.
For healthcare professionals, Elsevier’s flagship clinical reference platform, ClinicalKey, is a knowledge solution designed to help doctors, nurses and students find the most clinically relevant answers through a wide range of trusted content across specialties. This includes Elsevier’s vast collection of leading medical reference content, including over 1,300 clinical overviews that provide quick clinical answers and summaries, over 5.3m images and over 80,000 medical videos in a single, fully integrated site. In 2021 an enhanced version of ClinicalKey was launched with a faster, more effective point of care guidance for physicians.
Elsevier’s clinical solutions also include Interactive Patient Education and Care Planning. ClinicalPath provides clinical pathways for cancer treatment, with personalised, evidence- based oncology guidance at the point of care. In 2021, Elsevier was awarded the Digital Health Award for its
Covid-19
Healthcare Hub in the category of
Web-based
Digital Health.
In medical education, Elsevier serves students of medicine, nursing, and allied health professions in multiple ways including
e-books
and digital solutions. For example, Sherpath, an adaptive teaching and learning solution for nursing and health education, provides highly focused, personalised learning paths at over 500 institutions, supporting more than 200,000 course enrolments. Remote options for medical education continue to see strong adoption. Sherpath saw very strong growth, and Complete Anatomy, our 3D anatomy platform exceeded 2 million registered users, with 32% growth in subscribers. ClinicalKey Student is used by over 290,000 students in more than 280 medical schools and 260 nursing schools.
In 2021, Reaxys integrated its award-winning predictive retrosynthesis tool and substantially increased its patent coverage.
In
e-Reference,
Elsevier is a global leader in providing authoritative and current professional reference content to scientific, technical and medical reference markets. Flagship titles include Gray’s Anatomy, Nelson’s Pediatrics and Netter’s Atlas of Human Anatomy.

	The world’s largest platform dedicated to peer-reviewed primary scientific and medical research	Clinical knowledge solution helping healthcare professionals and students find the most clinically relevant answers through a wide breadth and depth of trusted content across specialties

Science that inspires: A leading journal in the field of biochemistry and molecular biology	An expertly curated abstract and citation database with content from over 7,000 publishers to help track and enhance researcher and institutional data and discover global research in all fields	HESI combines a comprehensive online course for nursing personalised to the needs of each student, with real-time support from a nurse educator who’s only a click away to provide guidance, helping to bridge the gap between graduation and the licensure exam

Science for better lives: one of the world’s leading medical journals since 1823	A
web-based
	analytics solution with unparalleled flexibility that provides access to the research performance of over 20,000 academic, industry and government research institutions and their associated researchers, output and metrics	ClinicalPath provides evidence-based oncology pathways that help improve patient outcomes and reduce variability in care in health systems, academic medical centres and community practices

An innovative and comprehensive chemistry research information system that supports chemists and data scientists across the chemicals, pharmaceutical and academic segments by providing access to chemistry and bioactivity data from journal literature and patents	A research information management system that enables evidence-based decisions, simplifies research administration and optimises impact, reporting and compliance	The world’s most advanced 3D anatomy platform, Complete Anatomy is revolutionising how students, educators, health professionals and patients understand and interact with anatomy and this year introduced the first full female anatomical model

SciBite, a semantic AI solution, helps customers make faster, more effective R&D decisions through advanced text and data intelligence analytics	An educational software for nursing students and allied health education programs, using a state-of-the-art
conversation engine and interactive 3D imagery to perform assessments, practice documentation, and advance critical thinking

22	RELX Annual report and financial statements 2021 | Market segments

Print
accounted for 12% of Elsevier revenues in 2021. While the majority of services are delivered electronically, Elsevier serves the ongoing demand for print format primary research and reference content, as well as providing commercial marketing services in pharma & life science promotion.
Market opportunities
Scientific, technical and medical information markets have positive long-term growth characteristics. The importance of research and development to society, economic performance and competitiveness is well understood by governments, academic institutions and corporations. This leads to long-term growth in research and development spending and in the number of researchers worldwide. Growth in health markets is driven by ageing populations, rising prosperity in developing markets and the increasing focus on improving medical outcomes and efficiency. Given that a significant proportion of scientific research and healthcare is funded directly or indirectly by governments, spending is influenced by governmental budgetary considerations. The commitment to research and health provision remains high, even in more difficult budgetary environments.
Strategic priorities
Elsevier’s strategic priorities are to continue to improve customer outcomes by expanding content quality, coverage and utility; to build integrated solutions and decision tools; to combine content with analytics and technology to expand the use cases it addresses; to increase publication choices for researchers across subscription and open access models; to continue to improve customer experience while driving operational efficiency and effectiveness; and to collaborate with the communities it serves to advance open science, inclusion and diversity in research and health and to support UN SDGs.
In the primary research market, Elsevier aims to deliver journal and article quality above the industry average at below average cost, leveraging its scale and expertise. Elsevier works with customers to understand their objectives and help them reach their research goals in a way that is satisfactory from a content, service and economic perspective. Elsevier looks to enhance quality by building on its premium brands and grow article volume through new journal launches, the expansion of open access journals and growth from emerging markets; and to continue to broaden the range and quality of insights across research solutions with enhancements such as improved open access, integration of additional datasets for finding experts and institutional benchmarking.
In the research sector across academic, government and corporate segments, Elsevier brings together its rich content with analytics and technology, utilising advanced machine learning and artificial intelligence, to improve productivity and outcomes and to enable scientific and research insights and benchmarking.
In health, Elsevier is developing clinical decision support applications utilising cognitive technologies and large image and text content repositories. These applications embedded in technology platforms will enhance the delivery of the right content, in the right care setting, to the right care providers. This will help health professionals make more accurate diagnoses, ensure appropriate care delivery and ultimately, save more lives.
In reference markets, Elsevier’s priorities are to expand content coverage, improve the user experience and ensure consistent and seamless linking of content assets across products.
In every market, Elsevier is applying advanced Machine Learning and Natural Language Processing to help researchers, engineers and clinicians perform their work better. For example, in nursing education, Authess, the performance-based competency assessment platform, uses ML models and data analytics in nursing education, supporting NCSBN’s Next Generation NCLEX exam which asks complex questions to assess clinical judgment and decision-making skills of future nurses. Shadow Health utilises cutting-edge simulations to enable learners to practise and apply their clinical reasoning skills through life-like interactions with a diverse range of virtual patients. These products, in addition to HESI, Elsevier’s flagship suite of assessment solution tools, help nursing schools to prepare students for professional exams and allow them to practise critical skills for patient care in a safe and standardised environment.
Business model, distribution channels and competition
In Primary Research, science and medical research is principally disseminated on a paid subscription basis to academic institutions, governments and corporations and, in the case of medical and healthcare journals, to health institutions, individual practitioners and medical society members.
While paid subscriptions continue to be the primary distribution payment model, alternative payment models for the dissemination of research have evolved, such as author-pays open access. Elsevier offers a wide range of open access options to fit the diverse needs of institutions, funders, academic societies and researchers around the world. As one of the fastest-growing open access publishers in the world, nearly all of Elsevier’s over 2,700 journals enable open access publishing, with over 600 dedicated open access journals. In 2021, Elsevier published 119,000 open access articles.

RELX Annual report and financial statements 2021 | Scientific, Technical & Medical	23

Elsevier is a founding and driving partner of Research4Life, a United Nations partnership initiative, providing free or low-cost
access to research for publicly funded institutions in the world’s least resourced countries. Over 10,000 institutions in 125 countries participate.
For some journals, advertising and promotional income represents a small proportion of revenues, predominantly from pharmaceutical companies in healthcare titles.
Alongside journals, Elsevier has also invested in other solutions to serve the needs of the research community. SSRN is an open access online preprint community where researchers post early-stage research, prior to publication in academic journals. Scopus Author Profiles now allow the research community to see preprints as a way of providing an early view into the focus areas of a researcher.
Pure brings together all of an institution’s data sources (internal and external) onto a single, intelligent and secure platform, unlocking insights to improve research outcomes, while new offering Data Monitor indexes datasets across a wide range of repositories, allowing institutions to track their research data.
Digital Commons helps academic libraries showcase and share their institutions’ research via institutional repositories for greatest impact.
Digital solutions, such as ScienceDirect, Scopus and ClinicalKey, are generally sold direct to customers through a dedicated sales force based in offices around the world. Subscription agents facilitate the sales and administrative process for remaining print journal sales. Reference and educational content is sold directly to institutions and individuals and accessed on Elsevier platforms, while printed books are sold through retailers, wholesalers and directly to end users.
Competition within science and medical reference content is generally on a title-by-title
and
product-by-product
basis and is typically with learned society publishers and professional information providers, such as Springer Nature, Clarivate and Wolters Kluwer. Decision tools face similar competition, as well as from software companies and internal solutions developed by customers.

2021 financial performance

	2021 £m	2020 £m	Underlying growth	Portfolio changes	Currency effects	Total growth
Revenue	2,649	2,692	+3%	1%	-6%	-2%
Adjusted operating profit	1,001	1,021	+3%	0%	-5%	-2%

Improved underlying revenue growth driven by further development of datasets and analytics
Underlying revenue growth was +3%, driven by continued good growth in electronic revenue, which represents 88% of divisional revenue. Print revenue declines moderated after the prior year’s unusually steep declines.
Underlying adjusted operating profit growth was +3%, in line with underlying revenue growth. Adjusted operating margin was largely unchanged with the positive impact from currency movements more than offset by portfolio effects.
In Primary Research growth was driven by broader content sets, increasing sophistication of analytics, and evolving technology platforms. Article submissions remained at last year’s elevated levels. The number of articles published grew strongly, with continued growth in subscription articles and particularly strong growth in open access articles, leading to further market share gains in both payment models.
In Databases & Tools and Electronic Reference, representing over a third of divisional revenue, strong growth was driven by content development and enhanced machine learning and natural language processing-based functionality. Strong growth continued in medical education and clinical solutions across reference and decision support tools.
2022 outlook
Based on the improved performance in 2021, we expect underlying revenue growth to remain above historical trends, with underlying adjusted operating profit growth slightly exceeding underlying revenue growth.

Elsevier’s flagship databases and tools: supporting Shanghai Jiao Tong University in achieving its first-class ambitions About Elsevier’s databases and tools: Elsevier offers a suite of products for academic researchers. Its flagship solutions include ScienceDirect, the world’s largest platform dedicated to peer- reviewed primary scientific and medical research; and Scopus, a comprehensive, curated abstract and citation database with enriched data and linked scholarly content, with over 85m records across 27,000+ journals, sourced from more than 7,000 publishers.

9m views and downloads in 2021 account . Articles published in Elsevier’s journals account for around 23% of the university’s research output and approximately 32% of received output citations In 2017, Shanghai Jiao Tong University held a respectable rank in the
201-250
band of the Times Higher Education Rankings. In just five years, the university has leapt to the world’s top 100 in both Times Higher Education Rankings and Shanghai Ranking Consultancy’s Academic Ranking of World Universities; and is in the top 50 in the QS World University rankings. Library Director Li Xinwan strategically supports the university’s Double First-Class ambition, a designation established in 2015 by China’s ministry of education to develop elite universities and their individual faculty departments into world-class institutions by the end of 2050. Li explains it as two components: first, to achieve top 100 in world rankings. Second, to achieve world-class subject level ranking. The library supports the university strategy by harnessing bibliometric insights and analysis from important databases such as Elsevier’s flagship database, Scopus. “The Shanghai Jiao Tong University library has a complete data analytics team which enables us to help the university to understand, develop and tailor our future science strategy,” says Li. Of the over 180 library staff, 60% are working in data analytics and information science. The analytics-driven approach also guides the library’s investments and resource allocation and “that has helped to drive the success of the university”. Operating from China, Elsevier worked with Director Li to provide data and analytical services to help inform the university’s plan. The Elsevier and Shanghai Jiao Tong University teams worked in partnership on several academic collaborations including early career researcher development, joint librarian leadership programmes and in 2020, an annual Problem Based Learning national medical competition with the medical school. The relationship has proven mutually beneficial: 23% of the university’s research is published by Elsevier on ScienceDirect and 32% of their citations are from ScienceDirect. Over the past decade Shanghai Jiao Tong University steadily made strategic investments in Elsevier’s flagship research and health solutions. Shanghai Jiao Tong University’s more than 40,000 students and 3,000 faculty use global databases including ScienceDirect, eBooks, Scopus, ClinicalKey, ClinicalKey Student, SciVal, Knovel, Engineering Village, Reaxys, Embase, and Amirsys. With 9m views and downloads in 2021, Shanghai Jiao Tong University is the highest user of ScienceDirect, the highest user of Scopus, and the second highest user of ClinicalKey in China. About 1% of ScienceDirect’s global usage comes from Shanghai Jiao Tong University. Shanghai Jiao Tong University library Shanghai Jiao Tong University has developed rapidly and significantly. We clearly see the benefits of collaboration between Shanghai Jiao Tong University library with its edge in analytics and Elsevier’s resource strength. Li Xinwan Library Director Shanghai Jiao Tong University

26	RELX Annual report and financial statements 2021 | Market segments

Legal

We help lawyers win cases, manage their work more efficiently, serve their clients better and grow their practices. We assist corporations in better understanding their markets and monitoring relevant news. We partner with leading global associations and customers to help advance the Rule of Law across the world.

◾	LexisNexis hosts 139bn legal and news documents and records

◾	On average, 1.9m new legal documents are added daily from 71,000 sources, generating 137bn connections. In all, 33m legal documents are processed per day

◾
Nexis news and business content includes over 39,000 premium sources in 37 languages, covering more than 180 countries. It has data including 400m company profiles with a content archive that dates back 40 years

◾	LexisNexis content includes more than 273m court dockets and documents, over 148m patent documents, 3.26m State Trial Orders, and 1.37m jury verdict and settlement documents

◾	PatentSight includes objective ratings of the innovative strength (Patent Asset Index) of more than 135m patent documents from more than 100 countries

◾	In 2021, Law360 produced over 50,000 news and analysis articles

◾	Legal analytics tool Lex Machina has normalised over 88m counsel mentions and over 47m party mentions since 2016

◾	LexisNexis is committed to advancing the Rule of Law through operations and solutions that provide transparency into the law in more than 150 countries
Business overview
Legal provides legal, regulatory and business information and analytics that help customers increase their productivity, improve decision-making and achieve better outcomes.
LexisNexis Legal & Professional is headquartered in New York and has further principal operations in Ohio, North Carolina and Toronto in North America, London and Paris in Europe, and cities in several other countries in Africa and Asia Pacific. It has 10,500 employees worldwide and serves customers in more than 150 countries.
Revenues for the year ended 31 December 2021 were £1,587m, compared with £1,639m in 2020 and £1,652m in 2019. In 2021, 66% of revenue came from North America, 22% from Europe and the remaining 12% from the rest of the world. Subscription sales generated 79% of revenue and transactional sales 21%.
LexisNexis Legal & Professional is organised in market-facing groups, focused on law firms & corporate legal, government & academic and news & business markets. Services are delivered primarily in electronic format, with print formats available where there is customer demand. Content and tools are tailored to the specific geographic markets served, supported by global shared services organisations providing platform and product development, operational and distribution services, and other support functions.
In North America, electronic reference, decision tools and analytics help legal and business professionals make better informed decisions in the practice of law and in managing their businesses. The standard products for legal research and analytics are Lexis and Lexis+, which provide statutes and case law together with analysis and expert commentaries from secondary sources, such as Matthew Bender. Lexis and Lexis+ include the leading citation service, Shepard’s, which advises on the continuing relevance of case law precedents. In North America, LexisNexis also provides customers with news and business information, ranging from daily legal news from its Law360 brand, to company filings, public records information, legal analytics tools, practical guidance, and efficiency solutions. LexisNexis also partners with law schools to provide services to students as part of their training.
LexisNexis continues to invest in and deploy advanced Artificial Intelligence (AI) capabilities, including Machine Learning (ML), that help power many of its products. LexisNexis introduced Lexis+ in 2020 and continued to expand and enhance the product in 2021. Lexis+ is a premium solution that integrates previously standalone products including research, guidance, news, analytics and brief analysis while delivering a step-change in visual design for legal professionals. Lexis+ deploys extensive use of ML and other advanced technologies to deliver its data-driven insights. In 2021 LexisNexis introduced Lexis+ Litigation Analytics which delivers big-picture
analytics via a modern user experience to inform and drive confidence in litigation. LexisNexis also extended its premium news experience into Lexis+ via the addition of Legal News Hub, which offers a Law360 reading experience for users without leaving Lexis+.
LexisNexis continues to broaden the reach of its decision tools and analytics. In 2021, LexisNexis expanded the analytics offering of Lex Machina to cover 27 state courts and over 3 million individual cases from select courts in New York, California, Delaware, Georgia, Nevada, Oregon, Washington, and Texas. LexisNexis

RELX Annual report and financial statements 2021 | Legal	27

also expanded the Context platform by adding Attorney Analytics to complement the existing Judges, Courts, Corporations and Expert Witness modules.
Law360 launched Law360 Pulse in 2021, providing business of law coverage, timely insights and industry intelligence that caters to law firms and legal departments. Similar to existing Law360 articles, Law360 Pulse articles are now fully discoverable on Lexis+ as well as within the Law360 product.
In 2021, LexisNexis continued to enrich Practical Guidance, the company’s practical guidance and ‘how to’ service (previously Lexis Practice Advisor). The solution offers guidance on litigation and transactional legal topics, while also delivering legal forms and alternate clauses and checklists to accelerate drafting tasks. Practical Guidance expanded Market Standards, an analytics tool that delivers insights into M&A deals by comparing and analysing publicly filed documents, to include Finance and Employment data.
In 2021, LexisNexis continued collaboration with joint venture partner Knowable, an
ML-enabled
enterprise contracts intelligence platform. Knowable’s legal text to data conversion processes are used to create structured data, powering products such as the Market Standards solution. In the Intellectual Property analytics space, LexisNexis PatentSight analytics software is used by corporations, government and academics worldwide to gain strategic insights from patent information. In 2021, PatentSight launched a new Sustainability feature, enabling decision-makers to analyse IP related to the United Nation’s SDGs, broadening its target audience to new markets.
In Canada, LexisNexis enhanced Lexis Advance Quicklaw with new content and product features and launched Casemap Cloud in 2021.
LexisNexis also supplies Legal Business Solutions to law firms and corporate legal departments. These enterprise software solutions include legal spend management, matter management and client engagement solutions.
In international markets outside North America, LexisNexis serves legal, corporate, government, accounting and academic markets in Europe, Africa and Asia Pacific with local and international legal, regulatory and business information. The most significant of these businesses are in the UK, France, Australia and South Africa.
In the UK, LexisNexis is a leading legal and tax information provider offering an extensive collection of primary and secondary legislation, case law, expert commentary, practical guidance, and current awareness. In Legal, improved usability of primary legislation and enhanced alerting has driven growth in the LexisLibrary product. LexisNexis UK also grew adoption of its practical guidance product LexisPSL, adding new international content. Regulatory news offering MLex was re-platformed
and continues to grow. In Tax, the business expanded its customer base, adding new workflow functionality to its core TolleyLibrary and TolleyGuidance products.
In France, LexisNexis’ main offering, Lexis360, is a leading integrated solution combining legal information, in-depth
analysis with JurisClasseur content, and practical guidance. In 2021, LexisNexis released the next generation of Lexis360 with Lexis360 Intelligence, which includes additional analytics features and an enhanced search engine.
In South Africa, LexisNexis launched Lexis Check, a tool that integrates with Microsoft Word to scan documents, flag legal references and leverage Lexis Library contents.
In Austria, LexisNexis upgraded Lexis360 with new Natural Language Processing (NLP) based recommendations.
In the Middle East, LexisNexis launched a new HR platform with English and Arabic legislation, practical guidance, and news for HR professionals.
In the Pacific region, LexisNexis continued its focus on providing authoritative local online content embedded in decision tools for legal professionals. In 2021, LexisNexis enhanced Lexis Advance with advanced data visualisations, including the expansion of Paragraph citations to Unreported Judgements full text cases and redesigned the user interface for Practical Guidance Australia.

	LexisNexis UK legal practical guidance service	Provides Legal Analytics to companies and law firms, enabling them to craft successful strategies, win cases and close business

Provides integrated research, practical guidance and data-driven insights via one premium legal solution	Premier citations service	LexisNexis enterprise contract intelligence offering

LexisNexis North American Research Solution’s practical guidance service	Litigation solution providing legal language analytics on judges and expert witnesses	Provides analytics and benchmarking of SEC filings to optimise compliance strategies

Comprehensive online legal research tool that transforms the way legal professionals conduct research	LexisNexis UK flagship legal online product	Patent analytics solution that provides insights into the strength, quality and value of patent portfolios

28	RELX Annual report and financial statements 2021 | Market segments

In Asia, LexisNexis continued to expand its product offerings. Lexis Analytics has been launched in Malaysia and Hong Kong. This powerful tool delivers a new litigation experience to our customers with advanced knowledge extraction capabilities. Lexis China launched a Big Data visualisation analytics platform to help legal practitioners locate similar cases, keep track of adjudication standards, and predict case outcomes. Lexis India launched a new eBook product, Lexis knowlEdge, with key features such as true print, user personalisation and digital library. LexisNexis Singapore launched Annotated Laws of Singapore and the Data Privacy and Protection Practical Guidance module.
Supporting its Rule of Law mission, LexisNexis published the consolidated and authorised Laws of Nauru in partnership with the Ministry of Justice and Border Control of the Government of the Republic of Nauru. LexisNexis also signed an agreement to publish and consolidate the Laws of the Cook Islands in partnership with the Crown Solicitor’s Office of the Cook Islands. LexisNexis Australia partnered with the National Association of Community Legal Centers to provide access to legal information to over 100 community legal centres across Australia. To advance the Rule of Law in New Zealand, LexisNexis also launched the inaugural LexisNexis-NZBA Access to Justice Award in conjunction with the New Zealand Bar Association in 2021, with the award to be presented in 2022.
Additionally, the LexisNexis Rule of Law Foundation is partnering with the International Bar Association on a nine-year global project to provide a blueprint for achieving gender parity in the senior levels of the legal profession. In 2021, LexisNexis established a long term agreement with the National Bar Association, the largest US network of predominantly African American attorneys and judges, to collaborate on initiatives to combat systemic racism.
Market opportunities
Longer term growth in legal and regulatory markets worldwide is driven by increasing levels of legislation, regulation, regulatory complexity and litigation, and an increasing number of lawyers. Additional market opportunities are presented by the increasing demand for online information solutions, legal analytics and other solutions, along with decision support solutions that improve the quality and productivity of research, deliver better legal outcomes and improve business performance. Notwithstanding this, legal activity and legal information markets are also influenced by economic conditions and corporate activity.
Strategic priorities
LexisNexis Legal & Professional’s strategic goal is to enable better legal outcomes and be the leading provider of workflow and productivity enhancing information, analytics and information-based decision tools in its market. To achieve this, LexisNexis is focused on introducing next-generation products and solutions on the global New Lexis platform and infrastructure; incorporating advanced technologies including ML and NLP; driving long-term international growth; and upgrading operational infrastructure, improving process efficiency and gradually improving margins.
In the US, LexisNexis is focused on the ongoing development of legal research and practice solutions that help lawyers make data-driven decisions. Over the coming years, progressive product introductions will combine advanced technologies, enriched content and sophisticated analytics to enable LexisNexis customers to make data-driven legal decisions and drive better outcomes for their organisations and clients.
Outside the US, LexisNexis is focused on growing online services and developing further high-quality actionable content and decision tools, including the development of additional practical guidance and analytics tools. Additionally, LexisNexis is focusing on the expansion of its activities in emerging markets.
LexisNexis is also continuing its mission to advance the rule of law around the world through the efforts of LexisNexis Rule of Law Foundation, a non-profit
entity, which conducts projects globally to promote transparency of the law, access to legal remedy, equal treatment under the law, and independent judiciaries.
Business model, distribution channels and competition
LexisNexis Legal & Professional products and services are generally sold directly to law firms and to corporate, government, accounting and academic customers on a paid subscription basis, with subscriptions with law firms often under multi-year contracts.
Principal competitors for LexisNexis in US legal markets are Westlaw (Thomson Reuters), CCH (Wolters Kluwer) and Bloomberg. In news and business information key competitors are Bloomberg and Factiva (News Corporation).
Significant international competitors include Thomson Reuters, Wolters Kluwer and Factiva.

RELX Annual report and financial statements 2021 | Legal	29

2021 financial performance
	2021 £m	2020 £m	Underlying growth	Portfolio changes	Currency effects	Total growth
Revenue	1,587	1,639	+3%	-1%	-5%	-3%
Adjusted operating profit	326	330	+5%	-1%	-5%	-1%

Improved underlying revenue growth driven by legal analytics
Underlying revenue growth was +3%, with legal analytics continuing to drive good underlying growth in electronic revenue, which represents 87% of divisional revenue. Print revenue declined in line with historical trends.
Underlying adjusted operating profit growth of +5% was ahead of underlying revenue growth driving margin improvement, reflecting further process innovation.
We continued the release of broader datasets and application of machine learning and natural language processing technologies, and introduced further enhancements in the functionality of our integrated research products and market leading analytics. Lexis+ continues to perform well, with increasing adoption from customers across all segments of the market.
Trends in our major customer markets have seen some improvement. Renewal rates have been strong, and new sales grew well.
2022 outlook
Based on the improved performance in 2021, we expect underlying revenue growth to remain above historical trends, with underlying adjusted operating profit growth continuing to exceed underlying revenue growth.

30	RELX	Annual report and financial statements 2021 | Market segments
delivering accurate, data-driven insights, greater efficiency and better results via a modern user interface About Lexis+: Lexis+ is a feature-rich, premium legal solution that includes a suite of tools built into one experience. The Lexis+ ecosystem unites legal research, Practical Guidance, Litigation Analytics, Brief Analysis, legal news and enhanced tools with a modernised user interface to deliver data-driven insights, greater efficiency and better results. Lexis+ is powered by advanced machine learning and natural language processing technologies.

RELX	Annual report and financial statements 2021 | Legal	31
For more than 30 years, Faruki, a law firm based in Dayton, Ohio, has focused much of the firm’s practice on business litigation. Within its business litigation practice, Faruki’s attorneys regularly need to research and understand nuanced issues in a wide variety of complex cases. With its integration between research and analytics, Lexis+ supports Faruki’s broad set of use cases.

Considering the constant stream of new cases, amendments to statutory law, and updates to rules, Faruki depends on Lexis+ to provide accurate access to legal authority from state and federal jurisdictions across the country.

Excellence is one of Faruki’s four core values. With 15% more total federal and state case law than the nearest competitor, that is posted faster over 79% of the time, Lexis+ provides the means through which Faruki can ensure that its work product and filings with dozens of courts in Ohio and across the country meet the firm’s high-quality standards.

In addition to accuracy through data-driven insights, Faruki relies on Lexis+ to provide efficient results. Within the past year, Faruki sought emergency injunctive relief on six occasions. In cases seeking emergency relief, it is critical for Faruki attorneys to be able to research, identify, and cite applicable cases and other legal authority in support of their clients’ requests for injunctive relief, quickly and accurately. In many of these cases, there may be only one to three days, if not hours, to file a complaint and motion for emergency injunctive relief with the courts – and the efficiency afforded by Lexis+ allows Faruki attorneys to be agile and responsive to the needs of their clients.

Cases involving emergency injunctive relief often involve high stakes for Faruki’s clients – trade secrets may be at risk, non-competes
may be violated, and assets may be at risk of being dissipated. Through its streamlined, easy-to-navigate
search options and modern user interface, Lexis+ provides quick, reliable access to the legal authority needed for Faruki to seek the appropriate relief for its clients. In some cases involving emergency relief, Faruki relied on Lexis+ and was able to complete all necessary research in fewer than 60 minutes.

Montgomery County Courthouse, Dayton Ohio

<60mins

to conduct all necessary research using Lexis+ for emergency relief cases

At Faruki, we encounter a wide variety of complex cases, so we need complete confidence that we are getting the right answers in the most efficient manner. Through its streamlined, easy-to-navigate
search options and modern user interface, Lexis+ provides quick, reliable access to the legal authority needed to seek relief for our clients, enabling us to take action in under an hour instead of days or weeks.

Stephen A. Weigand

Partner Faruki PLL

32	RELX Annual report and financial statements 2021 | Market segments

Exhibitions

Our business leverages industry expertise, large data sets and technology to enable our customers to build their businesses by connecting face-to-face
or digitally and generate billions of dollars of revenues for the economic development of local markets and national economies around the world.

◾	There are more than 400 events in the RX portfolio

◾	As vaccine penetration increased and government restrictions eased the event industry began to reopen in 2021, especially in the second half

◾	RX ran 269 face-to-face events in 19 countries, up from 169 events in 2020

◾	These RX events helped participants build their businesses by finding new products, suppliers and customers, learning about their industry’s innovations and networking effectively

◾	Our face-to-face events and brands all have digital and data tools to extend the reach of the event beyond the exhibition hall and increase the value of participating

◾	43 industry sectors are served in 22 countries across the globe

◾	Reed Exhibitions rebranded to RX in 2021 to reflect the increasingly digital and data-driven nature of the offer to customers
Business overview
Exhibitions combines industry expertise with data and digital tools to help customers connect digitally and face-to-face,
learn about markets, source products and complete transactions.
RX has its headquarters in London and has further large offices in Paris, Vienna, Düsseldorf, Moscow, Norwalk (Connecticut), Mexico City, São Paulo, Beijing, Shanghai, Tokyo, Singapore and Sydney. RX has 3,500 employees worldwide and its portfolio of events serves 43 industry sectors.
Revenues for the year ended 31 December 2021 were £534m compared with £362m in 2020 and £1,269m in 2019. In 2021, 19% of RX’s revenue came from North America, 35% from Europe and the remaining 46% from the rest of the world on an event location basis.
As vaccine penetration increased and government restrictions reduced, RX ran 269 events, up from 169 in 2020. Event momentum built during the year with 182 events happening in the second half of the year. Our face-to-face
events attracted more than 3.3m participants.
Key events restarting in the second half of 2021 for the first time since the
Covid-19
pandemic included JCK (USA, Jewellery), Cannes Yachting Festival (France, Marine), WTM (UK, Travel), New York Comic Con (US, Pop Culture) and MIPCOM (France, TV).
RX continued to grow the number of digital products and their usage by customers in 2021. Revenue from digital products and events grew very strongly in 2021, accounting for 11% of total revenues.
RX organises influential events in key markets focused on addressing the needs of the industry, where participants from around the world meet face-to-face
to do business, to network and to learn. Its events encompass a wide range of sectors. They include construction, cosmetics, electronics, energy and alternative energy, engineering, entertainment, gifts and jewellery, healthcare, hospitality, interior design, logistics, manufacturing, media, pharmaceuticals, real estate, recreation, security and safety, transport and travel.
Market opportunities
RX is positioned for continued recovery in
face-to-face
events as the impact of the
Covid-19
pandemic diminishes.
This will occur in parallel with an increased use of digital tools, both standalone and as part of multi-channel events.
These events and digital tools are a key lever for our customers’ businesses and national economies to recover and grow.
Growth in the exhibitions market is influenced both by
business-to-business
marketing spend and by business investment. Historically, these have been driven by levels of corporate profitability, which in turn has followed overall growth in gross domestic product. Emerging markets and higher growth sectors provide additional opportunities. RX’s broad geographical footprint and sector coverage allows it to respond effectively to changes in global trade and capture growth opportunities as they emerge.

RELX Annual report and financial statements 2021 | Exhibitions	33

As some events are held other than annually, growth in any one year is affected by the cycle of non-annual exhibitions. Covid-19 has disrupted this cycle and non-annual events may be operating out of their traditional cycle.
Strategic priorities
RX’s long-term strategic goal is to deliver a platform for industry communities to conduct business, network and learn through a range of market-leading events and digital tools in all major geographic markets and higher growth sectors, enabling exhibitors to target and reach new customers quickly and cost effectively, resulting in measurably higher value and improved outcomes for its customers.
Organic growth will be achieved by continuing to generate greater customer value by combining the best of face-to-face events with data and digital tools. RX will continue to seek organic growth through launches that are tightly focused on industries and geographies that are recovering most strongly from the pandemic.
While RX’s strategic goal remains unchanged, its customers and products have been greatly impacted by the Covid-19 pandemic. The immediate aim has been and continues to be supporting the commercial recovery and long-term growth of the industries it serves and countries in which it operates.
RX responded swiftly to the challenges of the pandemic to best meet future customer needs in the following ways:

◾	Digital initiatives: digital tools and services have been widely deployed and enhanced to replace some of the value of the cancelled face-to-face events and to increase the value from restarted face-to-face events. New digital tools have been rapidly developed and launched.

◾	Operational efficiency: a leaner and more nimble structure has been put in place, better able to respond to changing circumstances and customer needs. The new structure allows even more effective leveraging of RX’s global reach and scale. Global technology platforms and specialist functions enable faster and more agile deployment of product and process innovation.

◾	Portfolio optimisation: RX continues actively to shape its portfolio through a combination of new launches, strategic partnerships and selective acquisitions in faster growing sectors and geographies, and during the pandemic has withdrawn from markets and industries that have been particularly impacted and with lower long-term growth prospects.
These responses, as well as optimising performance during 2021, provide a stronger platform for the recovery and longer-term success of RX.
As the business emerges from the pandemic, RX is committed to continuously improving customer solutions and experience by developing global technology platforms based on industry databases, digital tools and analytics. By providing a variety of services, including its integrated web platform, the company continues to increase customer value and satisfaction by proactively putting the right buyers and sellers together on the event floor. Increasingly, digital and multi-channel services such as active matchmaking are becoming a normal part of the customer expectation and product offering, enhancing the value delivered through attendance at the event. Using customer insights, RX has developed an innovative product offering that underpins the value proposition for exhibitors by broadening their options in terms of the type and location of stand they take and the channels through which they can address potential buyers.
Business model, distribution channels and competition
In a normal year, over 70% of RX’s revenue is derived from exhibitor fees, with the balance primarily consisting of admission charges, conference fees, sponsorship fees and online and offline advertising. Exhibition space is sold directly or through local agents where applicable. RX often works in collaboration with trade associations, which use the events to promote access for members to domestic and export markets, and with governments, for which events can provide important support to stimulate foreign investment and promote regional and national economic activity. Increasingly, RX is offering visitors and exhibitors the opportunity to interact before and after the show using digital tools such as online directories, matchmaking and mobile apps.
RX is one of the largest global event organisers in a fragmented industry, holding a global market share of less than 10%. Other international exhibition organisers include Informa, Clarion and some of the larger German Messen, including Messe Frankfurt, Messe Düsseldorf and Messe Munich. Competition also comes from industry trade associations and convention centre and exhibition hall owners.

34	RELX Annual report and financial statements 2021 | Market segments

LONDON Premier global event for the travel industry The North American jewellery industry’s premier event International exhibition of environmental One of the largest business gifts & home Europe’s premier in-water boat fair equipment, technologies and services fairs in China The East Coast’s largest pop culture convention Asia’s sourcing and networking platform for Innovations for smart sheet metal working the complete aluminium industry chain Machine tools and metalworking exhibition International Security Conference & The Middle East’s meeting place for the serving ASEAN Exhibition travel trade International perfumery and cosmetics International trade fair for autoparts, Japan’s comprehensive exhibition for smart exhibition equipment and services and renewable energy Japan’s one-stop shop for office related Latin America’s event for hardware, International trade fair for the catering, products and services electronics and construction restaurant and hotel trade One of the largest & longest standing Korea’s international marine, shipbuilding, Australia’s trade event for the retail industry electronics manufacturing trade shows offshore, oil & gas exhibition Germany’s international bar & beverage China’s exhibition focused on showcasing The world’s property market trade show a comprehensive line up of upstream materials and equipment Revenue by format Revenue by geographical market Events revenue by source

RELX Annual report and financial statements 2021 | Exhibitions	35

2021 financial performance
	2021 £m	2020 £m	Underlying growth	Portfolio changes	Currency effects	Total growth
Revenue	534	362	+44%	+11%*	-7%	+48%
Adjusted operating profit	10	(164)	nm	nm	nm	nm

nm - not meaningful
* includes cycling effects of +12%

Strong underlying revenue growth and positive operating result
Underlying revenue growth was +44%, driven by a gradual reopening of exhibition venues across geographies. The difference between underlying and constant currency growth also reflects the resumption of cycling events.

In 2021 we managed our event schedule flexibly, responding to changes in local government policies, enabling us to hold a total of 269 face-to-face
events during the year. We continued to make good progress on digital initiatives, with a range of digital tools supporting our physical events, and digital revenues growing strongly.

The return to a positive adjusted operating result reflects the increased activity levels and a lower cost structure.

2022 Outlook
We expect a year of strong underlying revenue growth. The operating result will continue to benefit from the structurally lower cost base.

36 RELX Annual report and financial statements 2021 | Market segments SinoCorrugated: Responding to
Covid-19
related travel restrictions, RX provided exhibitors with face to face and online opportunities to meet customers About SinoCorrugated: SinoCorrugated is the world’s leading event for the international corrugated packaging industry. Established in Shanghai in 2001, the event has grown to encompass seven co-located
events covering the complete converting supply chain. In 2021, SinoCorrugated became the first major international trade show for corrugated equipment and consumables to reopen to the public, both in-person
and online, since the start of the
Covid-19
pandemic. Over 300 exhibitors and 30,000 visitors attended the physical event in Shanghai, and more than 9,500 remote international buyers joined the hybrid platform to source vital equipment and supplies.

RELX Annual report and financial statements 2021 | Exhibitions 37 Keshenglong is one of China’s leading carton printing and packaging machine manufacturers. Established in Guangzhou in 1998, it covers the complete supply-chain, from research & development, manufacturing and assembly, through to sales and customer support, and has won multiple awards for innovation and enterprise. In 2017, Keshenglong acquired the world’s leading corrugated manufacturing brand, Shinko, based in Osaka, Japan. Today the company exports its extensive range of high-speed flexo printing, cutting and folding machines to over 70 countries worldwide. Keshenglong has exhibited at SinoCorrugated every year since it was first held in 2001, regarding it as an essential showcase for innovation, demonstration and international sales. When foreign buyers were unable to attend SinoCorrugated 2021
(14-17
July) in Shanghai due to
Covid-19
travel restrictions, the company became concerned about the impact on exports. Foreseeing such difficulties, RX provided SinoCorrugated with access to remote attendees by reimagining it as a hybrid event combining a safe and secure physical expo with a virtual platform. Through its Targeted Attendee Programme (TAP), the SinoCorrugated team was able to match Keshenglong’s products with international buyers’ needs and connect them via the platform to the company’s virtual stand. They also helped Keshenglong to secure one-to-one
virtual meetings with
pre-qualified
international sales prospects. Product demonstration is key to capital equipment sales. At SinoCorrugated 2021, RX continued live streaming on YouTube, Facebook, LinkedIn, and for the first time a hybrid platform was available to exhibitors. Keshenglong took advantage of the technology to stream live manufacturing demos direct from their factory and show booth, showcasing the technical advantages of its equipment to potential customers who were unable to travel to the event. The company signed four major contracts at SinoCorrugated 2021, and concluded 16 virtual meetings with targeted international buyers, including from Japan, Lebanon and Australia. Exhibitors and visitors at SinoCorrugated 2021 9,500+ international visitors attended SinoCorrugated virtually to source new machinery and supplies SinoCorrugated’s innovative hybrid platform and online business matchmaking enabled us to meet key international customers who were unable to attend due to Covid. He Guosheng Chairman, Keshenglong Carton Packing Machine Co.

38	RELX Annual report and financial statements 2021

Corporate Responsibility

RELX Annual report and financial statements 2021	39

The Corporate Responsibility Report is an integral part of our Annual Report and Financial Statements. This section highlights progress on our 2021 corporate responsibility objectives. The full 2021 Corporate Responsibility Report is available at www.relx.com/go/CRReport
Non-financial
information statement
RELX is required to comply with the reporting requirements of Sections 414CA and 414CB of the Companies Act 2006, which relate to non-financial
information. The list below outlines for our stakeholders where this information can be found:

Reporting requirement:
Environmental matters	47, 52-53,55-57
Employees	49-50
Social matters	41-49
Human rights	41-50
Anti-corruption and anti-bribery matters	46-48, 51-52
Policies, due diligence processes and outcomes	46-50, 51-52
Description and management of principal and emerging risks and impact of business activity	66-69
Description of business model	5
Non-financial metrics	40
Directors’ duties and Section 172 Statement
The Directors of RELX PLC – and those of all UK companies – must act in accordance with their duties under the Companies Act 2006 (the Act). These include a fundamental duty to promote the success of the Company for the benefit of its members as a whole. The Board of RELX PLC, and its individual members, consider that they have done so for the year ending 31 December 2021.
Details of how the Board and its Directors have fulfilled these duties can be found throughout our 2021 Annual Report, and therefore the following sections have been incorporated by reference into this Section 172 Statement and, where necessary, the RELX 2021 Strategic Report:

Business Model and Strategy	5-7
Corporate Responsibility Report	38-58
Principal Risks	66-69
Culture and Workforce Policies	80-81
Board decision-making	81-83
Stakeholder Engagement	84-88
Section 172 of the Act requires the Directors to have regard to, among other matters, the interests of the Company’s stakeholders as part of working to promote the success of the company. The Board recognises the importance of building and maintaining sound relationships with RELX’s key stakeholders in allowing the Group to achieve its business aims. Among the Group’s many and varied stakeholders, the Board has identified investors, employees, customers, suppliers and the communities in which we operate, as the Company’s key stakeholders. Given its size and the diversity and global nature of its business, stakeholder engagement at RELX takes place at all levels across the Group. To ensure adequate visibility of key stakeholders views, the Board received a detailed overview covering engagement channels and activities the Company has with each of its key stakeholders.
In 2021 the Board also continued to oversee our substantial corporate responsibility activities, and maintained its focus on RELX’s environmental, social and governance (ESG) performance. The Board’s oversight on ESG matters is detailed on page 76 in the Chair’s introduction to Corporate Governance Review, page 83 as part of Board decision-making, and page 88 as part of the Board’s engagement with the communities in which we operate.
In the year, we held our biennial corporate responsibility (CR) survey of key stakeholders to help us identify our material CR issues and to set and test our CR objectives. They ranked having the right people as having the biggest impact on our business and unique contributions as the area where we have the most significant impact on society.

40	RELX Annual report and financial statements 2021 | Corporate responsibility

2021 key corporate responsibility data

	2021	2020	2019	2018	2017
Revenue (£m)	7,244	7,110	7,874	7,492	7,341
People
Number of full-time equivalent employees (year-end)	33,500	33,200	33,200	32,100	31,000
Percentage of women employees (%)^	50	51	50	51	51
Percentage of women managers (%)^	44	43	42	42	43
Percentage of women senior leaders (%) 1 ^	33	31	30	28	29
Percentage of ethnic minority US/UK managers (%)^	19	17
Percentage of ethnic minority US/UK senior leaders (%) 1 ^	11	11
Community 2
Total cash and in-kind donations (products, services and time (£m))	10.4	9.2	9.2	8.7	7.5
Market value of cash and in-kind donations (£m)	20.6	17.6	18.7	17.6	12.6
Percentage of staff volunteering (%) 3	32	26	45	42	45
Total number of days volunteered in company time	10,362	6,821	12,127	11,720	12,670
Health and safety (lost time) 4
Incident rate (cases per 1,000 employees)^	0.07	0.11	0.50	0.28	0.55
Frequency rate (cases per 200,000 hours worked)^	0.01	0.01	0.06	0.03	0.06
Severity rate (lost days per 200,000 hours worked)^	0.02	0.07	0.69	0.69	1.15
Number of lost time incidents (>1 day)^	2	3	14	8	17
Socially Responsible Suppliers (SRS)
Number of key suppliers on SRS database 5 ^	359	412	354	348	344
Number of independent external audits^	111	99	93	84	83
Percentage signing Supplier Code of Conduct (%) 6 ^	96	91	91	89	91
Environment 7
Total energy (MWh)^	117,161	133,238	163,628	179,228	186,228
Renewable electricity purchased (MWh) 8 ^	101,510	125,019	136,410	125,707	117,799
Percentage of electricity from renewable sources (%) 8 ^	100	100	96	81	72
Water usage (m 3 )^	175,372	215,858	331,913	332,490	344,918
Climate change (tCO 2 e) 9
Scope 1 (direct) emissions^	5,226	4,516	7,848	7,477	8,231
Scope 2 (location-based) emissions^	43,445	53,131	68,229	74,279	84,590
Scope 2 (market-based) emissions^	7,715	10,773	17,704	16,004	21,831
Scope 3 (business flights) 10 ^	5,032	18,652	62,254	68,363	58,034
Scope 1 + Scope 2 (location-based) + Scope 3 (flights) emissions^	53,703	76,299	138,331	150,119	150,855
Scope 1 + Scope 2 (market-based) + Scope 3 (flights) emissions^	17,973	33,941	87,806	91,844	88,096
Waste 11
Total waste (t)^	2,192	2,618	4,587	6,448	6,664
Percentage of waste recycled (%)^	81	73	50	64	69
Percentage of waste diverted from landfill (%)^	89	87	69	72	76
Paper
Production paper (t)^	40,910	36,259	34,599	35,555	36,484
Sustainable content (%) 12 ^	98	92	96	90	90

1
We define senior leaders as either a) colleagues with a management grade of 17 and above, based on our job architecture framework developed with external input and b) colleagues with a management grade of 16 (and above) with a hierarchy of 4 (or 5 in some circumstances) reporting levels from the CEO.

2
Data reporting methodology assured by Business for Societal Impact.
See Appendix 2 of 2021 Corporate Responsibility Report for B4SI assurance statement 2021
. Reporting period covers 12 months from December 2020 to November 2021.

3
All Group employees can take up to two days off per year (coordinated with line managers) to work on community projects that matter to them. Number of staff volunteering reflects the number of staff using their two days, as well as those who participated in other company-sponsored volunteer activities.

4	Accident reporting covers approximately 86% of employees.
5	We continue to refine our supplier classification and hierarchy data, contributing to changes in the number of suppliers we track year-on-year.
6
Signatories to the RELX Supplier Code of Conduct include suppliers who have not signed the Supplier Code, but have equivalent codes. These suppliers are subject to the same audit requirements as Supplier Code signatories.

7	Environmental data (carbon, energy, water, waste) covers the 12 months from December 2020 to November 2021.
8
We purchase renewable electricity on green tariffs at locations in the UK, Austria and the Netherlands. US
Green-e
certified Renewable Energy Certificates (RECs) are applied to electricity consumption in the US. US
Green-e
certified RECs are also purchased to equal 100% of the electricity consumption outside the US, but we do not apply any market-based emissions factors on this portion of electricity consumption.

9	Market-based and location-based emissions have been reported in compliance with the updated GHG Protocol guidance. See our reporting guidelines and methodology from the link below.
10	Covers all flights booked through our corporate travel partner. All years use the DEFRA RF emissions factor for air travel in Scope 3 (other).
11	Waste figures represent all operations, including estimates from non-reporting locations.
12	% in PREPS grade 3 or 5 (known and responsible sources) or certified to FSC or PEFC. Previous years restated based on this methodology for the 2025 Targets.
^	Data assured by EY. See Appendix 3 of 2021 Corporate Responsibility Report for EY assurance statement 2021
See our reporting guidelines and methodology for more details.

RELX Annual report and financial statements 2021 | Corporate responsibility overview	41

Corporate responsibility overview

We continued to build on our strong corporate responsibility (CR) performance during the year, further improving on our key internal metrics and extending the scope of our unique contributions.
We define CR as the way we do business, working to increase our positive impact and reduce any negative effects of conducting our operations. It ensures good management of risks and opportunities, helps us attract and retain the best people and strengthens our corporate reputation.
It means performing to the highest commercial and ethical standards and channelling our knowledge and strengths, as global leaders in our industries, to make a difference to society.
The Board, senior management and our CR Forum oversee CR objectives and performance.

We concentrate on the contributions we make as a business and on good management of the material areas that affect all companies:

1.
Our unique contributions

2.
Governance

3.
People

4.
Customers

5.
Community

6.
Supply chain

7.
Environment
We are a signatory of the United Nations Global Compact (UNGC) and its 10 principles related to labour, human rights, environment and anti-corruption, and are dedicated to advancing the UN’s Sustainable Development Goals (SDGs), which aim to end poverty, protect the planet and ensure prosperity for all people by 2030.
The
Covid-19
pandemic did not alter our CR focus. As described in this section, we continued to deploy our expertise in numerous ways.
1. Our unique contributions
We make a positive impact on society through our knowledge, resources and skills, including:

◾	Protection of society

◾	Advance of science and health

◾	Promotion of the rule of law and justice

◾	Fostering communities

◾	Universal sustainable access to information
Risk
LexisNexis Risk Solutions (LNRS) products and services align with SDG 16 (Peace, Justice and Strong Institutions) and SDG 10 (Reduced Inequalities), among others. For example, they help law enforcement keep communities safe and protect society by detecting and preventing fraud across a range of business sectors and at the US federal, state and local government levels. In the year, LNRS partnered with local police departments, including the Athens-Clarke County Police Department in Georgia and the Covington Police Department in Tennessee, to provide community crime maps with automated alerts notifying citizens of crimes in their area.
LNRS colleagues developed the ADAM programme in 2000 to help the National Center for Missing & Exploited Children (NCMEC) find missing children. ADAM distributes missing child alert posters to law enforcement, hospitals, libraries and businesses within specific geographic search areas. In the year, LNRS and the NCMEC used the ADAM Programme to distribute over 1.7 million alerts for over 1,800 missing children cases. Through continued promotional efforts, the system gained over 2,200 new subscribers who consent to receiving missing child alerts in their area. In the year, ADAM was included in GSTV, a national media network located at 26,000 US fuel retailers.
ADAM features
geo-targeting
functionality to pinpoint specific areas to increase recoveries within 24 hours of alert distribution. In 2021, five missing children were recovered through ADAM and, since 2000, over 190 missing children have been located through the programme. During the year, we worked with UK Charity, Missing People, to explore how ADAM functionality could help automate their distribution of alerts when children and adults go missing in the UK.
LNRS is working to address a lending blind spot for those seeking to advance personal and professional objectives – such as purchasing a house or expanding a small business – who are unable to gain credit because of missing or outdated negative information. In the year, Riskview widened financial inclusion for marginalised groups, including those without credit history, by providing alternative data sets not in traditional credit reports, such as home ownership, education status and professional licences.
The challenge of financial inclusion is often magnified in
low-income
countries given gaps in identity verification and credit risk assessment. LexisNexis Risk Solutions’ ThreatMetrix, in partnership with fintech partners, is deriving alternative data that can be used to assess risk from consumers who use smartphones. Using LNRS alternative credit sources, to help more citizens gain access to credit in 2021, two pilots were extended in Colombia and three new pilots were launched in Mexico.

The RELX SDG Customer Awards

In 2021, we held the second RELX SDG Customer Awards to recognise the exceptional efforts of our customers who share our ambition to advance the SDGs. Customers were nominated by colleagues in each RELX business and the four winners were announced at the seventh RELX SDG Inspiration Day on 22 June. The RELX SDG Inspiration Day is held annually and brings together representatives from business, NGOs, academia and civil society to catalyse action on the SDGs.

Since 1952, we've been working to defend the rule of law and ensure its connection to human rights is respected around the world. We are honoured to have RELX and our colleagues at LexisNexis Legal & Professional recognise this work and that of our colleagues in Myanmar. We look forward to continue collaborating so that laws are well known, predictable and accessible by people across the world.

Saman Zia-Zarifi
Secretary General of the International Commission of Jurists

Danish renewable energy provider, Ørsted, was nominated by LexisNexis Risk Solutions for the company's dramatic transformation from a fossil fuel provider to a renewable energy provider. Ranked one of the world's most sustainable energy company in the Corporate Knights Global 100 Index for three consecutive years, the company is on track to be carbon-neutral in energy generation and operations by 2025.

Nominated by Elsevier, the University of São Paulo, Brazil, was awarded for its efforts to increase student diversity and environmental sustainability. Ranked 48th out of more than 1,100 institutions in the Times Higher Education impact ranking for its work towards the SDGs, the university has increased the number of students from underrepresented minority groups and disadvantaged backgrounds through affirmative action, financial support packages, subsidised meal programmes and tailored educational support. The University has also implemented programmes to reduce its energy use, offers free bikes to students, and works with local communities to protect biodiversity.

The International Commission of Jurists was nominated by LexisNexis Legal & Professional for advancing the rule of law and protecting human rights, particularly in Myanmar where, prior to the military coup, it partnered with the supreme court to support the development of legal research capabilities and the publishing of commercial cases.

A+E Networks, an American multinational broadcasting company, was awarded for its commitment to diversity and inclusion both on and off screen. A+E Networks works in partnership with RX France to promote equality and amplify underrepresented voices across the television industry and is a founding partner of the MIPCOM Diversify TV Excellence Awards. The annual Women in Global Entertainment Power Lunch was also launched by A+E Networks 10 years ago and is now a meaningful global platform for female executives to connect, mentor and inspire one another.

350+
participants at RELX SDG Inspiration Day where the SDG customer awards were announced

RELX
SDG Inspiration Day
SDG CUSTOMER AWARDS 2021
Mobilising Business for a Better World:
Accelerating Business Action on the SDGs
USP
A+E
NETWORKS
icj
Ørsted

We recognised four customers for their contributions to the UN Sustainable Development Goals

RELX Annual report and financial statements 2021 | Corporate responsibility overview	43

1. Our unique contributions (continued)
Scientific, Technical & Medical
Elsevier, the world’s leading provider of scientific, technical and medical information, plays an important role in advancing human welfare and economic progress through its science and health information, which spurs innovation and enables critical decision-making. Among others, Elsevier makes a significant contribution to SDG 3 (Good Health and Well-Being), SDG 5 (Gender Equality) and SDG 10 (Reduced Inequalities).
To broaden access to its content, Elsevier supports programmes where resources are often scarce. Among them is Research4Life, a partnership with UN agencies and over 200 publishers; we provide core and cutting-edge scientific information to researchers in 125 low- and middle-income countries. As a founding partner and leading contributor, Elsevier provides around 20% of the material available in Research4Life, encompassing approximately 5,000 journals and around 27,000 e-books. In 2021, there were over 1m Research4Life downloads from ScienceDirect.
In serving the global scientific research community, Elsevier published over 600,000 articles in 2021. Colleagues also held a free programme on Demystifying the Covid-19 Vaccines which was broadcast in 27 countries across Zoom and YouTube while simultaneously translated into German, French, Spanish, Italian, Portuguese, Polish and Russian. The webinar featured John McConnell, Editor-in Chief of The Lancet Infectious Diseases, and Ylann Schemm, Director of the Elsevier Foundation, discussing how vaccines work, their safety and efficacy in preventing infection, and answering questions from the general public to address misinformation around Covid-19 vaccines. In 2021, Elsevier also launched the free India Covid-19 Healthcare Hub, extending the Covid-19 Healthcare Hub launched at the beginning of the pandemic, to provide resources and online learning tools on the prevention and management of Covid-19.
To bridge the clinical practice gap in low-income countries, the Elsevier Foundation continued its partnership with Amref Health Africa on the LEAP programme, scaling mobile learning for healthcare workers in Ethiopia, including a comprehensive Covid-19 training module.
Elsevier supports partnerships to advance inclusion and diversity in science, research in developing countries and global health, which encompasses a collaboration with the Julius L Chambers Biomedical Biotechnology Research Institute at North Carolina Central University, to facilitate the adoption of evidence-based interventions to address health disparities.
Irene Walsh, Chief Design Officer of Elsevier’s 3D4Medical, works with leading 3D artists, medical experts, developers and designers to bring human anatomy to life in Complete Anatomy — an educational platform that enables students to interact in-depth with body systems. In the year, she held a workshop with 60+ participants exploring issues around bias and how it can impact product decisions unconsciously with far-reaching consequences, citing a 2021 MBRRACE-UK study showing Black women are four times more likely to die in childbirth. Participants suggested moving away from default skin colour to allow users to select pigmentation from a colour wheel rather than a set order.
Legal
LexisNexis Legal & Professional advances SDG 16 (Peace, Justice and Strong Institutions) through its products and services which promote the rule of law.
In response to the Covid-19 pandemic and subsequent lockdowns, LexisNexis Legal & Professional South Africa has continued to support access to justice through an electronic court system; it previously provided courts across the country with Wi-Fi connectivity to ensure the optimal functionality of a digital system.
In the year, LexisNexis PatentSight, an intellectual property analytics solution, mapped the global patent system to the SDGs. This new, objective measure gives organisations a view of the global innovation landscape. It reveals opportunities in sustainable technology to support R&D investment strategies, including effective evaluation.
In 2021, we ran Rule of Law Cafes in the UK, the Philippines, Malaysia, and South Africa. The Philippines Rule of Law Café, held virtually in July, addressed the digitisation of the courts with speakers Justice Marquez from the Philippine Supreme Court; Judge Rainelda H. Estacio-Montesa; Attorney Marlon Valderama and Attorney Jed Sherwin G. Uy.
In the year, LexisNexis Legal & Professional launched a fellowship programme as part of its commitment to eliminate systemic racism in legal systems and further enhance the company’s culture of inclusion and diversity. The $120,000 initiative has been created in partnership with the Historically Black Colleges and Universities Law School Consortium and the inaugural cohort includes 12 students from the consortium’s six law schools. Each Fellow was awarded tuition support and spent nine months engaging in leadership skills training to help accelerate their careers.
The International Bar Association (IBA) and the LexisNexis Rule of Law Foundation are collaborating on an ambitious, first of its kind long-term research project to identify disparity in representation between men and women at senior levels in the legal profession on a global scale. The Gender Project, launched in March 2021, will provide a blueprint for achieving gender parity in law leadership by 2030.
LexisNexis Legal & Professional also partners with the IBA on the eyeWitness to Atrocities App, which assists human rights defenders in documenting and reporting human rights abuses in a secure and verifiable way so information can be used as court evidence; the App is available to all Android users and has collected more than 15,000 photos and videos to date.
Exhibitions
RX’s events strengthen communities and support the SDGs, including SDG 11 (Sustainable Cities and Communities) and SDG 10 (Reduced Inequalities). In the year, RX released the second part of a White Paper on Covid-19 and how it has affected the event industry. The study found for the first time since it began in June 2020, more visitors and exhibitors believed the economic outlook in their industry will improve than believed it will deteriorate. Customers were also more buoyant about their ability to survive the economic impact of the pandemic. They continued to embrace online learning, with attendees becoming more discerning in theirchoice of events, preferring shorter, more highly focused and interactive formats incorporating roundtables, chat rooms and Q&A sessions.

44	RELX Annual report and financial statements 2021 | Corporate responsibility

In January 2021, RX Global pledged $1 million over the next five years to selected not-for-profit
organisations around the world committed to promoting racial equality. Nine organisations in Brazil, South Africa, UK and the US will share the fund, including the Adus Instituto, which works with refugees and other victims of forced migration in São Paulo, Brazil, and Ally2Action, a US charity accelerating racial reconciliation.
At the 2021 MIPTV television market, RX France presented its second annual MIP SDG Award which honours media companies for their contribution to delivering the SDGs. The 2021 award was dedicated to Goal 10 (Reduced Inequalities) and was awarded to A+E Networks for their long-standing commitment to equality, justice, inclusion and diversity. The event features the MIPCOM Diversify TV Excellence Awards, now in its fifth year, to honour the most compelling creators, characters and stories promoting diversity and inclusion on-screen.
Among them were Shine True, by Vice Studios, a series of documentaries which celebrates the trans and gender non-conforming
community and The Money Maker, by Kalel Productions, featuring Black investor Eric Collins who offers his expertise and investment to support struggling businesses.
In the lead up to the COP26 climate change meeting, RX organised the Dcarbonise Week Virtual Summit. This free to attend series of online events provided knowledge, inspiration and advice to attendees on lowering their carbon impact with themes covering low carbon energy, agriculture and sustainable tourism. In the year, RX partnered with peers and industry bodies UFI and JMIC to launch a net zero carbon pledge for the events industry. It commits RX to a 50% reduction in total global greenhouse gas emissions by 2030.
Across RELX
Recognising that across RELX we have products, services, tools and events that advance the UN’s 17 SDGs, we created the free RELX SDG Resource Centre in 2017 to advance awareness, knowledge and implementation, with over 130,000 users in 2021. We also curated special issues to mark 12 UN international days, such as World Environment Day, World Water Day, International Women’s Day and the International Day for the Elimination of Racial Discrimination. Since 2017, we have made over 1,000 journal articles and book chapters free to access via the RELX SDG Resource Centre which would have otherwise cost over £2 million to make open access.
We also held the seventh RELX SDG Inspiration Day, which took place virtually on 22 June 2021 and was hosted by Dr Shola
Mos-Shogbamimu,
a lawyer, political and women’s rights activist, and founder of the publication, Women in Leadership. The keynote speech was delivered by Nobel Laureate Professor Muhammad Yunus, who founded the idea of microcredit and the Grameen Bank. 350+ participants from business, the investor community, academia, not-for-profit
organisations and civil society took part in sessions throughout the day.
2021 marked the eleventh year of the RELX Environmental Challenge, focused on improved and sustainable access to water and sanitation where it is presently at risk. A shortlist of seven projects were chosen from more than 160 applications. The $50,000 first prize winner was Green Empowerment, a US charity operating in Latin America, Southeast Asia and Africa. The project addresses the challenge of reliable water treatment in
low-resource
communities through the use of data to deliver a robust, autonomous, sensor-based Chlorine Management System. The system uses water quality ranges specific to the community’s water source to develop a predictive algorithm for effective water chlorination. The $25,000 second prize winner was Mosan, an international social enterprise offering circular, off-grid
dry sanitation services for densely populated settlements. The sanitation system features an in-home
toilet designed to a high specification. A
community-led
model and strong role for users will help operation and maintenance costs to remain low. In the year, past winners CAWST, AIDFI and Sanergy – recipients of the 2020 tenth anniversary collaboration prize – delivered online training and outreach during the pandemic to water and sanitation networks and practitioners across Africa and Colombia.

2021 OBJECTIVES	Achievement
Protection of society: Meaningful support of SDG 16 (Peace, Justice and Strong Institutions) by expanding reach of ADAM, LexisNexis Risk Solution’s US missing children alert service, through new partnerships and mobile text alerts; help deliver new missing alert service for UK’s Missing People	◾	Over 2,200 new subscribers in 2021; partnership with US national media network GST to display ADAM alerts on digital screens at 26,000 US road service stations; 1.7 million alerts disseminated in over 1,800 missing children cases; project underway scoping technical support to improve UK Missing People’s automated missing person alert service
Protection of society: Meaningful support of SDG 10 (Reduced Inequalities) by expanding financial inclusion pilots in low-income countries; use of products and services to reduce online fraud and identity theft	◾	Using LNRS alternative credit sources, to help more citizens gain access to credit in 2021, two pilots were extended in Colombia and three new pilots were launched in Mexico; US Department of Labor and US states including Maryland and Ohio use LexisNexis Risk Solutions tools in the year to fight unemployment fraud
Advance of science and health: Meaningful support of SDG 3 (Good Health and Well-being) and SDG 10 (Reduced Inequalities) to increase scientific knowledge, reduce health disparities and ensure equal access to health, including through a project with the Julius L. Chambers Biomedical Biotechnology Research Institute
◾	Elsevier collaboration with the Julius L. Chambers Biomedical Biotechnology Research Institute included support for community rollout of
Covid-19
vaccine training for 10 faculty in evidence -based implementation science, and the development of a course for undergraduates
	◾	Leap project with Amref helped train cohort of 35,000 health workers, as part of Ethiopian government’s Covid-19 prevention and treatment programme

RELX Annual report and financial statements 2021 | Corporate responsibility overview	45

1. Our unique contributions (continued)

2021 OBJECTIVES	Achievement
Promotion of the rule of law and access to justice: Meaningful support of SDG 16 (Peace, Justice and Strong Institutions) through continued expansion of Rule of Law Cafes; LexisNexis Rule of Law Foundation efforts to eliminate racism in legal systems; and support for UN Global Compact initiatives to advance SDG 16	◾	Rule of Law Cafes held in Philippines, Malaysia, South Africa and the UK; new fellowship programme with Historically Black Colleges and Universities Law School Consortium; supported UNGC SDG 16 Business Framework focused on transformational governance to help businesses understand and implement SDG 16 targets
Fostering communities: Meaningful support of SDG 11 (Sustainable Cities and Communities) including a focus on zero carbon through key shows in alignment with COP 26; increased online show offerings to support exhibitors and attendees in the wake of
Covid-19
◾	Conducted mapping of more than 200 RX events which indicated more than 90% covered SDG themes including SDG 11;
pre-COP26
All-Energy
Dcarbonise Week Virtual Sustainability Summit to help attendees accelerate strategies and actions to achieve net zero; partnered with peers and industry bodies to launch Net Zero Carbon Events
Universal, sustainable access to information: Advance the SDGs by expanding free RELX SDG Resource Centre including by releasing six special releases; developing new partnerships; and holding a 2021 global SDG Inspiration Day	◾	Content on the RELX SDG Resource Centre expanded by 62% over 2020 including with features for 12 UN days; 2021 RELX SDG Inspiration Day with 350+ participants and keynote presentations by former UN Secretary General Ban
Ki-Moon
and Nobel Peace Prize Laureate Muhammad Yunus

2022 OBJECTIVES
◾
Protection of society: Meaningful support of SDG 10 (Reduced Inequalities) by expanding financial inclusion pilots in low-income
countries; use of products and services to reduce online fraud and identity theft

◾
Advance of science and health: Meaningful support of SDG 3 (Good Health and Well-being) and SDG 10 (Reduced Inequalities) by championing inclusive health and research through global partnerships, including a project with the Sansum Diabetes Research Institute’s Latino community scientists, and engagement with the Black Women’s Health Alliance to improve health care outcomes and reduce health disparities for African American and other minority women and families in Philadelphia

◾
Promotion of the rule of law and access to justice: Meaningful support of SDG 16 (Peace, Justice and Strong Institutions) through advancing legislative review project with the UK National Crime Agency and the International Centre for Missing and Exploited Children on child sexual abuse reporting and data sharing across nine countries

◾	Fostering communities: Meaningful support of SDG 11 (Sustainable Cities And Communities) including a focus on show content supporting net zero and the transition to a low carbon economy
◾	Universal, sustainable access to information: Advance the SDGs by increasing the number of research articles available on the RELX SDG Resource Centre
OUR 2030 VISION*
Use our products and expertise to advance the SDGs, among them:
◾	SDG 3: Good Health and Well-being
◾	SDG 10: Reduced Inequalities
◾	SDG 13: Climate Action
◾	SDG 16: Peace, Justice and Strong Institutions
Enrich the SDG Resource Centre to ensure essential content, tools and events on the SDGs are freely available to all

*	2030 is the deadline for the UN’s Sustainable Development Goals; we aim to do our part towards their achievement.

46	RELX Annual report and financial statements 2021 | Corporate responsibility

2. Governance
Our Board recognises the importance of maintaining high standards of corporate governance, which underpins our ability to deliver consistent financial performance and value to our stakeholders. It is consistent with our wider RELX culture of acting with integrity in all that we do. The 2018 UK Corporate Governance Code (UK Code) applied to RELX PLC during the year. The Board continued to review the Company’s compliance with the principles and provisions of the UK Code, focusing particularly on RELX’s approach to engaging with its key stakeholders, particularly in light of the Covid-19 pandemic, alongside its ongoing review of RELX’s culture, purpose, strategy and values.
RELX PLC is the sole parent company of the Group. It owns 100% of the shares in RELX Group plc which, in turn, holds all of the operating businesses, subsidiaries and financing activities of the Group. RELX PLC, its subsidiaries, associates and joint ventures are together known as RELX.
The shares of RELX PLC are traded through its primary listing on the London Stock Exchange and its secondary listing on Euronext Amsterdam, while its securities are also traded on the New York Stock Exchange under its American Depositary Share Programme. Accordingly, the Board has implemented standards of corporate governance and disclosure applicable to a UK incorporated company, with listings in London, Amsterdam and New York.
Information and documents detailing our governance procedures are available to stakeholders online at www.relx.com. The RELX financial statements are prepared in accordance with International Financial Reporting Standards.
The RELX Operating and Governance Principles provide a framework of processes, policies, and controls to manage risk. The RELX Code of Ethics and Business Conduct (the Code) sets the standards for behaviour for all employees of RELX. Among other key issues, the Code addresses fair competition, anti-bribery, conflicts of interest, employment practices, data protection and appropriate use of company property and information. It also encourages reporting of violations – with an anonymous reporting option where legally permissible – and prohibits retaliation against anyone for reporting a violation they honestly believe may have occurred.
We maintain a comprehensive set of compliance policies and procedures in support of the Code reviewed at least annually to ensure they remain current and effective. Our policies and procedures help us comply with the law and conduct our business in an open, honest, ethical and principled way. They comprise part of our anti-bribery adequate procedures for compliance with applicable laws.
Employees receive mandatory training on the Code – both as new hires and regularly throughout their employment – on topics such as maintaining a respectful workplace, preventing bribery and anti-competitive behaviour, and protecting personal and company data. Mandatory periodic training covers key Code topics in depth and is supplemented by advanced in-person training for higher risk roles.
We offer employees a confidential reporting line, managed by an independent third party, accessible by telephone or online 24 hours a day, 365 days a year (as allowed under applicable law, employees may submit reports to the confidential line anonymously). Reports of violations of the Code or related policies are promptly investigated, with careful tracking and monitoring of violations and related mitigation and remediation efforts by Compliance teams across the business.
We remained diligent in our ongoing efforts to comply with applicable bribery and sanctions laws and mitigate risks in these areas. Our anti-bribery and sanctions programme includes testing and monitoring of compliance with detailed, risk-based internal policies and procedures on topics such as doing business with government officials, gift and entertainment limits, gift registers and complex sanctions requirements. Relationships with third parties and acquisition targets are evaluated for risk using questionnaires, references, detailed electronic searches, and ‘Know Your Customer’ screening tools. We monitor and assess the implementation of our anti-bribery and sanctions programmes by continually reviewing and updating our policies and procedures; conducting periodic programmatic risk assessments, quality reviews and internal monitoring and audits of the programme’s operational aspects.
We held a Compliance Week in November with videos, emails, articles and a quiz. During the Week we also introduced an Integrity Hall of Fame to recognise employees who demonstrated outstanding conduct and commitment to the company’s Do the Right Thing principles focused on respecting one another, incorporating ethics into actions; growing our business with integrity; and holding ourselves accountable.
As a signatory to the UNGC, we embed its principles, encompassing human rights, labour, environment and anti-corruption in key policies including our Code and our Supplier Code. As a signatory to the UNGC, we embed its principles, encompassing human rights, labour, environment and anti-corruption in key policies including our Code and our Supplier Code. During the year, we demonstrated leadership by maintaining our LEAD status, one of 38 companies among approximately 12,000 corporate signatories.
We were part of the UNGC Expert Network and contributed to key UNGC SDG working groups on SDG 8, Decent Work in Global Supply Chains, and SDG 16, Peace, Justice and Strong Institutions. We served on the board of UNGC network in the UK, where our global head of CR and ERG is Chair. We produced an annual Communication on Progress report, required of signatories annually, attaining the Advanced Level and also shared our expertise by speaking at UNGC programmes on issues such as inclusion and climate change, including during COP26.
The Code supports the principles of the UNGC and stresses our commitment to human rights. In accordance with the UN’s Guiding Principles on Business and Human Rights, we have considered where and how we operate to ensure we uphold human rights. In 2021, we updated our Modern Slavery Act Statement, available from the RELX homepage, which states how we are working to avoid human trafficking and modern slavery in our direct operations and in our supply chain.

RELX Annual report and financial statements 2021 | Corporate responsibility overview	47

Our Net Zero Commitment In 2021, we reaffirmed our commitment to climate action by signing The Climate Pledge to become net zero by no later than 2040. The Climate Pledge is a community of more than 200 companies and organisations, working together to address the climate crisis. In signing the pledge, we will measure and report greenhouse gas emissions, implement decarbonisation strategies for emissions reductions and neutralise remaining emissions with high quality offsets. Following a 64% reduction in our Scope 1 and 2 70% location-based carbon emissions between 2010-2020, decrease in our operational we set new environment targets. We used the carbon emissions between Science Based Target initiative methodology to set 2010 and 2021 a 2020-2025 (2015 baseline) target to reduce Scope 1 and Scope 2 location-based carbon emissions by 46%. This aligns with the 1.5°C goal of the Paris Climate Agreement. To get there, we will reduce greenhouse gas emissions and charge an internal carbon price, among other measures. To limit climate change For Scope 1, Scope 2 and Scope 3 (work-related to 1.5°C, business must flights, cloud computing, home-based working play a significant role. and commuting) we were net zero in 2021. For the By making a commitment emissions we offset, we have invested in REDD+ to net zero through The forestry projects in Kenya and Brazil. According to Lisa Bowling, RELX’s Chief Procurement Climate Pledge, we aim to do our part, tackling Officer, “All RELX businesses have contributed to the climate change through reductions in our Scope 1 and Scope 2 emissions. our own operations and While we will continue to target further reductions in engagement with our our own emissions, we will broaden our approach by asking our suppliers to help reach our Climate Pledge suppliers, customers Residual emissions were Commitments through achieving emissions and other stakeholders. offset through the purchase of verified credits from reductions across our supply chain.” REDD+ forest projects Nick Luff Chief Financial Officer, RELX

48	RELX Annual report and financial statements 2021 | Corporate responsibility

As a company focused on knowledge and analytics, each year we are in possession of large amounts of data. It is therefore incumbent on RELX to ensure that we provide our customers and our people with the highest levels of data privacy and security as described in our Privacy Principles available at:
https://www.relx.com/corporate-responsibility/being-a-responsible-

business/privacy-principles. We continually monitor our procedures and systems to meet this requirement, ensuring adherence with all relevant laws where we do business around the world. Dedicated privacy teams implement requirements for compliance with emerging data protection regulations as well. In the year, RELX Compliance completed a privacy quality review focused on the effectiveness of safeguards intended to mitigate the risk of non-compliance
with the European Commission requirements for cross-border transfer of personal data originating in the European Economic Area.
In 2021, we continued efforts to increase the resilience of the company to attacks aimed at our users. We ran monthly phishing simulations for all employees, with results significantly better than the corresponding industry benchmarks. Using advanced technology controls, we blocked approximately 40 million unwanted emails in just one month from our users, including 5.9 million phishing attacks and 65,000 detection resistant attacks. We continued to communicate with employees about avoiding fraud during International Fraud Awareness Week and also recognised Cyber Security Awareness Month with a host of internal and external activities across operating divisions. We ran our fourth Great Phishing Challenge (and provided it as a service to the Texas Department of Public Safety for their awareness efforts). More than 1,750 employees used the opportunity to show off their skills in detecting suspicious emails.
Globally, in 2021, RELX paid £342m in corporate taxes. We are a responsible corporate taxpayer and conduct our tax affairs to ensure compliance with all laws and relevant regulations in the countries in which we operate. Tax is an important issue for our stakeholders and society at large. We have set out our approach to tax in our global tax strategy. This incorporates our Tax Principles along with additional disclosures about where we pay taxes and our broader contribution to society, available at: www.relx.com/go/TaxPrinciples.
In the year, we continued a pilot project to make tax law more transparent to both governments and citizens in Africa.
The Statement of Investment Principles for the Reed Elsevier UK pension scheme indicates that environmental, social or governance issues that may have a financial impact on the portfolio or a detrimental effect on the strength of the employer covenant, are taken into account when making investment decisions. CR issues are also relevant to other investment decisions we make.

2021 OBJECTIVES	Achievement
Security – SDG 16 (Peace, Justice and Strong Institutions): Continue to implement controls to increase resilience to user-based attacks such as phishing and ransomware; introduce a Great Phishing Challenge for internal and external stakeholders	◾	Monthly phishing simulations with results outperforming industry benchmarks; Fraud Awareness Week and Cyber Security Month activities to engage colleagues on data privacy and security
Privacy – SDG 16 (Peace, Justice and Strong Institutions): Conduct a 2021 privacy quality review on compliance with EU and other requirements for cross-border data transfers	◾	Completed privacy quality review focused on the effectiveness of safeguards intended to mitigate the risk of non-compliance
with the European Commission requirements for the cross-border transfer of personal data originating in the European Economic Area
Responsible tax – SDG 16 (Peace, Justice and Strong Institutions): Continue to advance African tax law codification in pilot countries, working with LexisNexis South Africa and LexisNexis Rule of Law Foundation	◾	Progressed project to make tax law more transparent to both governments and citizens in Africa

2022 OBJECTIVES

◾	Security – SDG 16 (Peace, Justice and Strong Institutions): Expand National Institute of Standards and Technology Cybersecurity Framework assessment reporting
◾	Privacy – SDG 16 (Peace, Justice and Strong Institutions): Global activities for employees to raise awareness of data privacy and protection, including for Data Privacy Day
◾	Responsible tax – SDG 16 (Peace, Justice and Strong Institutions): Continue to advance African tax law codification pilots

OUR 2030 VISION
Continued progressive actions that advance excellence in corporate governance within our business and the marketplace

RELX Annual report and financial statements 2021 | Corporate responsibility overview	49

3. People
Our over 33,000 people are our strength. Our workforce is 50% women and 50% men, with an average length of service of 8 years. There were 44% women and 56% men managers, and 33% women and 67% men senior leaders.

		Women		Men
Board of Directors	5	45%	6	55%
Senior leaders*	201	33%	415	67%
All employees**	16,632	50%	16,368	50%

*	As defined by our internal job architecture
**	Full-time equivalent.
At year-end 2021, women made up 45% of the Board. One member, in line with the UK Parker Review, is from a minority ethnic background. The two executive directors on the Board are men. The Nominations Committee considers the knowledge, experience and background of individual Board directors.
At year end, 18% of RELX senior executives were from ethnic minority backgrounds. 26% of all employees in the US and UK were from ethnic minority backgrounds.
Our Inclusion Council, which includes the heads of Inclusion and Diversity (I&D) for each of our businesses, helps us set our inclusion and diversity strategy and track its implementation, supported by an Inclusion Working Group with nearly 300 participants. The RELX strategy team host an I&D Data Steering Committee to understand trends in our diversity data.
In 2021, we advanced the RELX Inclusion Goals which aim to ensure an inclusive workplace; increase the representation of women and ethnic minorities in management and senior leadership positions; and improve our workforce data by enabling people to voluntarily disclose their sexual orientation and disability. Among the focus of our efforts is training for employees on critical issues such as unconscious bias, courageous conversations, psychological safety, and avoiding harassment. We also maintain mentoring programmes for senior women talent. We are signatories to the Women’s Empowerment Principles Target Gender Equality initiative; the Race at Work Charter; and the Valuable 500, which promotes workplace disability inclusion.
RELX was a 2021 Bloomberg Gender Equality Index constituent and was included in the top 25 for gender equality in the Netherlands as ranked by Equileap.
Our Employee Resource Groups (ERGs) grew to over 100 networks in the year, encompassing African ancestry, gender balance, pride and disability, to facilitate support, mentoring and community involvement. To celebrate Diversity Awareness Month in October, we held our third inclusion and diversity conference, RISE, with more than 1,100 attendees and 20 hours of programming to allow involvement of colleagues across multiple time zones. Sessions covered professional development, inclusive leadership and ERG engagement, as well as a panel with the CEOs of our four businesses led by our Chief Strategy Officer.

We comply with employee-related reporting requirements and, in 2021, our business areas published UK gender pay gap reports as part of UK legislation. These can be found here: https://www.relx. com/corporate-responsibility/engaging-others/policies-and-downloads/local-reporting-requirements. We invest in research to identify causes of pay differences and regularly evaluate our policies and processes to ensure they are aligned to our inclusion strategy. We commit to building a robust framework for monitoring pay equity. We conducted living wage assessments in France, India and the Philippines. Our assessments in the US are ongoing with continued engagement with external stakeholders including BSR, the UN Global Compact and Living Wage for US.
In 2021, our workforce comprised 96% full time employees. 1% of all employees were temporary workers and over 1,000 were contingent workers. We estimate the total hours worked to be approximately 52m hours in the year. Our total turnover rate was 15.8%; the voluntary turnover rate was 12.5% and the involuntary rate was 3.3%
We operate a number of stock programmes for employees including options, restricted stock and performance stock units. For senior colleagues, these are based on annual allocations of stock – the vesting of which may be service-based or related to company performance. We also offer all employee stock programmes in which employees may elect to participate in certain markets, for example Sharesave in the UK. These incentive programmes are available to approximately 20% of our employees. Targets associated with CR performance are embedded within our annual incentive framework, including for the CEO and CFO, to progress our annual and multi-year CR objectives.
Our employees have the right to a healthy and safe workplace, as outlined in our Global Health and Safety Policy. We concentrate on areas of greatest risk, for example warehouses, events and exhibitions. As a primarily office-based company, we also focus on manual handling, slips, trips and falls. To reduce our severity rate (lost days per 200,000 hours worked), we conduct risk assessments and work with a third party in the US to assign a nurse case manager to each complex or severe claim. There were 2 lost time incidents in the year.
During the year a significant number of employees continued to work from home in response to the global pandemic. Now more than ever, the physical and mental health of our employees is a top priority. We have dedicated health and wellbeing resources available to employees across all business areas and we maintain a network of more than 100 wellbeing champions. In the year, we progressed a Mental Health Policy to ensure a healthy culture with emphasis on positive wellbeing.
In the year, we conducted our most recent global employee opinion survey, with consistent questions to allow us to track performance. Employee engagement increased 13 points to 68% compared to the last company-wide survey three years earlier. Over the three year period, we conducted pulse surveys to understand and respond to employees’ current experience.

50	RELX Annual report and financial statements 2021 | Corporate responsibility

2021 OBJECTIVES	Achievement
Inclusion – SDG 10 (Reduced Inequalities): Progress RELX inclusion goals through focused recruitment, training and development efforts	◾
Robust governance structure to monitor progress against the RELX inclusion goals and to track trends in diversity data; Rise conference attended by 1,100+ colleagues to mark diversity awareness month; training for employees including on psychological safety and avoiding harassment with mentoring programmes for senior women talent

Pay equity – SDG 8 (Decent Work and Economic Growth): Continue living wage assessment in four countries	◾	Living wage assessments completed in France, India and the Philippines; US living wage assessments and accreditation ongoing including with Living Wage for US
Well-being – SDG 3 (Good Health and Well-Being): Develop RELX mental health policy reflecting cross-business and external insights	◾	Progressed RELX Mental Health Policy

2022 OBJECTIVES

◾
   Inclusion – SDG 10 (Reduced Inequalities): Progress RELX inclusion goals, including piloting voluntary disclosures for gender identity, sexual orientation and disability

◾
   Pay equity – SDG 8 (Decent Work and Economic Growth): Advance reward education for people managers encompassing pay equity; cascade newly developed on-demand,
reward eLearning modules to managers for real time access

◾
   Well-being – SDG 3 (Good Health and Well-Being): Review safety risk assessment and training modules to cover three working models – office, home and hybrid

OUR 2030 VISION ◾ Continued high-performing and satisfied workforce through talent development, I&D and wellbeing; scale support for external human capital initiatives
4. Customers
Listening to our customers allows us to deepen our understanding of their needs and drive improvements. In the year, with input from the customer insight leads across our business, we calculated a RELX-wide customer satisfaction metric showing that in 2021, 82.9% of customers would recommend RELX businesses.
In 2021, we continued the RELX SDG Customer Awards to recognise the exceptional efforts of our customers who share RELX’s ambition to advance the SDGs; winners were Danish renewable energy provider Ørsted, nominated by LexisNexis Risk Solutions; the University of São Paulo, Brazil nominated by Elsevier; the International Commission of Jurists, nominated by LexisNexis Legal & Professional and A+E Networks, an American multinational broadcasting company, nominated by RX.

We are committed to improving access to our products and services for all users, regardless of physical ability. Our Accessibility Policy aims to lead the industry in providing accessibility solutions to customers, with products that are operable, understandable and robust. In 2021, members of the Accessibility Working Group logged over 150 accessibility projects and Elsevier’s Global Books Digital Archive fulfilled more than 3,200 disability requests, 92% of them through AccessText.org, a service we helped establish. We also developed the Accessibility Maturity Model, a tool to define and assess accessibility best practice and implementation across the group.
In the year, we celebrated the third RELX Accessibility Leadership Awards to showcase employees who demonstrate exceptional leadership in advancing accessibility. The winners of the 2021 Leadership Awards were Elsevier’s Stefan Kuip for his creative approach in applying accessibility standards to strategic products, and LexisNexis L&P’s David Lovell for accessibility guidance and stakeholder engagement throughout the coding process.
In 2021, Proagrica, part of LexisNexis Risk Solutions, launched a new version of their Sirrus app, which works with or without internet connectivity, to enable agronomists and farmers to work together digitally to develop planting, fertiliser, soil sampling, crop protection and tillage recommendations – collaboration that facilitates quick responses to emerging risks.

2021 OBJECTIVES	Achievement
Customer engagement – SDG 17 (Partnerships For The Goals): Further engagement with customers on the SDGs	◾	SDG Customer Awards at 2021 RELX SDG Inspiration Day
Quality – SDG 8 (Decent Work and Economic Growth): Create new internal customer quality assurance network	◾	Quality First Principles Working group and Editorial Standards Working Group merged into cross functional group for standards and quality
Accessibility – SDG 10 (Reduced Inequalities): Advance Accessibility Maturity Model across RELX	◾
Convened quarterly Accessibility and Inclusion Forum to advance RELX Accessibility Maturity Model in areas such as employee training; policy, governance and reporting; inclusive design; and project management

2022 OBJECTIVES

◾
   Customer engagement – SDG 17 (Partnerships For The Goals): Create tools to enable customer-facing staff to share information about RELX and CR

◾
   Quality – SDG 8 (Decent Work and Economic Growth): Publish and launch RELX Responsible Artificial Intelligence Principles

◾
   Accessibility – SDG 10 (Reduced Inequalities): Advance cross-business, on-demand
accessibility training

OUR 2030 VISION

Continue to expand customer base across our four business areas through excellence in products and services, active listening and engagement, editorial and quality standards, and accessibility; a recognised advocate for ethical marketplace practice

RELX Annual report and financial statements 2021 | Corporate responsibility overview	51

5. Community
RELX Cares, our global community programme, supports employee volunteering and giving that makes a positive impact on society. In addition to local initiatives of importance to employees, the programme’s core focus is on education for disadvantaged young people that advances one or more of our unique contributions as a business. Since the onset of the
Covid-19
pandemic, colleagues from around the world have come together to support their local and international communities through volunteerism and fundraising activities.
Staff have up to two days paid leave per year for their own community work. We donated £5.5m in cash (including through matching gifts) and the equivalent of £15.1m in products, services and staff time in 2021. Globally, 32% of employees were engaged in volunteering through RELX Cares. A network of over 220 RELX Cares Champions ensures the vibrancy of our community engagement.
In 2021 we reached our target to raise $120,000 to support global fundraising partner, Hope and Homes for Children (HHC), which aims to ensure children grow up in families rather than institutions. Colleagues are now working to raise an additional $15,000 to support their efforts in Moldova to integrate hearing-impaired children into mainstream education through speech therapy, quality hearing aids, support for parents and teacher training. Disability is a factor in children not remaining in a family setting in the country, with three institutions for children with hearing impairments. To date, RELX have funded 700 rehabilitation sessions for 49 children with hearing impairments and have enabled Hope and Homes for Children to work directly with 33 schools and kindergartens to create a quality education framework for children with sensory disabilities so they no longer have to live in fear of separation.
Each September, we hold RELX Cares Month to celebrate our community engagement. During the month, we held the eleventh Recognising Those Who Care Awards to highlight exceptional contributors to RELX Cares. This year we once again celebrated RELX employees who have shown an outstanding response to supporting their communities in the wake of the
Covid-19
pandemic. Three individuals and three teams won donations for their chosen charities. In addition, we gave special recognition awards to LexisNexis Risk Solutions colleagues who collaborated on the song Times Like These, with more than 16,000 views during the year to benefit RELX’s global fundraising partnership with Hope and Homes for Children.
In 2021, we contributed over 182,000 books to Book Aid International and Books for Africa worth over $12.4 million.

2021 OBJECTIVES	Achievement
Employee community engagement – SDG 17 (Partnerships For The Goals): Evaluate the impact of the pandemic on community engagement; campaign to promote virtual volunteering	◾	More than 1,450 colleagues participated in survey to identify barriers to volunteering; virtual volunteering a focus for global RELX Cares Month, with a related film for all employees

Philanthropic giving – SDG 17 (Partnerships For The Goals): Update central donations programme in order to better report impact of community giving	◾	Moved to once per year central donations round to facilitate better impact reporting by beneficiaries

2022 OBJECTIVES

◾
   Employee community engagement – SDG 17 (Partnerships For The Goals): Continue to improve impact measurement of our charitable donations

◾
   Philanthropic giving – SDG 17 (Partnerships For The Goals): Establish new strategic global fundraising partnership

OUR 2030 VISION Through our unique contributions, significant, measurable advancement of education for disadvantaged young people; investments with partners for maximum impact
6. Supply chain
We have a Socially Responsible Supplier (SRS) programme encompassing all our businesses, supported by colleagues with expertise in operations and procurement and a dedicated SRS Director from our global procurement function.
We have a comprehensive Supplier Code of Conduct (Supplier Code) available in 16 languages, which we ask suppliers to sign and display prominently in the workplace. It commits them to following applicable laws and best practice in areas such as human rights, labour and the environment. It also asks suppliers to require the same standards in their supply chains, including requesting subcontractors to enter into a written commitment to uphold the Supplier Code. The Supplier Code states that where local industry standards are higher than applicable legal requirements, we expect suppliers to meet the higher standards. Our SRS programme is a key aspect of our efforts to prevent modern slavery and human trafficking in our supply chain.
Through our SRS database, we track suppliers with whom we spend >$1m annually, suppliers identified as critical by the business, and those located in medium- and high-risk locations, as designated by a tool we developed with Carnstone, with a spend of >$200K for a consecutive two-year
period. The tool incorporates 11 indicators, including human trafficking information from the US State Department and Environmental Performance Index results produced by Yale University and Columbia University in collaboration with the World Economic Forum.

52	RELX Annual report and financial statements 2021 | Corporate responsibility

The tracking list changes year-on-year based on the suppliers we engage to meet the needs of our business. In 2021, there were 359 suppliers on the SRS tracking list, of which 44 are operating in high-risk locations and 50 in medium-risk locations. At year end, 96% of suppliers on the tracking list were signatories to our Supplier Code. We continue to work with non-signatories to gain agreement to our Code, and/or assess whether they have equivalent standards in place, in order to ultimately decide whether to continue doing business with them. We have embedded the Supplier Code into our sourcing processes and have a total of 3,670 suppliers who agreed to the Supplier Code in 2021, up from 3,457 in 2020.
We engage a specialist supply chain auditor who undertook 111 external audits on our behalf in 2021: 28 onsite and virtual onsite audits and 83 desktop audits. During a desktop audit, the supplier responds to an online questionnaire and uploads relevant supporting documents followed by a third-party auditor review. The virtual onsite audits require a supplier representative wearing a video and audio source located in a light-weight harness to allow remote interaction with an external auditor. The auditor then evaluates the facility, conducts interviews, and reviews the necessary documentation in real time, just as they would if conducting an in-person audit.
Incidence of non-compliance triggers continuous improvement reports summarising audit results, with agreed remediation plans and submission dates.
We are committed to proactive engagement with suppliers to ensure our supply chain reflects the diversity of our communities. In the year, we continued to focus on our US supplier diversity programme. In 2021, 3.1% of our US spend, representing over $60m, was with veteran, minority or women-owned businesses. In total, including spend with small businesses, 12.9% of US spend was with diverse suppliers.

2021 OBJECTIVES	Achievement
Responsible Supply
Chain – SDG 8 (Decent Work and Economic
Growth): Increase
number of suppliers as Code signatories;
continue using audits to ensure continuous improvement in supplier performance and compliance
	◾	99% core suppliers* (target 95%)
	◾	100% high- and medium-risk core suppliers (target 100%)
	◾	96% total tracking list (target 88%)
	◾	3,670 total Code signatories (3,457 in 2020, 2021 target 3,600)
	◾	111 independent audits completed (99 in 2020)

Supplier Diversity – SDG 10 (Reduced Inequalities): Advance Supplier Diversity and Inclusion programme	◾	12.9% diversity spend (US rolling four quarters) with Veteran, Minority, Woman-owned, and Small Businesses

*	Core suppliers are those that have appeared on the SRS tracking list for three or more years.

2022 OBJECTIVES

◾
   Responsible Supply Chain – SDG 8 (Decent Work and Economic Growth): Increase number of suppliers as Code signatories; continue using audits to ensure continuous improvement in supplier performance and compliance

◾
   Supplier Diversity – SDG 10 (Reduced Inequalities): Advance Supplier Diversity and Inclusion programme

OUR 2030 VISION

Reduce supply chain risks related to human rights, labour, the environment and anti-bribery by ensuring adherence to our Supplier Code of Conduct through training, auditing and remediation; drive supply chain innovation, quality and efficiencies through a strong, diverse network of suppliers

7. Environment
There was reduced occupancy at our locations for much of the year due to the global pandemic which led to significant decreases in consumption levels across our environmental impact areas. In 2021, we reduced Scope 1 and Scope 2 (location-based) emissions by 16% from 2020. Since 2010, we have achieved a 70% reduction in Scope 1 and 2 (location-based) emissions. We also reduced total energy by 12%; water use by 19%; and waste sent to landfill from reporting locations, excluding estimated data, by 38% in the year.
For Scope 1, Scope 2 and Scope 3 (work-related flights, cloud computing, home-based working and commuting) we were net zero in 2021, through a combination of reduced emissions, the purchase of renewable energy and renewable energy certificates, with the balance offset through Verified Carbon Standard (VCS) credits in REDD+ carbon sequestration projects in Kenya and Brazil.
In 2021, we launched our new environment targets which include a target, set using the science-based target methodology, to reduce emissions by 46% in 2025 against a 2015 baseline. We also signed The Climate Pledge which commits RELX to achieving net zero emissions across our Scope 1, 2 and 3 emissions by 2040 at the latest.
In the year, Elsevier launched a free report, Pathways to Net Zero, exploring clean energy research trends – available on the RELX SDG Resource Centre – with a foreword by former UN Secretary General, Ban Ki-moon. RELX is one of the Mayor of London’s London Business Climate Leaders committed to cutting pollution and emissions in excess of UK government thresholds. The goal is to help London, where we are headquartered, become a zero carbon city by 2050. We received an A- grade in CDP’s climate change programme and are a member of RE100.
We have a positive environmental impact through our environmental products and services, which spread good practice, encourage debate and aid researchers and decision makers. The most recent results from SCOPUS show that our share of citations in environmental science represented 51% of the total market. A small proportion of our customers operate in carbon intensive industries, and a small number of journals (less than 1% of the total) cover fossil fuel industries. We are committed to continuing our efforts to support these customers in their energy transition.
In support of this year’s United Nations World Environment Day theme, Ecosystem Restoration, RELX and Elsevier released a special issue on biodiversity. This collection of more than 110 articles and book chapters from Elsevier publications was

RELX Annual report and financial statements 2021 | Corporate responsibility overview	53

made freely available on the RELX SDG Resource Centre. We also prepared special issues for World Water Day, Earth Day and World Food Day and COP26.
We use our convening power to highlight environmental innovation. The winners of Elsevier’s 2021 Chemistry for Climate Action Challenge were Pham Hong and Dinh Van Khuong from Vietnam, for their proposal to produce nano filters and biodegradable plastics from rice straws, and Brenya Isaac from Ghana, for his proposal to produce building and packaging materials from coconut waste. Each winning proposal was awarded a $25,000 prize.
Full performance data can be found in the 2021 Corporate Responsibility Report (www.relx.com/go/crreport).

2021 OBJECTIVES	Achievement
Environmental responsibility – SDG 12 (Responsible Consumption and Production): Embed new environment targets	◾	Engagement with key teams on targets; developed new paper reporting requirements to include certification; Launched new cross business working group on net zero
Carbon reduction – SDG 13 (Climate Action):Launch internal carbon tax for work- related flights	◾	Internal carbon price launched covering Scope 1, Scope 2 and Scope 3 (flights) beginning at $25 per tCO2e with plans to increase the carbon price over time

2022 OBJECTIVES

◾
  Environmental responsibility – SDG 12 (Responsible Consumption and Production): Launch new online reporting tool for sustainable production paper

◾
  Carbon reduction – SDG 13 (Climate Action): Advance reporting of Scope 3 (other) emissions

OUR 2030 VISION Further environmental knowledge and positive action through our products and services and, accordingly, conduct our business with the lowest environmental impact possible

2021 ENVIRONMENTAL PERFORMANCE

	Absolute performance			Intensity ratio (per £m revenue)

	2021	Variance	2020	2021	Variance	2020
Scope 1 (direct emissions) tCO 2 e	5,226	16%	4,516	0.72	13%	0.64
Scope 2 (indirect location-based emissions) tCO 2 e	43,445	-18%	53,131	6.00	-20%	7.47
Scope 2 (market-based emissions) tCO 2 e	7,715	-28%	10,773	1.07	-30%	1.52
Total energy (MWh)	117,161	-12%	133,238	16.17	-14%	18.74
Water (m 3 )	175,372	-19%	215,858	24.21	-20%	30.36
Waste sent to landfill (t)*	107	-38%	173	0.01	-39%	0.02
Production paper (t)	40,910	13%	36,259	5.65	11%	5.10
Environmental data covers 12 months from December 2020 to November 2021. Scope 1 emissions increased in 2021 with a rebound in economic activity; it represents only 11% of the combined total of Scope 1 and Scope 2 (location-based) emissions, which overall decreased in the year by 16%.

*	From reporting locations only, excluding estimated data.
The partial occupancy of our locations, due to
Covid-19,
through much of the year resulted in reductions across many reported metrics. We expect an increase in subsequent years as colleagues return to their offices, to bring us back in line with our historical reduction trend.

ENVIRONMENTAL TARGETS
Focus area	Targets 2025	2021 Performance
Climate change	Reduce Scope 1 and 2 location-based carbon emissions by 46% against a 2015 baseline	-53%
Energy	Reduce energy and fuel consumption of our locations by 30% against a 2015 baseline	-43%
	Continue to purchase renewable electricity equivalent to 100% of RELX’s global electricity consumption	100%
Waste*	Decrease waste sent to landfill from reporting locations to 35% below 2015 levels	-87%
Production paper	100% of RELX production papers to be graded in PREPS as ‘known and responsible sources’ or certified to FSC or PEFC by 2025	98%
Environmental Management System	Achieve Group ISO14001 certification across the business by 2025	55% of the business by headcount
	100% of new office fit outs to achieve the RELX Sustainable Fit Out standard by 2025	First draft of Standard developed

*	From reporting locations only, excluding estimated data.

54	RELX Annual report and financial statements 2021 | Corporate responsibility

2021 awards for excellence
Our employees, products and shows regularly receive awards for excellence. In 2021, for example:

Scientific, Technical & Medical		Risk

Elsevier’s ClinicalPath won Best Computerised Decision Support Solution at the 2021 MedTech Breakthrough Awards for the second consecutive year	Elsevier won the Well Established business category at the 2020 Deshima Business Awards, held in 2021 due to the Covid-19 pandemic	LexisNexis Risk Solutions won the Judge’s Choice award for Best Identity Verification/ Authentication Solution at the 2021 Card Not Present Awards	LexisNexis Risk Solutions won seven awards at the 2021 Cyber Defense Global InfoSec Awards

Legal		Exhibitions

LexisNexis Legal & Professional won best Content Search & Discovery Solution at the 2021 SIIA CODiE Awards for Nexis Newsdesk ™	LexisNexis Legal & Professional received several awards from career site Comparably, including Best Global Culture and Best Company Outlook	At the 2021 Trade Show Executive Awards, RX US won three GRAND Awards for Vision East, G2E and ISC West and a Rock Star award for FIBO USA	RX Austria was named a 2020/2021 ‘Superbrand’, ranking it amongst the most exceptional business brands in Austria for the quality of its offers and services

2021 investor and other recognition

MSCI ESG Ratings	Sustainalytics ESG Risk Rating	S&P Global Sustainability	Dow Jones Sustainability Index
assessment	- Global Universe: 11th out of	Yearbook	Included in
AAA rating	14,000+	- Bronze class distinction	– World
	- Media: 1st out of 298		– Europe

FTSE4Good Index	STOXX Global ESG	ECPI Indices	CDP
Included in:	Leaders Indices	– Included	– Climate programme score: A-
– FTSE4Good Europe Index	– Included		– Forest programme score: B-
– FTSE4Good UK Index			– Water programme score: B

Tortoise Responsibility100	AJA ISO14001	Workplace Pride Global	Bloomberg’s Gender-Equality
Index	- Certified	Benchmark	Index
– 4th out of 100		– Awared Advocate status	– Included

RE100 – Member

The full 2021 Corporate Responsibility Report is available at www.relx.com/go/CRReport

RELX Annual report and financial statements 2021 | Corporate responsibility overview	55

Taskforce on Climate-related Financial Disclosure (TCFD)

RELX makes the following disclosures, consistent with the recommendations of the Taskforce on Climate-related Financial Disclosure (TCFD).
I. Governance
a. Board oversight of climate-related risks and opportunities
This statement has been reviewed and approved by the Board.
The RELX Board oversees the internal controls and risk management practices as described on page 66 of this document. In the year, the Company’s approach to managing its climate change risks and opportunities was covered by the Board at multiple points including in discussions with and papers from the Chief Financial Officer (CFO), responsible to the Board for performance against climate targets; the head of ESG and corporate responsibility; and the head of Risk and Audit, as part of RELX Audit Committee review of the Company’s risk management process.
The result of these undertakings is that the Board has found climate change has no material impact on RELX’s business in the short term and will be unlikely to have a significant impact in the medium and longer term. This is based on the review of RELX’s low sector exposure to climate change and consideration of climate change by the business in its strategy, activities, policies, annual budgets, and business plans, setting and monitoring of performance objectives, major capital expenditures, acquisitions and divestitures.
Moreover, this view is predicated on strong climate action by the business in 2021 and over time to mitigate the effect of transition and physical climate change risks as described in this statement and in the 2021 RELX Corporate Responsibility Report.
b. Management’s role in assessing and managing climate-related risks and opportunities
Management in each business area is responsible for identifying customer need and developing relevant products related to climate change. This ranges from launching and advancing scientific journals carrying articles on climate change itself, energy efficiency, and other climate-related topics, providing data and analytics that support customers in reducing their environmental impact, providing information and analytics on laws and regulations related to the environment, through to running exhibitions targeted at the renewable energy sector.
As RELX’s senior environmental champion, the CFO leads the RELX environmental checkpoint group which sets strategy and targets for the measuring and reducing the group’s own environmental impact. The group monitors performance throughout the year, tracking emissions across all scopes and performance relative to our target to reduce Scope 1 and 2 (location based) carbon emissions by 46% by 2025 against a 2015 baseline.
Management in each operational area is responsible for ensuring the continuity of the group’s operations, including resilience to events caused by extreme weather events. The Business Continuity Forum brings together specialists from across the group to identify risks, assess continuity and incident response plans, learn from incidents and spread best practice.
We recognise climate change intersects with other environmental and sustainability issues. For this reason, climate change is also considered by the RELX Corporate Responsibility (CR) Forum, with oversight by a member of the executive committee, the head of corporate affairs, and led by the head of ESG and corporate responsibility. The CR Forum meets twice per year and comprises more than 70 participants including function heads and business area leads from across the Company.
II. Strategy
a. Climate-related risks and opportunities in the short, medium, and long term
While we are in a low carbon intensive sector, the Board and the environmental checkpoint group continued to consider our climate-related risks and opportunities based on the scenarios in section c below. Examples of our findings include:
Short (<10 years) – Transition risks: Policy and legal requirements relative to climate change will continue to increase as they have over the last five years requiring us to ensure adequate disclosure; there will be increasing stakeholder pressure requiring us to ensure our products and services help accelerate the green transition for our customers in carbon intensive and other industries. Physical risks: Variability in weather patterns and more frequent extreme weather events mean we must advance both mitigation and adaptation strategies, including though out business continuity planning.
Medium (10 to 20 years) – Transition risks: There will likely be increased pricing of GHG emissions and enhanced reporting obligations, particularly in areas like supply chain emissions; reputational damage could result if we don’t show medium term results for meeting our obligations as a signatory of The Climate Pledge and similar initiatives. Physical risks: Gradual increase of average temperatures will affect businesses we operate in some locations more than others and we are developing country and local response plans; mean temperature rise will likely affect our suppliers as well so we will continue our due diligence related to exposure in our supply chain.
Long term (20 years +) – Transition risks: Stigmatization could result if our products and services are not seen as part of the solution to climate change; this creates an opportunity for us to increase offerings that support a lower carbon world. Physical risks: Sea level rise will be varying but worse under the business as usual scenario which will increase risk of business interruption and damage to property; we recognise that this must be part of our planning for the places where we will operate in the future.
See our statement of principal risks page 66 for additional information on our approach to risk.
Our carbon action hierarchy is to first, reduce our carbon emissions; second, to purchase increasing amounts of our green tariff energy as availability improves in global markets where we operate; third, to purchase certified renewable energy certificates where necessary; and finally, to purchase high quality, verified offsets for the remainder. For Scope 1, Scope 2 and Scope 3 work-related flights, cloud computing, home-based working and commuting we were net zero in 2021. RELX is committed to achieving net zero emissions following our carbon action hierarchy across all scopes by 2040 at the latest, through our participation in The Climate Pledge, part of the UN Race to Zero campaign. We have expanded understanding of our Scope 3 data in the year and aim in 2022 to set a Scope 3 emissions reduction target in order to obtain validation of all our carbon targets by the Science Based Targets initiative (SBTi). We used the SBTi methodology in setting our Scope 1 and 2 (location-based) reduction target of 46% by 2025 (2015 baseline).
b. Impact of climate-related risks and opportunities on our business, strategy, and financial planning
We are using the climate scenarios we outline below to inform strategy and financial planning at both the Board and business area level. One example is our work with finance and other teams in the business on a carbon price of $25 tCO2e (which will increase over

56	RELX Annual report and financial statements 2021 | Corporate responsibility

time) on business-related travel, with proceeds to be used for, among other measures, internal climate action projects such as solar installations where possible.
It is also part of strategy planning for our portfolio as our scientific research information, analysis of environmental law, tracking of carbon and recycling markets becomes even more important for our customers, investors and other stakeholders in their own responses to climate change.
Customers, including those operating in carbon-intensive industries, use the information, data and analytics we provide to support them in reducing their environmental impact. In Risk, products such as CIRIUM, which serves the aviation sector, are playing a role in supporting climate action. Using data analytics, CIRIUM helps airlines plan and conduct maintenance of their fleet to ensure their efficient operation and helps identify flight routes for maximum occupancy so emissions per passenger are lower.
Elsevier is working to support clean energy and in 2021 held Geofacets Day: Energy Transition, a virtual conference on the energy transition for oil and gas, renewable energy and metals and mining professionals. Topics included redefining the sector’s future, renewable energy and the role of geosciences in the energy transition. In addition, Elsevier combined content, data and analytics to launch a free report, Pathway to Net Zero: The Impact of Clean Energy Research, highlighting the global impact of current research as well as geographic, topic and collaboration trends across sectors from business to academia.
LexisNexis Legal & Professional provides LexisPSL Environment to help clients identify environmental liabilities, understand the commercial implications of environmental law and keep track of current developments with daily news feeds on new cases, legislation, and consultations as well as practice notes, Q&As, and legal precedents.
RX holds World Future Energy Summit, a portfolio of events specifically designed to combat climate change, in-line
with the United Nations Sustainable Development Goals (SDGs) and the Paris Agreement. And leading up to COP 26, RX organised the
All-Energy
Dcarbonise Week Virtual Sustainability Summit to help attendees accelerate strategies and actions to achieve net zero.
All RELX businesses are contributing content to the RELX SDG Resource Centre which provides free access to news, research, tools and events on the SDGs, including SDG 7 Clean and Affordable Energy and SDG 13 Climate Action. The site also incorporates relevant content from key partners, including the UN Global Compact (UNGC). In support of COP26, Elsevier released a climate change special issue on the free RELX SDG Resource Centre, a curated list of 160 journal articles and book chapters to inspire positive environmental action and further climate research. See the TCFD risk table in the 2021 RELX Corporate Responsibility Report.
A small proportion of our customers operate in carbon intensive industries, including in agriculture and in aviation, and we are committed to continuing our efforts to support these customers in their energy transition.
c. Resilience of the organisation’s strategy, taking into consideration different climate-related scenarios, including a 2
°
C or lower scenario
We have a threefold strategy to address climate-related risks:

1.
Minimising our environmental impact through measures such as energy efficiency, renewable energy, reducing waste and other measures. This reduces our exposure to future legislation and the rising price of carbon

2.	Providing products and services which support customers through their transition to a low-carbon economy. We anticipate demand for these offerings to continue to increase over time

3.
Supporting wider action on climate change through collaboration, partnerships and initiatives such as the Digital Impact of Media Project in conjunction with the Responsible Media Forum, comprised of industry peers, and Bristol University

We manage both transition and physical risks of climate change as described above: that is, consideration by the Board and the Audit Committee as part of robust risk control measures covering our products and operations (including our property portfolio and supply chain). The environmental checkpoint group tracks all related metrics and provides data and advice to the Board and engages throughout the business. We also pursue best practice through engagement with the UNGC, Race to Zero, Media Climate Pact, Net Zero Carbon Events, and the Science-based Targets initiative, among others.
We have considered three possible future scenarios from business as usual to a 1.5 degrees scenario with an indication of possible timeframe. The following scenarios are not exact descriptions of an expected future, but the description of a future based on certain assumptions.
In 2021, energy represented less than 1% of the RELX cost base. Although energy costs, and associated carbon costs, may increase substantially, the impact on RELX’s financial results is likely to remain limited. In scenarios where extreme weather events occur more frequently, we may see increased incidents that disrupt our operations, necessitating additional measures, with some potential cost, to ensure our operational resilience. However, in the context of RELX’s overall cost base, we would not expect any such incremental cost to be significant.
We believe our strategy will be resilient even in the most challenging future scenario.
Scenario 1 – Business as usual (RCP 8.5)
In this scenario, carbon emissions continue to increase at current rates and temperature increases exceed 4 degrees Celsius by the year 2100.
Short term: While some policies could be introduced to reduce carbon emissions, action is limited. Some countries may price carbon emissions and set standards for building and vehicle energy efficiency.
Medium term: The availability of renewable energy may grow, but the share of energy from fossil fuels will remain sizeable. With this level of warming, extreme and severe weather events will likely increase. Drought and increased precipitation will impact agriculture. Severe storms will interfere with our supply chains and logistics. The heightened need for innovation in climate adaptation infrastructure may increase demand for our environmental products and services for the scientific, technical and other communities.
Long term: Rising sea levels will affect land use of coastal and low-lying
regions where we may have operations, requiring investment to protect or relocate key Company facilities to ensure business continuity. Significant government investment will be required to mitigate the impacts, for example in strengthening flood and coastal defences or securing reliable water supplies, with follow-on
effects for places where we and future customers operate.
Political instability in some regions may increase as populations compete for resources such as fresh water supplies and as large numbers of people move from regions most heavily impacted by

RELX Annual report and financial statements 2021 | Corporate responsibility overview	57

climate change. Global economic uncertainty will likely become the norm, with limited growth at best and decline at worst. As impacts become more apparent, public sentiment may favour organisations like RELX that have taken action to limit the impact of climate change. We would continue to pursue measures such as science-based carbon reductions, implementation of innovative technological solutions, carbon sequestration and (re)forestation, but without the catalyst of global government investment in these areas.
Scenario 2 – 2 degrees Celsius climate change (RCP 2.6) In this scenario, carbon emissions are halved by 2050 and climate change does not exceed 2 degrees Celsius by the year 2100.
Short term: Countries would introduce more challenging carbon targets as they update their Nationally Determined Contributions under the 2016 Paris Climate Agreement. A range of new policies would most likely be introduced across many countries to control carbon emissions including carbon pricing, higher standards on building and vehicle energy efficiency, with increased renewable energy generation in global power grids. Such developments will be reflected in our policies and procedures. and such climate mitigation efforts could increase the demand for many of our products and services.
Medium term: There should be public and private investment in greater carbon sequestration, capture and storage, (re)forestation, and other measures – all of which would aid action in these areas within our business.
Long term: The frequency of extreme weather events will increase but not as much as under Scenario 1. There will still be disruption to transport and logistics through storms, but sea level rise will be more limited, as will costs we may face associated with adaptation and mitigation projects. With reduced climate impacts, political and economic instability will be lessened. Climate-related migration will still be a factor but to a smaller degree than anticipated under Scenario 1.
Scenario 3 – 1.5 degrees climate change (RCP1.9) In this scenario, to achieve a 66% chance of avoiding more than 1.5C warming by 2100, inclusive and sustainable development will be a key consideration for policy makers with high levels of international cooperation.
Short term: Emissions must peak in the early 2020s to achieve net zero emissions by 2050, These ambitious carbon reductions would be supported by new policies (with carbon prices reaching as much or more than four times the price under the 2 degrees C scenario) and strong regulation
Medium term: Buildings will be subject to tougher standards to achieve carbon reductions of nearly three times those under the 2 degree scenario. Energy costs and associated carbon costs could be higher than in Scenario 1 or 2, but this is unlikely to have a major impact for RELX as energy is not a significant part of our cost base as indicated above.
The transport sector will see significant change, with the majority of vehicles powered by alternative sources. Nature-based solutions to climate change, such as forestation, are also likely to play an important role. In this scenario, RELX efforts to reduce emissions, seek technology-driven carbon solutions and pursuit of nature-based decarbonisation will be magnified.
Long term: By 2050, approximately 80% of global energy should be from renewable sources. Use of coal will decrease significantly and oil will drop to very low levels by 2060. After 2050, technologies such as bioenergy and carbon capture and storage will need to be widespread to remove excess carbon from the atmosphere to ensure emissions are net negative.
III. Risk Management
a. Our processes for identifying and assessing climate-related risks
The principal and emerging risks facing the business, which have been assessed by the Audit Committee and Board, are described on pages 66 to 70. The directors have considered the risk of climate change to the business, including the positive contribution that RELX makes through activities such as supporting academic research, pricing recyclable materials, and enabling customers to access our products electronically.
Climate-related risks are assessed as part of the RELX risk management process. Risks are formally reviewed every six months. The significance of each risk is assigned based on the potential impact to revenue and the likelihood of that risk being realised. As part of our environmental management system, the climate risk assessment covers transition and physical risks as described above, and also includes the assessment of existing and emerging regulatory requirements related to climate change. These include carbon pricing schemes, taxes and additional reporting requirements.
b. Our processes for managing climate-related risks
Climate change responsibilities are assigned to key roles, including the CFO at the executive level. Performance is monitored and evaluated throughout the year by the environmental checkpoint group, chaired by the CFO, and new programmes are introduced as required to control climate-related transition and physical risks.
We engage with Government Affairs colleagues on legislative and product trends, as well as through for a such as the Aldersgate Group, and through the process of ISO 14001 environmental certification of our EMS. We speak with experts in the business, our climate-related employee resource groups including Green Teams and Elsevier’s Climate Board, and gain insights through industry network the Responsible Media Forum’s Climate Pact and the cross-sector through networks like the CR and Sustainability Council of the Conference Board, chaired by our head of ESG and corporate responsibility.
The business continuity programme, under the direction of a RELX Business Continuity Forum, oversees mitigations of the physical risks of climate change on our operations through business continuity plans which include remote working and detailed employee information.
Supplier management practices of the Global Procurement team, the Supplier Resiliency Working Group, the Business Continuity Forum and the Socially Responsible Supplier programme mitigate the potential impact of climate-related risks on our supply chain. These practices include supplier engagement on their practices and policies and interventions through a risk-based programme of supplier audits and remediation.
IV. Metrics and Targets
Key climate-related metrics and targets are set out on pages 53 and 54 of this report. The remuneration of the CEO and the CFO is linked to the achievement of environment targets. These included in 2021, a key performance objective to reduce Scope 1 and Scope 2 (location-based) carbon emissions by 33% against a 2015 baseline 53% achievement; reduce energy and fuel consumption by 23% against a 2015 baseline 43% achievement; and to purchase renewable energy equivalent to 100% of RELX’s global electricity consumption. See page 100 for further details.

58	RELX Annual report and financial statements 2021 | Corporate responsibility

Sustainability Accounting Standards Board
(SASB) Disclosure
SASB Standards enable businesses around the world to identify, manage and communicate financially-material sustainability information to their investors. The SASB standards are industry specific and identify the minimal set of financially material sustainability topics and their associated metrics for the typical company in an industry.
SASB assigns RELX to Professional and Commercial Services. The following disclosure is made according to the SASB standard for that sector.

Topic	Accounting metric	Code	Disclosure location
Data security	Description of approach to identifying and addressing data security risks	SV-PS-230a.1	See: 2. Governance on pages 46, 48

	Description of policies and practices relating to collection, usage and retention of customer information	SV-PS-230a.2	See: 2. Governance on pages 46, 48

	(1) Number of data breaches, (2) percentage involving customers’ confidential business information (CBI) or personally identifiable information (PII), (3) number of customers affected	SV-PS-230a.3	Except as a matter of public record, RELX does not disclose this information for reasons of commercial confidentiality
Workforce diversity and engagement	Percentage of gender and racial/ ethnic group representation for (1) executive management and (2) all other employees	SV-PS-330a.1	See: 3. People on page 49

	(1) Voluntary and (2) involuntary turnover rate for employees	SV-PS-330a.2	See: 3. People on page 49

	Employee engagement as a percentage	SV-PS-330a.3	See: 3. People on page 49
Professional integrity	Description of approach to ensuring professional integrity	SV-PS-510a.1	See: 2. Governance on page 46

	Total amount of monetary losses as a result of legal proceedings associated with professional integrity	SV-PS-510a.2	Except as a matter of public record, RELX does not disclose this information for reasons of commercial confidentiality
Activity metrics	Number of employees by: (1) full-time and part-time, (2) temporary, and (3) contract	SV-PS-000.A	See: 3. People on page 49

	Employee hours worked, percentage billable	SV-PS-000.B	See: 3. People on page 49

RELX Annual report and financial statements 2021	59

Overview
Market segments
Corporate Responsibility
Financial review
Governance
Financial statements and other information

Financial
review

In this section

60	Chief Financial Officer’s report
66	Principal and emerging risks

60	RELX Annual report and financial statements 2021 | Financial review

Chief Financial Officer’s report

Revenue
Underlying revenue growth was 7%, with all four market segments contributing to underlying growth. The underlying growth rate reflects good growth in electronic and face-to-face
revenues, partially offset by continued print revenue declines.
Acquisitions and exhibition cycling effects both had a small positive impact on revenue, and disposals had a small negative impact, to give growth at constant currency of 8%. The impact of currency movements was to decrease revenue growth by 6%. Reported revenue including the effects of exhibition cycling, portfolio changes and currency movements, was £7,244m (2020: £7,110m), up 2%.
Profit
Underlying growth in adjusted operating profit was 13%, with growth in each of the three largest business areas, and a return to a positive adjusted operating result in Exhibitions. Acquisitions and disposals had a small impact on adjusted operating profit growth, but combined were net neutral, giving growth at constant currency of 13%. Currency effects decreased adjusted operating profit by 7%.
Total adjusted operating profit, including the impact of acquisitions and disposals and currency effects, was £2,210m (2020: £2,076m), up 6%.
Operating costs on an underlying basis grew 5%, reflecting investment in global technology platforms, the launch of new products and services and one-off
charges relating to a reduction in the corporate real estate footprint, partly offset by the benefits of continued process innovation. Actions continue to be taken across our businesses to improve cost-efficiency. Total operating costs, including the impact of acquisitions, disposals and currency effects, were flat.
The overall adjusted operating margin of 30.5% was 1.3 percentage points higher than in the prior year. On an underlying basis, including cycling effects, the margin improved by 1.6 percentage points with portfolio and currency effects reducing margins by 0.1 and 0.2 percentage points respectively.
Reported operating profit was £1,884m (2020: £1,525m) up 24%, reflecting the increase in adjusted operating profit together with lower amortisation expense on acquired intangible assets and there being no exceptional costs (2020: £183m).
The amortisation charge in respect of acquired intangible assets, including the share of amortisation in joint ventures, decreased to £298m (2020: £376m). This includes impairments of £13m in respect of acquired intangible assets in Legal (2020: £65m relating to acquired intangible assets in Legal and Exhibitions).
Acquisition-related items in the year included a gain of £27m (2020: £76m) from the revaluation of a put and call option arrangement relating to a non-controlling
interest in a subsidiary within Legal.

RELX Annual report and financial statements 2021 | Chief Financial Officer’s report	61

	2021 £m	2020 £m	Change	Change at constant currencies	Change underlying

Reported figures

Revenue	7,244	7,110	+2%	+8%	+7%

Operating profit	1,884	1,525	+24%

Profit before tax	1,797	1,483	+21%

Net profit attributable to RELX PLC shareholders	1,471	1,224	+20%

Net margin	20.3%	17.2%

Net debt	6,017	6,898
Earnings per share	76.3p	63.5p	+20%

Adjusted figures

Operating profit	2,210	2,076	+6%	+13%	+13%

Operating margin	30.5%	29.2%

Profit before tax	2,077	1,916	+8%	+15%

Net profit attributable to RELX PLC shareholders	1,689	1,543	+9%	+17%

Net margin	23.3%	21.7%

Cash flow	2,230	2,009	+11%	+20%

Cash flow conversion	101%	97%

Return on invested capital	11.9%	10.8%

Earnings per share	87.6p	80.1p	+9%	+17%
RELX uses adjusted and underlying figures as additional performance measures. Adjusted figures primarily exclude the amortisation of acquired intangible assets and other items related to acquisitions and disposals, and the associated deferred tax movements. In 2020, we also excluded exceptional costs in the Exhibitions business. Reconciliations between the reported and adjusted figures are set out on pages 193 to 197. Underlying growth rates are calculated at constant currencies, excluding the results of acquisitions until 12 months after purchase, and excluding the results of disposals and assets held for sale. Underlying revenue growth rates also exclude exhibition cycling. Constant currency growth rates are based on 2020 full-year average and hedge exchange rates.

Adjusted net interest expense was £133m (2020: £160m), with the reduction reflecting lower average net borrowings and lower average interest rates. The adjusted interest expense excludes the net pension financing charge of £9m (2020: £10m).
Adjusted profit before tax was £2,077m (2020: 1,916m), up 8%. Reported profit before tax was £1,797m (2020: £1,483m) up 21%, reflecting the improvement in reported operating profit, offset by smaller gains from disposals and other non-operating
items of £55m (2020: £130m), mainly relating to disposal and revaluation gains in the ventures portfolio.
The adjusted tax charge was £384m (2020: £373m). The 2021 charge includes the benefit of tax credits arising from the substantial resolution of prior year tax matters. The 2020 charge includes the benefit of temporary relaxation of interest deductibility restrictions in the United States.
The adjusted effective tax rate was 18.5% (2020: 19.5%). This excludes movements in deferred taxation assets and liabilities related to goodwill and acquired intangible assets, but includes the benefit of tax amortisation where available on those items.
Adjusted operating profits and taxation are grossed up for the equity share of taxes in joint ventures. The application of tax law and practice is subject to some uncertainty and amounts are provided in respect of this. Discussions with tax authorities relating to cross-border transactions and other matters are ongoing. Although the outcome of open items cannot be predicted, no significant impact on profitability is expected.
The reported tax charge was £326m (2020: £275m), including tax associated with the amortisation of acquired intangible assets, disposals and other non-operating
items. The increase in the UK corporation tax rate to 25% (from April 2023) was enacted in the first half of 2021 requiring a revaluation of deferred tax balances but the impact on the tax charge in the income statement was not material.
The adjusted net profit attributable to RELX PLC shareholders was £1,689m (2020: £1,543m), up 17% at constant currency and up 9% after changes in exchange rates. Adjusted earnings per share was also up 17% at constant currency, and after changes in exchange rates was up 9% at 87.6p (2020: 80.1p).

62	RELX Annual report and financial statements 2021 | Financial review

The reported net profit attributable to RELX PLC shareholders was £1,471m (2020: £1,224m). Reported earnings per share was 76.3p (2020: 63.5p).
Cash flows
Adjusted cash flow was £2,230m (2020: £2,009m), up 11% compared with the prior period and up 20% at constant currency. The rate of conversion of adjusted operating profit to adjusted cash flow was 101% (2020: 97%).
CONVERSION OF ADJUSTED OPERATING PROFIT INTO CASH

YEAR TO 31 DECEMBER	2021 £m	2020 £m
Adjusted operating profit	2,210	2,076
Depreciation of property, plant and equiptment	52	60
Amortisation of internally developed intangible assets*	295	281
Depreciation of right-of-use assets	80	88
Pre-publication amortisation	60	62
EBITDA	2,697	2,567
Capital expenditure	(337)	(362)
Repayment of lease principal (net)**	(76)	(87)
Working capital and other items	(54)	(109)
Adjusted cash flow	2,230	2,009
Adjusted cash flow conversion	101%	97%

*	Excluding impairment charges that have already been excluded from adjusted operating profit.
**	Excludes repayments and receipts in respect of disposal-related vacant property and is net of sublease receipts.
Capital expenditure was £337m (2020: £362m), including £309m (2020: £319m) in respect of capitalised development costs, reflecting sustained investment in new products. Capital expenditure was 4.7% of revenue (2020: 5.1%). Depreciation of property, plant and equiptment and amortisation of internally developed intangible assets charged within adjusted operating profit was £347m (2020: £341m). Depreciation and amortisation were 4.8% of revenue (2020: 4.8%). These percentages exclude principal lease repayments under IFRS 16 of £76m (2020: £87m), pre-publication
costs of £73m (2020: £80m) that were capitalised as current assets, depreciation of leased right-of-use
assets of £80m (2020: £88m) and amortisation of
pre-publication
costs of £60m (2020: £62m).
Interest paid (net) was £118m (2020: £172m) with the higher amount in the prior period reflecting the cash element of the 2019 charge on early redemption of some long term bonds in the first half of 2020. Tax paid of £342m (2020: £496m) was lower than the current tax charge, with the difference reflecting timing of tax payments.
In 2021, the cash outflow relating to Exhibitions exceptional costs charged in 2020 was £52m (2020: £51m). Payments made in respect of acquisition-related items amounted to £46m (2020: £67m).
Free cash flow before dividends was £1,672m (2020: £1,223m). Ordinary dividends paid to shareholders in the year, being the 2020 final dividend and 2021 interim dividend, amounted to £920m (2020: £880m). Free cash flow after dividends was an inflow of £752m (2020: £343m).
RECONCILIATION OF CASH GENERATED FROM OPERATIONS TO ADJUSTED CASH FLOW

YEAR TO 31 DECEMBER	2021 £m	2020 £m
Cash generated from operations	2,476	2,264
Dividends received from joint ventures	20	31
Purchases of property, plant and equipment	(28)	(43)
Expenditure on internally developed intangible assets	(309)	(319)
Acquisition-related items	46	67
Exceptional costs in Exhibitions	52	51
Pension deficit recovery payment	44	45
Repayment of lease principal (net)*	(76)	(87)
Proceeds from disposals of property, plant and equipment	5	–
Adjusted cash flow	2,230	2,009

*	Excludes repayments and receipts in respect of disposal-related vacant property and is net of sublease receipts.
FREE CASH FLOW

YEAR TO 31 DECEMBER	2021 £m	2020 £m
Adjusted cash flow	2,230	2,009
Interest paid (net)	(118)	(172)
Cash tax paid*	(342)	(496)
Exceptional costs in Exhibitions	(52)	(51)
Acquisition-related items	(46)	(67)
Free cash flow before dividends	1,672	1,223
Ordinary dividends	(920)	(880)
Free cash flow post dividends	752	343

*	Net of cash tax relief on exceptional costs incurred in 2020 and acquisition-related items and including cash tax impact of disposals.
RECONCILIATION OF NET DEBT
YEAR-ON-YEAR

YEAR TO 31 DECEMBER	2021 £m	2020 £m
Net debt at 1 January	(6,898)	(6,191)
Free cash flow post dividends	752	343
Net disposal proceeds	190	29
Acquisition cash spend (including borrowings in acquired businesses)	(262)	(874)
Share repurchases	–	(150)
Purchase of shares by the Employee Benefit Trust	(1)	(37)
Other*	28	16
Currency translation	174	(34)
Movement in net debt	881	(707)
Net debt at 31 December	(6,017)	(6,898)

*	Distributions to non-controlling interests, pension deficit recovery payments, leases, share option exercise proceeds.
Total consideration on acquisitions completed in the year was £255m (2020: £878m). Cash spent on acquisitions was £262m (2020: £874m), including deferred consideration of £19m (2020: £5m) on past acquisitions and spend on venture capital investments of £8m (2020: £2m). Total consideration for disposals of non-strategic
assets was £22m (2020: £15m). Net cash inflow from disposals after timing differences and separation and transaction costs, and including £178m from realisation of venture capital investments, was £190m (2020: £29m). There were no share repurchases in 2021 (2020: £150m). The Employee Benefit Trust purchased shares of RELX PLC to meet future

RELX Annual report and financial statements 2021 | Chief Financial Officer’s report	63

obligations in respect of share based remuneration totalling £1m (2020: £37m). Proceeds from the exercise of share options were £32m (2020: £16m).
Funding
Debt
Net debt at 31 December 2021 was £6,017m, a decrease of £881m since 31 December 2020. The majority of our borrowings are denominated in US dollars and euros, and as sterling was stronger against the euro but slightly weaker against the US dollar at the end of the year, our net borrowings decreased when translated into sterling. Excluding currency translation effects, net debt decreased by £707m. Expressed in US dollars, net debt at 31 December 2021 was $8,123m, a decrease of $1,327m.
Gross debt of £6,167m (2020: £7,123m) is comprised of bank and bond borrowings of £5,959m (2020: £6,848m) and lease liabilities under IFRS 16 of £208m (2020: £275m). The fair value of related derivative net assets was £35m (2020: £119m), finance lease receivables totalled £2m (2020: £18m) and cash and cash equivalents totalled £113m (2020: £88m). In aggregate, these give the net debt figure of £6,017m (2020: £6,898m).
The effective interest rate on gross bank and bond borrowings was 2.0% in 2021 (2020: 2.1%). As at 31 December 2021, gross bank and bond borrowings had a weighted average life remaining of 5.0 years and a total of 62% of them were at fixed rates, after taking into account interest rate derivatives. The ratio of net debt (including pensions) to EBITDA (adjusted earnings before interest, tax, depreciation and amortisation) was 2.4x (2020: 3.3x), calculated in US dollars. Excluding pensions, the ratio was 2.3x (2020: 3.0x). The improvement in these leverage ratios reflects the recovery in earnings and the reduction in debt in the year.
Liquidity
The Group has ample liquidity and access to debt capital markets, providing the ability to repay or refinance debt as it matures and to fund ongoing requirements. The Group has access to committed bank facilities aggregating $3.0bn maturing in 2023 or 2024. These committed facilities are undrawn. They include a covenant limiting the ratio of net debt to EBITDA to 3.75x, with RELX having the option once over the life of the facilities to increase this limit to 4.25 x for a 12 month period (covering two consecutive semi-annual testing dates) following any acquisition. For the purposes of the covenant, net debt excludes pensions. At 31 December 2021, measured on the basis used in the covenant test, the ratio of net debt to EBITDA was 2.3x.
Invested capital and returns
Net capital employed was £9,810m at 31 December 2021 (2020: £9,536m), an increase of £274m. The carrying value of goodwill and acquired intangible assets increased by £14m. An amount of £156m (2020: £427m) was capitalised in the year in respect of acquired intangible assets and £131m (2020: £570m) was recorded as goodwill. These additions were offset by amortisation and impairment of acquired intangible assets and by currency movements.
SUMMARY BALANCE SHEET

AS AT 31 DECEMBER	2021 £m	2020 £m
Goodwill and acquired intangible assets*	9,419	9,405
Internally developed intangible assets*	1,251	1,244
Property, plant and equipment*, right-of-use assets* and investments	504	740
Net pension obligations	(269)	(624)
Working capital	(1,095)	(1,229)
Net capital employed	9,810	9,536

*	Net of accumulated depreciation and amortisation.
Development costs of £309m (2020: £319m) were capitalised within internally developed intangible assets, most notably investment in new products and related infrastructure across RELX.
Net pension obligations, i.e. pension obligations less pension assets, decreased to £269m (2020: £624m). There was a net deficit of £8m (2020: £354m) in respect of funded schemes, which were on average 100% funded at the end of the year on an IFRS basis. The lower deficit mainly reflects increases in the value of the UK scheme assets, combined with higher discount rates in the UK, decreasing the liability.
The
post-tax
return on average invested capital in the year was 11.9% (2020: 10.8%). The increase is largely due to growth in adjusted operating profit and a lower effective tax rate.

64	RELX Annual report and financial statements 2021 | Financial review

RETURN ON INVESTED CAPITAL

AS AT 31 DECEMBER	2021 £m	2020 £m
Adjusted operating profit	2,210	2,076
Tax at adjusted effective rate	(409)	(405)
Adjusted effective tax rate	18.5%	19.5%
Adjusted operating profit after tax	1,801	1,671
Average invested capital*	15,108	15,435
Return on invested capital	11.9%	10.8%

*
Average of invested capital at the beginning and the end of the year, retranslated at average exchange rates for the year. Invested capital is calculated as net capital employed, adjusted to add back accumulated amortisation and impairment of acquired intangible assets and goodwill and to exclude the gross up to goodwill in respect of deferred tax, and to add back exceptional restructuring costs.

Reported earnings per share and dividends

	2021 £m	2020 £m	Change
Reported earnings per share	76.3p	63.5p	20.2%
Ordinary dividend per share	49.8p	47.0p	6.0%
The reported earnings per share was 76.3p (2020: 63.5p).
The final dividend proposed by the Board is 35.5p per share. This gives total dividends for the year of 49.8p (2020: 47.0p), 6% higher than the prior year.
Dividend cover, being the number of times the total interim and proposed final dividends for the year is covered by the adjusted earnings per share, is 1.8x (2020: 1.7x). Dividend cover by the reported earnings per share, is 1.5x (2020: 1.4x). The dividend policy of RELX PLC is, over the longer term, to grow dividends broadly in line with adjusted earnings per share, while targeting cover of at least two times.
During 2021, no RELX PLC shares were repurchased, and 61,040 (2020: 1.8m) shares were purchased by the Employee Benefit Trust. As at 31 December 2021, total shares in issue, net of shares held in treasury and shares held by the Employee Benefit Trust, amounted to 1,929.4m.
Distributable reserves and parent company balance sheet
As at 31 December 2021, RELX PLC had distributable reserves of £7.0bn (2020: £6.9bn). In line with UK legislation, distributable reserves are derived from the non-consolidated RELX PLC balance sheet. The consolidated reserves reflect adjustments such as the amortisation of acquired intangible assets that are not taken into account when calculating distributable reserves.
The parent company balance sheet net assets are higher than those of the group due to the investment in RELX Group plc being carried at a value of £18bn which is not reflected on the consolidated balance sheet. The parent company balance sheet can be found on page 186. Further information on the distributable reserves can be found in the parent company financial statements on page 187.
Alternative performance measures
RELX uses a range of alternative performance measures (‘APMs’) in the reporting of financial information, which are not defined by generally accepted accounting principles (‘GAAP’) such as IFRS. These APMs are used by the Board and management as they believe they provide relevant information in assessing the Group’s performance, position and cash flows, enable investors to track more clearly the core operational performance of the Group, and provide a clear basis for assessing RELX’s ability to raise debt and invest in new business opportunities.
Management also uses these financial measures, along with IFRS financial measures, in evaluating the operating performance of the Group as a whole and of the individual business areas. These measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with IFRS. The measures may not be directly comparable to similarly reported measures by other companies.
Reconciliations of adjusted measures are set out on pages 192 to 197.
Accounting policies
The consolidated financial statements are prepared in accordance with UK adopted International Accounting Standards following the accounting policies shown in the notes to the financial statements on pages 143 to 183. The accounting policies and estimates which require the most significant judgement relate to the valuation of intangible assets, the capitalisation of development spend, taxation and accounting for defined benefit pension schemes.
Further detail is provided in the accounting policies on pages 143 to 144 and in the relevant notes to the accounts.
Tax Principles
Taxation is an important issue for us and our stakeholders, including our shareholders, governments, customers, suppliers, employees and the global communities in which we operate. We have set out our approach to tax in our global tax strategy. This incorporates our Tax Principles along with additional disclosures around where we pay taxes and our broader contribution to society. This is all made publicly available on our website: www.relx.com/go/taxprinciples. We maintain an open dialogue with tax authorities, and are vigilant in ensuring that we comply with current tax legislation. We have clear and consistent tax policies and tax matters are dealt with by a professional tax function, supported by external advisers. We proactively seek to agree arm’s-length pricing with tax authorities to mitigate tax risks of significant cross-border operations. We actively engage with policy makers, tax administrators, industry bodies and international institutions to provide informed input on proposed tax measures, so that we and they can understand how those proposals would affect our businesses. In addition, we participate in consultations with the Organisation for Economic Co-operation and Development (OECD), European bodies and the United Nations.

RELX Annual report and financial statements 2021 | Chief Financial Officer’s report	65

Treasury policies
The Board of RELX PLC agrees policies for managing treasury risks. The key policies address security of funding requirements, the target fixed/floating interest rate exposure for debt and foreign currency hedging and place limits on counterparty exposures. A more extensive summary of these policies is provided in note 17 to the financial statements on pages 167 to 172. Financial instruments are used to finance the RELX businesses and to hedge transactions. The Group’s businesses do not enter into speculative transactions.
Liquidity management
The capital structure is managed to support RELX’s objective of maximising long-term shareholder value through appropriate security of funding, ready access to debt and capital markets, cost-effective borrowing and flexibility to fund business and acquisition opportunities while maintaining appropriate leverage to ensure an efficient capital structure.
Over the long-term, RELX seeks to maintain cash flow conversion of 90% or higher and credit rating agency metrics that are consistent with a solid investment grade credit rating. These metrics, as defined by the rating agencies, include net debt to EBITDA, including and excluding pensions, and various measures of cash flow as a percentage of net debt. Further detail on liquidity management is provided on pages 167 and 168.
Capital management
RELX uses the cash flow it generates to fund capital expenditure required to drive organic growth, to make selective acquisitions and to provide a growing dividend to shareholders, while retaining balance sheet strength to maintain access to cost-effective sources of borrowing. Share repurchases are undertaken to maintain an efficient balance sheet. Further detail on capital management is provided on pages 167 and 168.
Climate change
At RELX, we recognise our responsibility to consider our impact on the environment and to address climate change. The nature of RELX’s business means the environmental impact of our operations is relatively low. Through activities such as assessing environmental risk; publishing environmental research; analysing environmental law; tracking recycling markets and emissions trading regimes and producing environmental events, we make a positive contribution to climate change risks. Notwithstanding our low environmental impact, the Board has considered the risks associated with climate change. As noted in the Principal Risks section, we believe the primary way climate change could impact RELX is through operational disruption caused by severe weather events, as reflected in the Technology and Business Resilience risk.
We continue to advance climate reporting in line with the recommendations of the Taskforce on Climate Related Financial Disclosure (TCFD), with relevant data and metrics included in the Corporate Responsibility section on page 40, supported by further detail in the Corporate Responsibility Report. In the year, we signed up to the Climate Pledge, part of the United Nations Race to Zero initiative, pledging to reach net zero emissions across all carbon scopes by 2040 at the latest.
Corporate responsibility
Refer to the Corporate Responsibility Report on pages 38 to 58 for further information.
Nick Luff
Chief Financial Officer

66	RELX Annual report and financial statements 2021 | Financial review

Principal and emerging risks

RELX has established risk management practices that are embedded into the operations of the businesses, based on the Internal Control-Integrated Framework (2013) by the Committee of Sponsoring Organisations of the Treadway Commission. The principal and emerging risks facing the business, which have been assessed by the Audit Committee and Board, including the incremental risks and uncertainties relating to the Covid-19 pandemic, are described below. The directors confirm this process is robust and includes consideration of risks, including emerging risks, that could threaten RELX’s business models, future performance, solvency, liquidity or reputation.
It is not possible to identify every risk that could affect our businesses, and the actions taken to mitigate the risks described below cannot provide absolute assurance that a risk will not materialise and/or adversely affect our business or financial performance. Our risk management and internal control processes are described in the corporate governance section. A description of the business and a discussion of factors affecting performance is set out in the Chief Executive Officer’s report and the RELX business review. Our approach to the promotion of human rights, managing corporate responsibility, environmental and other non-financial risks is set out in the RELX business overview and the separate Corporate Responsibility Report. This includes processes used to identify and mitigate climate related risks which are further described on pages 55 to 57 in the Corporate Responsibility section of this report and the Corporate Responsibility Report. In addition disclosures against the Sustainability Accounting Standards Board Standards for the Professional and Commercial Services sector are also set out on page 58 in the Corporate Responsibility section of this report.
Covid-19 pandemic
The impact of the Covid-19 pandemic on RELX’s business continues to depend on a range of factors which we are not able to accurately predict, including the duration and scope of the pandemic, and the duration and extent of containment measures, such as quarantines or other travel restrictions and site closures. These measures have had and may continue to have a significant impact on face-to-face events in our Exhibitions business with few in-person events taking place outside China and Japan between March 2020 and March 2021, with re-opening in key markets occurring later in 2021. There remains uncertainty about venue availability and the impact of travel restrictions going forward.

EXTERNAL RISKS

Risk	Description and impact	Mitigation

Economy and market conditions	Demand for our products and services may be adversely impacted by factors beyond our control, such as the economic environment in, and trading relations between, the United States, Europe and other major economies (including the evolution of the United Kingdom’s trading relationship with the European Union), political uncertainties, acts of war and civil unrest as well as levels of government and private funding provided to academic and research institutions.	Our businesses are focused on professional markets which have generally been more resilient in periods of economic downturn. We deliver information solutions, many on a subscription and recurring revenue basis, which are important to our customers’ effectiveness and efficiency. We operate diversified businesses in terms of sectors, markets, customers, geographies and products and services. We have extended our position in long-term global growth markets through organic new launches supported by the selective acquisition of small content and data sets. We continue to dispose of businesses that no longer fit our strategy.

We continuously monitor economic and political developments to assess their impact on our strategy which is designed to mitigate these risks. In response to specific uncertainties, our businesses engage in scenario planning and develop contingency plans where relevant.

Intellectual property rights	Our products and services include and utilise intellectual property. We rely on trademark, copyright, patent, trade secret and other intellectual property laws to establish and protect our proprietary rights in this intellectual property. There is a risk that our proprietary rights could be challenged, limited, invalidated or circumvented, which may impact demand for and pricing of our products and services. Copyright laws are subject to national legislative initiatives, as well as cross-border initiatives such as those from the European Commission and increased judicial scrutiny in several jurisdictions in which we operate. This creates additional challenges for us in protecting our proprietary rights in content delivered through the internet and electronic platforms.	We actively engage in developing and promoting the legal protection of intellectual property rights. Our subscription contracts with customers contain provisions regarding the use of proprietary content. We are vigilant as to the use of our intellectual property and, as appropriate, take legal action to challenge illegal content distribution sources.

RELX Annual report and financial statements 2021 | Principal and emerging risks	67

EXTERNAL RISKS

Risk	Description and impact	Mitigation

Data resources and data privacy
Our businesses rely extensively upon content and data from external sources. Data is obtained from public records, governmental authorities, publicly available information and media, customers, end users and other information companies, including competitors. The disruption or loss of data sources, either because of data privacy laws (or their interpretation by courts, regulators, customers or civil society) or because data suppliers decide not to supply them, may impose limits on our collection and use of certain kinds of information and our ability to communicate, offer or make such information available or useful to our customers.

Compromise of data, through a failure of our cyber security measures (see ‘Cyber security’ below), other data loss incidents or failure to comply with requirements for proper collection, use, storage and transfer of data, by ourselves, or our third-party service providers, may damage our reputation, divert time and effort of management and other resources, and expose us to risk of loss, fines and penalties, litigation and increased regulation.

We seek as far as possible to have proprietary content. Where content is supplied to us by third parties, we aim to have contracts which provide mutual commercial benefit. We also maintain an active dialogue with regulatory authorities on privacy and other data-related issues, and promote, with others, the responsible use of data.

We have established data privacy principles, governance structures and control programmes designed to ensure data privacy requirements are met and which protect data and individuals’ privacy across all jurisdictions where we operate. We have put in place and test response plans to manage incidents where data privacy might be compromised. We embed our data privacy principles in agreements with third parties.

We have assurance programmes to monitor compliance and conduct training and awareness programmes.

Paid subscriptions	Our Scientific, Technical & Medical (STM) primary research content, like that of most of our competitors, is sold largely on a paid subscription basis. There is continued debate in government, academic and library communities, which are the principal customers for our STM content, regarding to what extent such content should be funded instead through fees charged to authors or authors’ funders and/or made freely available in some form after a period following publication. Some of these methods, if widely adopted, could adversely affect our revenue from paid subscriptions.	We engage extensively with stakeholders in the STM community to better understand their needs and deliver value to them. We are open to serving the STM community under any payment model that can sustainably provide researchers with the critical information tools that they need. In particular, the number of articles we publish on an author pays, open access basis is growing rapidly. We focus on the integrity and quality of research through the editorial and peer review process; we invest in efficient editorial and distribution platforms and in innovation in platforms and tools to make content and data more accessible and actionable; and we develop our research systems to provide capabilities to manage different payment models. We ensure vigilance on plagiarism and the long-term preservation of research findings.

STRATEGIC RISKS

Risk	Description and impact	Mitigation

Customer acceptance of our products	Our businesses are dependent on the continued demand by our customers for our products and services and the value placed on them. They operate in highly competitive and dynamic markets, and the means of delivery, customer demand for, and the products and services themselves, continue to change in response to rapid technological innovations, legislative and regulatory changes, the entrance of new competitors, and other factors. Failure to anticipate and quickly adapt to these changes, or to deliver enhanced value to our customers, could impact demand for our products and services and consequently adversely affect our revenue or the long-term returns from our investment in electronic product and platform initiatives.	We are focused on the needs and economics of our customers. We gain insights into our markets, evolving customers’ needs, the potential application of new technologies and business models, and the actions of competitors and disrupters. These insights inform our market strategies and operational priorities. We continuously invest significant resources in our products and services, and the infrastructure to support them. We leverage user centred design and development methods and customer analytics and invest in new and enhanced technologies to provide content and innovative solutions that help them achieve better outcomes and enhance productivity.

Acquisitions	We supplement our organic development with selected acquisitions. If we are unable to generate the anticipated benefits such as revenue growth and/or cost savings associated with these acquisitions, it could adversely affect return on invested capital and financial condition or lead to an impairment of goodwill.	Acquisitions are made within the framework of our overall strategy, which emphasises organic development. We have a well formulated process for reviewing and executing acquisitions and for managing the post-acquisition integration. This process is underpinned with clear strategic, financial and ethical criteria. We closely monitor the integration and performance of acquisitions.

68	RELX Annual report and financial statements 2021 | Financial review

OPERATIONAL RISKS

Risk	Description and impact	Mitigation

Technology and business resilience	Our businesses are dependent on electronic platforms and networks, primarily the internet, for delivery of our products and services. These could be adversely affected if our electronic delivery platforms, networks or supporting infrastructure experience a significant failure, interruption or security breach. Climate change may increase the intensity and frequency of severe weather events which increases the risk of significant failure.	We have established procedures for the protection of our businesses and technology assets. These include the development and testing of business continuity plans, including IT disaster recovery plans and back-up
delivery systems, to reduce business disruption in the event of major technology or infrastructure failure, terrorism or adverse weather incidents.

Face-to-face events
Face-to-face
	events are susceptible to economic cycles, communicable diseases, severe weather events and other natural disasters, terrorism and assignment of venues to alternative uses. Each or any of these may impact exhibitors’ and visitors’ desire and ability to travel in person to events and the availability of event venues. These factors each have the potential to reduce revenues, increase the costs of organising events and adversely affect cash flows and reputation.	We actively review our ability to host events considering the availability of venues and national and local regulations including those related to health, travel and security. Where regulations permit us to hold events, we take appropriate measures for the well being and safety of exhibitors, visitors and employees. The physical events being run are supported by enhanced digital services, including remote participation by both exhibitors and attendees. In addition, we are holding a number of standalone virtual events and are further developing and delivering complementary digital offerings in order to maintain our presence in the industry communities that we serve.

Cyber security
Our businesses maintain and use online databases and platforms delivering our products and services, which we rely on, and provide data to third parties, including customers and service providers. These databases and information are a target for compromise and face a risk of unauthorised access and use by unauthorised parties including through cyber, ransomware and phishing attacks on us or our third-party service providers.

Our cyber security measures, and the measures used by our third-party service providers, may not detect or prevent all attempts to compromise our systems, which may jeopardise the security of the data we maintain or may disrupt our systems. Failures of our cyber security measures could result in unauthorised access to our systems, misappropriation of our or our users’ data, deletion or modification of stored information or other interruption to our business operations. As techniques used to obtain unauthorised access to or to sabotage systems change frequently and may not be known until launched against us or our third-party service providers we may be unable to anticipate or implement adequate measures to protect against these attacks and our service providers and customers may likewise be unable to do so.

Compromises of our or our third-party service providers’ systems, or failure to comply with applicable legislation or regulatory or contractual requirements could adversely affect our financial performance, damage our reputation and expose us to risk of loss, fines and penalties, litigation and increased regulation.

We have established security programmes which are constantly reviewed and updated to address developments in the threat landscape with the aim of ensuring our ability to prevent, respond to and recover from a cyber-attack or ransomware attack, that data is protected, our business infrastructures and those of our third-party service providers continue to operate and that we comply with relevant legislative, regulatory and contractual requirements.

We have governance mechanisms in place to design and monitor common policies and standards across our businesses.

We invest in appropriate technological and physical controls which are applied across the enterprise in a risk-based security programme which operates at the infrastructure, application and user levels. These controls include, but are not limited to, infrastructure vulnerability management, application scanning and penetration testing, network segmentation, encryption and logging and monitoring. We provide regular training and communication initiatives to establish and maintain awareness of risks at all levels of our businesses. We have appropriate incident response plans to respond to threats and attacks which include procedures to recover and restore data and applications in the event of an attack. We maintain appropriate information security policies and contractual requirements for our businesses and run programmes monitoring the application of our data security and resilience policies by third party service providers. We use independent internal and third-party auditors to test, evaluate, and help enhance our procedures and controls.

Supply chain dependencies	Our organisational and operational structures depend on outsourced and offshored functions, including use of cloud service providers. Poor performance, failure or breach of third parties to whom we have outsourced activities could adversely affect our business performance, reputation and financial condition.	We select our vendors with care and establish contractual service levels that we closely monitor, including through key performance indicators and targeted supplier audits. We have developed business continuity plans to reduce disruption in the event of a major failure by a vendor.

Talent	The implementation and execution of our strategies and business plans depend on our ability to recruit, motivate and retain skilled employees and management. We compete globally and across business sectors for talented management and skilled individuals, particularly those with technology and data analytics capabilities. An inability to recruit, motivate or retain such people could adversely affect our business performance. Failure to recruit and develop talent regardless of gender, race or other characteristics could adversely affect our reputation and business performance.	We have well established management development and talent review programmes. We monitor capability needs and remuneration schemes are tailored to attract and motivate the best talent available at an appropriate level of cost. We actively seek feedback from employees, which feeds into plans to enhance employee engagement and motivation. Our Diversity and Inclusion Strategy creates a diverse workforce and environment that respects individuals and their contributions.

RELX Annual report and financial statements 2021 | Principal and emerging risks	69

FINANCIAL RISKS

Risk	Description and impact	Mitigation

Pensions	We operate a number of pension schemes around the world, including local versions of the defined benefit type in the UK and the United States. The US scheme is closed to future accruals. The UK scheme has been closed to new hires since 2010. The members who continue to accrue benefits now represent a small and reducing portion of the overall UK based workforce. The assets and obligations associated with these pension schemes are sensitive to changes in the market values of the scheme’s investments and the market-related assumptions used to value scheme liabilities. Adverse changes to asset values, discount rates, longevity assumptions or inflation could increase funding requirements.	We have professional management of our pension schemes and we focus on maintaining appropriate asset allocation and plan designs. We review our funding requirements on a regular basis with the assistance of independent actuaries and ensure that the funding plans are appropriate. We seek to manage pension liabilities by reviewing pension benefits provided to staff as well as the structure of scheme arrangements.

Tax	Our businesses operate globally, and our profits are subject to taxation in many different jurisdictions and at differing tax rates. Tax laws that currently apply to our businesses may be amended by the relevant authorities or interpreted differently by them, and these changes could adversely affect our reported results.	We maintain an open dialogue with tax authorities and are vigilant in ensuring that we comply with current tax legislation. We have clear and consistent tax policies and tax matters are dealt with by a professional tax function, supported by external advisers. As outlined in the Chief Financial Officer’s report on pages 60 to 65 we engage with tax authorities and international organisations. We continue to monitor legislative developments in the jurisdictions in which we operate and consider the potential impacts of proposed regulation changes under various scenarios. The principles we adopt in our approach to tax matters can be found on our website at www.relx.com/go/taxprinciples.

Treasury
The RELX PLC consolidated financial statements are expressed in pounds sterling and are subject to movements in exchange rates on the translation of the financial information of businesses whose operational currencies are other than sterling. The United States is our most important market and, accordingly, significant fluctuations in the US dollar exchange rate could significantly affect our reported results. We also earn revenues and incur costs in a range of other currencies, including the euro and the yen, and significant fluctuations in these exchange rates could also significantly impact our reported results.

Macroeconomic, political and market conditions may adversely affect the availability and terms of short and long-term funding, volatility of interest rates, the credit quality of our counterparties, currency exchange rates and inflation. The majority of our outstanding debt instruments are, and any of our future debt instruments may be, publicly rated by independent rating agencies. Our borrowing costs and access to capital may be adversely affected if the credit ratings assigned to our debt are downgraded.
Our approach to capital structure and funding is described in the Chief Financial Officer’s report on pages 60 to 65. The approach to the management of treasury risks is described in note 17 to the consolidated financial statements.

REPUTATIONAL RISKS

Risk	Description and impact	Mitigation

Ethics	As a global provider of professional information solutions to the Risk, STM, Legal and Exhibitions markets we, our employees and major suppliers are expected to adhere to high standards of integrity and ethical conduct, including those related to anti-bribery and anti-corruption, fraud, sanctions, competition and principled business conduct. A breach of generally accepted ethical business standards or applicable laws could adversely affect our business performance, reputation and financial condition.	Our Code of Ethics and Business Conduct is provided to every employee and is supported by training and communication. It encompasses such topics as competing fairly, prohibiting corrupt business practice and fair employment practices and encouraging open and principled behaviour. We have well-established processes for monitoring, reporting and investigating instances of unethical conduct. Our major suppliers are required to adhere to our Supplier Code of Conduct.
The Strategic Report, as set out on pages 2 to 69, has been approved by the Board of RELX PLC.

By order of the Board	Registered Office
Henry Udow	1-3 Strand
Company Secretary	London
9 February 2022	WC2N 5JR

70	RELX Annual report and financial statements 2021

Governance

In this section

72	Board Directors
74	RELX Senior Executives
76	Chair’s introduction to corporate governance
77	Corporate Governance Review
97	Report of the Nominations Committee
100	Directors’ Remuneration Report
122	Report of the Audit Committee
125	Directors’ Report

RELX Annual report and financial statements 2021	71

Overview
Market segments
Corporate Responsibility
Financial review
Governance
Financial statements and other information

72	RELX Annual report and financial statements 2021 | Governance

Board Directors

Executive Directors	Non-Executive Directors

Erik Engstrom (58)
Chief Executive Officer

Appointed:
Chief Executive Officer of RELX since November 2009. Joined as Chief Executive Officer of Elsevier in 2004.
Other appointments:
Non-Executive
Director of Smith & Nephew plc and Bonnier Group.
Past appointments:
Prior to joining was a partner at General Atlantic Partners. Before that was President and Chief Operating Officer of Random House Inc and President and Chief Executive Officer of Bantam Doubleday Dell, North America. Began his career as a consultant with McKinsey. Served as a
Non-Executive
Director of Eniro AB and Svenska Cellulosa Aktiebolaget SCA.
Education:
Holds a BSc from Stockholm School of Economics, an MSc from the Royal Institute of Technology in Stockholm, and gained an MBA from Harvard Business School as a Fulbright Scholar.
Nationality:
Swedish

Paul Walker (64)

Chair

Appointed:
March 2021
Other appointments:
Chair of Ashtead Group plc.
Past appointments:
Previously was Chair of Halma plc, European Directories, Wan disco, Inc, Perform Group and Sophos Group plc.
Former Non-Executive
Director of Experian plc, Epic Software Corporation, Diageo plc, Mytravel Group plc and Cussins Property Group plc. Before that was Chief Executive Officer of Sage Group plc for 16 years, having previously served as its Chief Financial Officer and Chief Financial Controller.
Education:
Has a degree in Economics from York University, and is a qualified UK Chartered Accountant.
Nationality:
British

June Felix (65)

Non-Executive
Director

Appointed:
October 2020
Other appointments:
Chief Executive Officer of IG Group Holdings plc. Member of the Board of Advisers of the London Technology Club.
Past appointments:
Served as a
Non-Executive Director
of IG Group Holdings plc from 2015 until the time of her appointment as Chief Executive Officer in October 2018. Previously held various executive management positions at a number of large multinational businesses in Hong Kong, London and New York, including Verifone, IBM, Citibank and Chase Manhattan. Earlier in her career, was a strategy consultant with Booz Allen Hamilton.
Nationality:
American

Nick Luff (54)
Chief Financial Officer

Appointed:
September 2014
Other appointments:
Non-Executive
Director of Rolls-Royce Holdings plc.
Past appointments:
Prior to joining the Group was Group Finance Director of Centrica plc from 2007. Before that was Chief Financial Officer at The Peninsular & Oriental Steam Navigation Company (P&O) and its affiliated companies, having previously held a number of senior finance roles at P&O. Began his career as an accountant with KPMG. Formerly a
Non-Executive
Director of QinetiQ Group plc and Lloyds Banking Group plc.
Education:
Has a degree in Mathematics from Oxford University and is a qualified UK Chartered Accountant.
Nationality:
British

Wolfhart Hauser (72)
Non-Executive
Director
Senior Independent Director
Chair of the Remuneration Committee

Appointed:
April 2013
Other appointments:
Non-Executive
Director of Associated British Foods plc.
Past appointments:
Chair of FirstGroup plc until July 2019. Chief Executive Officer of Intertek Group plc from 2005 until 2015. Prior to that he was Chief Executive Officer of TÜV Sud AG between 1998 and 2002 and Chief Executive Officer of TÜV Product Service GmbH for ten years. Formerly a Non-Executive
Director of Logica plc.
Education:
Holds a master’s degree in Medicine from Ludwig-Maximilian-University Munich and a Medical Doctorate from Technical University Munich.
Nationality:
German

Charlotte Hogg (51)
Non-Executive
Director

Appointed:
December 2019
Other appointments:
Executive Vice President and Chief Executive Officer for the European Region of Visa Inc. Executive Director of Visa Europe Limited.
Non-Executive
Director of NowTeach and a Director of Kettlethorpe Sport Horses Limited.
Past appointments:
Chief Operating Officer at the Bank of England. Before that Head of Retail Banking for Santander UK, Managing Director UK and Ireland for Experian plc, and held senior roles at Morgan Stanley in New York and London.
Nationality:
British, American and Irish

RELX Annual report and financial statements 2021 | Board Directors	73

Marike van Lier Lels (62) Non-Executive Director Workforce Engagement Director	Linda Sanford (69) Non-Executive Director	Suzanne Wood (61) Non-Executive Director Chair of the Audit Committee
Appointed: July 2015	Appointed: December 2012
Other appointments:
Member of the Supervisory Boards of NS (Dutch Railways), Dura Vermeer, Post NL and Innovation Quarter.
Past appointments:
Member of the Supervisory Boards of TKH Group NV, Royal Imtech NV, Maersk BV, KPN NV, USG People NV and Eneco Holding NV, and Executive Vice President and Chief Operating Officer of the Schiphol Group. Prior to joining Schiphol Group, was a member of the Executive Board of Deutsche Post Euro Express and held various senior positions with Nedlloyd. Member of various Dutch governmental advisory boards.
Nationality:
Dutch

Other appointments:
An independent Director of Consolidated Edison, Inc, Pitney Bowes, Inc and Interpublic Group of Companies, Inc. Serves on the board of trustees of the New York Hall of Science.
Past appointments:
Senior Vice President, Enterprise Transformation, IBM Corporation until 2014, having joined the company in 1975. A consultant to The Carlyle Group from 2015 to July 2018. Formerly a
Non-Executive
Director of ITT Corporation, served on the boards of directors of The Business Council of New York State and the Partnership for New York City, and on the boards of trustees of the State University of New York, St John’s University and Rensselaer Polytechnic Institute.
Nationality:
American

Appointed:
September 2017
Other appointments:
Senior Vice President and Chief Financial Officer of Vulcan Materials Company and
Non-Executive
Director of Ferguson plc.
Past appointments:
Served as Group Finance Director of Ashtead Group plc from 2012 to 2018. Chief Financial Officer of Ashtead Group’s largest subsidiary, Sunbelt Rentals Inc, from 2003 until 2012. Previously, also served as Chief Financial Officer of two US publicly listed companies, Oakwood Homes Corporation and Tultex Corporation.
Nationality:
American

Robert MacLeod (57) Non-Executive Director	Andrew Sukawaty (66) Non-Executive Director
Appointed: April 2016	Appointed: April 2019
Other appointments:
Appointed as Chief Executive of Johnson Matthey plc in June 2014 after five years as Group Finance Director.
Past appointments:
Prior to joining Johnson Matthey, spent five years as Group Finance Director of WS Atkins plc, having joined as Group Financial Controller in 2003. From 1993 to 2002, held a variety of senior finance and M&A roles with Enterprise Oil plc in the UK and US. Formerly a
Non-Executive
Director of Aggreko plc.
Nationality:
British

Other appointments:
Chair of Inmarsat. Director of Hg Capital LLC and Matrix 42. Founding Partner of Corten Capital.
Past appointments:
Was formerly the Senior Independent Director of Sky plc between 2013 and 2018. Previously was Chair of Ziggo NV, Xyratex Group Ltd, and Telenet Group holdings NV, and deputy Chair of O2 plc. Also served as a
Non-Executive
Director of Telefonica Europe (following its acquisition of O2 plc) and Powerwave Technologies Inc, and additionally as Chief Executive of Inmarsat plc, Sprint Corp and NTL Group Ltd.
Nationality:
American

Board Committee membership key Audit Committee Remuneration Committee Nominations Committee Corporate Governance Committee Committee Chair

74	RELX Annual report and financial statements 2021 | Governance

RELX Senior Executives

Mark Kelsey	Kumsal Bayazit	Mike Walsh	Hugh M Jones IV
Chief Executive Officer	Chief Executive Officer	Chief Executive Officer	Chief Executive Officer
Risk	Scientific, Technical	Legal	Exhibitions
& Medical and Chair,
RELX Technology Forum

Joined in 1983. Appointed to current position in 2012.	Joined in 2004. Appointed to current position in 2019.	Joined in 2003. Appointed to current position in 2011.	Joined in 2011. Appointed to current position in 2020.

Has held a number of senior positions across the Group over the past 30 years. Previously Chief Operating Officer and then Chief Executive Officer of Reed Business Information. Studied at Liverpool University and received his MBA from Bradford University.	Previously President, Exhibitions Europe, Chief Strategy Officer, RELX, and Executive Vice President of Global Strategy and Business Development for LexisNexis. Prior to that worked with Bain & Company in New York, Los Angeles, Johannesburg and Sydney. Holds an MBA from Harvard Business School and is a graduate of the University of California at Berkeley.	Previously CEO of LexisNexis US Legal Markets and Director of Strategic Business Development Home Depot. Prior to that was a practising attorney at Weil, Gotshal and Manges in Washington DC and served as a consultant with The Boston Consulting Group. Holds a Juris Doctor degree from Harvard Law School and is a graduate of Yale University.	Previously Group Managing Director, Accuity, ICIS, Cirium, and EG within Risk. Prior to that was Chief Executive Officer, Accuity. Holds an MBA from the Ross School of Business at the University of Michigan and is a graduate of Yale University.

RELX Annual report and financial statements 2021 | RELX Senior Executives	75

Rose Thomson	Vijay Raghavan	Henry Udow	Jelena Sevo	Youngsuk ‘YS’ Chi
Chief Human Resources Officer	Director, RELX Technology Forum and Chief Technology Officer, Risk	Chief Legal Officer and Company Secretary	Chief Strategy Officer	Director of RELX Corporate Affairs and Chair, Elsevier

Joined in 2021. Appointed to current position at that time.	Joined in 2002. Appointed to current position in 2019.	Joined in 2011. Appointed to current position at that time.	Joined in 2011. Appointed to current position in 2019.	Joined in 2005. Appointed to current position in 2011.

Previously Chief Human Resources Officer at Standard Life Aberdeen. Before that, held various senior human resources roles at Travelport International, Barclays Bank, The Coca-Cola Company, Coles Group and The Walt Disney Company.

Holds an MA in business management from Macquarie University Graduate School of Management and a BA in Psychology, Macquarie University.
	Previously Vice President of Technology, LexisNexis Insurance Solutions. Prior technology executive positions at ChoicePoint, Paragon Solutions, Primus Knowledge Solutions, and McKesson. Holds a bachelor’s degree in electrical and electronics engineering from the Birla Institute of Technology and Science, Pilani, completed an advanced management program for executives at MIT Sloan School of Management, and is completing a master’s degree in cybersecurity from the Georgia Institute of Technology.	Previously Chief Legal Officer and Company Secretary of Cadbury plc having spent 23 years working with the company. Prior to that worked at Shearman & Sterling in New York and London. Holds a Juris Doctor degree from the University of Michigan Law School and a bachelor’s degree from the University of Rochester.	Previously Director of Tax Markets for LexisNexis UK. Prior to that, various senior management roles in LexisNexis and Elsevier. Previously a consultant at Bain & Co and Booz Allen Hamilton. Holds an MBA from Harvard Business School, a master’s degree in law from Georgetown University and a degree in law from the University of Belgrade.	Previously was President and Chief Operating Officer of Random House, founding Chairman of Random House Asia and Chief Operating Officer for Ingram Book Group. Holds an MBA from Columbia University and is a graduate of Princeton University.

76	RELX Annual report and financial statements 2021 | Governance

Chair’s introduction to corporate governance

Effective governance practices are fundamental in supporting RELX’s ability to create, protect and ultimately deliver long-term shareholder value.
Introduction
I am pleased to introduce the Corporate Governance Review which describes the activities of the Board and its Committees during the year and sets out our governance framework. This is my first year as your Chair, having succeeded Sir Anthony Habgood on 1 March 2021. On behalf of the Board, I would like to take this opportunity to thank Sir Anthony for his exemplary leadership as Chair over the last 11 years, a period which has seen significant shareholder value creation, consistent revenue and profit growth, simplification of the Company’s corporate structure and recognition of RELX as a leader in Environmental Social and Governance (ESG) performance.
RELX has continued to respond to the challenges presented by the Covid-19 pandemic effectively driving strong growth and financial performance while at the same time keeping the health and safety of our employees as our top priority. The Board has worked with senior executives to ensure the continued delivery of the Company’s strategy, and to support our customers and employees during this unprecedented period. I would like to thank my fellow Directors, the senior executives and all of RELX’s employees for their resilience and commitment.
Our governance framework
Since joining the RELX Board in 2021 I have been impressed with the Company’s commitment to ensuring that a robust corporate governance environment is in place. It has a well-established, structured and disciplined approach to governance. Effective governance practices are fundamental to RELX’s culture of acting with integrity in all that we do and it supports the Company’s purpose to benefit society through its unique contributions, as set out on page 78. The Board believes pursuing the highest levels of corporate responsibility and delivering excellent financial performance should be pursued in tandem, and that doing so will result in long-term shareholder value. It also provides confidence to our stakeholders that the governance of the Group is appropriate for its size and profile as a listed company, helps to manage our risks and opportunities, ensures that our key stakeholders are appropriately considered in the decisions that we make, and maintains our corporate reputation.
Stakeholder engagement
Throughout 2021, the Board remained focused on ensuring the health and safety of our colleagues, our customers and the wider communities in which we operate, whilst providing solutions and services that meet the evolving needs of our customers. The Board also continued to oversee our substantial corporate responsibility programme, with specific focus on RELX’s ESG activities. Please see pages 84 to 88 for our stakeholder engagement activities, and www.relx.com/go/crreport) for our ESG activities in more detail. In May 2021, RELX held an ESG seminar for investors and analysts which was attended by leaders from across the RELX business and hosted by the Chief Financial Officer, Nick Luff. The seminar included presentations on a range of ESG-related subjects including Elsevier’s Covid-19 response, financial inclusion and the Rule of Law and was well received by investors. In September 2021, we conducted our triennial global employee opinion survey, which covered various topics including culture, inclusion and diversity. Further information on our employee engagement activities and the results of the triennial survey can be found on page 80 to 81 and page 85.
Board decision-making
The Board actively takes into account the views of the Company’s stakeholders when making decisions. Stakeholder engagement remains a key area of focus for the Board. We listen to our customers, communities, shareholders, regulators, suppliers and employees and the insights from this engagement help to shape our strategy and the decisions we take as a Board.
The Board’s significant decisions during the year, and its considerations in making them, are set out on pages 81 to 83. These pages are incorporated into the Board’s Section 172 Statement, which is set out on page 39, and therefore into the RELX Strategic Report. This statement explains how the Board’s decision-making during the year has promoted the success of the Company having regard, amongst other things, to those matters set out in Section 172 of the Companies Act 2006.
UK Corporate Governance Code compliance
As a result of RELX PLC’s premium listing on the London Stock Exchange, it is required to describe how, during the year, it has complied with the principles of the Code. Details of how we have done so are set out in this report and those of the Board Committees which follow. RELX is also required to report on whether it has chosen to comply with each of the provisions of the Code, or alternatively explain why it has chosen not to do so. For 2021, the Board deemed it to be in the interests of our stakeholders to comply with each of the provisions of the Code, with the exception of provision 19, relating to the length of tenure of the Chair, for a short portion of the year until my appointment on 1 March 2021, from which time we again complied with provision 19, and provision 38 (alignment of Executive Director pension rates with those available to the workforce). For an explanation of how Executive Director pension benefits are being aligned by the end of this year with those of the wider workforce, please see page 77.
Board changes and effectiveness
As mentioned above, I was appointed as Chair of the Board on 1 March 2021. I was also appointed as the Chair of the Nominations and Corporate Governance Committees, and as a member of the Remuneration Committee.
Marike van Lier Lels stepped down as a member of the Audit Committee on 28 July 2021, and Charlotte Hogg was appointed as a member of the Committee in her place.
Linda Sanford intends to retire from the Board with effect from the conclusion of the AGM in April, having served on the Board for over nine years. The Board would like to thank Linda for her service to RELX and her contribution to the work of the Board and the Committees on which she has served. Dr Wolfhart Hauser, who will have served nine years on the Board at the time of the Company’s Annual General Meeting (AGM), has agreed to remain on the Board until the conclusion of the Company’s 2023 AGM, subject to shareholder approval, to allow an orderly succession of the roles of Senior Independent Director and Remuneration Committee Chair, roles which are currently undertaken by him. The Board believes that this extension of Dr Hauser’s tenure is in the long-term best interest of shareholders.
As Chair, I am responsible for ensuring that the effectiveness of the Board, its Committees and each individual Director is evaluated annually. For 2021, an internal evaluation process was carried out. The outcome of the evaluation confirmed that the Board and Committees continue to operate effectively, and that all of our Directors continue to demonstrate commitment to their role. For further detail on the Board evaluation outcomes, please see page 92.
Paul Walker
Chair
9 February 2022

RELX Annual report and financial statements 2021	77

Corporate Governance Review

Overview
The shares of RELX PLC are traded through its primary listing on the London Stock Exchange and its secondary listing on Euronext Amsterdam, whilst its securities are also traded on the New York Stock Exchange under its American Depositary Share programme.
Corporate governance compliance statements

The 2018 UK Corporate Governance Code (the Code) applied to RELX PLC (the Company) during the year.

The Company has complied with the provisions of the Code throughout the year ended 31 December 2021, with the exception of provision 19 (length of tenure of the Chair) until 1 March 2021, and provision 38 (alignment of executive director pension contribution rates with those available to the workforce).

Paul Walker succeeded Sir Anthony Habgood as the Chair of the Board on 1 March 2021, following which the Company was in compliance with provision 19 for the remainder of the year. Sir Anthony Habgood stepped down from the Board at that time, after over 11 years of services as Chair of the Board. At the Board’s request, Sir Anthony Habgood remained in the role until his successor took office, in order to ensure continuity of the RELX Board and governance leadership at a time of significant business uncertainty due to the
Covid-19
pandemic.

The value of pension benefits for current Executive Directors has decreased over the last several years, and continues to decrease. They will transition from their current arrangements to the level of pension benefits provided under the Company’s regular defined contribution plans (currently capped at 11% in the UK) by the end of this year (2022), in line with the recommendations of the Investment Association. Notwithstanding provision 38 of the Code, the Board viewed it as appropriate that there be a phased transition of existing pension benefits for Executive Directors. The current Remuneration Policy, which was approved by shareholders at the 2020 Annual General Meeting (AGM) and applies for three years from the date of approval, includes a pension policy for any newly appointed Executive Directors which is aligned to the general workforce. The pension benefits received by the Executive Directors in 2021 were in line with the terms of the Directors’ Remuneration Policy.

A description of how the Company has applied the main principles of the Code is set out on pages 77 to 124.

A copy of the Code can be found on the FRC website at
 www.frc.org.uk

The Company and its Directors are required by the Code and UK Companies Act 2006 (the Act) to make certain statements and provide confirmations in relation to provisions contained within them. The locations of those statements are as follows:

◾	Pages 5, 14 to 37, 66 to 69, and 77 to 79 for a description of how opportunities and risks to the future success of the business have been considered and addressed, the sustainability of RELX’s business model and how its governance contributes towards the delivery of its strategy

◾	Page 39 for RELX’s Section 172 Statement and pages 81 to 88 for a description of the Board’s principal decisions during the year and how the interests of RELX’s key stakeholders and the matters set out in Section 172 of the Act were considered in Board discussions and decision-making

◾	Pages 49 to 50 for an explanation of RELX’s approach to investing in and rewarding its workforce

◾	Pages 66 to 69 for confirmation that the Directors have carried out a robust assessment of the emerging and principal risks facing RELX, including a description of its principal risks, what procedures are in place to identify emerging risks, and an explanation of how these are being managed or mitigated

◾	Pages 80 to 81 for an explanation of the Board’s activities in assessing and monitoring RELX’s culture

◾	Page 94 for confirmation that the Annual Report and Financial Statements is fair, balanced and understandable and provides the information necessary for shareholders to assess RELX’s position and performance, business model and strategy

◾	Page 95 for the statement on the status of RELX as a going concern

◾	Page 96 for an explanation of how the Directors have assessed the prospects of RELX, taking into account its current position and its emerging and principal risks
Application of UK Corporate Governance Code Principles
Our governance framework
RELX has in place a corporate governance framework of processes, leadership bodies and supporting documentation to ensure that it is appropriately led, directed and controlled for the benefit of its stakeholders. It brings clarity to those who work for and on behalf of RELX, both in respect of what they are expected to deliver through the setting of strategic and financial objectives, and the values, standards and principles that they must act in accordance with in the course of delivering those objectives, which form the foundation of how RELX wants to conduct its business. It is also designed with the intention of safeguarding and enhancing long-term shareholder value and providing a platform from which RELX can meet its strategic priorities. Our internal control and risk management arrangements, described on pages 93 to 94, are a central part of our governance framework.
The framework also helps our organisation to run efficiently by giving clear instructions on decision-making processes and authorities, allowing effective use of our resources whilst facilitating appropriate levels of oversight and involvement for the Board and its Committees. It exists to support our businesses as they grow and develop, and to ensure that decisions made by them are consistent with RELX’s risk appetite, as set by the Board and implemented by senior management. It therefore reflects a number of considerations. These include the appropriate implementation of systems and processes which define the rights, responsibilities and accountabilities of individuals throughout RELX, compliance with statutory and regulatory requirements that apply to RELX, the protection of our reputation and meeting our own expectations to act with integrity in all we do. It also seeks to allow our four business divisions to operate with the speed, agility and flexibility required to address the needs of their customers in a timely and responsive manner.

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Our purpose, strategy, values and culture

Purpose
RELX is a provider of information-based analytics and decision tools for professional and business customers, enabling them to make better decisions, get better results and be more productive.

Our purpose is to benefit society by developing products that help researchers advance scientific knowledge; doctors and nurses improve the lives of patients; lawyers promote the rule of law and achieve justice and fair results for their clients; businesses and governments prevent fraud; consumers access financial services and get fair prices on insurance, and customers learn about markets and complete transactions.

Our purpose guides our actions beyond the products that we develop. It defines us as a company. Every day across RELX our employees are inspired to undertake initiatives that make unique contributions to society and the communities in which we operate.

Strategy
Our number one strategic priority is the organic development of increasingly sophisticated information-based analytics and decision tools that deliver enhanced value to professional and business customers. We aim to achieve leading positions in long-term global growth markets and leverage our skills, assets and resources across RELX, both to build solutions for our customers and to pursue cost efficiencies. We are systematically migrating all of our information solutions across RELX towards higher value-add
decision tools, adding broader data sets, embedding more sophisticated analytics and leveraging more powerful technology, primarily through organic development. We are transforming our core business, building out new products and expanding into higher growth adjacencies and geographies. We are supplementing this organic development with selective acquisitions of targeted data sets and analytics, and assets in high-growth markets that support our organic growth strategies and are natural additions to our existing business.

By focusing on evolving the fundamentals of our business we believe that, over time, we are improving our business profile and the quality of our earnings. This strategy has led to more predictable revenues through a better asset mix and geographic balance; improved returns by focusing on organic development with strong cash generation; and a higher growth profile as we expand in higher growth segments, exit from structurally challenged businesses, and gradually reduce the drag from print format declines. In particular, proactive management of the
Covid-19
pandemic’s impact on each of our business areas allowed us to accelerate this strategic shift.

Values
We strive to do business with integrity. Our principle “Do the Right Thing” embraces behaviours such as being honest in dealing with others, respecting each other, and courageously speaking out for what is right; thereby guiding our commitment to achieve business goals in an open, honest, ethical, and principled way. We ask our suppliers to meet the same standards, and provide support for them to do so as necessary.

Culture
As an information-based analytics and decision tool provider, our corporate culture is fact-based, data-driven and analytical. We are transparent and non-political
in our decision-making. We are passionate about making a positive impact on society through our unique contributions as a business and our employees feel a strong sense of engagement with the business and its purpose. We focus on improving customer outcomes while emphasising corporate responsibility and acting with integrity and advancing inclusiveness and diversity. Our culture encourages community engagement, environmental responsibility and the well-being of our people.

Board leadership
The Board is responsible for promoting the long-term sustainable success of RELX. Through a programme of meetings, it oversees the Group’s financial performance and ensures its systems of risk management, internal control and corporate governance are fit for purpose and underpin the delivery of its strategy. RELX’s annual strategy review process comprehensively assesses the Group’s strategic position and its key strategic options, considering opportunities and risks to its future success and the long-term sustainability of its business model. At RELX, there is a process in place to manage the Board’s annual agenda to ensure that all necessary items are submitted for its consideration at the appropriate time with sufficient supporting information, whilst allowing it adequate time to discuss and develop strategic proposals. The Board’s discussions are informed by regular updates and presentations by senior management leaders who are invited to present at its meetings, as well as those of its Committees and deep-dive sessions into individual business areas and selected topics which are regarded as being of strategic importance.
The Board sets RELX’s purpose and values as set out above. It periodically reviews and approves our Code of Ethics and Business Conduct (the Ethics Code) to ensure that this continues to support and is aligned with delivery of the approved strategy, and RELX’s Operating & Governance Principles, which provide an overview of the processes, policies and controls that have been put in place to manage risk, and serves as a first point of reference for management of each RELX business area. The Board also monitors RELX’s workforce policies and practices to ensure that they are aligned with its values and support long-term sustainable success, as described on pages 80 to 81.

RELX Annual report and financial statements 2021 | Corporate Governance Review	79

Matters reserved for the Board
There is a clearly defined schedule of matters reserved for the Board’s decision-making, through which it has sole authority to approve RELX’s strategy and annual budget, ensuring that necessary resources are in place for RELX to meet its objectives. It also sets supporting financial and non-financial
targets, and makes decisions over other matters which are deemed material to either the delivery of strategy, or RELX’s future financial performance. These include the approval of material acquisitions, major capital expenditure and investment, RELX’s financial statements and its dividend policy.
Delegated authorities and Board Committees
There are a number of approved delegated authorities in place from the Board to the Chief Executive Officer and other Senior Executives which relate principally to the day-to-day
management of the business. The senior management team supports the Chief Executive Officer in the performance of his duties. Further delegated authorities and rules are applicable to each business area.
The governance framework also enables the Board to delegate a number of other responsibilities to its principal Committees, allowing it time to focus on key matters. The responsibilities are set out within the Terms of Reference for each Committee, which can be found on our website at
www.relx.com.
The membership and activities of the Committees are described on pages 89, and 97 to 124. Our Committees support the Board in delivering RELX’s strategy. The work of the Remuneration Committee ensures that our executive and senior management teams are appropriately incentivised to deliver RELX’s strategic objectives, that we can retain our best talent to deliver these, and that variable remuneration is based on the foundational principle of pay for performance. Our Nominations Committee regularly reviews the composition of the Board and the Committees, ensuring that they have the right balance of skills to set an effective strategy, and provide appropriate levels of constructive challenge and oversight of management in implementing its delivery. It is also responsible for ensuring that there is a healthy and diverse pipeline of talent in place for those positions deemed critical to the delivery of RELX’s strategic objectives.
The Audit Committee, through reports from management, internal audit and the external auditor, provides independent assurance that business processes which underpin the delivery of our strategy operate as intended, are fit for purpose, and generate reliable management information. This ensures that decisions made by the Board in respect of strategy are taken on the basis of correct information and assumptions. The Audit Committee also reviews the process by which risks to the delivery of strategy are continuously monitored, assessed and mitigated. The Corporate Governance Committee develops and recommends a set of corporate governance principles to apply to the Company, through its monitoring of developments and evolving best practices in the area, thereby assisting the Board in fulfilling its responsibilities effectively.
External appointments and conflict of interest
The Board has in place formal procedures to evaluate and review the external commitments of each Director. Through the activities of the Nominations Committee, the Board is satisfied that each Director has sufficient time to devote to their role at RELX in light of their external appointments. In making this assessment in February 2022, the Nominations Committee has assessed both the number and nature of these external commitments, and the positions that each Director holds on the RELX Board Committees, their current familiarity and experience with RELX and how it operates, and our wider culture of encouraging inclusivity and diversity both at RELX and across wider society. Our
Non-Executive
Letter of Appointment sets out the time commitment required by the Company from its
Non-Executive
Directors. When receiving recommendations from the Nominations Committee for the appointment of any new
Non-Executive
Director, the Board always takes into account the other demands on a potential Director’s time.
The Board also has in place formal procedures to appropriately manage any actual or potential conflict of interest identified, and monitors each Directors’ independence to ensure there is no third-party influence that could potentially compromise their independent judgement. In accordance with the Company’s Articles of Association, the Board reviews and authorises as appropriate situations where a Director has an interest that conflicts, or may possibly conflict, with those of RELX, and further to impose any conditions on that authorisation. Additionally, where there are new external appointments, any commercial relationships it might have with RELX are reviewed, and any potential conflicts of interest are dealt with following formal procedures.
Paul Walker was appointed as Chair of the Board on 1 March 2021, as announced in September 2020. Mr Walker’s independence was determined by the initial assessment at the time of the announcement, which the Board reviewed and confirmed immediately prior to the appointment.

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Board Committees

The structure of the Board’s main Committees and a summary of their key responsibilities are set out below. All of the Committees have written Terms of Reference, which are available on our website,
www.relx.com
.

Board Committees are principally supported by the Chief Executive Officer, Chief Financial Officer, Chief Legal Officer and Company Secretary, and the Chief Human Resources Officer, although senior managers within the Group are invited to attend meetings where appropriate. The Board’s annual programme and the agendas for the Committees are prepared by their respective Chairs with support from the Company Secretary.

Culture and workforce policies
Culture
RELX places significant emphasis and importance on the way it does business. We are clear and unequivocal on our commitment to do so with integrity and in accordance with the highest ethical standards, whilst emphasising corporate responsibility and advancing inclusiveness and diversity. We do this whilst improving customer outcomes through a culture which is fact-based, data-driven and analytical. Our culture supports our purpose and strategy as set out on page 78. The Board’s activities during the year involved it reviewing and providing direction on the Group’s culture, and then allowed it to assess whether the culture that it set for the organisation, is embedded and reflected across RELX on a day-to-day
basis. In 2021, the Board reviewed the results of RELX’s triennial group-wide employee opinion survey which confirmed positive trends across all business areas, in the key metrics of engagement, satisfaction, commitment and employee net promoter scores. It also reviewed and approved an updated Ethics Code, which sets out the core standards and principles which the organisation expects those who represent it in the conduct of business to adhere to, and provides clear and tangible direction and guidance to those individuals in building and maintaining the desired culture of the Group.
The Board additionally reviewed the Group’s workforce policies and practices. Please see pages 80 to 81 for more details.
The Board itself helps to build the culture of the organisation from the top downwards, by ensuring that its method of decision-making and related outcomes are aligned with the culture it has set for the rest of the organisation. Presentations it has received from senior management during the year have consistently addressed RELX’s corporate responsibility activities, provided culture-related employee data from across the Group’s different business areas, and provided evidence that operations and decisions made across the Group are appropriately supported by facts, data and analysis. These have not only allowed the Board to assess the Group’s culture, but have also provided a basis on which it has taken a number of its principal decisions during the year. Through the activities of the Audit Committee, the Board has also received periodic updates from RELX’s Chief Compliance Officer on alleged and substantiated violations of the Ethics Code, and related training, monitoring and communications programmes. The updates also covered the volume, type and circumstances surrounding substantiated violations, actions and lessons learnt.

RELX Annual report and financial statements 2021 | Corporate Governance Review	81

The Head of Internal Audit and Risk Management regularly presents to the Audit Committee on the results of internal audits across our business areas, providing the Board with an insight into culture both across the Group and within individual business areas.
Following its review of RELX’s culture, the Board was able to satisfy itself that this supported and was aligned with our purpose, strategy and values. A summary of each can be found on page 78. In its assessment, the Board noted and acknowledged that whilst RELX’s standards and values are defined on a group-wide basis, culture across its business areas and geographies varies to some degree.
Workforce policies and practices
The Board understands that RELX needs the contributions of people from a wide range of backgrounds, with different experiences and ideas to achieve real innovation for our customers around the world. Reflecting this, RELX’s approach to inclusion and diversity remains one of the key areas the Board considers as a priority. The Board reviewed and determined that the RELX Inclusion and Diversity Policy, adopted in early 2020, remains appropriate to define and guide RELX’s approach in this area. It also reviewed RELX’s activities to promote inclusiveness and diversity in the workplace, and its 2022 objectives in areas such as inclusive leadership training, disability inclusion and gender balance. For more details on the Company’s approach to investing in and rewarding its workforce, please see pages 49 to 50 within the Corporate Responsibility Report.
During the year, the Board received a presentation summarising data on our workforce, such as levels of employee engagement, voluntary and involuntary employee turnover, and demographics by location, division, gender, tenure, age, and ethnicity (where data is available, representing 60% of our employees); and reviewed our policies and practices relating to recruitment, talent development and remuneration, in order to ensure that these are consistent with our values and support our long-term sustainable success. The Board was also provided with the results of employee surveys conducted across the Group’s business areas and in different geographic regions during the year, covering various topics including employee perspectives on RELX’s culture and its approach to inclusion and diversity, as well as feedback on arrangements made to accommodate the impact of the
Covid-19
pandemic and related company communication. The Board also reviewed findings of our triennial Employee Opinion Survey, including breakdown by business areas. These surveys showed high level of satisfaction and engagement. The Board was also informed on how the management of each business area reflected feedback received in considering post-pandemic working arrangements and gradual return to the offices (where applicable), taking into consideration local circumstances. Please see page 85 for more details on post-pandemic working arrangements. Detailed feedback was also provided to the Board from RELX’s Workforce Engagement Director on employee views and perspectives regarding how RELX operates, including its activities and culture. Further details on the Workforce Engagement programme and its outcomes can be found on page 85.
Board decision-making
The Act requires that the Directors of RELX PLC – and those of all UK companies – act in a way that promotes the success of the Company for the benefit of its members as a whole. In so doing the Directors must have regard to the matters set out in Section 172(1) (a) to (f) of the Act.
This includes the likely consequences of any decision in the long term; the desirability of maintaining a reputation for high standards of business conduct; and the need to act fairly as between members of the Company. The information which follows on pages 81 to 88 describes how, in performing their duties during the year, the Directors have had regard to the matters set out in Section 172(1) (a) to (f) of the Act. This section is incorporated by reference into the RELX 2021 Section 172 Statement on page 39 of the Strategic Report.
Although
day-to-day
management and decision-making are delegated to the senior management team, the Board maintains oversight of the Company’s performance, and reserves to itself specific matters for approval, including significant new business initiatives, and major acquisitions and disposals. There are processes in place to ensure that the Board receives all relevant information at the right time and with the appropriate level of detail to enable the Board to monitor that management is acting in accordance with agreed strategy. In addition, as described on pages 78 to 79, the Board’s annual programme is designed to assist in enhancing its understanding of RELX’s business areas.
The Board’s activities and key decisions made in 2021 are described below.
Purpose, vision and strategy
◾	Received regular presentations on RELX’s business areas from the business area CEOs, which included reviews and discussion over actual and estimated full-year outturns based on multiple scenarios, incorporating short-, medium- and long-term variables within the business environment and the wider global economy. Particular consideration was given to the pace and sequencing of reopening for exhibitions events following the impact of
Covid-19,
subscription renewal rates within the Legal business and transactional volume in the Risk business

◾	Through ongoing discussion with the business area leaders and the Chief Strategy Officer, determined strategic priorities for a three-year period, and the development of robust supporting operating plans. A two-day
Strategy Review was held in September 2021 to debate and determine a three-year strategy plan for 2022-2024. Strategic priorities for organic growth, capital expenditure and areas for potential acquisitions across all four business areas were reviewed

◾	Considered and approved an updated Purpose, Strategy, Values and Culture statement, as set out on page 78

◾	Considered and approved the budget for 2021, and tracked financial performance throughout the year

◾	Received a comprehensive update on developments, future plans and particular focus areas for the Group in respect of emerging technologies, including from the RELX Chief Technology Officers Forum, which plays a vital role in ensuring that the Group’s technology appropriately evolves and supports its ongoing development of more sophisticated analytics and decision tools for customers

82	RELX Annual report and financial statements 2021 | Governance

◾	Conducted comprehensive reviews of the Group’s invested capital and capital structure. This embraced financial performance, completed acquisitions, potential acquisitions, net debt, returns on invested capital, credit ratings, forecasts, and financial market conditions

◾	Following a detailed review of the Group’s borrowing limits, liquidity, net debt/EBITDA position, debt covenant compliance and budget and capital allocation forecasts, approved RELX’s going concern statement (as set out on page 95) and viability statement (as set out on page 96). In doing so, the Board continued to examine throughout the year a range of scenarios reflecting the potential impact of the ongoing
Covid-19
pandemic on each business area, in particular Exhibitions, and the Group as a whole, to ensure that the Company maintained a strong cash and liquidity position, concluding that no additional debt fundings were required by the Group

◾	Considered and approved a number of acquisition and disposal proposals, including the acquisition of TruNarrative, which has supplemented the Risk division’s financial crime compliance and fraud solutions and is part of its portfolio that allows customers to make real time financial compliance decisions. In doing so, the Board carefully reviewed the strategic rationale for each of the proposals and the value forecasted to be added to RELX by them over a defined period of time. It also conducted an annual acquisition review process in which historical acquisitions are reviewed including their financial performance and strategic value

◾	Reviewed recruitment priorities for 2021 and 2022, and progress made in respect of talent development for the year. In doing so, the Board reviewed employee attrition levels within each business area, examined a number of inclusion and diversity related data points (gender, ethnicity, national origin, among others) within key geographies of the Group, as well as the results of pay equity audits conducted during the year

◾	Made the decision not to resume the Group’s share buyback programme for 2021. Following the initial suspension of the programme in April 2020, due to the uncertain business environment created by the
Covid-19
pandemic, the Board continued to review the decision throughout the year and determined that it is appropriate to resume the programme in 2022. In 2022, we intend to deploy £500m on share buybacks

◾	Received a presentation from Head of Corporate Communications on focus areas for 2021, in order to effectively deliver the Company’s core messages to target audiences
Risk and Internal Control
◾	Considered RELX’s principal and emerging risks and mitigation strategies, through the work of the Audit Committee and periodic updates received from Head of Audit and Risk Management. The Board confirmed that the Group’s principal risks previously identified remain largely unchanged, while also updating several of them to reflect recent developments. For instance, the medium-term impact of the
Covid-19
pandemic to
face-to-face
events, and the risk related to the potential impact of more extreme weather events related to climate change has been included, as shown on pages 66 to 69
◾	Reviewed RELX’s data protection systems and processes to mitigate against cyber security risks, including a comprehensive presentation on cyber security from the Group Head of Information Assurance and Data Protection, covering the industry threat landscape, its implications to RELX and the mapping of RELX’s cyber security programme to address those risks; a detailed review of the key performance indicators for the cyber security programme; and both company-wide and operating division-specific initiatives for 2021

◾	Through the Audit Committee, received periodic updates from RELX’s Chief Compliance Officer on RELX’s compliance efforts with respect to privacy, trade sanctions, anti-bribery and intellectual property

◾	Received through the Audit Committee a detailed overview of the Group’s insurance programme from the Group Treasurer and the Head of Group Insurance & Risk, which included a review and discussion of the Group’s insurance strategy
Board and senior management succession
◾	Considered Board succession planning and the resultant impact on Committee memberships. For the changes of Committee memberships, please see page 89

◾	Approved the
re-appointment
of Marike van Lier Lels as a
Non-Executive
Director for a third three-year term with effect from 21 July 2021, after taking into account the latest Board Evaluation which concluded that her performance as a
Non-Executive
Director had been effective and she had demonstrated continued commitment to her role

◾	Through the work of the Remuneration Committee, reviewed remuneration for the Executive Directors and Senior Executives, to ensure that both short- and long-term incentives are aligned with Company and stakeholder interests, and Company values and culture

◾	Received updates on internal talent reviews, career progression plans and management succession plans, which contribute towards building leadership capabilities and solid succession pipelines, as well as a detailed analysis over the Group’s demographics both from a gender and a geographic perspective. The Board was also kept informed, through the Nominations Committee, on the progress of selection processes for key management positions, including the appointment of Rose Thomson as Chief Human Resources Officer in September 2021
Culture, values and ethics
◾	Conducted a triennial review of, and approved, a revised and updated Ethics Code, which adds particular emphasis on manager responsibility to lead with respect to the Code’s principles and ethical standards. The revised Ethics Code was also redesigned for improved accessibility, and expanded resources were included

◾	Reviewed and approved a group-wide Inclusion and Diversity Policy, and monitored its implementation. Through the work of the Workforce Engagement Director, the Board also received updates on workforce engagement activities globally, which aim to further develop a motivated and aligned workforce. For more details, please see page 85

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◾	Approved the Company’s Modern Slavery Act Statement describing the steps it had taken to ensure that slavery and human trafficking were not taking place in the context of the Company’s activities carried out in 2021

◾	Considered and approved our RELX Tax Principles that support our culture of acting with integrity in all that we do

◾	Received a presentation from the Chief Compliance Officer on the process in place through which RELX employees can confidentially (and anonymously should they so choose) submit concerns to the Company. These include, but are not limited to, breaches of the Code of Ethics and Business Conduct
Environmental, Social and Governance (ESG)
◾	Considered and approved the Corporate responsibility overview, as set out on pages 39 to 58, as well as the RELX Corporate Responsibility Report 2021 (www.relx.com/go/crreport)

◾	Received comprehensive updates on RELX’s corporate responsibility activities from the Group Head of Corporate Responsibility, including performance on the 2021 corporate responsibility objectives, encompassing:

◾	the Company’s advance of the United Nations Sustainable Development Goals (SDG) which included increasing content and unique users of the free RELX SDG Resource Centre, holding the fifth SDG Inspiration Day event and second SDG customer awards

◾	the efforts made in advancing inclusion and diversity across RELX

◾	the promotion of an ethical supply chain

◾	employee initiatives supporting local communities across the world

◾	the ongoing focus on climate action including carbon reduction and offsetting, and the Company’s Task Force for Climate-related Financial Disclosures (TCFD) statement (see further detail below)

◾	the alignment with the Sustainability Accounting Standards Board (SASB) (see page 58)

◾	the increased focus on workforce engagement

◾	updates to RELX’s Modern Slavery Act Statement, which was reviewed and approved by the Board

◾	the Group’s ratings and standings in ESG indices and its engagement with investors on RELX’s ESG performance, including its first investor corporate responsibility teach-in

◾	Considered the engagement activities undertaken with RELX’s key stakeholders as set out on pages 84 to 88

◾	Received updates on the progress that had been made in meeting the Company’s 2021 Socially Responsible Supplier objectives, including the number of signatories to the RELX Supplier Code of Conduct

◾	Considered the Company’s action on climate change as part of its commitment to progressing the UN’s SDG goals. It reviewed and approved its TCFD statement (please see page 55, and Appendix 4 of the Corporate Responsibility Report for more detail) and maintained a focus on ensuring carbon reductions in line with the Paris Agreement’s aim to limit global warming to 1.5 °C above pre-industrial
levels. The Board also endorsed:

◾	RELX’s carbon emissions targets. Reductions in 2021 reflect the effects of the global pandemic but are part of a longer-run reduction trajectory

◾	the Company’s focus on delivering products and offerings that contributed to accelerating climate action, such as improved carbon tracking in the aviation industry through Cirium (Risk business), Pathways to Net Zero report (STM business), extensive environment law information and news to advise the legal community on environmental regimes, legislation and other developments (Legal business), and Dcarbonise Week Virtual Summit (Exhibitions business)

◾	the purchase of renewable energy and renewable energy certificates, with the balance offset through high-quality, certified offsets

◾	the Company becoming a signatory of The Climate Pledge with the aim of becoming net zero no later than 2040 across all three scopes
Governance and shareholder matters
◾	Approved, as part of the 2021 Annual Report and Financial Statements process, statements describing how the Company had applied the principles of the Code during the year

◾	Approved, as appropriate, actual and potential Directors’ conflicts of interest

◾	Reflecting its confidence in the growth prospects of the Company, the Board declared an increased interim dividend of 14.3p per share, and an increased final dividend for 2021 of 35.5p per share. In doing so, it carefully considered various scenarios and factors, including trading conditions, balance sheet strength, short- and medium-term liquidity, cash flow requirements and feedback from investors on dividend expectations

◾	Held the 2021 AGM as a closed meeting, similar to the 2020 AGM, taking into consideration the guidance of the UK government in place at the time, and wider safety considerations. The meeting was held on 22 April 2021 with the minimum quorum of two attendees, while voting was conducted by proxy. Recognising the importance of the opportunity for shareholders to interact with Directors, an audiocast was held, in which the Chair, Paul Walker, responded to questions received by shareholders prior to the AGM

◾	Received regular investor relations updates and feedback from investors through direct engagements. For more details, please see Investors section on page 84

84	RELX Annual report and financial statements 2021 | Governance

Stakeholder engagement
During the year, the Board considered our key stakeholders and concluded that our existing list of key stakeholders remains unchanged, as set out below. It had also received a detailed overview about engagement channels and activities the Company has with each of them, and confirmed that it has adequate visibility of the views of key stakeholders which then are taken into consideration in its decision-making. Further detail on the nature and results of RELX’s engagement with its key stakeholders is included throughout our 2021 Corporate Responsibility Report (www.relx.com/go/crreport).

Stakeholder: Investors

Why effective engagement is important:
Engagement with our investors helps them to understand our strategy, performance and governance arrangements, and to make informed and effective investment decisions concerning RELX. It also makes clear our prioritisation of the long-term in our decision-making and focus on delivery of consistent financial performance. Our investors provide us with input and feedback concerning the development and implementation of our strategy, and we consider their views when making investment decisions.

Principal forms of engagement with our investors in 2021, the outcomes of this engagement, how this is fed back to the Board, and how it impacted Board decision-making in 2021:
Engagement with our investors is undertaken by the Chair, the Senior Independent Director, Chief Executive Officer, Chief Financial Officer, Head of Investor Relations and the Director of Corporate Responsibility, as well as through our dedicated Investor Relations, Corporate Responsibility and Treasury teams. The Board receives regular updates on these interactions, which include key issues raised by investors, and discussions and outcomes from the completion of investor roadshows and ad hoc meetings with institutional shareholders on significant issues and our recent and proposed activities. The Board also receives an update on investor relations as a standing item at its meetings which includes: the Group’s share price and shareholder return performance, a review of analyst comments made in response to our scheduled results releases and updates on the shareholder register.

RELX’s material communications to its investors, such as its trading results and updates, other regulatory announcements, our Annual Report and Financial Statements and Notice of AGM must be reviewed and approved by the Board under our corporate governance framework. As a result of the
Covid-19
pandemic, the Board offered shareholders the opportunity to submit questions prior to the 2021 AGM taking place. A number of questions were received and answered during the Chair’s audiocast on the day of the meeting. Our engagement processes confirmed that RELX’s strategic and financial priorities are well understood by investors. In the main, investors appreciate the consistency of RELX’s strategy, and focus on the organic development of information-based analytics and decision tools that deliver enhanced value to our professional and business customers. The Board considered this when approving the RELX three-year strategy plan for 2022-2024, which leaves our strategic focus, and our priorities for uses of cash generated by the Group, broadly unchanged. In May 2021, we held a virtual investor event focused on corporate responsibility at RELX, which was joined live by close to 90 investors and analysts and received positive feedback. Presentations covered RELX’s overall approach to corporate responsibility as well as its unique contributions with three case studies: (1) our Scientific, Technical & Medical (STM) business area’s response to
Covid-19,
(2) our Risk business area’s initiative to deliver increased financial inclusion, and (3) our Legal business area’s efforts to promote Rule of Law and access to justice. The presentation and webcast are available on
www.relx.com/investors
. In October and November 2021 respectively, our Risk and Legal businesses hosted virtual investor seminars, both of which were well attended by our major shareholders, and received favourable feedback.

The Board also considered investor views on strategy when approving investment decisions, including those relating to new or emerging technologies, or acquisitions which were completed in 2021. Our investors vary substantially in their reasons for investing in RELX and in their appetite for risk. The Board considered these differing interests in its decision-making during the year.

In respect of shareholder returns, the Board considered a range of investor and analyst views, balancing the impact of returns with stakeholder interests in other key RELX financial metrics. As a result of its deliberations, the Board declared a 2020 final dividend of 33.4p per share, to deliver a total 2020 dividend of 47.0p (an increase of 3% on 2019), and a 2021 interim dividend of 14.3p per share (an increase of 5% on the prior year interim dividend). The Group’s share buyback programme, having completed £150m of the £400m initially approved at the beginning of 2020, was suspended in April 2020 and did not resume in 2021.

The Board has also considered the views of the wider investment community when approving areas of focus for RELX’s ESG activities, including actions that RELX can take to mitigate the impact of climate change.

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Stakeholder: Employees

Why effective engagement is important:
Our people are essential to our future growth, and our aim to successfully build long-term leading positions in global growth markets. We continue to invest substantial time and effort to employ and retain employees who are passionate about our markets and have up-to-date
knowledge and world-class expertise in our key functional areas. An inability to recruit, motivate and retain skilled employees and management could adversely affect our business performance, as we compete globally and across business sectors for talented management and skilled individuals, particularly those with technology and data analytics capabilities. Talent is set out as a RELX principal risk on page 68. Our mitigation of this risk is partly achieved through actively seeking feedback from employees, understanding their key challenges and concerns, and where we can, working with them to address these.

Principal forms of engagement with our employees in 2021, the outcomes of this engagement, how this is fed back to the Board, and how it impacted Board decision-making in 2021:
Engagement with employees at all levels takes place as a result of the management structure embedded throughout RELX, with employee feedback then cascaded up through management levels, and significant issues relayed to the Board by the Executive Directors and the RELX business area CEOs. Engagement also takes place with our workforce on behalf of the Board and the Company through our Workforce Engagement Director, Chief Human Resources Officer and Senior HR Leadership Team.

The Workforce Engagement Director provided updates to the Board on engagement processes, findings and outcomes. Marike van Lier Lels was appointed as the Workforce Engagement Director in January 2019, due to her previous experience in this area as a director responsible for employee representation in the Netherlands, and her balance of independence and knowledge of the Group, having joined the Board as a
Non-Executive
Director of RELX PLC in 2015. Ms van Lier Lels continued in the role in 2021. She met with European, US and Asia-Pacific workforce representatives and employee panels. Engagement activities were held virtually due to the continued travel restrictions as a result of the pandemic. In order to facilitate some of these meetings, recognising the additional challenges of engaging virtually, online questionnaires were sent to employees in advance (including questions concerning support received during the pandemic, flexible working, career development, and inclusion and diversity), with aggregated anonymised responses shared with the Workforce Engagement Director and the relevant employee group to generate points for discussion and ensure the views of all participants could be heard. Feedback is used as part of Board and management decision-making. The Board was pleased to see that employees continue to feel well supported and engaged. As many employees continue to work from home, RELX continued to make significant additional online support resources available, covering areas such as stress management, mental well-being, business continuity, remote working guidance, and physical fitness.

Feedback from employees on working from home and flexible working more generally is being taken into account in policies that are being developed and were reviewed by the Board in 2021. Some of our offices are already operating flexibly, but we are not through the pandemic yet. In geographies where the situation is improving, return to the office is planned but managed flexibly given the evolving environment. Messages on this have been sent from business area CEOs to their employees.

Responding to the increasing desire for employees to have greater visibility of career development opportunities, career frameworks have been launched to help guide career development in business critical areas such as data, research and analytics. These frameworks allow employees to understand the skills and competencies on which they need to focus to progress in their chosen area. In 2021, we continued our detailed assessment of high-performing talent and detailed succession planning across RELX. Over 1,000 employees were considered across divisions, functions and operational areas. This year’s process had a significant focus on inclusion and diversity, ensuring that the widest range of employees were highlighted in discussions.

In response to employee feedback regarding initiatives that create an inclusive and diverse workplace, the Board supported the launch of the RELX-wide Equality Allyship programme for Gender, Disability, Race & Ethnicity, PRIDE and Generations. In addition, tools to debias job adverts and enhance competence-based interviewing and inclusive selection were further developed. Apprenticeships, internships, and return to work programmes were also used to support our inclusion initiatives.

A triennial global Employee Opinion Survey was conducted in September 2021. Each of RELX’s business areas also conducted regular pulse surveys during the year. Business area leaders presented the results of these surveys. The Board reviewed an update on workforce policies and practices, and received summary information on employee demographics by location, gender, tenure, age, and ethnicity where data is available (representing 60% of our employees). Employee attrition, inclusion and diversity activities in 2021 and goals for 2022, recruitment activities in 2021 and goals for 2022, talent development activities, and remuneration were also considered by the Board.

As a regular agenda item, the Board reviews group-wide communications to employees, and considered an update from the Chief Compliance Officer on reports submitted by employees, in confidence, on potential breaches of RELX-approved policies or procedures.

86	RELX Annual report and financial statements 2021 | Governance

Stakeholder: Customers

Why effective engagement is important:
Our goal is to help customers make better decisions, get better results and be more productive. We do this by leveraging a deep understanding of their needs and views to create innovative solutions, which combine content and data with analytics and technology in global platforms. Collaborating closely with our customers allows us to understand where and how we can improve the quality of our services and products, and ensures that we make accurate and targeted investment decisions (such as developing new or emerging technologies or complementing our existing capabilities through acquisition activity). Customer acceptance of products is set out as a principal risk on page 67. Regular engagement with our customers has also remained extremely important at a time when many have been affected, to varying degrees, by
Covid-19.

Principal forms of engagement with our customers in 2021, the outcomes of this engagement, how this is fed back to the Board, and how it impacted Board decision-making in 2021:
Our engagement with customers during the year took place mainly at an operational level within our business areas through face-to-face
(subject to local regulation) and virtual meetings, customer training and workshops, ongoing dialogue through our dedicated sales and operations teams, customer relationship managers, and in respect of material customer issues, through our business area senior management teams. The Board received a number of presentations during the year from customer-facing employees which detailed the nature of our customer engagement and the actions taken by the business areas as a result. In particular, in 2021 the Board received regular reports from senior management on the issues impacting our key customers including the ongoing impact of
Covid-19,
and analysis by sector and geography, and their current and anticipated future demand for our products and services. The Board also received feedback concerning the resilience of the markets that we operate in, and the pace of their recovery and growth. In addition, the Board reviewed customer survey data, Net Promoter Scores, and customer usage volumes across our business areas. There were few Board decisions made during the year which were not directly or indirectly linked to the future needs of our customers, or which resulted from their past and present demand for our products. Engagement with our customers confirmed that there is significant disparity in the extent to which they have been affected by
Covid-19.
The engagement feedback provided has assisted the Board in maintaining its understanding of customer and market trends, issues and likely future needs, and how these can be addressed.

The feedback was considered as part of Board strategy-related discussions during the year, and it will be reviewed for all business areas as part of the Board’s approval of the three-year strategy plan for 2022-2024. Feedback from our customers also helped the Board and management to assess at what pace and in which areas RELX should build out new products and services, and where it should look to expand into higher growth adjacencies and geographies over varying time horizons. Customer demand impacts our financial performance and was also considered by the Board in setting appropriate financial targets for 2021, assessing the amount of investment required for RELX to be able to meet its customers’ current and future needs, and for RELX to grow its customer base and market share across its business areas. It also helped management and the Board recognise and identify areas requiring cost rationalisation.

Customer-related views, behaviours and profiles also assisted management and the Board in considering selected acquisitions of targeted data sets, analytics and assets in high-growth markets that support high-growth strategies, and which are natural additions to our existing businesses. As a result of these reviews, areas were identified in which potential acquisitions could supplement our customer offerings in certain sectors. For example, in August 2021, the Board considered and approved the acquisition by the Risk business of TruNarrative, a
UK-based
provider of a unified risk platform used in onboarding, KYC, AML transaction monitoring and fraud, which complements Risk’s existing offerings in Financial Crime Compliance and Fraud & Identity.

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Stakeholder: Suppliers

Why effective engagement is important:
RELX has a diverse supply chain with suppliers located in over 150 countries across multiple categories. Our content suppliers are critically important to our business, as they provide scientific and medical content, legal information and risk-related data and analytics content which is used as part of our customer offering, mainly by our STM, Legal and Risk businesses. They include authors, editors, content reviewers and product designers. An inability to source sufficient volume or quality of products/services from these suppliers, including as a result of insufficient dialogue or collaboration with them, may impact customer acceptance of products (which is set out as a RELX principal strategic risk on page 67). Our non-content
suppliers represent more typical vendor-type relationships, such as IT software and cloud service providers, or third parties to whom we have outsourced support function activities. Poor performance, failure or breach of their contractual obligations by them could impact our ability to provide services to our customers, or result in other issues adversely impacting our business performance, reputation and financial condition.

Collaboration and
two-way
dialogue with our suppliers helps ensure that we are able to maintain and improve the quality of products and services we provide to our customers. Effective engagement also underpins our ability to maintain an ethical supply chain, giving us visibility of our suppliers’ commitment to good practices, transparency and openness. Supply chain dependencies and ethics are set out as RELX principal risks on pages 68 and 69. Through engagement it is important that we can make clear the needs and expectations of our customers, listen to and understand the suggestions and concerns of our suppliers, collaborate with them, and help them to achieve standards and behaviours that will build confidence and trust with RELX and its customers.

Principal forms of engagement with our suppliers in 2021, the outcomes of this engagement, how this is fed back to the Board, and how it impacted Board decision-making in 2021:
Engagement with our content suppliers takes place principally through the relevant business area to which the content is provided. Content supplier feedback is collected through direct relationships and regular business reviews, and Net Promoter Scores from STM journal authors, editors and reviewers. This feedback was presented to the Board as part of updates by our business area leaders, who have responsibility for these relationships and the contribution that they make towards implementing our strategy, and also our Chief Strategy Officer as part of a specific Board agenda item related to content suppliers. The Board incorporated feedback from our content suppliers when discussing and approving our three-year strategy plan, as well as considering and assessing investment decisions, and mitigations in place for our principal risks of customer acceptance of products and supply chain dependencies.

Additionally, the Board received an annual update by the Global Head of Purchasing & Property on non-content
supplier relationships including supplier spend trends by category, progress on our Socially Responsible Supplier (SRS) programme, and the results from supplier satisfaction surveys which cover a wide range of areas such as payment timelines, communication, technology infrastructure, feedback, collaboration, vision and innovation. In 2021 RELX significantly expanded its supplier survey programme, with surveys distributed to 120 suppliers, and management has taken action to address where lower scores have been received. RELX scored particularly well across areas such as problem identification and resolution, contracting, communication and collaboration. Scores in project management and order effectiveness, the areas our 2020 survey identified as requiring improvement, improved and scored notably higher than the benchmark.

Our Supplier Code of Conduct is made available to each supplier and translated into 16 languages for use on a global basis. As a result of continuing engagement, 99% of our core suppliers are now signatories to our Supplier Code of Conduct. A specialist supply chain auditor helps provide independent assurance to both RELX and its suppliers that the standards and values which we have both agreed at the beginning of our contractual relationship, are being met. Where this is not the case, RELX assists our suppliers in developing remediation plans for implementation to help develop compliance in required areas. Our suppliers are then given the opportunity post-audit, through the completion of a survey, to provide feedback on whether they believed the audit was effective, fair and how, in their view, it could be improved. The high-level results of related audits were reviewed by the Board.

Engagement with our suppliers also informed the Board’s discussions relating to our ethics principal risk, and assessment of the processes in place to mitigate against this. Feedback from suppliers generally indicated that our supply chain audits assisted them in reviewing their existing practices, and ensuring that these were fit for purpose. The Board’s review of the SRS programme helped it to understand and assess the adequacy of the controls in place to ensure an ethical supply chain and also informed its decision to approve the Group’s 2021 Modern Slavery Act Statement.

88	RELX Annual report and financial statements 2021 | Governance

Stakeholder: Community

Why effective engagement is important:
Our focus on community includes those where we, our customers and suppliers work around the world, as well as the communities we serve, including in science, academia, risk, law and many other fields. We prioritise positive dialogue with our community stakeholders; they collectively provide our ‘licence to operate’. Our efforts are informed by our commitment to the United Nations Global Compact and its ten principles focused on human rights, labour, the environment and anti-corruption – all issues with wide societal impact.

Principal forms of engagement with our community in 2021, the outcomes of this engagement, how this is fed back to the Board, and how it impacted Board decision-making in 2021:
We contribute to our communities through our unique contributions to society (see pages 41 to 45), and through a comprehensive global community programme, RELX Cares. The RELX Cares mission is education for disadvantaged young people that aligns with our unique contributions including promoting science and health, protection of society, the Rule of Law and access to justice and fostering communities. RELX Cares promotes employee volunteering and each year staff have two days paid leave in order to undertake community work. A network of over 220 RELX Cares Champions across the Group ensures the vibrancy of this community engagement. In 2021, 10,362 days have been volunteered in company time, in comparison to 6,821 last year, an increase of 52%.

RELX Cares also features philanthropic giving for beneficiaries that align with the RELX Cares mission. In 2021, we donated over $335k through our central grants programme, which includes donations in response to disasters and emergences, including to help with the response to
Covid-19
in India, hurricane relief efforts in Haiti and the United States, and to advance UNICEF’s work on the ground in Afghanistan.

In accordance with the Business for Societal Impact model, we monitor the short- and long-term benefit of our community engagement. To increase transparency and awareness, we ask beneficiaries to report on their progress, sharing feedback on a RELX Cares section of our corporate internet. In addition, we survey RELX Cares volunteers to understand the impact of the programme on their personal development and how it affects the way they feel about working at RELX.

We have also made scientific articles, data and news, useful in the fight against coronavirus, freely available on the RELX SDG Resource Centre. These included Elsevier’s Novel Coronavirus Centre with the latest medical and scientific information on
Covid-19;
LexisNexis Risk Solutions’ data set and interactive visualisations that provide insights on vulnerable populations and care capacity risks; and LexisNexis Legal & Professional’s coronavirus global media and news tracker with interactive charts.

In addition, LexisNexis Risk Solutions is advancing pilots using its tools to help qualified citizens gain access to credit in Latin America. Elsevier is a founding partner and leading contributor to Research4Life, providing a quarter of the material available. In 2021, there were over 1m Research4Life downloads from ScienceDirect, benefitting researchers in low-
and middle-income countries. In the year, the Elsevier Foundation worked to improve access to healthcare and science in vulnerable communities, while the LexisNexis Rule of Law Foundation supported projects that advance access to justice including with the launch of a simplified personal independence payment form, a digitised version of the UK government’s paper-based form for disability claims. The free tool, available to independent legal clinics and disability claimants, enhances the chance of receiving qualifying financial support.

Responsibility for updating the Board on community engagement sits with the Chief Executive Officer. He is supported in this activity by the Group Head of Corporate Responsibility who in 2021 provided comprehensive feedback on RELX Cares and other activities to the Board, including key metrics, objectives and outcomes. Board feedback and support for community engagement shapes the direction of the programme and future plans which include evaluating the impact of the pandemic on volunteering and new ways to promote distance volunteering.

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Attendance at meetings of the Board and Board Committees
The table below shows the attendance of Directors at meetings of the Board and its Committees during the year. Attendance is expressed as the number of meetings attended out of the number eligible to be attended.

Director	Committee appointments	Board (1)	Audit	Remuneration	Nominations	Corporate Governance
Paul Walker (Chair) (2)		6/6		3/3	2/2	5/5
Anthony Habgood (Chair) (3)		1/1	–	1/1	1/1	0/0

Erik Engstrom	–	7/7	–	–	–	–

Nick Luff	–	7/7	–	–	–	–
Wolfhart Hauser		7/7	–	4/4	3/3	5/5
Marike van Lier Lels (4)		7/7	3/3	–	3/3	5/5
Robert MacLeod		7/7	–	4/4	3/3	5/5
Linda Sanford		7/7	–	4/4	–	5/5
Andrew Sukawaty		7/7	4/4	–	–	5/5
Suzanne Wood		7/7	4/4	–	–	5/5
Charlotte Hogg (5)		7/7	1/1	–	–	5/5
June Felix		7/7	4/4	–	–	5/5
Board
Committee membership key

Audit
Remuneration
Nominations
Corporate Governance
Committee Chair

(1)	In addition to the seven scheduled meetings, serving Directors also attended two full-day strategy and business review meetings.
(2)
Mr Walker was appointed as the Chair of the Board on 1 March 2021. Mr Walker was also appointed as the Chair of the Nominations and Corporate Governance Committees, and as a member of the Remuneration Committee at that time.

(3)
Sir Anthony Habgood stepped down as the Chair of the Board on 1 March 2021. Sir Anthony Habgood also stepped down as the Chair of the Nominations and Corporate Governance Committees, and as a member of the Remuneration Committee at that time.

(4)	Ms van Lier Lels stepped down as a member of the Audit Committee on 28 July 2021.
(5)	Ms Hogg was appointed as a member of the Audit Committee on 28 July 2021.

90	RELX Annual report and financial statements 2021 | Governance

Division of responsibilities

Key roles of the Directors

Chair
◾	Provides leadership of the Board, and is responsible for its overall effectiveness in directing the Company

◾	Ensures that all Directors are sufficiently apprised of matters to make informed judgements, through the provision of accurate, timely and clear information

◾	Promotes high standards of corporate governance, demonstrates objective judgement and promotes a Board culture of openness and debate

◾	Sets the agenda and chairs meetings of the Board

◾	Chairs the Nominations and Corporate Governance Committees

◾	Facilitates constructive Board relations and the effective contribution of all of the Directors

◾	Ensures effective dialogue with shareholders

◾	Ensures the performance of the Board, its Committees and individual Directors is assessed annually

◾	Ensures effective induction and development of Directors

Chief Executive Officer
◾	Day-to-day management of the Group, within the delegated authority limits set by the Board

◾	Develops the Group’s strategy for consideration and approval by the Board

◾	Ensures that the decisions of the Board are implemented

◾	Informs and advises the Chair and Nominations Committee on executive succession planning

◾	Leads communication with shareholders

◾	Promotes and conducts the affairs of the Company with the highest standards of integrity, probity and corporate governance

Chief Financial Officer
◾	Day-to-day management of the Group’s financial affairs

◾	Responsible for the Group’s financial planning, reporting and analysis

◾	Ensures that a robust system of internal control and risk management is in place

◾	Maintains high-quality reporting of financial and environmental performance internally and externally

◾	Supports the Chief Executive Officer in developing and implementing strategy

Senior Independent Director
◾	Leads the Board’s annual assessment of the performance of the Chair

◾	Available to meet with shareholders on matters where usual channels are deemed inappropriate

◾	Deputises for the Chair, as necessary

◾	Serves as a sounding board for the Chair and acts as an intermediary between the other Directors, when necessary

Non-Executive Directors
◾	Bring an external perspective, and constructively challenge and provide advice to the Executive Directors

◾	Effectively contribute to the development of strategy

◾	Scrutinise the performance of management in meeting agreed goals and monitor the delivery of the Group’s strategy

◾	Serve as members of Board Committees and chair the Audit and Remuneration Committees

Chair and Chief Executive Officer
There is a clear separation of the roles of the Chair, who leads the Board, and the Chief Executive Officer, who is responsible for the day-to-day
management of the Group, which are set out in writing and included above. The table above also illustrates the key responsibilities of the other Directors. This division of responsibilities, in addition to the matters reserved for the Board, Terms of Reference for each Board Committee and delegated authorities in place from the Board to the Chief Executive Officer and other Senior Executives which relate to the day-to-day
management of the business, ensures that there are appropriate controls in place to prevent any individual from having unfettered powers of decision.

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Composition, succession and evaluation
Board appointment procedure
The Company has in place a rigorous procedure for the appointment of new Directors to the Board. This involves the preparation of a search specification by the Nominations Committee and the engagement of an external search firm to identify and propose candidates based on that specification. Any candidates will be interviewed by a number of Board members, including the Chair and the Chief Executive Officer, and additionally the Chief Legal Officer and Company Secretary. The candidates are considered in detail by the Nominations Committee, and a recommendation made to the Board regarding any Director appointment. The Board then has a further opportunity to discuss, and if deemed fit, approve the appointment.
The Board acknowledges the benefits that diversity can bring to the effectiveness of Board discussions through the incorporation of different perspectives and ideas and, as a result, the quality of Board decision-making. In line with our Board Inclusion and Diversity Policy, diversity is taken into consideration when evaluating the skills, knowledge and experience desirable to fill each Board vacancy. The Nominations Committee, in conjunction with the full Board, will oversee plans for diversity and inclusion and assess progress annually.
The Board may appoint Directors (subject to a maximum upper limit) to fill a vacancy at any time, although any Director so appointed shall only hold office until the following AGM of the Company, at which his or her election shall be voted upon by shareholders. Directors are then required to seek re-election
by shareholders at each AGM of the Company. The Notice of Meeting for the 2022 AGM will set out information on the Directors standing for election or re-election,
including their biographies, skills and key contributions, as required by the Code.
As a general rule, letters of appointment for
Non-Executive
Directors provide that, subject to annual
re-election
by shareholders, individuals will serve for an initial period of three years, and are typically expected to be available to serve for a second three-year period. If invited to do so, they may also serve for a third period of three years. The notice period applicable to the
Non-Executive
Directors is one month.
Board composition
As at the date of this Annual Report, the Board was made up of the Chair, two Executive Directors and eight other
Non-Executive
Directors, who bring a wide range of skills, experience, industry expertise and professional knowledge to their roles. A summary of the diversity of the gender, length of tenure and nationality of the Board is shown below. The Nominations Committee considers these as important factors when reviewing the composition of the Board and its Committees, which it does on an ongoing basis. It has concluded that the current composition of the Board remains appropriate, and allows it to discharge its duties to the Company and govern the Group effectively.

Balance of our Board as at 31 December 2021

Balance of Executive/Non-Executive Directors	Gender diversity

Length of tenure of Non-Executive Directors and Chair	Nationality of Directors

92	RELX Annual report and financial statements 2021 | Governance

Board and Committee changes in 2021
Having served on the Board since 2009, Sir Anthony Habgood stepped down as Chair of the Board, and was succeeded by Paul Walker with effect from 1 March 2021. Mr Walker was also appointed as Chair of the Nominations and Corporate Governance Committees, and as a member of the Remuneration Committee at that time.
Charlotte Hogg was appointed as a member of the Audit
Committee as of 28 July 2021, while Marike van Lier Lels stepped down as a member of the Audit Committee at the same time.
Board Committee membership throughout 2021 is set out in the table on page 89.
Board skills and expertise
The Board collectively has a diverse range of skills, including in the following areas:

◾	Corporate governance for listed companies

◾	Corporate strategy and organisation

◾	Operational experience in the Group’s product markets

◾	Executive board member and leadership experience in large international listed companies

◾	Corporate responsibility, human resources management and executive remuneration

◾	Financial expertise
For further information on the skills of each individual Director, please see pages 8 to 10 of the Notice of Meeting for our 2022 AGM.
Board induction and development
Following appointment and as required, all Directors receive a full, formal and tailored induction tailored to individual requirements based on knowledge and experience. The Chair and Company Secretary are responsible for ensuring that an effective induction programme takes place for all new Directors.
During the year, Paul Walker (appointed in March 2021) took part in an induction programme. Mr Walker was provided with a comprehensive briefing pack covering detailed information on RELX’s businesses and internal control frameworks, recent reporting materials, as well as historical Board papers and minutes. To assist him in developing an in-depth
understanding of our operations, a number of meetings with senior managers from key corporate functions and each of RELX’s business areas, as well as with our external auditors, were organised.
For Directors to effectively discharge their responsibilities, it is important for them to regularly refresh and update their skills and knowledge. The Board’s annual programme is designed with this in mind, and includes several deep dive reviews into key business areas selected for each year. In 2021, the Board took part in a two-day
long deep dive business review, with a particular focus on the Risk division.
Board information and support
All Directors have complete and timely access to the information required to discharge their responsibilities fully and effectively.
They have access to the services of the Company Secretary, who is responsible for the accurate and timely flow of information to the Board, advising the Board on all corporate governance matters, and ensuring that all Board procedures are followed correctly. The Directors also have access to other members of the Group’s management, staff and external advisers, and may take independent professional advice in the furtherance of their duties, at the Company’s expense.
Each of the Directors is expected to attend all meetings of the Board and Committees of which they are a member. However, where a Director is unable to attend a Board or Committee meeting, they are provided with the papers relating to that meeting and are able to discuss issues arising with the respective Chair and other Board and Committee members. They are also provided with a copy of the meeting minutes.
Board evaluation
The Directors consider the evaluation of the Board, its Committees and members to be an important aspect of corporate governance. The Board undertakes an annual evaluation of its own effectiveness and performance, and that of its Committees and individual Directors.
In 2021, the Board evaluation process was conducted internally and supported by the Company Secretary. Using questionnaires completed by all Directors, the key areas which were explored included: the Board’s composition and effectiveness, the quality of information provided by management, the boardroom culture and dynamics, the Board’s core oversight responsibilities in relation to strategy development, setting and monitoring the Group’s culture and values, financial performance, market developments, stakeholder relations (including the Board’s understanding and visibility of the views of the Group’s stakeholders and incorporation of them into its decision-making process), talent and succession, diversity and inclusion and risk and governance. The review also covered the performance of the Board Committees and their effectiveness in achieving objectives and fulfilling their terms of reference. The results of the Board evaluation were presented to the Board by the Chair.
In addition, the Chair conducted individual performance reviews with each
Non-Executive
Director while the Senior Independent Director led the appraisal of the Chair’s performance.

RELX Annual report and financial statements 2021 | Corporate Governance Review	93

Conclusions of the 2021 Board evaluation
Overall, it was the collective view of the Directors that the Board is effective at discharging its responsibilities, operating with an open and collegiate culture that allows good challenge on key issues and that it is appropriately involved in the development and approval of the Group’s strategic, financial and business objectives. The evaluation confirmed that Directors believe that the Board functions effectively and that it has an appropriate balance of skills, experience, and diversity to address the opportunities and challenges facing the Company. The Board also agreed that the continued focus on succession planning for senior management positions remains appropriate. In addition, the evaluation confirmed that each Board Committee is being well chaired and is effective.
The Board evaluation identified several specific topics for additional focus by the Board in 2022, including product and market competition, further understanding the views of the Company’s suppliers in their dealings with RELX and the key cyber security risks facing the Company. These topics will be further addressed as part of the Board’s 2022 programme.
Individual Director performance
Individual Director performance and contributions were assessed by the Chair through one-to-one
meetings with the Chair. The evaluation allowed reflection on personal development and discussion on boardroom-related matters. The findings of this evaluation highlighted that each Director continues to contribute positively and effectively both within and outside Board meetings and constructively challenges management on key issues. Through the evaluation process it was also confirmed that each Director remains independent and has sufficient time to devote to their role.
Chair’s assessment
The performance of the Chair was evaluated by the Senior
Independent Director, with feedback provided from
Non-Executive
Directors and Executive Directors. All Directors felt that the transition to the new Chair had been very smooth. This review also confirmed that the Chair provided good leadership to the Board in the year, particularly with the challenges posed by the
Covid-19
pandemic, and that he facilitates the effective contribution of each Director and the development of constructive relationships and communications with the Board.
Actions from the 2020 Board evaluation
Following the 2020 Board evaluation process, the Board agreed that it should continue to focus on: inclusion and diversity; the Group’s culture; and RELX’s ESG programme as well as comprehensive discussions on emerging technologies in the sectors within which RELX operates. The Board confirms that these actions have been appropriately addressed through the Board’s annual programme, and will remain key areas of focus going forward.
Audit, risk and internal control
Internal control and risk management
RELX has established internal controls and risk management practices that are embedded into the operations of the businesses, based on the Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organisations of the Treadway Commission. Details of the principal risks facing the Group and how these are mitigated are set out on pages 66 to 69.
Additionally, in order to provide reasonable assurance against material inaccuracies or loss, and on the effectiveness of the systems of internal control and risk management, RELX has adopted the three lines of defence assurance model as set out below.

Note: In addition to RELX’s internal controls, RELX is also audited externally. The report of the external auditor has been included from pages 130 to 137.
The Board has in place a schedule of matters reserved for its decision-making. The Board is responsible for the system of risk management and internal control of RELX and has implemented an ongoing process for identifying, assessing, monitoring and managing the principal and emerging risks faced by the Company. This process was in place throughout the year ended 31 December 2021, and up to the date of approval of the Annual Report and Financial Statements 2021. The Board monitors these systems of internal control and risk management and annually carries out a review of their effectiveness.
RELX has an established framework of procedures and internal control, with which the management of each business is required to comply. RELX operates authorisation and approval processes throughout all of its operations. Access controls exist where processes have been automated to ensure the security of data. Management information systems have been developed to identify risks and to enable assessment of the effectiveness of the systems of internal control.

94	RELX Annual report and financial statements 2021 | Governance

RELX has a Code of Ethics and Business Conduct that provides a guide for achieving its business goals and requires officers and employees to behave in an open, honest, ethical and principled manner. The Code of Ethics also outlines confidential procedures enabling employees to report any concerns about compliance, or about the Group’s financial reporting practices. The Code of Ethics is available on our website at
www.relx.com
.
Each business area has identified and evaluated its principal and emerging risks, the controls in place to manage those risks and the levels of residual risk accepted. Risk management and control procedures are embedded into the operations of the business and include the monitoring of progress in areas for improvement that come to management and Board attention.
Principal and emerging risks facing RELX are regularly reported to and assessed by the Board and Audit Committee. With the close involvement of operating management and central functions, the risk management and control procedures aim to ensure that RELX is managing its business risks effectively and in a coordinated manner across the business areas with clarity on the respective responsibilities and interdependencies. Litigation, and other legal and regulatory matters, are managed by legal directors in the business areas.
The risk assessment included consideration of emerging risks and risk appetite. RELX defines emerging risks as new or changing risks which are highly uncertain in terms of defining impact or likelihood and are more usually external to RELX. In line with the Code, the risk assessment identifies and considers the likelihood and impact of emerging risks on our business models and reputation. The assessment also considers the need for mitigation of emerging risks. Risk appetite (defined as RELX’s willingness to take on risk) is based on an assessment of the level of residual risk, taking account of inherent risk and mitigation efforts. The assessment is rated, in relation to RELX’s current level of residual risk, in three broad categories: reduce, accept and willing to extend. The level of residual risk which RELX is prepared to accept will vary, with a high level of mitigation effort over operational, financial and compliance risks. The residual risk level for external and strategic risks may be extended if doing so is in line with RELX’s strategic objectives, values and stakeholder interests and if shareholder returns could be increased.
The Audit Committee also receives regular reports from both internal and external auditors on internal control and risk management matters. In addition, each business area is required, at the end of the financial year, to review the effectiveness of internal controls and risk management and report its findings on a detailed basis to the management of RELX. These reports are summarised and, as part of the annual review of effectiveness, submitted to the Audit Committee. The Chair of the Audit Committee reports to the Board on any significant internal control matters arising.
Annual review
As part of the
year-end
procedures, the Audit Committee and Board reviewed the effectiveness of the systems of internal control and risk management during the 2021 financial year. The objective of these systems of internal control and risk management is to manage, rather than eliminate, the risk of failure to achieve business objectives. Accordingly, they can only provide reasonable, but not absolute, assurance against material misstatement or loss. The Board has confirmed, subject to the above, that as regards financial reporting risks, the respective risk management and control systems provide reasonable assurance against material inaccuracies or loss and have functioned properly throughout the year. In accordance with the Code, the Board has also considered the Group’s long-term viability, following a robust and thorough assessment of its principal and emerging risks. The resulting viability statement is set out on page 96.
Responsibilities in respect of financial statements
The Directors are required to prepare financial statements as at the end of each financial period, in accordance with applicable laws and regulations, which give a true and fair view of the state of affairs, and of the profit or loss, of the Company and its subsidiaries, joint ventures and associates. They are responsible for maintaining proper accounting records, for safeguarding assets and for taking reasonable steps to prevent and detect fraud and other irregularities.
The Directors are also responsible for selecting suitable accounting policies and applying them on a consistent basis, and making judgements and estimates that are prudent and reasonable. Applicable accounting standards have been followed and the RELX consolidated financial statements, which are the responsibility of the Directors of the Company, are prepared in accordance with UK adopted International Accounting Standards in conformity with the requirements of the Companies Act 2006 and International Financial Reporting Standards (IFRS) and as issued by the International Accounting Standards Board (IASB), following the accounting policies shown in the notes to the financial statements on pages 143 to 144. Having taken into account all of the matters considered by the Board and brought to the attention of the Board, the Directors are satisfied that the Annual Report and Financial Statements, taken as a whole, is fair, balanced and understandable, and provides the information necessary for shareholders to assess the Group’s position and performance, business model and strategy.

RELX Annual report and financial statements 2021 | Corporate Governance Review	95

Going concern
The Directors have adopted the going concern basis in preparing these accounts after assessing the principal risks and the potential impact of
Covid-19
on the business over the 18 months to 30 June 2023 and during the longer period over which the Group’s viability has been assessed, as described below. Management forecasts reflect a downside scenario which includes unanticipated
Covid-19
restrictions limiting the recovery in the Exhibitions business and the simultaneous occurrence of principal risks, which combined would reduce adjusted operating profit by 22%. We have also assumed an inability to access the debt capital markets. Under this scenario, the Group will still have substantial liquidity headroom on its undrawn $3bn revolving credit facility and will remain well within the limit of 3.75x (this limit can be flexed to 4.25x in certain circumstances) on the one financial covenant (being the ratio of net debt, excluding pensions, to EBITDA). Having considered this downside scenario, the Directors believe that the Group is well-positioned to manage its business risks and that adequate resources exist for the Group to continue in operational existence for the foreseeable future. They therefore consider it is appropriate to adopt the going concern basis in preparing the 2021 financial statements.
A commentary on the Group’s cash flows, financial position and liquidity for the year ended 31 December 2021 is set out in the Chief Financial Officer’s report on pages 60 to 65. This shows that after taking account of available cash resources and committed bank facilities that back up short-term borrowings, all of the Group’s borrowings that mature in the period to 30 June 2023 can be repaid in full. The Group’s policies on liquidity, capital management and management of risks relating to interest rate, foreign exchange and credit exposures are set out on pages 167 to 172. The principal risks facing the Group are set out on pages 66 to 69.
US certificates
As required by Section 302 of the US Sarbanes-Oxley Act 2002 and by related rules issued by the US Securities and Exchange Commission (the Commission), the Chief Executive Officer and Chief Financial Officer of the Company certify in the Annual Report 2021 on Form
20-F
to be filed with the Commission that they are responsible for establishing and maintaining disclosure controls and procedures and that they have:

◾	designed such disclosure controls and procedures to ensure that material information relating to the Group is made known to them

◾	evaluated the effectiveness of the Group’s disclosure controls and procedures

◾	based on their evaluation, disclosed to the Audit Committee and the external auditors, all significant deficiencies in the design or operation of disclosure controls and procedures and any frauds, whether or not material, that involve management or other employees who have a significant role in the Group’s internal controls

◾	presented in the Annual Report 2021 on Form 20-F their conclusions about the effectiveness of the disclosure controls and procedures

◾	designed internal controls over financial reporting, or caused such internal control over financial reporting to be designed under their supervision, to provide reasonable assurance regarding the reliability of financial reporting
A Disclosure Committee, comprising the Company Secretary and other senior managers of the Group, provides assurance to the Chief Executive Officer and Chief Financial Officer regarding their Section 302 certifications.
Section 404 of the US Sarbanes-Oxley Act 2002 requires the Chief Executive Officer and Chief Financial Officer of the Company to certify in the Annual Report 2021 on Form
20-F
that they are responsible for maintaining adequate internal control structures and procedures for financial reporting and to conduct an assessment of their effectiveness. The conclusions of the assessment of internal control structures and financial reporting procedures, which are unqualified, are presented in the Annual Report 2021 on Form
20-F.

96	RELX Annual report and financial statements 2021 | Governance

Viability statement

Viability statement
The UK Corporate Governance Code requires Directors to assess the viability of the Group over an appropriate period of time. The Directors have made the assessment that given the nature of Group’s business with a high proportion of recurring revenue, an average contract length of three years in its largest segment and a balanced debt maturity profile, a viability period of three years, aligned with the Group’s annual strategy plan, is suitable to assess the risks outlined on pages
66-69.

Assessing the Group’s prospects
The Group develops information-based analytics and decision tools for professional and business customers in the Risk, Scientific, Technical & Medical (STM), Legal and Exhibitions sectors. The Market segments section describes each area’s business model, strategic priorities, market opportunities and competition, showing how the Group is positioned to create value for shareholders over the longer term.

The Group’s prospects are assessed annually through the strategic planning process which includes a review of assumptions made and an assessment of each business area’s longer-term plan. The resulting three-year strategy plan forms the basis for Group and divisional targets and in-year
budgets. Objectives are set with consideration given to the economic and regulatory environment, and to customer trends, as well as incorporating risks and opportunities. The most recent three-year strategy business plan was agreed by the Directors in September 2021 and updated in February 2022. Separate from the annual strategy plan, the Directors periodically receive updates from business area management on their operations, prospects and risks. Whilst these reviews and discussions naturally focus more closely on the more immediate risks facing the business within the three-year strategy planning period, they also cover the risks described in the principal risks section on pages
66-69.

Covid-19
Throughout the
Covid-19
pandemic, the Group’s three largest business areas, Risk, STM and Legal, have been able to maintain operational capability and have seen good growth in electronic revenues. For the most part, the challenges faced by certain segments of these businesses have been more than offset by opportunities in other areas and growth in the base business has accelerated compared to pre-pandemic
rates. However, the Group’s Exhibitions business, which accounted for 7% of Group revenue in 2021 (5% in 2020 and 16% in 2019), has been impacted significantly by the pandemic. Whilst we have resumed running physical events in all major geographies, there remains an ongoing risk of cancellation or rescheduling of events. While our forecast assumes only a gradual recovery in Exhibitions, with revenues not reaching 2019 levels until 2024, for viability assessment purposes we have assumed additional
Covid-19
related restrictions in 2022 slowing the recovery even further.

Assessing the Group’s viability
The three-year strategy plan for our businesses includes management’s assessment of the anticipated operational risks affecting the business. Management then considered the viability of the business assuming additional
Covid-19
related restrictions impacting Exhibitions and the simultaneous occurrence of Cyber security and Paid subscription risks resulting in a 22% decline in 2022 adjusted operating profit and similar declines in 2023 and 2024, and the closure of the debt capital markets preventing the refinancing of scheduled liabilities. It is assumed that the Group’s undrawn $3bn revolving credit facility will be refinanced prior to the first tranche maturing in 2023. The resulting analysis, which assumed no share buybacks, modest acquisition activity and a growing dividend, determined that the Group would have sufficient liquidity to refinance all maturing term debt. While the reduction in adjusted operating profit due to the simultaneous occurrence of two principal risks and further
Covid-19
restrictions on Exhibitions would increase leverage, we would nevertheless retain significant headroom under the credit facility leverage covenant of 3.75x (with the ability to flex this limit to 4.25x in certain circumstances providing additional headroom).

While the impact of the
Covid-19
pandemic on the events business has been significant, the remaining businesses, which contribute more than 90% of the Group’s revenue, are currently performing at or above historic levels and their outlook remains positive. We remain focused on successfully pursuing our strategic priority of organically developing increasingly sophisticated information-based analytics and decisions tools that deliver enhanced value to our customers, supplemented by selective acquisitions that support our organic growth. We believe the combination of compelling structural opportunities combined with an appropriate capital structure will continue to drive long-term value.

Based on this assessment and the scenario modelling that shows sufficient liquidity and covenant compliance even with continued impact of
Covid-19
on the Exhibitions business for several years, the simultaneous occurrence of principal risks and the closure of the debt capital markets, the Directors confirm that they have a reasonable expectation that the Group will be able to continue its operations and meet its liabilities as they fall due over the next three years and are not aware of any longer-term operational or strategic risks that would result in a different outcome from the three-year review.

RELX Annual report and financial statements 2021 | Report of the Nominations Committee	97

Report of the Nominations Committee

This report has been prepared by the Nominations Committee and has been approved by the Board.

Membership

The Committee comprises only
Non-Executive
Directors. The members of the Committee who served during the year were:

◾
   Paul Walker (Chair of the Committee effective 1 March 2021)

◾
   Sir Anthony Habgood (until 1 March 2021)

◾
   Wolfhart Hauser

◾
   Robert MacLeod

◾
   Marike van Lier Lels

Responsibilities

The principal purpose of the Committee is to provide assistance to the Board by identifying individuals qualified to become Directors and recommending to the Board the appointment of such individuals.

The role and responsibilities of the Committee are set out in written Terms of Reference and are available on the company’s website at
www.relx.com
. These include:

◾
 to keep under review the size and composition of the Board ensuring that it maintains an appropriate balance of skills, experience, knowledge and diversity

◾
 reviewing the external commitments of each Director to ensure that he/she has sufficient time to devote to their role at RELX

◾
 to ensure that plans are in place for orderly Board and senior management succession and to oversee a diverse pipeline for such succession

◾
 to agree the specification for the recruitment of new Directors

◾
 to procure the recruitment of new Directors

◾
 to recommend to the Board the appointment of candidates as RELX PLC Directors

◾
 to recommend Directors to serve on the Committees of the Board and to recommend members to serve as the Chair of those Committees

◾
 to make recommendations to the Board in relation to
the re-appointment
of any
Non-Executive
Director at the conclusion of his/her specified term of office and the election or re-election
of Directors following a review of the performance of individual Directors from the Board evaluation process

◾
 reviewing the Board’s and Group’s Diversity Policy, including their effectiveness

◾
 to review and make recommendations to the Board on the authorisation of Directors’ conflicts of interest, including any terms to be imposed in relation to a Director’s conflict of interest

Activities of the Committee
During the year, the Committee held three meetings.
The Committee’s main areas of focus were:

◾	the re-appointment of Marike van Lier Lels at the conclusion of her specified term of office

◾	the continued independence of Linda Sanford as a
Non-Executive
Director as a result of her having served on the Board for nine years and the continued independence of Dr Wolfhart Hauser as a
Non-Executive
Director in advance of his nine years of service on the Board in April 2022

◾	the impact on Board composition and balance, and Board Committee membership, resulting from the impending retirement of Linda Sanford as a Non-Executive Director

◾	a review of the composition of the Audit Committee resulting in the appointment of Charlotte Hogg as a member of the Audit Committee, with Marike van Lier Lels stepping down as a member of the Audit Committee effective 28 July 2021, in order to allow her sufficient time to focus on her responsibilities as a Workforce Engagement Director

◾	succession planning for Board and senior management roles

◾	ongoing review of Directors’ actual and potential conflicts of interest and the recommendation to the Board of the suitability of Directors’ external non-executive director appointments

◾	to undertake an internal Board evaluation for the year ended 31 December 2021 and to act upon the findings from the Board evaluation

◾	a review of the Committee’s Terms of Reference

◾	reviewing this report and recommending to the Board its inclusion in the 2021 Annual Report and Financial Statements
Role of the Nominations Committee
The Nominations Committee is responsible for making recommendations to the Board on the structure, size and composition of the Board and its Committees and succession planning for the Directors and other Senior Executives. As part of the role, the Committee aims to ensure that the Board, its Committees and RELX’s Senior Executives have the correct balance of skills, knowledge and experience to effectively lead the Group both now, and over the longer term, and that associated processes are in place to ensure that this is the case as the Group grows and develops over time. This is achieved through effective succession planning and talent development, and an understanding of the changing competencies required to support the Company’s strategy, purpose, culture and values.
Following his appointment as Chair of the Board, Mr Paul Walker became Chair of the Nominations Committee effective 1 March 2021. The Committee’s focus has been maintaining a strong, value-adding and effective Board, which has a broad range of professional backgrounds, skills and perspectives.
Linda Sanford intends to retire from the Board with effect from the conclusion of the AGM in April, having served on the Board for over nine years. The Board would like to thank Linda for her service to RELX and her valuable contribution to the Board’s and to the Committee’s work over the last nine years.

98	RELX Annual report and financial statements 2021 | Governance

Changes to the Committees
A small number of changes have also been made to the membership of Board Committees during the year, reflecting Board changes and the ongoing review and refresh of Committee membership.
Board and Committee succession planning and composition
When reviewing Board composition, the Committee considers, amongst other things, overall length of service and the need for membership to be regularly refreshed, as well as remaining cognisant of RELX’s Board Diversity Policy. All appointments to the RELX Board and each of its Committees are based primarily on merit and the suitability of an individual for any given role. As illustrated by the changes in Board Committee membership during the year, the Committee continued to focus on succession planning. It continues to keep under review, on an ongoing basis, the structure, size and composition of the Board and its Committees, making recommendations to the Board as appropriate. Effective succession planning contributes to the delivery of the Group’s strategy by ensuring the desired mix of skills and experience of Board members now and in the future. Succession planning for the Board was a regular agenda item at Committee meetings in 2021, emphasising its importance and the Committee’s focus on this area. Women make up 45% of the Board. We participated in the Parker review confirming we meet its ethnicity target.
Executive and management succession planning
The Board is also committed to recognising and nurturing talent within the executive and management levels across the Group. This manifested itself in two principal ways during the year. Firstly, the Board completed its RELX Talent Management review, as part of which it received a presentation from the Chief Human Resources Officer on the first three tiers of management across RELX. Additionally, the Board received a detailed presentation from the Chief Executive Officer on succession plans for senior management, including broad views on potential timings and implications for diversity in those positions. It satisfied itself that appropriate succession planning arrangements were in place for the orderly succession to senior management positions, supported by a diverse pipeline for such succession.
Board Diversity Policy
The Committee monitors and reviews the progress made against the Board’s Diversity Policy, which stresses that the Board’s composition should be designed to advance the Group’s strategy for all of its stakeholders, and that the benefits of all aspects of diversity should be considered including, but not limited to, gender and ethnicity. As part of Board discussions, recognition was given to the benefits of greater diversity, including social and cognitive personal strengths throughout the organisation including the Board itself. The policy requires that when searches for an appointment to the Board are conducted by the Company or by external search firms, they will identify and present a gender-balanced list of diverse and qualified potential candidates.
Independence of the Non-Executive Directors
Annually the Committee considers the tenure and independence of existing Non-Executive Directors, and whether a Director’s length of service has in any way impacted his or her ability to remain independent in character and judgement in performing his or her duties. The Board considers all of the Non-Executive Directors, other than the Chair whose independence was not assessed, but who was independent on appointment, to be independent of management and free from any business or other relationship which could materially interfere with their ability to exercise independent judgement.
Additionally during the year the Committee carried out robust independence assessments with regard to Linda Sanford and Dr Wolfhart Hauser given their tenure on the Board. The assessments concluded that they continued to make thoughtful and valuable contributions to the Board, they continued to constructively challenge management and other members of the Board as appropriate, and there were no circumstances impairing their independence. The Board therefore deemed that they remained independent and would likely do so past the completion of nine years of service as a Non-Executive Director.
Ms Sanford is retiring having served on the Board for over nine years. With respect to Dr Hauser, the Committee recommended to the Board, and the Board agreed, that Dr Hauser would remain on the Board for an extended period until the conclusion of the Company’s 2023 AGM, subject to shareholder approval. The Committee believed that in light of Mr Walker’s appointment as Chair of the Board in 2021, extending Dr Hauser’s tenure would allow an orderly succession to the roles of Senior Independent Director and Remuneration Committee Chair, roles currently undertaken by him, and was in the long-term best interests of shareholders.
In accordance with the results of the independence assessment, and in line with the requirements of the Code, all Directors will retire at this year’s AGM and, with the exception of Linda Sanford, submit themselves for re-appointment by shareholders.
Group Inclusion and Diversity Policy
The Group Inclusion and Diversity (I&D) Policy fosters a positive environment where employees feel valued regardless of their gender, national origin, ethnicity, religion, sexual orientation and/ or identity, age or disability status. It advances the Company’s strategy by ensuring the engagement of all employees; fosters innovation by harnessing the collective strength of their diverse backgrounds and experiences to generate innovative products and solutions that drive value for our customers; and helps us attract and retain employees who are important to our future.
To advance the Policy’s commitments in the year, we set I&D-related corporate responsibility objectives, linked to the United Nations Sustainable Development Goals. These included progressing RELX’s new inclusion goals (linked to SDG 10, Reduced Inequalities) through focused recruitment, training and development efforts. Each RELX business area has developed its own action plan which was reviewed regularly by the RELX Inclusion Council.

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We also progressed living wage studies in four countries beyond the UK, where we are already an accredited living wage employer, with significant numbers of employees: in the United States, the Philippines, India and France. Business for Social Responsibility is supporting us in this work.
We have a career and mobility process through our global HR system that allows employees to identify areas of current strength and future development and we asked each person as part of their annual performance assessment to state how they had helped foster a collaborative environment of inclusion, trust and respect necessary for higher team performance. We also work closely with our recruiters to ensure diverse candidate slates for open roles. We advanced our Employee Resource Groups (ERG) which allow employees to champion aspects of diversity such as gender, LGBTQ+, race and ethnicity, and disability, and in the year, we held an ERG conference, RISE, with 20 hours of programming, attended by more than 1100 employees.
In 2021, we continued our mentoring programmes for senior women talent, and provided training for employees on critical issues such as unconscious bias, courageous conversations, psychological safety, and avoiding harassment. We are signatories to the Women’s Empowerment Principles Target Gender Equality initiative; the Race at Work Charter; and the Valuable 500, which promotes workplace disability inclusion. We also conducted our global employee opinion survey, where 84% of employees scored the Company favourably on inclusive workplace. RELX was a 2021 Bloomberg Gender Equality Index constituent and came in the top 25 for gender equality in The Netherlands as ranked by Equileap.
We are working to advance racial and ethnic diversity within RELX, as well as in the communities we serve. For example, in the year, the Elsevier Foundation supported Philadelphia’s Black Girls Code with a series of interactive sessions focused on mobile app, web and game development. In the year, LexisNexis Legal & Professional (LNL&P) launched the LexisNexis African Ancestry Network LexisNexis Rule of Law Foundation Fellowship, as part of its commitment to eliminate systemic racism in legal systems. In partnership with the US Historically Black Colleges and Universities Law School Consortium, an inaugural cohort of twelve law students were each awarded $10,000; they spent nine months developing leadership skills and worked with LNL&P employees on Rule of Law projects. Their findings were published in LNL&P’s Eliminating Systemic Racism in the Legal System: A Collection of Legal Advocacy Papers. Also in 2021, Reed Exhibitions announced it will donate $1 million over the next five years to charity partners around the world working to improve inclusivity and diversity in their local communities. Among recipients is Ally2Action which curates content to educate and inform people about US race relations and Black history, encouraging them to participate in change.
As at the first quarter of 2022, the Group’s senior management team and direct reports is comprised of 64% male and 36% female.
Committee Evaluation
The annual evaluation process confirmed the continued effectiveness of the operation of the Committee.

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Directors’ Remuneration Report
The Directors’ Remuneration Report has been prepared by the Remuneration Committee (the Committee) in accordance with the UK Corporate Governance Code, the UK Listing Rules and Schedule 8 of the Large and
Medium-sized
Companies and Groups (Accounts and Reports) Regulations 2008, as amended (the UK Regulations). The Report was approved by the Board.
Introduction
As you have seen from the financial results presented earlier in the annual report, the Company achieved an outstanding performance in 2021. It robustly executed its strategy of focusing on organic development with strong cash generation to continually improve returns, and to drive a higher growth profile. Underlying revenue growth accelerated to 7%. At constant currencies, adjusted operating profit grew by 13% and adjusted EPS by 17%. At the same time, we continued making substantial investments in developing analytics and decision tools that deliver enhanced value to our customers.
The purpose of RELX is to benefit society by developing products that help researchers advance scientific knowledge; doctors and nurses improve the lives of patients; lawyers promote the rule of law and achieve justice and fair results for their clients; businesses and governments prevent fraud; consumers access financial services and get fair prices on insurance; and customers learn about markets and complete transactions. Our purpose guides our actions beyond the products that we develop. It defines us as a company. Every day across RELX our employees are inspired to undertake initiatives that make unique contributions to society and the communities in which we operate. We see what we do as a company as being an integral part of our commitment to environmental, social and governance (ESG) performance.
In addition, we are committed to consistently improving our ESG performance on commonly used operational ESG metrics. We have signed the Climate Pledge to become net zero and will continue our work on tackling climate change through our own operations, and by meaningful engagement with our suppliers, customers and other stakeholders. The Board was pleased to see, through pulse surveys and workforce engagement sessions, that employee engagement has remained high and employees felt strongly supported during the year. Our performance continues to be recognised by external rating organisations. RELX maintains its AAA ESG rating with MSCI for the sixth consecutive year and is fourth in the Responsibility 100 Index of FTSE 100 companies measured against the United Nations Sustainable Development Goals. Sustainalytics ranked us first globally in our sector for our ESG performance. More information can be found on pages 38 to 58.
Based on the strong performance of the Group in 2021, we are proposing an increase in the full-year dividend of 6%. Our share price reached a historical high during 2021, increasing by over 30% during the year and outperforming the FTSE 100 for the eleventh consecutive year.
2021 outcomes
Early in the year, the Committee determined to keep the same structure for the AIP as had been used in 2020, separating the targets of RELX excluding Exhibitions (“RX”) from those of RX for purposes of the AIP, assigning a weight of 90% in the AIP for RELX excluding RX and 10% for RX, to prevent potential windfall gains in case RX recovered from the effects of the pandemic more quickly than anticipated. The Committee also set a cap on the payout of the AIP of 90% of maximum if RX’s adjusted operating profit in 2021 did not materially improve from 2020. In accordance with the remuneration policy previously adopted, the AIP payout at target performance has been reduced from 150% to 135% of base salary. The maximum remains 200% of base salary. The proportion of AIP payout deferred into shares for three years has been increased from one-third
to 50% of the AIP earned.
Our three largest business areas (Risk, STM and Legal), which represent over 90% of Group revenues, each delivered strong organic revenue growth rates, along with underlying adjusted operating profit growth in line with, or ahead of, underlying revenue growth. RX returned to profitability. These results drove an AIP payout of 86% of the maximum. Details of our targets and achievements for the year are shown on pages 103 and 104.
During 2020, the Committee also reviewed the three outstanding LTIP cycles and determined not to make any adjustment to the 2018-2020 LTIP cycle, given that more than half of the performance period had elapsed. As indicated in the 2020 annual report, the Committee also reviewed at the time the 2019–2021 and 2020–2022 LTIP cycles to ensure that management had an appropriate incentive to continue to drive performance in line with our strategy of consistent long-term growth and value creation in each of our business areas and that the outcomes for those two LTIP cycles appropriately and fairly reflect the performance of the Company. Consistently with the approach taken for the AIP, the Committee decided early in 2021 that financial performance would be measured separately for RELX excluding RX and RX, on a 90%/10% basis (reflecting the respective sizes of the businesses) and the overall payout would be capped at 90% of the maximum for these two cycles. The targets remain unchanged from when these were set at the beginning of the cycles. The three largest business areas performed strongly during the entire performance period and TSR outperformed our UK and European peer groups. RX was impacted by government-imposed restrictions affecting its ability to run events. As a result, the LTIP payout is 71% of the maximum. Details of our targets and achievements are shown on page 105. See page 111 for details of historical remuneration for the CEO.
In determining the level of payout under the annual and the multi-year incentives, the Committee took into account RELX’s overall business performance and value created for shareholders and other relevant factors, such as the Company’s response to the pandemic with respect to employees, its ability to continue to meet customer needs and its contribution to the scientific and medical community’s understanding of
Covid-19
and its public health implications. The Committee determined that the outcomes were fair and appropriate and applied no discretion to the payouts.

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Broader employee considerations
In 2021, the Committee reviewed information on workforce remuneration and related policies, including:

◾	key statistics on the composition of the RELX workforce such as location, gender, ethnicity, age and length of service;

◾	pay philosophy and the evolution of our pay practices, including pay equity processes;

◾	annual salary increase guidelines globally;

◾	details of the pension plan arrangements in our top five countries by number of employees;

◾	participation data on annual incentives (sales and non-sales) and share plans;

◾	employee surveys conducted during the year. In addition, our designated
Non-Executive
Director responsible for workforce engagement, Marike van Lier Lels, continued to meet with employee representatives from Europe, US and Asia Pacific during 2021 and reported back to the Board. Further information on the workforce engagement process is provided in the Governance section on page 85.
When determining the remuneration for Executive Directors and Senior Executives, the Committee considers business and individual performance as well as other factors including broader employee reward.
The Committee is satisfied that the overall remuneration for Executive Directors is appropriate and fair having considered external and internal relativities.
The Committee is satisfied that the incentive schemes drive the desired behaviours to support the Company’s purpose, values and strategy.
Remuneration Policy and implementation
An updated Remuneration Policy was approved by shareholders at the 23 April 2020 Annual General Meeting with 93.4% votes in favour. The remuneration policy, which applies for three years from the conclusion of the 2020 AGM, as approved by shareholders, is set out on pages 115 to 121 of this report. The first awards under the new policy were granted in the first quarter of 2021.
Shareholders will be invited to vote (by way of an advisory vote) on the 2021 Annual Remuneration Report at the 2022 AGM.
Implementation of the Remuneration Policy in 2022
In line with increases for the wider employee population, and consistent with the 2022 salary increase guidelines for
UK-based
employees, the Committee has approved 2022 salary increases for the Executive Directors of 2.5%.
As outlined in previous reports, the value of pension benefits for the CEO and CFO will continue to decrease, so that the value of their pension benefits will be aligned with the regular defined contribution plans (currently capped at 11% in the UK) by the end of 2022. The CEO is a member of a legacy defined benefit scheme and pays increasing participation fees (35% of base salary in 2022) and will cease to accrue further benefits under this scheme at the end of 2022. The CFO’s cash in lieu of pension is reduced to 16% of base salary for 2022. Further details can be found on page 107.
Alignment of incentives with strategy
Our long-term strategic priority is unchanged: the organic development of increasingly sophisticated information-based analytics and decision tools that deliver enhanced value to our customers, supplemented by targeted acquisitions.
The performance measures in the incentive plans align with the strategy and the financial key performance indicators on page 6 of the Annual Report, by focusing on sustained earnings growth, return on invested capital and shareholder returns in the LTIP. The AIP is based on revenue, profit, cash flow and sustainability metrics and focuses on annual objectives and milestones and creates a platform for sustainable future performance.
The Committee also considers broader performance factors when determining payouts.
The performance measures are based on adjusted figures as they provide relevant information in assessing the Company’s performance, position and cash flows and we believe they track the core operational performance of RELX and how it contributes to shareholder value creation. The Annual Report includes a reconciliation of adjusted measures to IFRS measures.
Wolfhart Hauser
Chair, Remuneration Committee

102	RELX Annual report and financial statements 2021 | Governance

Annual Remuneration Report
Single Total Figure of Remuneration – Executive Directors (audited)

		(a)	(b)		(c)	(d)	(e)	(f)

				Annual incentive
£’000		Salary	Benefits (1)	Cash	Deferred Shares (2)	Share based awards (3)	Pension (4)	Total	Total fixed remuneration (5)	Total variable remuneration (5)
Erik Engstrom	2021	1,312	82	1,134	1,134	5,335	635	9,634	2,030	7,604
	2020	1,280	84	1,101	550	429	536	3,980	1,900	2,080
	2019	1,249	86	1,276	638	5,558	539	9,346	1,874	7,472
Nick Luff	2021	773	15	668	668	2,618	139	4,880	926	3,954
	2020	754	15	648	324	210	151	2,102	919	1,183
	2019	735	15	749	375	2,781	186	4,841	936	3,905

(1)	Benefits are typically comprised of a car allowance, private medical/dental insurance and the cost of tax return preparation.

(2)	One-third of the 2020 AIP and 50% of the 2021 AIP is paid in shares deferred for three years. Dividend equivalents accrue on these shares.

(3)
The 2021 figures reflect the vesting of the 2019–2021 cycle of the LTIP. As the LTIP vests after the approval date of this Report, the average share price for the last quarter of 2021 has been used to arrive at an estimated figure in respect of these awards, in line with the methodology prescribed by the Regulations.

The estimated figures for 2020 disclosed in last year’s Report have been restated to reflect the actual amount of the 2018-2020 cycle of the LTIP vested and the actual share prices and exchange rates, which increased the 2020 disclosed figure by £30k for the CEO and by £14k for the CFO. The vesting percentage was determined on 12 February 2021 and was in line with the one disclosed on page 98 of the 2020 Remuneration Report.

For Erik Engstrom, the amount that directly reflects share price appreciation is £80k for 2020 and £1.2m for 2021. For Nick Luff, these numbers are £39k for 2020 and £0.6m for 2021.

The awards are due to vest in February 2022 and the 2021 figures will be restated in next year’s report to reflect actual values at vesting.

(4)
The pension figure for Erik Engstrom reflects his current membership of the UK legacy defined benefit pension scheme and has been calculated in accordance with the prescribed methodology set out in the Regulations. This figure does not represent a contribution by the Company. In 2021, the Company contributed £50,064 to the funded portion of his defined benefit pension plan.

In 2021, the CEO contributed a total of £384,459 (30% of his pensionable earnings) by way of Total Plan Fees, up from £331,100 (c.25% of pensionable earnings) in 2020. The pension figures for 2021 and 2020 in the table are reduced by these Total Plan Fees. The increase in the theoretical pension figure in the table is solely due to the lower inflation rate used in the calculation as prescribed by the Regulations. The actual benefit was reduced in the year as the pension accrual remains the same but the CEO’s Total Plan Fees increased. For details of Mr Engstrom’s accrued pension as at 31 December 2021, and further information on his pension reduction in 2022 and the coming years, see page 107.

Nick Luff receives a cash allowance in lieu of pension which reduced from 20% of salary to 18% of salary effective 1 January 2021. For details on the reduction of the CFO’s allowance in 2022 and the coming years, see page 107.

(5)	Total fixed remuneration includes base salary, benefits and pension. Total variable remuneration includes annual incentive and share based awards.
Some figures and subtotals add up to different amounts than the totals due to rounding.
Compensation for 2019 has been included to provide an additional point of reference.
The total remuneration for Directors is set out in note 25 to the consolidated financial statements on page 178.

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2021 Annual Incentive
As highlighted earlier, the AIP payout at target performance was reduced from 150% to 135% of base salary and the proportion of AIP deferred into shares for three years increased from one-third
to 50% of the AIP earned. As noted in the Chair’s statement, the Committee determined to continue to separate the targets of RELX excluding RX from those of RX in the AIP, assigning a weight of 90% for RELX excluding RX and 10% for RX, to prevent potential windfall gains in case RX’s recovery was faster than anticipated. The Committee also determined to set a cap on the payout of 90% of maximum in case RX’s adjusted operating profit in 2021 did not materially improve from 2020. And as always, the Committee retained the right to consider if the resulting payouts are fair and appropriate in the circumstances at that time and, if not, potentially exercise its discretion to adjust the payouts.
Set out below is a summary of performance against each financial and non-financial
measure and the resulting payout for 2021:

	Relative weighting % at target	Financial targets (1)
Performance measure		Threshold	Target	Maximum	Achievement	Achievement % vs target	Payout % vs target	Payout % of max (2)
Revenue
RELX excl RX	27.0%	6,208	6,604	6,935	6,710	101.6%	116.0%	77.3%
RX	3.0%	372	559	745	534	95.6%	88.1%	58.7%
Revenue – Total	30.0%						113.2%	75.5%
Adjusted net profit after tax
RELX excl RX	27.0%	1,505	1,601	1,681	1,681	105.0%	150.0%	100.0%
RX	3.0%	0	8	46	8	101.9%	100.5%	67.0%
Adj net profit after tax – Total	30.0%						145.1%	96.7%
Cash flow
RELX excl RX	27.0%	1,910	2,032	2,134	2,227	109.6%	150.0%	100.0%
RX	3.0%	0	39	109	3	7.3%	16.6%	11.1%
Cash flow – Total	30.0%						136.7%	91.1%

Financial measures	90.0%						131.6%	87.8%
Non-financial measures	10%	A detailed description of the non-financial measures and achievement against those is set out on the next page.					96.3%	64.2%
Total	100%						128.1%	86.4%

(1)
On an equivalent basis (at actual exchange rates and after the net impact of acquisitions and disposals completed). Targets are set on a constant currency basis and for revenue and adjusted net profit after tax reflect targeted growth with cash flow based on the targeted cash conversion. Target amounts presented in sterling reflect actual movements in exchange rates relative to their equivalent constant currency amounts.

(2)	The maximum for each measure is 150% of on target. The overall maximum is 200% of salary.
As highlighted earlier, underlying revenue growth was 7%. At constant currencies, adjusted operating profit grew by 13% and adjusted EPS by 17%.
Some figures add up to different amounts than the totals due to rounding.
The Cash AIP (£1,134,263 for the CEO and £667,931 for the CFO) will be paid in Q1 2022 and the Deferred Shares (with a current value of £1,134,263 in the case of the CEO and £667,931 in the case of the CFO) will be released in Q1 2025. The release of Deferred Shares is not subject to any further performance conditions but is subject to malus and claw-back.

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Non-financial
measures

Although Energy use and Waste targets were significantly exceeded, the payout was capped at 90% of target (60% of maximum) for these measures given that targets were exceeded during a period of office closures as a result of the pandemic and government imposed restrictions.
Non-financial
measures represent 10% of the AIP. Of this component, achievements and payouts were as follows:

Non-financial measures	Relative weighting	Target	Achievement	Payout % of target	Payout % of max
Energy use	25%	◾ Reduce Scope 1 (direct) and Scope 2 (location-based) carbon emissions by 33% against a 2015 baseline. ◾ Reduce energy and fuel consumption by 23% against a 2015 baseline. ◾ Purchase renewable electricity equivalent to 100% of RELX’s global electricity consumption	◾ Carbon emissions reduced by 53% ◾ Energy and fuel consumption reduced by 43%. ◾ Purchased renewable electricity equivalent to 100% of RELX’s global electricity consumption	90%	60.0%
Waste	25%	◾ Decrease total waste sent to landfill from reporting locations by 33% against a 2015 baseline.	◾ Total waste sent to landfill reduced by 87%	90%	60.0%
Paper	25%	◾ 97% of RELX production papers, graded in PREPS, to be rated as ‘known and responsible sources’ or certified FSC or PEFC.	◾ 98% of RELX production papers rated as ‘known and responsible sources’ or certified FSC or PEFC.	100%	66.7%
Socially responsible suppliers	25%	◾ Increase the number of suppliers as Code signatories to 3,600. ◾ Increase number of independent external audits of suppliers to 105.	◾ Suppliers Code signatories increased to 3,670 ◾ 111 audits of suppliers completed	105%	70%
Total	100%			96.25%	64.2%

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2019 – 2021 LTIP
Set out below is a summary of performance against each measure of the LTIP cycle 1 January 2019–31 December 2021.

As highlighted earlier, the targets remained unchanged from when these were set at the beginning of 2019. The Committee determined to measure the performance with respect to EPS and ROIC separately for RELX excluding RX and RX, on a 90%/10% basis and to cap the overall payout at 90% of the maximum. As noted in the Chair letter, the three main business areas continued to perform strongly and significant value was generated for shareholders through share price appreciation and dividends over the performance period. RELX outperformed the UK and European peer groups over the period. The payout is 70.5% of maximum.

Performance measure	Weighting	Performance range and vesting levels set at grant (1)		Achievement against the performance range	Resulting vesting percentage
TSR over the three-year	20%	below median	0%	Upper quartile in UK group, just below	64.7%
performance period		median	25%	upper quartile in European group and
		upper quartile	100%	below median in US group

Average growth in adjusted EPS over	40%	below 5% p.a.	0%	RELX excl RX:8.0%; vesting:75%	67.5%
the three-year performance period (2)		5% p.a.	25%	RX: below threshold; vesting 0%
		6% p.a.	50%
		7% p.a.	65%
		8% p.a.	75%
		9% p.a.	85%
		10% p.a.	92.5%
		11% p.a. and above	100%
ROIC in the third year of the	40%	below 12.0%	0%	RELX excl RX:13.6%; vesting:85%	76.5%
performance period (3)		12.0%	25%	RX: below threshold; vesting 0%
		12.4%	50%
		12.8%	65%
		13.2%	75%
		13.6%	85%
		14.0%	92.5%
		14.4% and above	100%
Total vesting percentage:					70.5%

(1)	Calculated on a straight-line basis for performance between the points.
(2)
EPS for ‘RELX excluding RX’ is calculated as net income (after tax) excluding net income attributable to ‘RX’, divided by the weighted average number of shares outstanding in the applicable year, with the share count adjusted to reflect the impact of maintaining consistent leverage before changes in the results of RX over the three-year performance period.

(3)
ROIC for ‘RELX excluding RX’ reflects the performance of the Group for 2021 with adjustments made to remove the effect on ROIC of changes in exchange rates, pension deficits, accounting standards and the results and invested capital of RX over the three-year performance period. ROIC excludes Ventures portfolio-related invested capital and realised gains and losses. Including those, ROIC would be 14.4%.

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Single Total Figure of Remuneration – Non-Executive Directors (audited)
	Total fee		Benefits (1)		Total
	2021	2020	2021	2020	2021	2020
Anthony Habgood	£108,333	£650,000	£287	£1,718	£108,621	£651,718
Paul Walker (2)	£541,667	N/A	£718	N/A	£542,385	N/A
June Felix (3)	£107,500	£21,724			£107,500	£21,724
Wolfhart Hauser	£160,000	£160,000			£160,000	£160,000
Charlotte Hogg	£97,494	£90,000			£97,494	£90,000
Marike van Lier Lels	£127,506	£129,571	£840	£840	£128,346	£130,411
Robert MacLeod	£117,500	£117,500			£117,500	£117,500
Linda Sanford	£107,500	£112,000	£840	£840	£108,340	£112,840
Andrew Sukawaty	£107,500	£112,000			£107,500	£112,000
Suzanne Wood	£120,000	£120,622			£120,000	£120,622

(1)
Benefits comprise the notional benefit of tax filing support provided to
Non-Executive
Directors for filings outside their home country resulting from their directorships with RELX. The incremental assessable benefit charge per tax return for 2021 was £840 (unchanged from 2020) for a UK tax return. Anthony Habgood and Paul Walker’s benefits relate to private medical insurance. Further, the Company meets all reasonable travel, subsistence, accommodation and other expenses, including any tax where such expenses are deemed taxable, incurred by the
Non-Executive
Directors and the Chair in the course of performing their duties.

(2)	Appointed on 1 March 2021.
(3)	Appointed on 15 October 2020.
The total remuneration for Directors is set out in note 25 to the consolidated financial statements on page 178.
Non-Executive
Directors’ fees
The fees in the Single Total Figure table for
Non-Executive
Directors reflect the following fees in 2021:

	Annual fee 2022	Annual fee 2021
Chair	£650,000	£650,000
Non-Executive Directors	£90,000	£90,000
Senior Independent Director	£30,000	£30,000
Chair of:
– Audit Committee	£30,000	£30,000
– Remuneration Committee	£30,000	£30,000
Workforce engagement fee	£17,500	£17,500
Committee membership fee:
– Audit Committee	£17,500	£17,500
– Remuneration Committee	£17,500	£17,500
– Nominations Committee	£10,000	£10,000
In addition, an intercontinental travel fee of £4,500 was payable to any
Non-Executive
Director (excluding the Chair) in respect of each transatlantic journey made in order to attend a RELX Board or Committee meeting during 2021. In 2022, this fee will remain at £4,500.
Fees may be reviewed annually, although in practice they have changed on a less frequent basis. The last review took place in December 2021.

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Total pension entitlements (audited)
Erik Engstrom is a member of the legacy UK defined benefit pension plan. He will cease to accrue benefits under this plan at the end of 2022, at which point he will receive pension benefits of equivalent value to the level of pension benefits provided under the Company’s regular defined contribution pension plans as may be in effect or amended from time to time (currently capped at 11% of base salary in the UK). Mr Engstrom’s contributions and participation fee (together, the Total Plan Fees), which are payable by him as part of his ongoing membership of the scheme, have been increasing annually since 2011. In 2021, his Total Plan Fees were 30% of his pensionable earnings (£384,459), up from 25% in 2020, 20% in 2019 and 12.5% in 2018. His Total Plan Fees will increase to 35% of pensionable earnings in 2022. Mr Engstrom is also subject to a cap of 2% on annual increases in pensionable earnings.
Nick Luff receives a cash allowance in lieu of pension, which reduced from 27% of salary to 25% on 1 March 2019, 20% on 1 January 2020, 18% on 1 January 2021 and 16% on 1 January 2022, and from the end of 2022, Mr Luff will receive pension benefits of equivalent value to the level of pension benefits provided under the Company’s regular defined contribution pension plans as may be in effect or amended from time to time (currently capped at 11% of base salary in the UK).
Erik Engstrom – pension information

Age at December 2021	Normal retirement age	CEO’s Total Plan Fees	Accrued annual pension at 31 December 2021	2021 single figure pensions value
58	60	£384,459	£605,186	£635,326 (1)

(1)
The 2021 single figure pensions value is the difference between the accrued annual pension as at 31 December 2020 (adjusted for inflation) and the accrued annual pension as at 31 December 2021, multiplied by 20 in accordance with the UK Regulations and is net of the CEO’s Total Plan Fees. The increase in the theoretical pension figure in the table is solely due to the lower inflation rate used in the calculation as prescribed by the Regulations. The actual benefit was reduced in the year as the pension accrual remains the same but the CEO’s Total Plan Fees increased. In 2021, the Company contributed £50,064 to the funded portion of his defined benefit pension plan. The remainder of his accrued pension is an unfunded liability of the Company.

Scheme interests awarded during the financial year (audited)

LTIP – PERFORMANCE SHARE AWARDS
	Basis on which award is made	Face value of award at grant (1)	Value of awards if vest in line with expectations (2)	Percentage of maximum that would be received if threshold performance achieved	End of performance period
Erik Engstrom	450% of salary	£5,760,379	£2,880,190	If each measure pays out at	31 December
Nick Luff	375% of salary	£2,826,747	£1,413,374	threshold, the overall payout is 25%	2023

AIP – DEFERRED SHARES
Erik Engstrom	1/3 of 2020 AIP payout	£550,436	N/A. The release of AIP Deferred Shares in Q1 2024 is not subject to any
Nick Luff	1/3 of 2020 AIP payout	£324,134	further performance conditions, but is subject to malus and claw-back.

(1)
The face value of the LTIP awards and AIP Deferred Shares granted in February 2021 was calculated using the middle market quotation of a PLC ordinary share (£18.66). This share price was used to determine the number of awards granted.

(2)	Vesting in line with expectations for LTIP is as per the performance scenario chart disclosed on page 93 of the 2019 Remuneration Report, i.e. 50%.
The LTIP awards granted in 2021 are based on ROIC, EPS and TSR weighted 40%:40%:20% respectively and assessed independently. The targets and vesting scales applicable to these awards are set out on page 106 of the 2020 Remuneration Report.

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Statement of Directors’ shareholdings and other share interests (audited)
Shareholding requirement
The Committee believes that a closer alignment of interests can be created between senior management and shareholders if executives build and maintain a significant personal stake in RELX. The shareholding requirements applicable to the Executive Directors are set out in the table below. Shares that count for this purpose are (i) any type of RELX security of which the Director, their spouse, civil partner or dependent child has beneficial ownership of and (ii) AIP deferred shares which are within their three-year deferral period, on a notional net (after tax) basis. There has been no change to the interests reported below between 31 December 2021 and 10 February 2022.
Meeting the shareholding requirement is both a vesting condition for LTIP awards granted and a requirement to maintain eligibility for future LTIP awards. On termination of employment, Executive Directors are to maintain their full shareholding requirement (or, if lower, their actual level of shareholding at the time of leaving) for two years after leaving employment.
On 31 December 2021, the Executive Directors’ shareholdings were as follows (valued using the middle market closing prices of the relevant securities):

	Shareholding requirement (% of 31 December 2021 annual base salary)	Shareholding as at 31 December 2021 (% of 31 December 2021 annual base salary) (1)
Erik Engstrom	450%	1,981%
Nick Luff	300%	953%

(1)	Includes AIP deferred shares which are within their three-year deferral period, on a notional net (after tax) basis (50,951 for Erik Engstrom and 30,060 for Nick Luff).
For disclosure purposes, any PLC ADRs held are included as ordinary shares.
Share interests (number of RELX ordinary shares held)

	1 January 2021	31 December 2021
Erik Engstrom	1,017,615	1,029,503	(1)
Nick Luff	271,316	276,898	(1)
Anthony Habgood	88,450	N/A
Paul Walker (2)	N/A	16,000
June Felix (3)	0	4,100
Wolfhart Hauser	14,633	14,633
Charlotte Hogg	4,750	4,750
Marike van Lier Lels	11,180	11,452
Robert MacLeod	6,950	6,950
Linda Sanford	9,700	9,700
Andrew Sukawaty	20,000	30,000
Suzanne Wood	5,100	5,100

(1)
Number excludes AIP deferred shares which are within their three-year deferral period. If these were included on a notional net (after tax) basis, the totals at 31 December 2021 would be 1,080,454 for Erik Engstrom and 306,958 for Nick Luff.

(2)	Paul Walker was appointed effective 1 March 2021.
(3)	June Felix was appointed effective 15 October 2020.

RELX Annual report and financial statements 2021 | Directors’ Remuneration Report	109

Multi-year incentive interests (audited)
The tables below and on the next page set out vested but unexercised and unvested options, unvested share awards and AIP deferred shares held by the Executive Directors including details of awards granted, options exercised and awards vested during the year of reporting.
All outstanding unvested options and share awards are subject to performance conditions. For disclosure purposes, any PLC ADRs awarded under the multi-year incentive plans are included as ordinary shares. Between 31 December 2021 and the date of this Report, there have been no changes in the options or share awards held by the Executive Directors.
Erik Engstrom

OPTIONS	Year of grant	No. of options held on 1 Jan 2021	No. of options granted during 2021	Option price on date of grant	No. of options exercised during 2021	Market price per share at exercise	No. of options held on 31 Dec 2021	Unvested options vesting on	Options exercisable until
	2014	145,604		£9.245			145,604		07 Apr 24
		158,166		€ 10.286			158,166		07 Apr 24
	2015	114,584		£11.520			114,584		02 Apr 25
		120,886		€ 15.003			120,886		02 Apr 25
	2016	101,421		£12.550			101,421		15 Mar 26
		107,380		€ 15.285			107,380		15 Mar 26
	2017	85,356		£14.945			85,356		27 Feb 27
		90,116		€ 16.723			90,116		27 Feb 27
Total		923,513					923,513

SHARES (1)(2)(3)	Year of grant	No. of unvested shares held on 1 Jan 2021	No. of shares awarded during 2021	Market price per share at award	No. of shares vested during 2021	Market price per share at vesting	No. of unvested shares held on 31 Dec 2021	End of performance period	Date of vesting
LTIP	2018	179,318		£14.915	10,759	£18.660
		178,482		€ 16.870	10,708	€ 21.335
	2019	309,807		£17.698			309,807	Dec 2021	Feb 2022
	2020	271,164		£20.725			271,164	Dec 2022	Feb 2023
	2021		308,702	£18.660			308,702	Dec 2023	Feb 2024
Total		938,771	308,702		21,467		889,673

(1)
In addition, Mr Engstrom has 35,860 AIP deferred shares
(pre-tax)
awarded in 2019 with a market price at award of £17.698. The release of these AIP deferred shares in February 2022 is not subject to any further performance conditions. Including these AIP deferred shares increases the number of shares awarded during 2019 to 345,667 and the number of unvested shares held on 31 December 2019 to 984,649.

(2)
In addition, Mr Engstrom has 30,777 AIP deferred shares
(pre-tax)
awarded in 2020 with a market price at award of £20.725. The release of these AIP deferred shares in February 2023 is not subject to any further performance conditions. Including these AIP deferred shares increases the number of shares awarded during 2020 to 301,941 and the number of unvested shares held on 31 December 2020 to 1,005,408.

(3)
In addition, Mr Engstrom has 29,498 AIP deferred shares
(pre-tax)
awarded in 2021 with a market price at award of £18.66. The release of these AIP deferred shares in February 2024 is not subject to any further performance conditions. Including these AIP deferred shares increases the number of shares awarded during 2021 to 338,200 and the number of unvested shares held on 31 December 2021 to 985,808.

110	RELX Annual report and financial statements 2021 | Governance

Nick Luff
OPTIONS	Year of grant	No. of options held on 1 Jan 2021	No. of options granted during 2021	Option price on date of grant	No. of options exercised during 2021	Market price per share at exercise	No. of options held on 31 Dec 2021	Unvested options vesting on	Options exercisable until
ESOS	2014	65,656		£9.900			65,656		02 Sep 24
		72,228		€ 11.378			72,228		02 Sep 24
	2015	53,979		£11.520			53,979		02 Apr 25
		56,948		€ 15.003			56,948		02 Apr 25
	2016	47,778		£12.550			47,778		15 Mar 26
		50,586		€ 15.285			50,586		15 Mar 26
	2017	40,210		£14.945			40,210		27 Feb 27
		42,452		€ 16.723			42,452		27 Feb 27
Total		429,837					429,837

SHARES (1)(2)(3)	Year of grant	No. of unvested shares held on 1 Jan 2021	No. of shares awarded during 2021	Market price per share at award	No. of shares vested during 2021	Market price per share at vesting	No. of unvested shares held on 31 Dec 2021	End of performance period	Date of vesting
LTIP	2018	87,996		£14.915	5,279	£18.660
		87,585		€ 16.870	5,255	€ 21.335
	2019	152,029		£17.698			152,029	Dec 2021	Feb 2022
	2020	133,066		£20.725			133,066	Dec 2022	Feb 2023
	2021		151,487	£18.660			151,487	Dec 2023	Feb 2024
Total		460,676	151,487		10,534		436,582

(1)
In addition, Mr Luff has 21,269 AIP deferred shares (pre-tax) awarded in 2019 with a market price at award of £17.698. The release of these AIP deferred shares in February 2022 is not subject to any further performance conditions. Including these AIP deferred shares increases the number of shares awarded during 2019 to 173,298 and the number of unvested shares held on 31 December 2019 to 489,783.

(2)
In addition, Mr Luff has 18,079 AIP deferred shares (pre-tax) awarded in 2020 with a market price at award of £20.725. The release of these AIP deferred shares in February 2023 is not subject to any further performance conditions. Including these AIP deferred shares increases the number of shares awarded during 2020 to 151,145 and the number of unvested shares held on 31 December 2020 to 500,024.

(3)
In addition, Mr Luff has 17,370 AIP deferred shares (pre-tax) awarded in 2021 with a market price at award of £18.66. The release of these AIP deferred shares in February 2024 is not subject to any further performance conditions. Including these AIP deferred shares increases the number of shares awarded during 2021 to 168,857 and the number of unvested shares held on 31 December 2021 to 493,300.

RELX Annual report and financial statements 2021 | Directors’ Remuneration Report	111

Performance graphs
The graphs below show total shareholder returns for RELX calculated on the basis of the average share price in the 30 trading days before the respective year end and assuming dividends were reinvested. RELX’s performance is compared with the FTSE 100. The three-year chart covers the performance period of the 2019–2021 cycle of the LTIP.

CEO historical pay table
The table below shows the historical CEO pay over a
ten-year
period.

£’000	2012		2013		2014		2015		2016		2017		2018		2019		2020		2021
Annualised base salary	1,051		1,077		1,104		1,131		1,160		1,189		1,218		1,249		1,280		1,312
Annual incentive payout	73%		70%		71%		70%		68%		69%		78%		77%		65%		86%
as a % of maximum
Multi-year incentive	70%	(1)	96%	(1)	90%	(1)	97%	(1)	97%	(1)	92%	(1)	81%	(1)	81%	(1)	6%		71%
vesting as a % of maximum
CEO total	11,145	(2)	5,463		17,447	(3)	11,416	(4)	11,399	(5)	8,748	(6)	9,141	(7)	9,346	(8)	3,980	(9)	9,634	(10)

(1)
The 2019, 2018, 2017, 2016 and 2015 percentages reflect BIP, LTIP and ESOS. The 2014 percentage reflects the final tranche of the Reed Elsevier Growth Plan (REGP), BIP and ESOS. The 2013 percentage reflects BIP and ESOS only and the 2012 percentage reflects BIP and the first tranche of the REGP.

(2)
The 2012 figure reflects the vesting of the first tranche of the REGP and includes the entire amount that was performance tested over the 2010–2012 period, including the 50% of shares deferred until 2015 in accordance with the plan rules including £3m attributed to share price appreciation.

(3)	The 2014 figure includes the vesting of the second and final tranche of the REGP and includes £8.8m attributed to share price appreciation.
(4)	The 2015 figure includes £4.4m attributed to share price appreciation.
(5)	The 2016 figure includes £4.2m attributed to share price appreciation.
(6)	The 2017 figure includes £1.7m attributed to share price appreciation.
(7)	The 2018 figure includes £2.2m attributed to share price appreciation.
(8)	The 2019 figure includes £2.2m attributed to share price appreciation.
(9)	The 2020 figure includes £80k attributed to share price appreciation. The share award value has been restated for actual share prices and exchange rates applicable on the dates of vesting.
(10)	The 2021 figure includes £1.2m attributed to share price appreciation.

112	RELX Annual report and financial statements 2021 | Governance

Comparison of change in Directors’ pay with change in employee pay
The reporting regulations require companies to disclose the percentage change in remuneration from 2020 to 2021 for each director compared with the employees of the listed company, excluding directors. RELX PLC has no employees and Executive Directors are the only employees of RELX Group PLC. We therefore have no data to report but have chosen to continue to report data on changes in base salary of the CEO compared with changes in base salary of a broader employee population. As in the previous year, the salary increase for the CEO of 2.5% was in line with the salary increase budget for the UK and the US where the majority of our employees are based.
UK pay ratios
The UK Regulations 2018 require the disclosure of the ratio of total CEO remuneration to median (P50), 25th percentile (P25) and 75th percentile (P75) UK employee total remuneration (calculated on a full-time equivalent basis). UK employees represent less than 20% of our global employee population.
Pay ratios for total remuneration are likely to vary, potentially significantly, over time, since the CEO’s total remuneration each year is driven largely by his performance-related pay outcomes and is affected by share price movements. We have therefore also shown the UK ratios for the salary component.
For the purposes of the ratios below, the CEO’s 2021 total remuneration is the total single figure and salary as disclosed on page 102. The P25, P50 and P75 were selected from the UK employee population as at 1 October 2021. Ratios for prior years are as disclosed in the respective reports.

Total remuneration
		Pay ratios			All UK employees £’000
Year	Method	P25	P50	P75	P25	P50	P75
2021	A	223:1	151:1	104:1	£43	£64	£92
2020	A	98:1	67:1	46:1	£40	£59	£86
2019	A	225:1	149:1	100:1	£39	£58	£86

Salary
		Pay ratios			All UK employees £’000
Year	Method	P25	P50	P75	P25	P50	P75
2021	A	35:1	25:1	18:1	£38	£52	£74
2020	A	35:1	25:1	18:1	£37	£52	£72
2019	A	35:1	25:1	18:1	£35	£51	£71
Slight differences compared with ratios calculated using data shown in the tables are due to rounding.
The ratios are calculated using Option A, meaning that the median, 25th and 75th percentiles were determined based on total remuneration using the single total figure valuation methodology, except for annual incentives (other than sales incentives) which are based on estimated payout as individual final payout levels are still to be finalised.
We chose Option A as we believe it is the most robust and accurate way to identify the median, 25th percentile and 75th percentile UK employee.
The Committee is satisfied that the overall picture presented by the 2021 pay ratios is consistent with the pay, reward and progression policies for the Group’s UK employees.

◾	Salaries for all UK employees, including the Executive Directors, are set based on a wide range of factors, including market practice, scope and impact of the role and experience.

◾	The provision of certain benefits and the level of benefit provided vary depending on the role and level of seniority.

◾	Participation in annual incentive plans varies by business and reflects the culture and the nature of the business, as well as role.

◾	Whilst none of the comparator employees participate in the executive share plans, they do have the opportunity to receive company shares via the UK Sharesave Option Plan. A greater proportion of performance-related variable pay and share based awards applies to more senior executives, including the Executive Directors, who have a greater influence over performance outcomes.
Relative importance of spend on pay
The following table sets out the total employee costs for all employees, as well as the amounts paid in dividends and share repurchases.

	2021 £m	2020 £m	% change
Employee costs (1)	2,549	2,555	-0.2%
Dividends	920	880	+4.5%
Share repurchases	0	150	N/A

(1)	Employee costs include wages and salaries, social security costs, pensions and share based and related remuneration.
Payments to past Directors and payments for loss of office (audited)
There have been no payments for loss of office in 2021.

RELX Annual report and financial statements 2021 | Directors’ Remuneration Report	113

Implementation of remuneration policy in 2022
Salary:
The Committee has awarded a salary increase of 2.5% to each Executive Director, which means that, from 1 January 2022, Erik Engstrom’s salary rose to £1,344,889 and Nick Luff’s salary to £791,962. This is in line with the guidelines for 2022 for the general
UK-based
employee population.
Benefits:
The benefits provided to the Executive Directors are unchanged for 2022.
Annual incentive:
The operation of the AIP in 2022 will be consistent with 2021. The AIP payout at target performance is 135% of base salary and the maximum 200% of base salary, with 50% of the AIP earned deferred into shares. The weighting of the different metrics is unchanged from 2021 with revenue, adjusted net profit after tax and cash flow each having a weight of 30% and non-financial
a weight of 10%.
Non-financial
measures are focused on sustainability metrics. We will again split the AIP targets between RELX excluding RX and RX to prevent windfall gains in case RX recovers from the effects of the pandemic more quickly than anticipated (overall 2021 AIP payout would have been higher in 2021 if AIP targets had not been split for the year). Details of the 2022 annual financial targets and non-financial
metrics will be disclosed in the 2022 Remuneration Report.
Pension:
Erik Engstrom’s Total Plan Fees for the legacy defined benefit pension scheme were 30% of pensionable earnings in 2021 and will increase further to 35% in 2022. Mr Engstrom is also subject to a 2% cap on annual increases in pensionable earnings. From the end of 2022 he will cease to accrue further benefits under this scheme and will receive pension benefits of equivalent value to the level of pension benefits provided under the Company’s regular defined contribution pension plans as may be in effect or amended from time to time.
Nick Luff’s cash allowance in lieu of pension reduced from 18% in 2021 to 16% from January 2022 and from the end of 2022, he will receive pension benefits of equivalent value to the level of pension benefits provided under the Company’s regular defined contribution pension plans as may be in effect or amended from time to time.
Share based awards:
As in 2021, we will be granting LTIP awards with face values of 450% of salary to Erik Engstrom and 375% to Nick Luff in 2022. The awards are subject to a three-year performance period and the net (after tax) vested shares are to be retained for a further two-year
holding period.
The following metrics, weightings, targets and vesting scales apply to LTIP awards granted in 2022 for the 2022–2024 cycle.
The vesting of LTIP awards is dependent on three separate performance measures: ROIC, EPS and TSR weighted 40%:40%:20% respectively and assessed independently.
The TSR measure comprises three comparators (sterling, euro and US dollar) reflecting the fact that RELX accesses equity capital markets through three exchanges – London, Amsterdam and New York – in three currency zones. RELX’s TSR performance is measured separately against each comparator group and each ranking achieved will produce a payout, if any, in respect of one-third
of the TSR measure. The proportion of the TSR measure that vests will be the sum of the three payouts.
The averaging period applied for TSR measurement purposes is the three months before the start of the financial year in which the award is granted and the last three months of the third financial year of the performance period.
The companies for the TSR comparator groups for the 2022–2024 LTIP cycle were selected on the following basis (substantially unchanged from prior year):

(a)
they were in a relevant market index or were the largest listed companies on the relevant exchanges at the end of the year before the start of the performance period: the FTSE 100 for the sterling group; the Euronext100 (including the AEX) and DAX30 for the euro group; and the S&P 500 for the US dollar group;

(b)	certain companies were then excluded:

◾	those with mainly domestic or single country revenues (as they do not reflect the global nature of RELX’s customer base);

◾	those engaged in extractive industries (as they are exposed to commodity cycles); and

◾	financial services companies (as they have a different risk/reward profile).

(c)	the remaining companies were then ranked by market capitalisation and, for each comparator group, around 50 companies with market capitalisations above and below that of RELX were taken; and

(d)	relevant listed global peers operating in businesses similar to those of RELX, but not otherwise included, were added.

Vesting percentage of each third of the TSR tranche (1)	TSR ranking within the relevant TSR comparator group
0%	Below median
25%	Median
100%	Upper quartile

(1)	Vesting is on a straight-line basis for performance between the minimum and maximum levels.
The calculation methodology for the EPS and ROIC measures is set out in the 2013 Notices of Annual General Meetings, which can be found on RELX’s website. The targets and vesting scales applicable to the EPS and ROIC are set out below.

Vesting percentage of EPS and ROIC tranches (1)	Average growth in adjusted EPS over the three-year performance period	ROIC in the third year of the performance period
0%	below 5% p.a.	below 11.0%
25%	5% p.a.	11.0%
50%	6% p.a.	11.5%
65%	7% p.a.	12.0%
75%	8% p.a.	12.5%
85%	9% p.a.	13.0%
92.5%	10% p.a.	13.5%
100%	11% p.a. or above	14% or above

(1)	Vesting is on a straight-line basis for performance between the stated average adjusted EPS growth/ROIC percentages.

114	RELX Annual report and financial statements 2021 | Governance

Remuneration Committee advice
The Committee consists of independent
Non-Executive
Directors and the Chair of RELX. Details of members and their attendance are contained in the Corporate Governance Review on page 83. The Chief Legal Officer and Company Secretary attends meetings as secretary to the Committee. At the invitation of the Chair of the Committee, the CEO attends appropriate parts of the meetings. The CEO is not in attendance during discussions about his remuneration.
The Chief Human Resources Officer advised the Committee during the year.
Willis Towers Watson is the external adviser, appointed by the Committee through a competitive process. Willis Towers Watson also provided actuarial and other human resources consultancy services to some RELX companies during the year. The Committee is satisfied that the firm’s advice continues to be objective and independent, and that no conflict of interest exists. The individual consultants who work with the Committee do not provide advice to the Executive Directors or act on their behalf. Willis Towers Watson is a member of the Remuneration Consultants’ Group and conducts its work in line with the UK Code of Conduct for executive remuneration consulting. During 2021, Willis Towers Watson received fees of £9,000 for advice given to the Committee, charged on a time and expense basis.

Shareholder voting at 2021 Annual General Meeting
At the Annual General Meeting of RELX PLC on 22 April 2021, votes cast by proxy and at the meeting in respect of the Directors’ Remuneration Report were as follows:

Resolution	Votes For	% For	Votes Against	% Against	Total votes cast	Votes Withheld
Remuneration Report (advisory)	1,468,935,889	92.45%	119,930,775	7.55%	1,588,866,664	27,861,306
At the Annual General Meeting of RELX PLC on 23 April 2020, votes cast by proxy and at the meeting in respect of the Directors’ Remuneration Policy were as follows:

Resolution	Votes For	% For	Votes Against	% Against	Total votes cast	Votes Withheld
Remuneration Policy (binding)	1,507,700,939	93.42%	106,174,539	6.58%	1,613,875,478	690,971
Wolfhart Hauser
Chair, Remuneration Committee
9 February 2022

RELX Annual report and financial statements 2021 | Directors’ Remuneration Report	115

Remuneration Policy Report
Set out in this section is the Company’s Remuneration Policy for Directors, as approved by shareholders at the 23 April 2020 Annual General Meeting, and which is intended to apply for three years from the AGM and to awards granted from the first quarter of 2021. The policy is as reported in the 2019 annual report.
Remuneration policy table – Executive Directors
All footnotes to the policy table can be found on page 118.

ANNUAL BASE SALARY

Purpose and link to strategy
To recruit and retain the best executive talent globally to execute our strategic objectives at appropriate cost.

Operation
Salaries for Executive Directors are set and reviewed annually by the Remuneration Committee (the Committee) with changes typically taking effect on 1 January. In exceptional circumstances, the Committee may review salaries more frequently.
When reviewing salaries, the Committee considers the executive’s role and sustained value to the Company in terms of skill, experience and overall contribution and the Company’s guidelines for salaries for all employees for the year. Periodically, competitiveness with companies which are comparable in respect of industry, size, international scope and complexity is also considered in order to ensure the Company’s ability to attract and retain executives.
For the last eight years, Executive Directors’ salary increases have been 2.5% per annum.

Performance framework
N/A

Maximum value
Salary increases will continue to be aligned with the range of increases for the wider employee population and subject to annual all-employee
guidelines. However, as for all employees, the Committee has discretion to exceed this to take account of individual circumstances such as change in responsibility, increases in scale or complexity of the business, inflation or alignment to market level.

Recovery of sums paid
No provision.

RETIREMENT BENEFITS

Purpose and link to strategy
Retirement plans are part of remuneration packages designed to recruit and retain the best executive talent at appropriate cost.

Operation
Policy for new appointments
Executive Directors appointed after the effective date of this policy will receive pension benefits up to the value equivalent to the maximum level of pension benefits provided under the Company’s regular defined contribution pension plans as may be in effect or amended from time to time (currently capped at 11% of base salary in the UK). The defined contribution pension plans are designed to be competitive and sustainable long-term. Any amount payable may be paid wholly or partly as cash in lieu and may be subject to tax and social security deductions in various jurisdictions.
Transition arrangements for existing Executive Directors
The existing directors will transition from their current arrangements to the above new appointment policy by the end of 2022.
The CFO currently receives a company contribution paid as cash in lieu of pension. The CFO’s company contribution decreased by five percentage points to 20% of base salary from January 2020 and further decreases to 18% from January 2021, to 16% from January 2022 and from the end of 2022, he will be subject to the above new appointment policy (currently capped at 11% of base salary in the UK).
The CEO is a member of a UK legacy defined benefit pension scheme, accruing 1/30th of final year pensionable earnings for each year
(pro-rated
for part years) of service, with a normal retirement age of 60. In line with all UK defined benefit scheme members, the CEO’s contributions to the plan and fees he pays to participate in the plan (together the ‘Total Plan Fees’) have been increasing annually since 2011. However, the CEO now pays a higher percentage of pensionable earnings as Total Plan Fees in each calendar year than other legacy members. In 2019, his Total Plan Fees were 20% of pensionable earnings, up from 12.5% in 2018. His total Plan Fees are 25% in 2020 and increase to 30% in 2021 and to 35% in 2022. A cap applies of 2% per annum on the increase in the CEO’s pensionable earnings (in place since 2017). Like all other members of the legacy defined benefit pension scheme, the CEO is allowed to switch to the defined contribution plan at any time. At the end of 2022, the CEO will cease to accrue any further benefits under the legacy defined benefit pension scheme. After 31 December 2022, he will be subject to the above new appointment policy (currently capped at 11% of base salary in the UK).

Performance framework
N/A

116	RELX Annual report and financial statements 2021 | Governance

RETIREMENT BENEFITS CONTINUED

Maximum value
Policy
For Executive Directors hired or promoted to the Board after the effective date of this policy, the maximum value is equivalent to the maximum level of pension benefits provided under the Company’s regular defined contribution pension plans as may be in effect or amended from time to time (currently capped at 11% of base salary in the UK).
Transition arrangements for existing Executive Directors
For the current CFO, until 31 December 2022, the maximum values applicable are in accordance with the annual reductions in the company contribution as detailed above under ‘Operation’. After 31 December 2022, he will be subject to the pension policy and maximum value described above for new appointments.
For the current CEO, the maximum value under the legacy defined benefit scheme is an accrual of 1/30th of final year pensionable earnings for every year of service until 31 December 2022, minus his applicable annual Total Plan Fees paid whilst accruing the benefit. As noted above under ‘Operation’, the CEO is subject to increases in the Total Plan Fees which he pays annually as part of his ongoing membership of this scheme until 31 December 2022, after which he will be subject to the pension policy and maximum value described above for new appointments.

Recovery of sums paid
No provision.

OTHER BENEFITS

Purpose and link to strategy
To provide competitive benefits at appropriate cost.

Operation
Other benefits, subject to periodic review, may include private medical and dental cover, life assurance, tax return preparation costs, car benefits, directors’ and officers’ liability insurance, relocation benefits and expatriate allowances and other benefits available to employees generally, including, where appropriate, the tax on such benefits.

Performance framework
N/A

Maximum value
The maximum for ongoing benefits for Executive Directors will not normally exceed 10% of salary (excluding any one-off
items, such as immigration support or relocation benefits, and any tax related charge on benefits which is met by the Company). However, the Committee may provide reasonable benefits beyond this amount in exceptional situations, such as a change in the individual’s circumstances caused by the Company, or if there is a significant increase in the cost of providing the agreed benefit.

ANNUAL INCENTIVE PLAN (AIP)

Purpose and link to strategy
The annual incentive provides focus on the delivery of annual financial targets and the achievement of annual objectives and milestones which are chosen to align with the Company’s strategy and create a platform for sustainable future performance. The compulsory deferral of 50% of any annual incentive earned into RELX shares for three years promotes longer-term alignment of Executive Directors’ interests with shareholders’ interests, including an element of post-termination shareholding.

Why performance measures are chosen and how targets are set
Performance measures include a balanced set of financial measures which are appropriately weighted and which support current strategy and incentivise the Executive Directors to achieve the desired outcomes without undue risk of focusing on any one financial measure. The financial targets are designed to be challenging and are set with reference to the previous year’s performance and internal and external forecasts for the following year.
Performance measures may also include
non-financial
measures, for example linked to sustainability.

Operation
The Committee reviews and sets the financial targets and, if applicable, non-financial
targets, annually, taking into account internal forecasts and strategic plans. Following year end, the Committee compares actual performance with the financial targets and assesses the achievement of any non-financial
targets. The targets and outcomes are fully disclosed in the Remuneration Report published after year end.
50% of any annual incentive earned is paid in cash to the Executive Director and the remaining 50% is deferred into RELX shares, which are released to the Executive Director after three years. Dividend equivalents accrued during the deferral period are payable in respect of the shares. On a change in control, the default position is that deferred shares are released to the Executive Director. Alternatively, the Committee may determine that deferred shares will instead be exchanged for equivalent share awards in the acquiring company.

RELX Annual report and financial statements 2021 | Directors’ Remuneration Report	117

AIP CONTINUED

Performance framework
The AIP includes financial measures with a weighting of at least 85% and may also include non-financial
measures with a weighting of up to 15%. Each measure is assessed separately.

◾	The minimum payout is zero.

◾	Each measure is assessed independently and payout for each measure at threshold is 10% of the maximum opportunity for that measure. If the financial measures have a weighting of 100% and threshold is reached for each of the financial measures, the overall payout for the financial measures is 13.5% of salary. If the financial measures have a weighting of 85% and threshold is reached for each of the financial measures, the overall payout for the financial measures is 11.5% of salary.

◾	Payout for target performance is 135% of salary.
Following an assessment of financial achievement, and scoring of any non-financial
measures, the Committee agrees the overall level of earned incentive for each Executive Director.
Committee discretion applies.
1,2,3

Maximum value
The maximum potential annual incentive is 200% of annual base salary. This includes the deferred share element but excludes dividend equivalents payable in respect of the deferred shares.

Recovery of sums paid
Claw-back applies.
4

LONG TERM INCENTIVE PLAN (LTIP)

Purpose and link to strategy
The Long-Term Incentive Plan (LTIP) is designed to provide a long-term incentive for Executive Directors to achieve the key performance measures that support the Company’s strategy, and to align their interests with shareholders.

Why performance measures are chosen and how targets are set
Our strategic focus is on continuing to transform the core business through organic investment and the build-out
of new products into adjacent markets and geographies, supplemented by selective portfolio acquisitions and divestments. The performance measures in the LTIP are chosen to support this strategy by focusing on sustained earnings growth, return on invested capital and shareholder return.
Targets are set with regard to previous results and internal and external forecasts for the performance period and the strategic plan for the business. They are designed to provide exceptional reward for exceptional performance, whilst allowing a reasonable expectation that reward at the lower end of the scale is attainable, subject to robust performance.

Operation
Annual awards of performance shares, with vesting subject to:

◾	performance measured over three financial years

◾	continued employment (subject to the provisions set out in the Policy on payments for loss of office section)

◾	meeting shareholding requirements (450% of salary for the CEO and 300% of salary for the CFO)
Executive Directors are to retain their net (after tax) vested shares for a holding period of two years after vesting. Dividend equivalents accrued during the performance period are payable in respect of the performance shares that vest.
On a change of control, the default position is that awards vest on a pro-rated
basis, subject to an assessment of performance against targets at that time. Alternatively, the Committee may determine that the awards will not vest and will instead be exchanged for equivalent awards in the acquiring company.

Performance framework
The performance measures are EPS, ROIC and relative TSR, weighted 40%:40%:20% respectively and assessed independently, such that a payout can be received under any one of the measures (or, for TSR, in respect of one of the three comparator groups).

◾	The minimum payout is zero.

◾	Each measure is assessed independently and payout for each measure at threshold is 25% of the maximum opportunity for that measure. If only one measure vests at threshold, and it has a weighting of 40%, then the overall payout would be 10% of the maximum award. If only one measure with a weighting of 20% vests at threshold, the overall payout would be 5% of the maximum award.

◾	Payout in line with expectations is 50% of the maximum award.
Dividend equivalents are not taken into account in the above payout levels.
Committee discretion applies.
1,2,3

Maximum value
The maximum grant in any year is up to 450% of base salary for the CEO and up to 375% of base salary for other Executive Directors (not including dividend equivalents).

Recovery of sums paid
Claw-back applies.
4

118	RELX Annual report and financial statements 2021 | Governance

Notes to the Remuneration policy table
(1)
Discretion in respect of AIP and LTIP payout levels:
In determining the level of payout under the AIP and vesting under the LTIP, the Committee takes into account RELX’s overall business performance and value created for shareholders over the period in review and other relevant factors. It has discretion to adjust the vesting and payout levels (subject always to the maximum individual limits) if it believes this would result in a fairer outcome. This discretion will only be used in exceptional circumstances and the Committee will explain in the next Remuneration Report the extent to which it has been exercised and the reasons for doing so.

(2)
Discretion to vary performance measures under the AIP and the LTIP:
The Committee may vary the financial measures applying to a current annual incentive year and performance measures for LTIP awards already granted if a change in circumstances leads it to believe that the arrangement is no longer a fair measure of performance. Any new measures will not be materially less, or more, challenging than the original ones.

(3)
Discretion on termination of employment under the AIP and the LTIP:
The Committee’s discretion on termination of employment is described under the ‘Policy on payments for loss of office’ section on page 120.

(4)
Malus and claw-back under the AIP and the LTIP:
Under the AIP and the LTIP, the Committee has discretion to apply malus and claw-back (i) if the payout (including the AIP deferred shares element) was calculated on the basis of materially misstated financial or other data, in which case it can withhold a payout and can seek to recover the difference in value between the incorrect payout and the amount that would have been paid had the correct data been used or (ii) if there has been serious misconduct on the part of the individual, in which case the Committee may withhold an AIP payout, lapse unvested LTIP awards and may require repayment of AIP and LTIP gains arising during a specified period. Under the LTIP, the Committee also has discretion to apply malus and claw-back if a participant breaches post-termination restrictive covenants, in which case unvested awards would lapse and the Committee may require repayment of gains arising during the period beginning six months before termination and ending on the date the post-termination restrictive covenants are stated to expire.

(5)
Explanation of differences between the Company’s policy on Executive Directors’ remuneration and the policy for other employees:
Incentives:
A larger percentage of Executive Directors’ remuneration is performance related than that of other employees. All managers participate in an annual incentive plan, but participation levels, measures and targets vary according to their role, seniority and local business priorities. Approximately 100 senior executives currently participate in the LTIP and about 1,000 participate in the Executive Share Option Scheme (ESOS). Grant levels under the plans vary according to role and seniority. In considering the remuneration policy for Executive Directors, under which the Executive Directors only participate in the AIP and the LTIP, the Committee considered the incentive plan participation for the wider senior management population.
Other
 benefits:
The range and level of retirement and other benefits provided to employees may vary according to local market practice, role and seniority. This is to ensure that we provide competitive packages which are appropriate to specific roles. However, as noted above in the pension section of the policy table, the proposed policy on Executive Directors’ pension arrangements results in alignment of the maximum values of pension benefits for newly appointed Executive Directors and the wider workforce following shareholder approval of the remuneration policy and for existing Executive Directors by the end of 2022.

(6)
Changes to pay components:
The changes which were made since the previous remuneration policy, together with the rationale for the changes, are described in the Committee Chair’s introduction on pages 88 and 89 of the 2019 Annual Report.

Remuneration outcomes in different performance scenarios
The Committee considers the level of remuneration that may be paid in the context of the performance delivered and value added for shareholders. The charts below are an illustration of how the CEO’s and CFO’s regular annual remuneration could vary under different performance scenarios. The salary, benefits and pension levels are the same in all three scenarios in each chart. Salary is based on 2020 salary. Benefits is based on the 2019 Single Total Figure table. Pension, annual incentive and LTIP are all based on full implementation of all aspects of the policy table’s award levels and percentages (including 11% pension), applied to the 2020 salary. Annual incentive amounts include the portion which is subject to compulsory deferral into RELX shares for three years. The performance assumptions which have been used are as follows: Minimum means no AIP payout and no LTIP vesting. In line with expectations means AIP payout at 135% of salary (of which a portion is deferred into shares) and LTIP vesting at 50% of the award. Maximum means AIP payout at 200% of salary (of which a portion is deferred into shares) and LTIP vesting at 100% of the award. The three bars in each chart assume no share price movement. As required by the UK Regulations, assuming maximum performance achievement (as described above) and 50% share price growth over the performance period, the CEO’s maximum remuneration would increase to £12.7m and the CFO’s maximum remuneration to £6.6m. Any dividend equivalents payable in respect of the AIP deferred shares and the LTIP are not included.

RELX Annual report and financial statements 2021 | Directors’ Remuneration Report	119

Approach to recruitment remuneration – Executive Directors
When agreeing the components of a remuneration package on the appointment of a new Executive Director, or an internal promotion to the Board, the Committee would seek to align the package with the remuneration policy stated in the policy table.
The Committee’s general principle on recruitment is to offer a competitive remuneration package to attract high-calibre candidates from a global talent pool. Basic salary would be set at an appropriate level for the candidate, taking into account all relevant factors. As a data analytics and technology-driven business, with half of its revenue in the US, the Company primarily competes for talent with global information and technology companies.
The various components and the Company’s approach are as follows:

Standard package on recruitment*
To offer remuneration in line with the policy table (including the limits), taking into account the principles set out above.

Compensation for forfeited entitlements
The Committee may make awards and payments on hiring an external candidate to compensate him or her for entitlements forfeited on leaving the previous employer. If such a decision is made, the Committee will attempt to reflect previous entitlements as closely as possible using a variety of tools, including cash and share based awards. Malus and claw-back provisions will apply where appropriate. If necessary to facilitate the grant of awards, the Committee may rely on the one person exemption from shareholder approval in the UK Listing Rules.

Relocation allowances and expenses
The type and size of relocation allowances and expenses will be determined by the specific circumstances of the new recruit.

*	The standard package comprises annual base salary, retirement benefits, other benefits, AIP and LTIP.
Shareholding requirement
The Executive Directors are subject to shareholding requirements. These are a minimum of 450% of annual base salary for the CEO and 300% of annual base salary for other Executive Directors. On joining or promotion to the Board, Executive Directors are given a period of time, typically up to five years, to build up to their requirement. On termination of employment, Executive Directors are to maintain their full shareholding requirement (or, if lower, their actual level of shareholding at the time of leaving) for two years after leaving employment.
Shares which count for shareholding purposes are shares beneficially owned by the Executive Director, their spouse, civil partner or dependent child and AIP deferred shares which are within their three-year deferral period, on a notional net of tax basis.
Policy on payments for loss of office
In line with the Company’s policy, the service contracts of the existing Executive Directors contain
12-month
notice periods.
The circumstances in which an Executive Director’s employment is terminated will affect the Committee’s determination of any payment for loss of office, but it expects to apply the principles outlined in the table on the next page. The Committee reserves the right to depart from these principles where appropriate in light of any taxation requirements to which the Company or the Executive Director is subject (including, without limitation, section 409A of the US Internal Revenue Code), or other legal obligations.

120	RELX Annual report and financial statements 2021 | Governance

Policy on payments for loss of office (continued)

GENERAL 1	INCENTIVES
Mutually agreed termination/termination by the Company other than for cause 2
(includes retirement with customary notice)
The Executive Director would be entitled to salary, benefits and other contractual payments in the normal way up to the termination date and would be paid for any accrued but untaken holiday.

Salary:
Payment of up to 12 months’ salary to reflect the notice period or payment in lieu of notice.

Other benefits:
Where possible, benefits would be continued for up to the duration of any unworked period of notice (not exceeding the maximum stated in the policy table) or the Executive Director would receive a cash payment (not exceeding the cost to the Company of providing those benefits).

Pension:
Deferred or immediate pension in accordance with scheme rules, with a credit in respect of, or payment for up to, the full period of any unworked period of notice. There is provision under the defined benefit pension scheme for members leaving Company service by reason of permanent incapacity to make an application to the scheme trustee for early payment of their pension.

Other:
The Company may pay compensation in respect of any statutory employment rights and may make other appropriate and customary payments.

The Company would have due regard to principles of mitigation of loss. Reductions would be applied to reflect any portion of the notice period that is worked and/or spent on gardening leave.

On injury, disability,
ill-health
or death, the Committee reserves the right to vary the treatment outlined in this section.

Annual incentive:
Any unpaid annual incentive for the previous year and a
pro-rata
payment in respect of the part of the financial year up to the termination date would generally be payable (subject to the deferral provisions), with the amount being determined by reference to the original performance criteria. However, the Committee has discretion to decide otherwise depending on the reason for termination and other specific circumstances. The Company would not pay any annual incentive in respect of any part of the financial year following the termination date (e.g. for any unworked period of notice). AIP deferred shares would be released to the Executive Directors in full at the end of the deferral period. The annual incentive claw-back provisions would apply.

LTIP:
The default position is that unvested LTIP awards would be
pro-rated
to reflect time employed and would vest subject to performance measured at the end of the relevant performance period and subject to the Executive Director continuing to meet his full shareholding requirement for two years after the termination date. The Committee has discretion to allow unvested LTIP awards to vest earlier and to adjust the application of time pro-rating
and performance conditions, subject to the plan rules. The requirement to retain net (after tax) vested LTIP shares for a holding period of two years after vesting ceases to apply on termination of employment.

Employee instigated resignation
The Executive Director would not receive any payments for loss of office. The Executive Director would be entitled to salary, benefits and other contractual payments in the normal way up to the termination date and would be paid for any accrued but untaken holiday.

Pension:
A deferred or immediate pension would be payable in accordance with the scheme rules.

Annual incentive:
The Executive Director would be entitled to receive an annual incentive for a completed previous year (subject to the deferral provisions), but not a pro-rated
annual incentive in respect of a part year up to the termination date, unless the Committee decides otherwise in the specific circumstances. Any AIP deferred shares would be released to the Executive Director in full at the end of the deferral period. Annual incentive claw-back provisions would apply.

LTIP:
All outstanding LTIP awards would lapse on the date of notice.

Dismissal for cause
The Executive Director would be entitled to salary, benefits and other contractual payments in the normal way up to the termination date and would be paid for any accrued but untaken holiday but would not receive any payments for loss of office.

Pension:
A deferred or immediate pension would be payable in accordance with the scheme rules.

Annual incentive:
The Executive Director would not receive any unpaid annual incentive. Any AIP deferred shares lapse on the date of dismissal.

LTIP:
All outstanding LTIP awards would lapse on the date of dismissal.

(1)
In addition to what is set out in this section, on termination for any reason, Erik Engstrom will be entitled to payment of amounts held in his ‘Retirement Account’. Before he joined the Company’s UK defined benefit scheme, he was not a member of any company pension scheme and RELX made annual contributions of 19.5% of base salary to a deferred compensation plan. Contributions to this Retirement Account ceased when he became a member of the UK defined benefit arrangement.

(2)
In cases where the approved leaver treatment applies, the AIP and LTIP have a default position as well as giving the Committee discretion to adjust the default treatment within certain parameters. The Committee would only expect to exercise such discretion where the Committee believes the personal circumstances of the Executive Director so require.

RELX Annual report and financial statements 2021 | Directors’ Remuneration Report	121

Remuneration policy table –
Non-Executive
Directors

FEES

Purpose and link to strategy
To enable RELX to recruit
Non-Executive
Directors with the right balance of personal skills and experience to make a major contribution to the Board and Committees of a global business which is listed in London, Amsterdam and New York.

Operation
RELX Chair:
Receives an aggregate annual fee with no additional fees, for example, Committee Chair fees. The Committee determines the Chair’s fee on the advice of the Senior Independent Director.
Other
Non-Executive
Directors:
Receive an annual fee with additional fees payable as appropriate for specific roles and duties. These additional fees include fees for the Senior Independent Director and Committee Chairs, for membership of Board Committees, as well as a workforce engagement fee and international travel fees. In future, other fees may be payable, for example attendance fees. The Board determines the level of fees, subject to applicable law.
Fees may be reviewed annually, although in practice they have changed on a less frequent basis. When reviewing fees, consideration is given to the time commitment required, the complexity of the role and the calibre of the individual. Periodically, comparative market data is also reviewed, the primary source for which is the practice of FTSE 30 companies, with reference also to the Euronext Amsterdam (AEX) index and
US-listed
companies.

Maximum value
The aggregate annual fee limit for fees paid to the Chair and the
Non-Executive
Directors is £2m. Additional fees for membership of or chairing Board Committees and assuming additional responsibilities such as acting as Senior Independent Director, are not subject to this maximum limit.

OTHER BENEFITS

Purpose and link to strategy
To provide competitive benefits at appropriate cost.

Operation
Other benefits for
Non-Executive
Directors are reviewed periodically and may include private medical cover, tax return preparation costs, secretarial benefits, car benefits, travel and related subsistence costs, including, where appropriate, the tax on such benefits.

Maximum value
There is no prescribed maximum amount.

Approach to recruitment remuneration – Non-Executive Directors
Following recruitment, a new Non-Executive Director will be entitled to fees and other benefits in accordance with the Company’s remuneration policy. No additional remuneration is paid on recruitment. However, any reasonable expenses incurred during the recruitment process will be reimbursed.
Policy on payments for loss of office – Non-Executive Directors
In addition to unpaid accrued fees, the Non-Executive Directors are entitled to receive one month’s fees for loss of office if their appointment is terminated before the end of its term.
Service contracts and letters of appointment
There are no further obligations in the Directors’ service contracts and letters of appointment which are not otherwise disclosed in this Report which could give rise to a remuneration payment or loss of office payment. All Directors’ service contracts and letters of appointment are available for inspection at the Company’s registered office. The Executive Directors’ service contracts do not have a fixed expiry date.
Consideration of employment conditions elsewhere in the Company
When the Committee reviews the Executive Directors’ salaries annually, it takes into account the Company’s guidelines for salaries for all employees in the Company’s major operating locations for the forthcoming year. The Committee also considers market practice in the FTSE 30 as well as pay practices of other global information and technology companies when determining the quantum and structure of Directors’ pay.
Since 2019, the Committee annually reviews various aspects of workforce remuneration and related policies in order to deepen its understanding of pay structures throughout the organisation.

Also since 2019, our designated non-executive director responsible for workforce engagement meets with employees representing our global employee population in order to understand a wide-range of employee views on a variety of topics. The feedback is reported back to the Board at least once per year and forms part of the Board’s discussions and decision making. As part of this process, the non-executive director responsible for workforce engagement explains how executive remuneration aligns with wider pay policy.
Consideration of shareholder views
Our practice is to consult shareholders and consider their views when formulating, or changing, our policy. The Committee consulted extensively with shareholders (representing c60% of the Company’s issued share capital) and shareholder representative bodies on the proposed new remuneration policy. We were grateful for the constructive feedback, which was taken into account in our final proposals.
Previous remuneration policy and prior commitments
Any payments which are still to be made under arrangements made and awards granted under previous remuneration policies (which are included in the 2013 and 2016 Annual Reports and Financial Statements) will be made consistent with the applicable policy. The provisions of the previous policies which relate to arrangements and awards granted under those previous policies will therefore continue to apply until all payments in relation to those arrangements and awards have been made. The Committee also reserves the right to make any remuneration or loss of office payments if the terms were agreed prior to the approval of the 2013 or 2016 policy or prior to an individual being appointed as a Director.
Minor amendments
The Committee may make minor amendments for regulatory, tax or administrative purpose.

122	RELX Annual report and financial statements 2021 | Governance

Report of the Audit Committee
This report has been prepared by the Audit Committee of RELX PLC and has been approved by the Board. It provides an overview of the membership, responsibilities and activities of the Committee.

Membership

The Committee comprises at least three independent Non-Executive Directors. The members of the Committee who served during the year were:

◾
   Suzanne Wood (Chair of the Committee)

◾
   Andrew Sukawaty

◾
   June Felix

◾
   Charlotte Hogg (since 28 July 2021)

◾
   Marike van Lier Lels (member until 28 July 2021)

Of the current members of the Committee, Suzanne Wood, a US chartered accountant, is considered to have significant, recent and relevant financial experience.

The Committee as a whole is deemed to have competence relevant to the sectors in which RELX operates.

Please see pages 72 and 73 for full profiles of Audit Committee members.

Responsibilities

The main role and responsibility of the Committee is to assist the Board in fulfilling its oversight responsibilities regarding:

◾
    the integrity of the interim and full-year financial statements and financial reporting processes;

◾
    risk management and internal controls, and the effectiveness of the internal auditors; and

◾
    the performance of the external auditors and the effectiveness of the external audit process, including monitoring the independence and objectivity of Ernst & Young.

The Committee reports to the Board on its activities, identifying any matters in respect of which it considers that action or improvement is needed and making recommendations as to the steps to be taken.

The terms of reference of the Audit Committee are reviewed annually and a copy is published on the RELX website,

www.relx.com

Financial reporting
In discharging its responsibilities in respect of the 2021 interim and full-year financial statements, the Committee reviewed the following:

AREAS OF SIGNIFICANT JUDGEMENT AND ESTIMATION	PAGE REFERENCE IN ANNUAL REPORT

Specific areas of significant judgement and estimation focused on by the Committee were:

◾
    Acquired intangible assets: The identification of separate intangible assets on acquisition requires judgement. Estimation is required in determining the future cash flows and discount rates used to value these assets. The Committee received and discussed reports from the RELX Financial Controller on the methodology and the basis of the assumptions used.
162-164

◾
    Capitalisation of internally developed intangible assets: The capitalisation of costs related to the development of new products and business infrastructure, together with the useful economic lives applied to the resulting assets, requires the exercise of judgement. The Committee received reports from the RELX Financial Controller on the amounts capitalised and asset lives selected for major projects;
162-164

◾
    Taxation: The valuation of provisions in relation to uncertain tax positions involves estimation. The Committee received and discussed reports from the RELX Head of Taxation on the potential liabilities identified and assumptions used;
155-158

◾
    Defined benefit pension obligation: The valuation of certain pension scheme liabilities and assets is subject to judgement and estimation. The Committee received and discussed reports from the RELX Financial Controller on the methodology and the basis of the assumptions used.
150-153

The Committee was satisfied that all judgements and estimations had been appropriately made.

RELX Annual report and financial statements 2021 | Report of the Audit Committee	123

OTHER AREAS OF FOCUS	PAGE REFERENCE IN ANNUAL REPORT

Other areas discussed by the Committee during the year were:

◾
    Carrying value of goodwill and intangible assets: The Committee received and discussed reports from the RELX Financial Controller on the methodology used for the annual impairment review including the basis of the assumptions used such as discount rates and long-term growth.
162-164

Specific Covid-19 areas discussed by the Committee during the year were:

◾
    Exhibitions exceptional costs charged in 2020: The utilisation of the provision in 2021, for exceptional costs recorded in 2020, relating to cancelled events and restructuring was reviewed to ensure appropriate.
145-147

The Committee was satisfied that all the above items had been appropriately considered and presented in the Annual Report.
DISCLOSURE AND PRESENTATION	PAGE REFERENCE IN ANNUAL REPORT

As well as considering the Annual Report as a whole (see ‘Fair, balanced and understandable’ section below) the Committee focused on the following areas of disclosure and presentation:

◾ Reviewed the critical accounting policies and compliance with applicable accounting standards, reviewed other disclosure requirements and received regular update reports on accounting and regulatory developments;	143

◾
    Reviewed the disclosures made in relation to internal control, risk management, the going concern statement and the viability statement. The Committee received and discussed reports from the RELX Head of Audit and Risk Management and the RELX Treasurer on the processes undertaken and assumptions used in formulating these disclosures. The going concern and viability statements were subject to an in-depth
review, including a detailed review and challenge of the various adverse scenarios modelled to ensure that the statements made in relation to going concern and viability are robust;
91-96

◾ Considered the calculation and presentation of alternative performance measures in the Annual Report and Accounts and results announcement, including associated reconciliations to GAAP measures.	60-65, 192-200

◾ Reviewed the disclosures made for the first time in the Annual Report in relation to the TCFD’s recommendations.	55-57

The Committee was satisfied that all relevant disclosures have been appropriately made.

FAIR, BALANCED AND UNDERSTANDABLE

The Committee considered whether the 2021 Annual Report is fair, balanced and understandable. In making this assessment, the Committee considered the following areas:
◾
    The process for preparing the Annual Report, including the contributors, the internal review process and how feedback is addressed throughout the process;
◾
    The business review narratives presented for each business area;
◾
    The discussion of reported and underlying results throughout the report.
The Committee was satisfied that, taken as a whole, the Annual Report is fair, balanced and understandable. This conclusion has been reported to the Board.

The Committee also received detailed written and verbal reports from the external auditors on these matters. The Committee was satisfied with the explanations provided and conclusions reached.
Risk management and internal controls
With respect to their oversight of risk management and internal controls, the Committee has:

◾	received and discussed regular reports summarising the status of the Group’s risk management activities, including the impact of Covid-19,
identification of emerging risks and actions to mitigate risks, and the findings from internal audits and status of actions agreed with management. Areas of focus in 2021 included: cyber security (including the ability to prevent, respond to and recover from a cyber-attack or ransomware attack); data privacy; the operational, financial and IT control environment including controls required as a result of home-working and return to office plans; the use of technology including machine learning; regulatory compliance; business continuity and resilience (including supplier resilience and plans for extreme weather events); post-acquisition integration; integrity of published ESG data; and continued compliance with the requirements of Section 404 of the US Sarbanes-Oxley Act relating to the documentation and testing of internal controls over financial reporting.

124	RELX Annual report and financial statements 2021 | Governance

◾	received regular updates from the RELX Treasurer on the Group’s financial position including on liquidity, compliance with the financial covenant in its revolving credit agreement, credit ratings and ability to access debt capital markets, risk management and compliance with treasury policies and pension arrangements and funding;

◾	reviewed and approved the internal audit plan for 2022 and monitored execution of the 2021 plan, including progress in respect of actions agreed;

◾	reviewed the resources, terms of reference and effectiveness of the RELX risk management and internal audit functions;

◾	received presentations from: the RELX Chief Compliance Officer on the compliance programmes, including the operation of the RELX Code of Conduct, training programmes and whistleblowing arrangements, and the RELX Chief Legal Officer on legal issues and claims;

◾	received presentations from the RELX Head of Taxation on tax policies and related matters;

◾	received regular updates from the RELX Chief Financial Officer on developments within the finance function; and received an update on Information Security Assurance.
In July 2021, the Group received a letter from the Corporate Reporting Review team at the Financial Reporting Council (FRC) in relation to its review of the Annual Report and Financial Statements for the year ended 31 December 2020. The FRC requested further information in respect of uncertain tax positions. The Committee reviewed and approved the Group’s response to the FRC who have subsequently confirmed in writing they have closed their enquiry.
An FRC review provides no assurance that RELX’s Annual Report and Financial Statements 2020 was correct in all material respects. The FRC’s role was not to verify the information provided but to consider compliance with reporting requirements. Its letters are written on the basis that the FRC (which includes the FRC’s officers, employees and agents) accepts no liability for reliance on them by RELX or any third party, including but not limited to investors and shareholders.
Committee meetings
The Committee met four times during 2021. The Audit Committee meetings are typically attended by the RELX Chair, RELX Chief Executive Officer, the RELX Chief Financial Officer, the RELX Financial Controller, the RELX Chief Legal Officer, the RELX Head of Audit and Risk Management, and audit partners from the external auditors.
External audit effectiveness and independence
The Group has a well-established policy on audit effectiveness and independence of auditors that sets out among other things: the responsibilities of the Audit Committee in the selection of auditors to be proposed for appointment or re-appointment
and for agreement on the terms of their engagement, scope and remuneration; the auditor independence requirements and the policy on the provision of non-audit
services; the rotation of audit partners and staff; and the conduct of meetings between the auditors and the Audit Committee. The policy is available on the website,
www.relx.com.
The Committee has conducted its review of the performance of the external auditors and the effectiveness of the external audit process for the year ended 31 December 2021. The review was based on a survey of key stakeholders across RELX, consideration of public reports by regulatory authorities on key Ernst & Young member firms and the quality of the auditor’s reporting to and interaction with the Audit Committee. Based on this review, the Audit Committee was satisfied with the performance of the auditors and the effectiveness of the audit process. The external auditors have confirmed their independence and compliance with the policy on auditor independence to the Audit Committee.
Internal audit effectiveness
The RELX Audit Committee’s terms of reference requires an annual review of internal audit effectiveness. RELX has an established Audit & Risk Management (A&RM) function whose responsibilities include internal audit. The A&RM Charter requires an external assessment at least once every five years to consider and report on conformance with the Institute of Internal Auditors International Professional Practices Framework (IPPF) and UK Chartered Institute of Internal Auditors Internal Audit Code of Practice (CoP). The last external assessment was carried out in 2017 with the next planned for 2022.
In addition, the Audit Committee annually receives and considers a report from the Head of A&RM on: the independence of the internal audit activity; a review of the A&RM Charter; conformance with the mandatory elements of the IPPF and CoP; and the results of its quality assurance and improvement programme.
Non-audit
services
The auditors are precluded from engaging in
non-audit
services that would compromise their independence or violate any professional requirements or regulations affecting their appointment as auditors. The auditors may, however, provide non-audit
services which do not conflict with their independence.
The Committee has, each quarter, reviewed and agreed the
non-audit
services provided in 2021 together with the associated fees which are set out in note 4 to the consolidated financial statements. The non-audit
services provided in 2021 were very limited and, in line with the latest FRC guidance, linked to audit work such as corporate responsibility data assurance. The non-audit
fees remain below the 70% threshold as per the most recent FRC guidance.
Tenure of auditor
Ernst & Young LLP were first appointed auditor of RELX PLC for the financial year ended 31 December 2016. The auditor is required to rotate the lead audit partner responsible for the engagement every five years. The year ended 31 December 2021 was the first year for the lead audit partner, Colin Brown. The Audit Committee confirms that they were in compliance with the provisions of The Statutory Audit Services for Large Companies Market Investigation (Mandatory Use of Competitive Tender Processes and Audit Committee Responsibilities) Order 2014 during the financial year ended 31 December 2021.
Audit Committee effectiveness
The effectiveness of the Audit Committee was reviewed as part of the 2021 evaluation of the Board which confirmed that the Committee continues to function effectively. Details of the evaluation are set out on page 92.
Suzanne Wood
Chair of the Audit Committee
9 February 2022

RELX Annual report and financial statements 2021 | Directors’ Report	125

Directors’ Report

The Directors present their report, together with the financial statements of the Group and RELX PLC (the Company), for the year ended 31 December 2021. The Company is incorporated as a public limited company and is registered in England and Wales with registered number 77536. Its registered office is 1-3 Strand, London, WC2N 5JR. This report has been prepared in accordance with the requirements outlined within The Large and Medium-sized Companies and Group (Accounts and Reports) Regulation 2008.
Corporate structure
The Company’s ordinary shares are traded on the London Stock Exchange and Euronext Amsterdam. It also has in place an American Depositary Share programme, under which its securities are traded on the New York Stock Exchange. For the purposes of this Directors’ Report, and the Corporate Governance Review from pages 77 to 96, the Company and its subsidiaries, joint ventures and associates are together known as ‘RELX’ or ‘the Group’.
Financial statement presentation
This Directors’ Report and the financial statements of the Group and Company should be read in conjunction with the other reports set out on pages 2 to 124. A review of the Group’s performance during the year is set out on pages 5 to 65, the principal and emerging risks facing the Group are set out on pages 66 to 69, and the Group statement on corporate responsibility is set out on pages 38 to 58.
In addition to the reported figures, adjusted figures are presented as additional performance measures used by management to assess the performance of the business. These exclude the Group’s share of amortisation of acquired intangible assets, acquisition-related items, tax in joint ventures, disposal gains, finance income and losses, and other non-operating items and related tax effects. They also exclude movements in deferred tax assets and liabilities related to goodwill and acquired intangible assets, but include the benefit of tax amortisation where available on goodwill and acquired intangible assets.
Company financial statements
The individual company financial statements of the Group are presented on pages 186 to 188, and were prepared under Financial Reporting Standard 101 (FRS 101). Distributable reserves as at 31 December 2021 were £7,042m (2020: £6,916m), comprising reserves less shares held in treasury. Shareholders’ funds as at 31 December 2021 were £20,182m (2020: £20,019m).
Strategic Report
The Companies Act 2006 requires the Company to present a fair review of the Group during the financial year. The Strategic Report, which includes a review of the Group’s business areas, a financial review, the principal and emerging risks facing the Group, any important events affecting the Group since 31 December 2021, and the likely future developments in the Group’s business, is set out on pages 2 to 69, which are incorporated into this Directors’ Report by reference. The Directors’ Report, inclusive of the Strategic Report incorporated therein, forms the management report for the purposes of the Financial Conduct Authority’s Disclosure and Transparency Rule 4.1.8R.

Dividends
The Board is recommending a final dividend of 35.5p (2020: 33.4p) per ordinary share to be paid on 7 June 2022 to shareholders appearing on the Register of Members at the close of business on 29 April 2022. Payment of this final dividend remains subject to the approval of the Company’s shareholders at its 2022 Annual General Meeting (AGM). Together with the interim dividend of 14.3p (2020: 13.6p) per ordinary share, paid in September 2021, the total ordinary dividends for the year will be 49.8p (2020: 47.0p).
Details of dividend cover and our dividend policy are set out on page 64.
Corporate governance
With the exception of provision 19 (length of tenure of Chair) until 1 March 2021 and provision 38 (rates of contribution for Executive Pensions), the Company has complied throughout the year with the provisions of the 2018 UK Corporate Governance Code (the Code), which is publicly available on the Financial Reporting Council website (www.frc.org.uk). Details of how the main principles of the Code have been applied and the Directors’ statement on internal control are set out in the Corporate Governance Review on pages 77 to 128, which are incorporated into this Directors’ Report by reference.
Streamlined Energy and Carbon Reporting (SECR)

	Absolute performance			Intensity ratio (per £m revenue)

	2021	Variance	2020	2021	Variance	2020
Global Scope 1 (direct emissions) tCO 2 e	5,226	16%	4,516	0.72	13%	0.64
Global Scope 2 (indirect location-based emissions) tCO 2 e	43,445	-18%	53,131	6.00	-20%	7.47
Global energy MWh*	126,519	-8%	137,412	17.47	-10%	19.33
UK energy MWh*	12,591	-2%	12,793	1.74	-3%	1.80
UK Scope 1 and Scope 2 emissions tCO 2 e	2,686	-3%	2,763	0.37	-5%	0.39

*	Energy figures include vehicle fuels for SECR reporting.
The partial occupancy of our locations, due to Covid-19, during the year contributed to reductions across many reported metrics.
We report on all global operations for which we have operational control following the GHG Protocol Corporate Accounting and Reporting Standard (revised edition) for the reporting year December 2020 to November 2021.
Directors
The names of the Directors who served on the Board during the year are set out on pages 72, 73, and 89, which are incorporated into this Directors’ Report by reference.
Share capital
The Company’s issued share capital comprises a single class of ordinary shares, all of which are listed on the London and Amsterdam stock exchanges. It also has securities, in the form of American Depositary Shares, traded on the New York Stock Exchange. All issued shares are fully paid up and carry no additional obligations or special rights. Each share carries the right to one vote at general meetings of the Company.

126	RELX Annual report and financial statements 2021 | Governance

In a general meeting, subject to any rights and restrictions attached to any shares, on a show of hands every member who is present in person shall have one vote and every proxy present who has been duly appointed by one or more members entitled to vote on the resolution has one vote (although a proxy has one vote for and one vote against the resolution if: (i) the proxy has been duly appointed by more than one member entitled to vote on the resolution; and (ii) the proxy has been instructed by one or more of those members to vote for the resolution and by one or more other of those members to vote against it). Subject to any rights or restrictions attached to any shares, on a vote on a resolution on a poll every member present in person or by proxy shall have one vote for every share of which he/she is the holder.
Proxy appointments and voting instructions must be received by the registrars not less than 48 hours before a general meeting. There are no specific restrictions on the size of a holding nor on the transfer of shares, which are both governed by the general provisions of the Articles and prevailing legislation. The Company is not aware of any agreements between shareholders that may result in restrictions on the transfer of shares or on voting rights attached to the shares. At the 2021 AGM, shareholders passed a resolution authorising the Directors to issue shares for cash on a non-pre-emptive
basis up to a nominal value of £13.5m, representing less than 5% of the Company’s issued share capital, and authorising the Directors to issue up to an additional 5% of the issued share capital for cash on a non-pre-emptive
basis in connection with an acquisition or specified investment. Since the 2021 AGM, no shares have been issued under this authority. The shareholder authority also permits the Directors to issue shares in order to satisfy entitlements under employee share plans and details of such allotments are described below.
During the year, 2,662,320 ordinary shares in the Company were issued in order to satisfy entitlements under employee share plans as follows: 573,818 under a UK Sharesave option scheme at prices between 949.6p and 1,392.8p per share; 193,814 under the legacy Dutch Debenture Scheme at prices between 5.453 EUR and 19.39 EUR, which is now satisfied by way of Company shares; and 1,894,688 under executive share option schemes at prices between 515.5p and 2,072.5p per share. The issued share capital as at 31 December 2021 is shown in note 23 to the consolidated financial statements.
Authority to purchase shares
At the 2021 AGM, shareholders passed a resolution authorising the purchase of up to 198m ordinary shares in the Company (representing less than 10% of the issued ordinary shares) by market purchase. The purpose of the share buyback is to reduce the capital of the Company. No purchases were made in the year under the current shareholder authority, as the Company’s share buyback programme was suspended from the time of the 2020 AGM through to 31 December 2021. In 2022, we intend to deploy £500m on share buybacks. By 20 April 2022, £150m of this year’s total will already have been completed, leaving a further £350m to be deployed during the year.
As at 31 December 2021 there were 50,087,679 ordinary shares held in treasury, representing 2.5 % of the issued ordinary shares. The authority to make market purchases will expire at the 2022 AGM, at which a resolution to further extend the authority will be submitted to shareholders.
Substantial share interests
As at 31 December 2021, the Company had been notified by the following shareholders that they held an interest of 3% or more in voting rights of its issued share capital pursuant to Rule 5 of the Disclosure and Transparency Rules (DTR):

Notifications received as at 31 December 2021	% of voting rights

◾ BlackRock, Inc	7.84%

◾ Invesco Limited	4.99%
The percentage interests stated above are as disclosed at the date on which the interests were notified to the Company and, as at 9 February 2022, the Company had not received any further notifications under DTR 5.
Employee Benefit Trust
The trustee of the Employee Benefit Trust held an interest in 5,448,564 ordinary shares in the Company (representing 0.3% of the issued ordinary shares) as at 31 December 2021. The trustee may vote or abstain from voting any shares it holds in any way it sees fit.
Significant agreements – change of control
There are a number of borrowing agreements including credit facilities that, in the event of a change of control of RELX PLC and, in some cases, a consequential credit rating downgrade to sub-investment
grade may, at the option of the lenders, require repayment and/or cancellation as appropriate. There are no arrangements between the Company and its Directors or employees providing for compensation for loss of office or employment that occurs specifically because of a takeover, merger or amalgamation with the exception of provisions in the Company’s share plans which could result in options or awards vesting or becoming exercisable on a change of control.
Articles
The Company’s Articles of Association (the Articles) may only be amended by a special resolution of shareholders passed at a general meeting of the Company.
Appointment and replacement of Directors
The appointment,
re-appointment
and replacement of Directors is governed by the Articles, the Companies Act 2006 and related legislation. Shareholders maintain their right to appoint and re-appoint
Directors by way of an ordinary resolution in accordance with the Articles. The Directors may appoint additional or replacement Directors, who may only serve until the following AGM of the Company, at which time they must retire and, if appropriate, seek election by the Company’s shareholders. A Director may be removed from office by the Company as provided for by applicable law, in certain circumstances set out in the Articles, and at a general meeting of the Company by the passing of an ordinary resolution.
The Articles provide for a Board of Directors consisting of not fewer than two, but not more than 20 Directors, who manage the business and affairs of the Company.
Powers of Directors
Subject to the provisions of the Companies Act 2006, the Articles and any directions given by special resolutions, the business of the Company shall be managed by the Board which may exercise all the powers of the Company.

RELX Annual report and financial statements 2021 | Directors’ Report	127

Directors’ indemnity
In accordance with its Articles, the Company has granted its Directors an indemnity, to the extent permitted by law, in respect of liabilities incurred as a result of their office. This indemnity was in place for Directors that served at any time during the 2021 financial year, and also for each serving Director as at the date of approval of this report. The Company also purchased and maintained throughout the year directors’ and officers’ liability insurance in respect of itself and its Directors.
Related party transactions
Internal controls are in place to ensure that any related party transactions involving Directors or their connected persons are carried out on an arm’s-length basis and are properly recorded and disclosed where appropriate.
Conflicts of interest
Under the Companies Act 2006, the Directors have a duty to avoid situations in which they have, or could have, a direct or indirect interest that conflicts with the interests of the Company. The Board has established formal procedures for identifying, assessing and reviewing any situations where a Director has an interest that conflicts, or may possibly conflict, with the interests of the Company.
The Nominations Committee considers any such conflict or potential conflict and makes a recommendation to the Board on whether to authorise it, as permitted under the Company’s Articles. In reaching its decision, the Board is required to act in a way it considers would be most likely to promote the success of the Company and may impose limits or conditions when giving its authorisation, if it thinks this is appropriate. Actual or potential conflicts of interest are reviewed annually by the Nominations Committee.
No contract existed during the year in relation to the Company’s business in which any Director was materially interested.
Financial instruments
The Group’s financial risk management objectives and policies, including hedging activities and exposure to risks, are described in note 17 to the consolidated financial statements on pages 167 to 172.
Political donations
The Group does not make donations to European Union (EU) political organisations or incur EU political expenditure. In the US, Group companies donated £112,967 (2020: £107,031) to political organisations. In line with US law, these donations were not made at the federal level, but only to candidates and political parties at state and local levels.
Employee relations
During 2021, the Group employed over 33,000 (2020: 33,000) employees worldwide, of whom 5,400 (2020: 5,400) were employed in the UK. The Group is committed to employee involvement and participation. Where appropriate, major announcements are communicated to employees through internal briefings. Information on performance, development, organisational changes and other matters of interest is communicated through briefings and electronic bulletins.
The Company is an equal opportunity employer and does not discriminate on the grounds of race, gender or other characteristics in its recruitment or employment policies.
The Group conducts a triennial survey to understand the view of its employees. This survey was conducted in 2021. For further information on employee surveys conducted throughout the year and the feedback received please see page 85. Certain employees throughout the Group are eligible to participate in the Group’s share incentive plans.
Engagement with suppliers, customers and others
For further information relating to how the Group has engaged with its suppliers and customers during the course of the year, and the effect of that engagement on the principal decisions taken by the Company, please see pages 84 and 88 within the Corporate governance Review.
Disabled persons
RELX has a positive approach to inclusion and diversity. Details of the Group’s Inclusion and Diversity Policy are set out on pages 98 to 99, which is incorporated into this Directors’ Report by reference. The Group is committed to the full and fair treatment of people with disabilities in relation to job applications, training, promotion and career development. Where existing employees become disabled, our policy is to provide continuing employment, support and training wherever practicable.
Disclosures required under UK Listing Rule 9.8.4
The information required by Listing Rule 9.8.4 is set out on the pages below:

Information required		Page

(1)	Interest capitalised by the Group	n/a

(2)	Publication of unaudited financial information	n/a

(4)	Long-term incentive schemes	n/a

(5)	Waiver of emoluments by a director	n/a

(6)	Waiver of future emoluments by a director	n/a

(7)	Non pro-rata allotments for cash (issuer)	n/a

(8)	Non pro-rata allotments for cash (major subsidiaries)	n/a

(9)	Parent participation in a placing by a listed subsidiary	n/a

(10)	Contracts of significance	n/a

(11)	Provision of services by a controlling shareholder	n/a

(12)	Shareholder waiver of dividends	161

(13)	Shareholder waiver of future dividends	161

(14)	Agreements with controlling shareholders	n/a
Financial statements and accounting records
The Directors are responsible for preparing the Directors’ Report and the financial statements in accordance with applicable law and regulations.
Company law requires the Directors to prepare financial statements for each financial year. Under that law the Directors are required to prepare the consolidated financial statements in accordance with UK adopted International Accounting Standards in conformity with the requirements of the Companies Act 2006 and International Financial Reporting Standards (IFRS), following the accounting policies shown in the notes to the financial statements on pages 143 to 144. The Directors have elected to prepare the individual company financial statements in

128	RELX Annual report and financial statements 2021 | Governance

accordance with Financial Reporting Standard 101 Reduced Disclosure Framework. Under company law the Directors must not approve the accounts unless they are satisfied that they give a true and fair view of the state of affairs of the Company and of the profit or loss of the Company for that period.
In preparing the individual company financial statements, the Directors are required to: select suitable accounting policies and then apply them consistently; make judgements and accounting estimates that are reasonable and prudent; state whether Financial Reporting Standard 101 Reduced Disclosure Framework has been followed, subject to any material departures being disclosed and explained in the financial statements; and prepare the financial statements on a going concern basis unless it is inappropriate to presume that the Company will continue in business.
In preparing the Group financial statements, IAS1 requires that Directors: properly select and apply accounting policies; present information, including accounting policies, in a manner that provides relevant, reliable, comparable and understandable information; provide additional disclosures when compliance with the specific requirements of IFRS are insufficient to enable users to understand the impact of particular transactions, other events and conditions on the entity’s financial position and financial performance; and make an assessment of the Company’s ability to continue as a going concern.
The Directors are responsible for keeping adequate accounting records that are sufficient to show and explain the Company’s transactions and disclose with reasonable accuracy at any time the financial position of the Company and enable them to ensure that the financial statements comply with the Companies Act 2006. They are also responsible for safeguarding the assets of the Company and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.
Directors’ responsibility statement
Each of the Directors, whose names and roles can be found on pages 72 and 73, confirms that, to the best of their knowledge:

◾	the consolidated financial statements, prepared in accordance with UK adopted International Accounting Standards in conformity with the requirements of the Companies Act 2006 and International Financial Reporting Standards (IFRS), following the accounting policies shown in the notes to the financial statements on pages 143 and 144, give a true and fair view of the assets, liabilities, financial position and profit or loss of the Group;

◾	the individual company financial statements, prepared in accordance with Financial Reporting Standard 101 “Reduced Disclosure Framework” (FRS 101), gives a true and fair view of the assets, liabilities, financial position and profit or loss of the Company; and

◾	the Directors’ Report includes a fair review of the development and performance of the business and the position of the Group, together with a description of the principal and emerging risks and uncertainties that it faces.
Having taken into account all of the matters considered by the Board and brought to the attention of the Board during the year, the Directors are satisfied that the Annual Report and Financial Statements, taken as a whole, is fair, balanced and understandable and provides the information necessary for shareholders to assess the Company’s position and performance, business model and strategy.
Neither the Company nor the Directors accept any liability to any person in relation to the Annual Report except to the extent that such liability could arise under English law. Accordingly, any liability to a person who has demonstrated reliance on any untrue or misleading statement or omission shall be determined in accordance with Section 90A of the Financial Services and Markets Act 2000.
Disclosure of information to auditors
In accordance with Section 418 of the Companies Act 2006, each Director in office at the date this Directors’ Report is approved, confirms that:

◾	so far as the Director is aware, there is no relevant audit information of which the Company’s auditors are unaware; and

◾	he/she has taken all the steps that he/she ought to have taken as a Director to make himself/herself aware of any relevant audit information and to establish that the Company’s auditors are aware of that information.
Going concern
The Directors’ statement regarding the appropriateness of adopting the going concern basis of accounting is set out on page 95, which is incorporated into this Directors’ Report by reference.
Viability statement
The Directors’ statement regarding the long-term viability of the Group is set out on page 96, which is incorporated into this Directors’ Report by reference.
Auditors
Resolutions for the
re-appointment
of Ernst & Young LLP as auditors of the Company and to authorise the Audit Committee, on behalf of the Board, to determine their remuneration will be submitted to shareholders at the 2022 AGM.
Annual General Meeting
This year’s AGM will be held on Thursday 21 April. Owing to the ongoing prevalence of
Covid-19,
health and safety protocols may be put in place to ensure the safety of all attendees. An audiocast will be available shortly after the AGM, in which the Chair will respond to any questions submitted by shareholders in advance of the AGM. Further information on the arrangements for the AGM are set out separately in the Notice of Meeting.
By order of the Board
Henry Udow
Company Secretary
9 February 2022
Registered Office
1-3
Strand
London
WC2N 5JR

RELX Annual report and financial statements 2021	129

Overview
Market segments
Corporate Responsibility
Financial review
Governance
Financial statements and other information

Financial statements and other information

In this section

130	Independent auditor’s report
138	Consolidated financial statements
143	Notes to the consolidated financial statements
184	5 year summary

130	RELX Annual report and financial statements 2021 | Financial statements and other information

Independent auditor’s report to
the members of RELX PLC

OPINION
In our opinion:
◾	RELX PLC’s group financial statements and parent company financial statements (the “financial statements”) give a true and fair view of the state of the group’s and of the parent company’s affairs as at 31 December 2021 and of the group’s profit for the year then ended;

◾	the group financial statements have been properly prepared in accordance with UK-adopted International Accounting Standards;

◾	the parent company financial statements have been properly prepared in accordance with United Kingdom Generally Accepted Accounting Practice; and

◾	the financial statements have been prepared in accordance with the requirements of the Companies Act 2006.

We have audited the financial statements of RELX PLC (the ‘parent company’) and its subsidiaries (the ‘group’) for the year ended 31 December 2021 which comprise:

Group	Parent company
Consolidated income statement for the year ended 31 December 2021.	Statement of financial position as at 31 December 2021
Consolidated statement of comprehensive income for the year then ended	Statement of changes in equity for the year then ended
Consolidated statement of cash flows for the year then ended	Related notes 1 to 4 to the financial statements including a summary of significant accounting policies
Consolidated statement of financial position as at 31 December 2021
Consolidated statement of changes in equity for the year then ended
Related notes 1 to 28 to the financial statements, including a summary of significant accounting policies

The financial reporting framework that has been applied in the preparation of the group financial statements is applicable law and UK adopted International Accounting Standards and International Financial Reporting Standards (IFRSs). The financial reporting framework that has been applied in the preparation of the parent company financial statements is applicable law and United Kingdom Accounting Standards, including FRS 101 “Reduced Disclosure Framework” (United Kingdom Generally Accepted Accounting Practice).

BASIS FOR OPINION
We conducted our audit in accordance with International Standards on Auditing (UK) (ISAs (UK)) and applicable law. Our responsibilities under those standards are further described in the Auditor’s responsibilities for the audit of the financial statements section of our report. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

INDEPENDENCE
We are independent of the group and parent in accordance with the ethical requirements that are relevant to our audit of the financial statements in the UK, including the FRC’s Ethical Standard as applied to listed public interest entities, and we have fulfilled our other ethical responsibilities in accordance with these requirements.

The
non-audit
services prohibited by the FRC’s Ethical Standard were not provided to the group or the parent company and we remain independent of the group and the parent company in conducting the audit

CONCLUSIONS RELATING TO GOING CONCERN
In auditing the financial statements, we have concluded that the directors’ use of the going concern basis of accounting in the preparation of the financial statements is appropriate. Our evaluation of the directors’ assessment of the group and parent company’s ability to continue to adopt the going concern basis of accounting included:

◾ Confirming our understanding of management’s Going Concern assessment process, in conjunction with our walkthrough of the Group’s financial close process, and also engaging with management to confirm all key factors were considered in their assessment;

◾	Obtaining management’s going concern assessment, including the cash forecast and covenant calculation for the going concern period which covers 18 months from the balance sheet date to 30 June 2023. The Group has modelled a number of adverse scenarios in their cash forecasts and covenant calculations in order to incorporate unexpected changes to the forecasted liquidity of the Group. We have tested the factors and assumptions included in each modelled scenario for the cash forecast and tested compliance with the covenants. We have also tested the impact of
Covid-19
included in each forecasted scenario and evaluated the appropriateness of the methods used to calculate the cash forecasts. Additionally, we tested the clerical accuracy of covenant compliance calculations and determined through inspection and testing of the methodology and calculations that the methods utilised were appropriately sophisticated to be able to make an assessment for the entity.

RELX Annual report and financial statements 2021 | Independent auditor’s report to the members of RELX PLC	131

◾	Considering the mitigating factors included in the cash forecasts and covenant calculations that are within control of the Group. This includes review of the Group’s non-operating
cash outflows and evaluating the Group’s ability to control these outflows as mitigating actions if required.

◾	Verifying the credit facilities available to the Group.

◾	Performing reverse stress testing in order to identify what factors would lead to the Group running out of all available finance or breaching the financial covenant during the going concern period.

◾	Reviewing the Group’s going concern disclosures included in the annual report in order to assess that the disclosures are appropriate and in conformity with the reporting standards.
We have observed that the Exhibitions segment, which accounted for 7% of Group revenue in 2021 (5% in 2020), is still experiencing disruption from the impact of the pandemic. Despite this uncertainty in the Exhibitions business, the other three RELX segments (Risk, Science, Technical and Medical (STM), and Legal), which make up the majority of the Group’s revenue and profits, have not been significantly impacted by
Covid-19
from a revenue or profitability perspective. Further, the Group has access to committed bank facilities aggregating $3.0bn which is maturing in 2023 and 2024.
Based on the work we have performed, we have not identified any material uncertainties relating to events or conditions that, individually or collectively, may cast significant doubt on the group and parent company’s ability to continue as a going concern for a period of 18 months from 31 December 2021
In relation to the group and parent company’s reporting on how they have applied the UK Corporate Governance Code, we have nothing material to add or draw attention to in relation to the directors’ statement in the financial statements about whether the directors considered it appropriate to adopt the going concern basis of accounting.
Our responsibilities and the responsibilities of the directors with respect to going concern are described in the relevant sections of this report. However, because not all future events or conditions can be predicted, this statement is not a guarantee as to the group’s ability to continue as a going concern.

OVERVIEW OF OUR AUDIT APPROACH
Audit scope
◾
    We performed an audit of the complete financial information of six components and audit procedures on specific balances for a further six components. We also instructed one location to perform specific audit procedures over manual journal entries to revenue.

◾ The components where we performed full or specific audit procedures accounted for 80% of Profit before tax on an absolute basis, 83% of Revenue and 78% of Total assets.
Key audit matters	◾ Uncertain tax positions - risk that the tax provisions may be incorrectly quantified, impacting the provision and the effective tax rate, and that the tax provision is improperly disclosed.

◾ Revenue recognition - risk that there is an opportunity to commit fraud impacting revenue through manual adjustments or override of controls by management.
Materiality	◾ Overall Group materiality of £90m which represents 5% of profit before tax.
AN OVERVIEW OF THE SCOPE OF THE PARENT COMPANY AND GROUP AUDITS
Tailoring the scope
Our assessment of audit risk, our evaluation of materiality and our allocation of performance materiality determine our audit scope for each company within the Group. Taken together, this enables us to form an opinion on the consolidated financial statements. We take into account size, risk profile, the organisation of the group and effectiveness of group-wide controls, changes in the business environment and other factors such as recent internal audit results when assessing the level of work to be performed at each entity.
The group has centralised processes for key judgements and determination of accounting policies. Certain key audit matters, namely revenue recognition are more decentralised processes delineated by business area. We have tailored our response accordingly and procedures were performed or directed by the group audit team.
In assessing the risk of material misstatement to the Group financial statements, and to ensure we had adequate quantitative coverage of significant accounts in the financial statements we selected twelve components covering entities within United Kingdom, Netherlands, United States, France and Japan, which represent the principal business units within the Group.
Of the twelve components selected, we performed an audit of the complete financial information of six components (“full scope components”) which were selected based on their size or risk characteristics. For the remaining six components (“specific scope components”), we performed audit procedures on specific accounts within that component that we considered had the potential for the greatest impact on the significant accounts in the financial statements either because of the size of these accounts or their risk profile. We also instructed one additional location to perform specific audit procedures over manual journal entries to revenue.

132	RELX Annual report and financial statements 2021 | Financial statements and other information

The reporting components where we performed full and specific audit procedures accounted for 80% (2020: 81%) of the Group’s profit before tax on an absolute basis, 83% (2020: 85%) of the Group’s revenue and 78% (2020: 74%) of the Group’s total assets. For the current year, the full scope components contributed 60% (2020: 59%) of the Group’s profit before tax on an absolute basis, 77% (2020: 80%) of the Group’s revenue and 69% (2020: 66%) of the Group’s total assets. The specific scope component contributed 20% (2020: 22%) of the Group’s Profit before tax on an absolute basis, 6% (2020: 5%) of the Group’s revenue and 9% (2020: 8%) of the Group’s total assets. The audit scope of these components may not have included testing of all significant accounts of the component but will have contributed to the coverage of significant accounts tested for the Group. We also instructed one location to perform specified procedures over manual journal entries related to revenue, as described in the Risk section above.
Of the remaining components that together represent 20% (2020:22%) of the Group’s profit before tax on an absolute basis, none are individually greater than 1% (2020: 2%) of the Group’s profit before tax. For these components, we performed other procedures, including analytical review, review of internal audit reports, testing of entity level and group wide controls, testing of consolidation journals, intercompany eliminations and foreign currency translation recalculations at the group level to respond to any potential risks of material misstatement to the Group financial statements.
The charts below illustrate the coverage obtained from the work performed by our audit teams.

(1)  Coverage of profit before tax measure on an absolute basis for each component (components with a loss would be added to both the numerator and denominator).
Changes from the prior year
The full and specific scope components have not changed from the prior year as these components remain the most significant to the Group, by size and risk, and the coverage of the Group was consistent with the prior year audit. As a continuing impact from the
COVID-19
outbreak, our audit has been completed using as hybrid approach with virtual and in-person
meetings where appropriate.
Involvement with component teams
In establishing our overall approach to the Group audit, we determined the type of work that needed to be undertaken at each of the components by us, as the primary audit engagement team, or by component auditors from other EY global network firms operating under our instruction. Of the six full scope components, audit procedures were performed on three of these directly by the primary audit team. For the six specific scope components, where the work was performed by component auditors, we determined the appropriate level of involvement to enable us to determine that sufficient audit evidence had been obtained as a basis for our opinion on the Group as a whole.
The Group audit team continued to follow a programme of planned visits that has been designed to ensure that the Senior Statutory Auditor visits all full scope and specific scope locations. During the current year’s audit cycle, visits were undertaken by the primary audit team to the component teams in United Kingdom, United States and Netherlands whereas visits in France and Japan remained virtual amid the
Covid-19
pandemic. These visits involved meetings with local management, and discussions with the component team on the audit approach and any issues arising from their work. The primary team interacted regularly with the component teams where appropriate during various stages of the audit, reviewed relevant working papers and were responsible for the scope and direction of the audit process. This, together with the additional procedures performed at Group level, gave us appropriate evidence for our opinion on the Group financial statements.
CLIMATE CHANGE
There has been increasing interest from stakeholders as to how climate change will impact companies. The Group has determined that the most significant future impacts from climate change on its operations will be from global warming and extreme weather events. These are explained on pages
55-57
in the Task Force for Climate related Financial Disclosures and on pages 66 to 69 in the principal risks and uncertainties, which form part of the “Other information,” rather than the audited financial statements. Our procedures on these disclosures therefore consisted solely of considering whether they are materially inconsistent with the financial statements or our knowledge obtained in the course of the audit or otherwise appear to be materially misstated.

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Our audit effort in considering climate change was focused on the adequacy of the Group’s disclosures in the financial statements and conclusion that no issues were identified that would impact the carrying values of assets with indefinite and long lives or have any other impact on the financial statements for RELX PLC. We also challenged the Directors’ considerations of climate change in their assessment of going concern and viability and associated disclosures.
KEY AUDIT MATTERS
Key audit matters are those matters that, in our professional judgement, were of most significance in our audit of the financial statements of the current period and include the most significant assessed risks of material misstatement (whether or not due to fraud) that we identified. These matters included those which had the greatest effect on: the overall audit strategy, the allocation of resources in the audit; and directing the efforts of the engagement team. These matters were addressed in the context of our audit of the financial statements as a whole, and in our opinion thereon, and we do not provide a separate opinion on these matters.

RISK	OUR RESPONSE TO THE RISK	KEY OBSERVATIONS COMMUNICATED TO THE AUDIT COMMITTEE
Uncertain tax positions
As described in note 9 to the consolidated financial statements, note 1 in the accounting policies and in the audit committee report (page 122), the Group is subject to tax in numerous jurisdictions. Provisions related to tax totalled £228m as at 31 December 2021 (2020: £276m). The Group’s operational structure gives rise to potential tax exposures that require management to exercise judgement in making determinations as to the amount of tax that is payable. The Group reports cross-border transactions undertaken between subsidiaries on an arm’s-length
basis in tax returns in accordance with Organisation for Economic
Co-operation
and Development (OECD) guidelines. Transfer pricing relies on the exercise of judgement and it is reasonably possible for there to be a significant range of potential outcomes.

As a result, the Group has recognised a number of provisions against uncertain tax positions, the valuation of which requires significant estimation uncertainty, as described in note 9.

We focused on this area due to the complexity due to the subjectivity in the quantification of the provision and the judgement around the trigger for recognition or release impacting the provision and the effective tax rate.

Our procedures included obtaining an understanding of the tax provisioning processes and evaluating the design of, as well as testing, internal controls over the tax provisioning process. We tested controls over management’s review of the uncertain tax position provisions recorded, including the controls over the development of significant assumptions and judgements.

Our procedures on the uncertain tax positions were performed centrally by the group team supported by overseas teams including professionals with specialised skills. Procedures included, among others (i) meeting with members of management responsible for tax to understand the Group cross-border transactions, status of significant provisions, and any changes to management’s judgements in the year; (ii) reading correspondence with tax authorities and external advisors and obtaining an understanding of all matters considered by management to inform our assessment of recorded estimates and evaluate the completeness of the provisions recorded; (iii) independently assessing management’s significant assumptions and judgements to record or release provisions following tax audits, settlements and the expiry of timeframes with reference to other similar tax positions the Group has historically held and our knowledge of developments in the jurisdictions in which RELX maintain tax provisions; (iv) testing the underlying schedules for arithmetic accuracy, as well as with reference to applicable tax laws; and (v) evaluating the adequacy of tax disclosures.
We reported to the Audit Committee that we challenged the robustness of the key management judgements. We confirmed that we were satisfied that management’s judgements in relation to the extent of provisions for uncertain tax positions are appropriate. We noted further that there continues to be a high degree of uncertainty about the eventual outcome of many of these provisions. The notes to the financial statements appropriately include disclosure of the estimation uncertainty related to uncertain tax positions.

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RISK	OUR RESPONSE TO THE RISK	KEY OBSERVATIONS COMMUNICATED TO THE AUDIT COMMITTEE
Revenue recognition
Revenue recognition as described in note 2 to the consolidated financial statements, the group recognises revenue (£7.2bn recorded in 2021, compared to £7.1bn recorded in 2020) from a variety of sources among the different business areas, including annual subscriptions, transactional usage and exhibition fees. The nature of the risk associated with the accurate recording of revenue varies.

We recognise that revenue is a key metric upon which the group is judged, that the group has annual internal targets, and that the group has incentive schemes that are partially impacted by revenue growth.

We have determined that there is a risk in each of the business areas related to the opportunity to commit fraud in the respective revenue streams through manual adjustments or override of controls by management.

We performed full and specific scope audit procedures over revenue in 11 locations, which covered 83% of revenue. We performed procedures to address the specific risk in each business area. Procedures included, among others, (i) assessing the processes and testing controls over each significant revenue stream; (ii) evaluating the appropriateness of journal entries impacting revenue, as well as other adjustments made in the preparation of the financial statements; (iii) evaluating management’s controls over such adjustments; (iv) inspecting a sample of contracts to check that revenue recognition was in accordance with the contract terms and the group’s revenue recognition policies; (v) testing a sample of transactions around period end to test that revenue was recorded in the correct period; (vi) for revenue streams that have judgemental elements, evaluating management’s assumption and critically challenging these assumptions against contractual terms;(vii) for certain revenue streams we obtained audit evidence through the execution of data analytics procedures, including a correlation of revenue to cash.

The procedures we performed over the remaining 17% of revenue included: (i) testing of entity level and group wide controls; (ii) analytical review of year over year movements in revenue; (iii) review for evidence of material contracts that would require further testing.
Revenue has been recognised appropriately in the year ended 31 December 2021 in accordance with IFRS 15: Revenue from Contracts with Customers.
In the prior year, our audit opinion included a key audit matter in relation to valuation of identifiable intangible assets for acquisitions. In the current year, this was no longer identified as a key audit matter due to the materiality of acquisitions during the year, and therefore it is no longer deemed to have the greatest effect on overall audit strategy, the allocation of resources or directing the efforts of the engagement team.
In the prior year, our audit opinion included a key audit matter in relation to the capitalisation of internally developed intangible assets. With the successful commercial deployment of the NewLexis platform, there are no other individually material projects that require significant judgement in relation to capitalisation and therefore this audit matter was not deemed to have the greatest effect on overall audit strategy, the allocation of the resources or directing the efforts of the engagement.
OUR APPLICATION OF MATERIALITY
We apply the concept of materiality in planning and performing the audit, in evaluating the effect of identified misstatements on the audit and in forming our audit opinion.
Materiality
The magnitude of an omission or misstatement that, individually or in the aggregate, could reasonably be expected to influence the economic decisions of the users of the financial statements. Materiality provides a basis for determining the nature and extent of our audit procedures.
We determined materiality for the Group to be £90 million (2020: £70 million), which is 5% (2020: 5%) of profit before tax. We believe that profit before tax provides us with the most relevant performance measure to the stakeholders of the entity and therefore have determined materiality based on this number.
We determined materiality for the Parent Company to be £90 million (2020: £70 million), which is 0.4% (2020: 0.4%) of equity.
Performance materiality
The application of materiality at the individual account or balance level. It is set at an amount to reduce to an appropriately low level the probability that the aggregate of uncorrected and undetected misstatements exceeds materiality.
On the basis of our risk assessments, together with our assessment of the Group’s overall control environment, our judgement was that performance materiality was 75% (2020: 75%) of our planning materiality, namely £68m (2020: £52.5m). We have set performance materiality at this percentage due to our assessment of the control environment and the historic lack of significant audit findings.
Audit work at component locations for the purpose of obtaining audit coverage over significant financial statement accounts is undertaken based on a percentage of total performance materiality. The performance materiality set for each component is based on the relative scale and risk of the component to the Group as a whole and our assessment of the risk of misstatement at that component. In the current year, the range of performance materiality allocated to components was £6.5m to £52m (2020: £6.5m to £47m).

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Reporting threshold
An amount below which identified misstatements are considered as being clearly trivial.
We agreed with the Audit Committee that we would report to them all uncorrected audit differences in excess of £4.5m (2020: £3.5m), which is set at 5% of planning materiality, as well as differences below that threshold that, in our view, warranted reporting on qualitative grounds.
We evaluate any uncorrected misstatements against both the quantitative measures of materiality discussed above and in light of other relevant qualitative considerations in forming our opinion.
OTHER INFORMATION
The other information comprises the information included in the annual report set out on pages
1-128,
other than the financial statements and our auditor’s report thereon. The directors are responsible for the other information contained within the annual report.
Our opinion on the financial statements does not cover the other information and, except to the extent otherwise explicitly stated in this report, we do not express any form of assurance conclusion thereon.
Our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the course of the audit or otherwise appears to be materially misstated. If we identify such material inconsistencies or apparent material misstatements, we are required to determine whether this gives rise to a material misstatement in the financial statements themselves. If, based on the work we have performed, we conclude that there is a material misstatement of the other information, we are required to report that fact.
We have nothing to report in this regard.
Opinions on other matters prescribed by the Companies Act 2006
In our opinion, the part of the directors’ remuneration report to be audited has been properly prepared in accordance with the Companies Act 2006.
In our opinion, based on the work undertaken in the course of the audit:

◾	the information given in the strategic report and the directors’ report for the financial year for which the financial statements are prepared is consistent with the financial statements; and

◾	the strategic report and the directors’ report have been prepared in accordance with applicable legal requirements
Matters on which we are required to report by exception
In the light of the knowledge and understanding of the group and the parent company and its environment obtained in the course of the audit, we have not identified material misstatements in the strategic report or the directors’ report.
We have nothing to report in respect of the following matters in relation to which the Companies Act 2006 requires us to report to you if, in our opinion:

◾	adequate accounting records have not been kept by the parent company, or returns adequate for our audit have not been received from branches not visited by us; or

◾	the parent company financial statements and the part of the Directors’ Remuneration Report to be audited are not in agreement with the accounting records and returns; or

◾	certain disclosures of directors’ remuneration specified by law are not made; or

◾	we have not received all the information and explanations we require for our audit
Corporate Governance Statement
We have reviewed the directors’ statement in relation to going concern, longer-term viability and that part of the Corporate Governance Statement relating to the group and company’s compliance with the provisions of the UK Corporate Governance Code specified for our review by the Listing Rules.
Based on the work undertaken as part of our audit, we have concluded that each of the following elements of the Corporate Governance Statement is materially consistent with the financial statements or our knowledge obtained during the audit:

◾	Directors’ statement with regards to the appropriateness of adopting the going concern basis of accounting and any material uncertainties identified set out on page 95;

◾	Directors’ explanation as to its assessment of the company’s prospects, the period this assessment covers and why the period is appropriate set out on page 96;

◾	Director’s statement on whether it has a reasonable expectation that the group will be able to continue in operation and meets its liabilities set out on page 95;

136	RELX Annual report and financial statements 2021 | Financial statements and other information

◾	Directors’ statement on fair, balanced and understandable set out on page 128;

◾	Board’s confirmation that it has carried out a robust assessment of the emerging and principal risks set out on page 66;

◾	The section of the annual report that describes the review of effectiveness of risk management and internal control systems set out on page 93; and;

◾	The section describing the work of the audit committee set out on page 122.
Responsibilities of directors
As explained more fully in the directors’ responsibilities statement set out on page 128, the directors are responsible for the preparation of the financial statements and for being satisfied that they give a true and fair view, and for such internal control as the directors determine is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the financial statements, the directors are responsible for assessing the group and parent company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless the directors either intend to liquidate the group or the parent company or to cease operations, or have no realistic alternative but to do so.
Auditor’s responsibilities for the audit of the financial statements
Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with ISAs (UK) will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.
Explanation as to what extent the audit was considered capable of detecting irregularities, including fraud
Irregularities, including fraud, are instances of
non-compliance
with laws and regulations. We design procedures in line with our responsibilities, outlined above, to detect irregularities, including fraud. The risk of not detecting a material misstatement due to fraud is higher than the risk of not detecting one resulting from error, as fraud may involve deliberate concealment by, for example, forgery or intentional misrepresentations, or through collusion. The extent to which our procedures are capable of detecting irregularities, including fraud is detailed below.
However, the primary responsibility for the prevention and detection of fraud rests with both those charged with governance of the company and management.

◾	We obtained an understanding of the legal and regulatory frameworks that are applicable to the group and determined that the most significant are those that relate to the reporting framework (UK adopted International Accounting Standards, FRS 101, the Companies Act 2006 and UK Corporate Governance Code) and relevant tax compliance regulations in the jurisdictions in which the Group operates.

◾	We understood how RELX PLC is complying with those frameworks by making inquiries of management, internal audit, those responsible for legal and compliance procedures and the company secretary. We corroborated our enquiries through our review of Board minutes and papers provided to the Audit Committee, observations in Audit Committee meetings, as well as consideration of the results of our audit procedures across the Group.

◾	We assessed the susceptibility of the group’s financial statements to material misstatement, including how fraud might occur by meeting the finance and operational management from various parts of the business to understand where it considered there was susceptibility to fraud. We also considered performance targets and their propensity to influence on efforts made by management to manage earnings. We considered the programmes and controls that the Group has established to address risks identified, other that otherwise prevent, deter and detect fraud; and how senior management monitors those programmes and controls. Where the risk was considered to be higher, we performed audit procedures to address each identified fraud risk. These procedures included testing manual journals and were designed to provide reasonable assurance that the financial statements were free from fraud or error.

◾	Based on this understanding we designed our audit procedures to identify non-compliance
with such laws and regulations. Our procedures involved journal entry testing, with a focus on manual consolidation journals and journals indicating large or unusual transactions based on our understanding of the business; enquiries of legal counsel, Group management, internal audit, business area management at all full and specific scope management; and focused testing. In addition, we completed procedures to conclude on the compliance of the disclosures in the annual report and accounts with all applicable requirements.

◾	Any instances of non-compliance with laws and regulations were communicated by/to components and considered in our audit approach, if applicable.
A further description of our responsibilities for the audit of the financial statements is located on the Financial Reporting Council’s website at https://www.frc.org.uk/auditorsresponsibilities. This description forms part of our auditor’s report.

RELX Annual report and financial statements 2021 | Independent auditor’s report to the members of RELX PLC	137

OTHER MATTERS WE ARE REQUIRED TO ADDRESS

◾	Following the recommendation from the audit committee we were appointed by the company on 21 April 2016 to audit the financial statements for the year ending 31 December and subsequent financial periods.

◾	The period of total uninterrupted engagement including previous renewals and reappointments is six years, covering the years ending 2016 to 2021.

◾	Non-audit services prohibited by the FRC’s Ethical Standard were not provided to the group or the parent company and we remain independent of the group and the parent company in conducting the audit.

◾	The audit opinion is consistent with the additional report to the audit committee.
USE OF OUR REPORT
This report is made solely to the company’s members, as a body, in accordance with Chapter 3 of Part 16 of the Companies Act 2006. Our audit work has been undertaken so that we might state to the company’s members those matters we are required to state to them in an auditor’s report and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the company and the company’s members as a body, for our audit work, for this report, or for the opinions we have formed.
Colin Brown (Senior statutory auditor)
for and on behalf of Ernst
 & Young LLP, Statutory Auditor
London
9 February 2022
Notes:
(1)
The maintenance and integrity of the RELX PLC web site is the responsibility of the directors; the work carried out by the auditors does not involve consideration of these matters and, accordingly, the auditors accept no responsibility for any changes that may have occurred to the financial statements since they were initially presented on the web site.

(2)	Legislation in the United Kingdom governing the preparation and dissemination of financial statements may differ from legislation in other jurisdictions.

138	RELX Annual report and financial statements 2021 | Financial statements and other information

Consolidated income statement

FOR THE YEAR ENDED 31 DECEMBER	Note	2021 £m	2020 £m	2019 £m
Revenue	2	7,244	7,110	7,874
Cost of sales		(2,562)	(2,487)	(2,755)
Gross profit		4,682	4,623	5,119
Selling and distribution costs		(1,197)	(1,212)	(1,292)
Administration and other expenses		(1,630)	(1,901)	(1,767)
Share of results of joint ventures		29	15	41
Operating profit	2, 3	1,884	1,525	2,101
Finance income	7	8	3	9
Finance costs	7	(150)	(175)	(314)
Net finance costs		(142)	(172)	(305)
Disposals and other non-operating items	8	55	130	51
Profit before tax		1,797	1,483	1,847
Current tax		(422)	(264)	(382)
Deferred tax		96	(11)	44
Tax expense	9	(326)	(275)	(338)
Net profit for the year		1,471	1,208	1,509

Attributable to:
RELX PLC shareholders		1,471	1,224	1,505
Non-controlling interests		–	(16)	4
Net profit for the year		1,471	1,208	1,509

Earnings per share
FOR THE YEAR ENDED 31 DECEMBER		2021	2020	2019
Basic earnings per share
RELX PLC	10	76.3p	63.5p	77.4p

Diluted earnings per share
RELX PLC	10	75.8p	63.2p	76.9p

RELX Annual report and financial statements 2021	139

Consolidated statement of comprehensive income

FOR THE YEAR ENDED 31 DECEMBER	Note	2021 £m	2020 £m	2019 £m
Net profit for the year		1,471	1,208	1,509

Items that will not be reclassified to profit or loss:
Actuarial gains/(losses) on defined benefit pension schemes	6	321	(155)	(137)
Tax on items that will not be reclassified to profit or loss	9	(48)	39	23
Total items that will not be reclassified to profit or loss		273	(116)	(114)

Items that may be reclassified subsequently to profit or loss:
Exchange differences on translation of foreign operations		223	(265)	(82)
Fair value movements on cash flow hedges	17	10	(6)	16
Transfer (from)/to net profit from cash flow hedge reserve	17	(9)	22	35
Tax on items that may be reclassified to profit or loss	9	(1)	(4)	(8)
Total items that may be reclassified to profit or loss		223	(253)	(39)
Other comprehensive income/(loss) for the year		496	(369)	(153)
Total comprehensive income for the year		1,967	839	1,356

Attributable to:
RELX PLC shareholders		1,967	855	1,352
Non-controlling interests		–	(16)	4
Total comprehensive income for the year		1,967	839	1,356

140	RELX Annual report and financial statements 2021 | Financial statements and other information

Consolidated statement of cash flows

FOR THE YEAR ENDED 31 DECEMBER	Note	2021 £m	2020 £m	2019 £m
Cash flows from operating activities
Cash generated from operations	11	2,476	2,264	2,724
Interest paid (including lease interest)		(119)	(179)	(175)
Interest received		1	7	4
Tax paid (net)		(342)	(496)	(464)
Net cash from operating activities		2,016	1,596	2,089

Cash flows from investing activities
Acquisitions	11	(254)	(869)	(423)
Purchases of property, plant and equipment		(28)	(43)	(47)
Expenditure on internally developed intangible assets		(309)	(319)	(333)
Purchase of investments		(8)	(2)	(8)
Proceeds from disposals of property, plant and equipment		5	–	2
Gross proceeds from business disposals and sale of investments		220	54	82
Payments on business disposals		(30)	(25)	(40)
Dividends received from joint ventures		20	31	34
Net cash used in investing activities		(384)	(1,173)	(733)

Cash flows from financing activities
Dividends paid to shareholders	13	(920)	(880)	(842)
Distributions to non-controlling interests		(10)	(6)	(9)
(Decrease)/increase in short-term bank loans, overdrafts and commercial paper	11	(200)	(436)	98
Issuance of term debt	11	–	2,342	729
Repayment of term debt	11	(431)	(1,233)	(617)
Repayment of leases	11	(93)	(105)	(102)
Receipts in respect of subleases	11	17	15	16
Disposal of non-controlling interest		–	–	6
Repurchase of ordinary shares	23	–	(150)	(600)
Purchase of shares by Employee Benefit Trust	23	(1)	(37)	(37)
Proceeds on issue of ordinary shares		32	16	29
Net cash used in financing activities		(1,606)	(474)	(1,329)

Increase/(decrease) in cash and cash equivalents	11	26	(51)	27

Movement in cash and cash equivalents
At start of year		88	138	114
Increase/(decrease) in cash and cash equivalents		26	(51)	27
Exchange translation differences		(1)	1	(3)
At end of year		113	88	138

RELX Annual report and financial statements 2021	141

Consolidated statement of financial position

AS AT 31 DECEMBER	Note	2021 £m	2020 £m
Non-current assets
Goodwill	14	7,366	7,224
Intangible assets	14	3,304	3,425
Investments in joint ventures	15	105	103
Other investments	15	107	259
Property, plant and equipment	16	131	162
Right-of-use assets	22	161	216
Other receivables		19	27
Deferred tax assets	9	210	270
Net pension assets	6	46	47
Derivative financial instruments	17	52	138
		11,501	11,871
Current assets
Inventories and pre-publication costs	18	253	240
Trade and other receivables	19	1,960	1,927
Derivative financial instruments	17	31	19
Cash and cash equivalents	11	113	88
		2,357	2,274
Total assets		13,858	14,145

Current liabilities
Trade and other payables	20	3,275	3,260
Derivative financial instruments	17	2	9
Debt	21	232	847
Taxation	9	192	149
Provisions		47	109
		3,748	4,374
Non-current liabilities
Derivative financial instruments	17	12	3
Debt	21	5,935	6,276
Deferred tax liabilities	9	591	665
Net pension obligations	6	315	671
Other payables		10	49
Provisions		23	6
		6,886	7,670
Total liabilities		10,634	12,044
Net assets		3,224	2,101

Capital and reserves
Share capital	23	286	286
Share premium		1,491	1,459
Shares held in treasury	23	(876)	(887)
Translation reserve		250	27
Other reserves	24	2,081	1,214
Shareholders’ equity		3,232	2,099
Non-controlling interests		(8)	2
Total equity		3,224	2,101
The consolidated financial statements were approved by the Board of Directors and authorised for issue on 9 February 2022.
They were signed on its behalf by:

P Walker	N L Luff
Chair	Chief Financial Officer

142	RELX Annual report and financial statements 2021 | Financial statements and other information

Consolidated statement of changes in equity

	Note	Share capital £m	Share premium £m	Shares held in treasury £m	Translation reserve £m	Other reserves £m	Shareholders’ equity £m	Non- controlling interests £m	Total equity £m
Balance at 1 January 2019		290	1,415	(734)	374	984	2,329	30	2,359
Total comprehensive income for the year		–	–	–	(82)	1,434	1,352	4	1,356
Dividends paid	13	–	–	–	–	(842)	(842)	(9)	(851)
Issue of ordinary shares, net of expenses	23	1	28	–	–	–	29	–	29
Repurchase of ordinary shares		–	–	(637)	–	–	(637)	–	(637)
Bonus issue of ordinary shares	23	4,000	–	–	–	(4,000)	–	–	–
Cancellation of bonus shares	23	(4,000)	–	–	–	4,000	–	–	–
Cancellation of shares	23	(5)	–	504	–	(499)	–	–	–
Increase in share based remuneration reserve (net of tax)		–	–	–	–	33	33	–	33
Settlement of share awards		–	–	33	–	(33)	–	–	–
Acquisitions		–	–	–	–	–	–	(1)	(1)
Put option		–	–	–	–	(103)	(103)	–	(103)
Disposal of non-controlling interest		–	–	–	–	5	5	1	6
Exchange differences on translation of capital and reserves		–	–	–	–	–	–	(1)	(1)
Balance at 1 January 2020		286	1,443	(834)	292	979	2,166	24	2,190
Total comprehensive income for the year		–	–	–	(265)	1,120	855	(16)	839
Dividends paid	13	–	–	–	–	(880)	(880)	(6)	(886)
Issue of ordinary shares, net of expenses	23	–	16	–	–	–	16	–	16
Repurchase of ordinary shares		–	–	(87)	–	–	(87)	–	(87)
Increase in share based remuneration reserve (net of tax)		–	–	–	–	27	27	–	27
Settlement of share awards		–	–	34	–	(34)	–	–	–
Acquisitions		–	–	–	–	2	2	(2)	–
Exchange differences on translation of capital and reserves		–	–	–	–	–	–	2	2
Balance at 1 January 2021		286	1,459	(887)	27	1,214	2,099	2	2,101
Total comprehensive income for the year		–	–	–	223	1,744	1,967	–	1,967
Dividends paid	13	–	–	–	–	(920)	(920)	(10)	(930)
Issue of ordinary shares, net of expenses	23	–	32	–	–	–	32	–	32
Repurchase of ordinary shares		–	–	(1)	–	–	(1)	–	(1)
Increase in share based remuneration reserve (net of tax)		–	–	–	–	55	55	–	55
Settlement of share awards		–	–	12	–	(12)	–	–	–
Balance at 31 December 2021		286	1,491	(876)	250	2,081	3,232	(8)	3,224

RELX Annual report and financial statements 2021	143

Notes to the consolidated financial statements
for the year ended 31 December 2021
1 Basis of preparation and accounting policies
Basis of preparation
The shares of RELX PLC are traded on the London, Amsterdam and New York stock exchanges. RELX PLC and its subsidiaries, joint ventures and associates are together known as ‘RELX’. In preparing the consolidated financial statements, subsidiaries are accounted for under the acquisition method and investments in associates and joint ventures are accounted for under the equity method. All intra-group transactions and balances are eliminated.
On acquisition of a subsidiary, or interest in an associate or joint venture, fair values, reflecting conditions at the date of acquisition, are attributed to the net assets, including identifiable intangible assets acquired. Adjustments are made to bring accounting policies into line with those of the Group. The results of subsidiaries sold or acquired are included in the consolidated financial statements up to or from the date that control passes from or to the Group.
Non-controlling
interests in the net assets of the Group are identified separately from shareholders’ equity.
Non-controlling
interests consist of the amount of those interests at the date of the original acquisition and the non-controlling
share of changes in equity since the date of acquisition.
The Directors of RELX PLC, having made appropriate enquiries, consider that adequate resources exist for the Group to continue in operational existence for the foreseeable future and that, therefore, it is appropriate to adopt the going concern basis in preparing the consolidated financial statements for the year ended 31 December 2021.
In preparing the group financial statements management has considered the impact of climate change, taking into account the relevant disclosures in the Strategic Report, including those made in accordance with the recommendations of the Taskforce on Climate-related Financial Disclosure. This included an assessment of assets with indefinite and long lives and how they could be impacted by measures taken to address global warming. Recognising that the environmental impact of the group’s operations, and the use of the group’s products, is relatively low, no issues were identified that would impact the carrying values of such assets or have any other impact on the financial statements.
Accounting policies
The Group’s consolidated financial statements are prepared in accordance with UK adopted International Accounting Standards in conformity with the requirements of the Companies Act 2006 and International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB). The accounting policies under IFRS are included in the relevant notes to the consolidated financial statements. The accounting policies below are applied throughout the financial statements and are unchanged from those applied in preparing the consolidated financial statements for the year ended 31 December 2020.
Foreign exchange translation
The consolidated financial statements are presented in sterling.
Transactions in foreign currencies are recorded at the rate of exchange prevailing on the date of the transaction.
Non-monetary
assets and liabilities that are measured at historical cost in foreign currencies are translated using the exchange rate at the date of the transaction. At each statement of financial position date, monetary assets and liabilities that are denominated in foreign currencies are retranslated at the rate prevailing on the statement of financial position date. Exchange differences arising are recorded in the income statement other than where hedge accounting applies, as set out on pages 167 to 172.
Assets and liabilities of foreign operations are translated at exchange rates prevailing on the statement of financial position date. Income and expense items and cash flows of foreign operations are translated at the average exchange rate for the period. Significant individual items of income and expense and cash flows in foreign operations are translated at the rate prevailing on the date of transaction. Exchange differences arising are classified as equity and transferred to the translation reserve. When foreign operations are disposed of, the related cumulative translation differences are recognised within the income statement in the period.
The Group uses derivative financial instruments, primarily forward contracts, to hedge its exposure to certain foreign exchange risks. Details of the Group’s accounting policies in respect of derivative financial instruments are set out on page 167.
Critical judgements and key sources of estimation uncertainty
The preparation of financial statements requires management to make judgements and estimates in the application of accounting policies used to report the financial position, results and cash flows of the Group. The actual outcome may differ to these estimates.
The critical judgements and key sources of estimation uncertainty are summarised below. Further detail is provided in the notes to the financial statements as referenced.
Critical judgements
◾	Acquired intangible assets: identification of separate intangible assets on acquisition (see note 14)
◾	Capitalisation of development spend: assessing the potential value of a development project and determining the costs which are eligible for capitalisation (see note 14)

144	RELX Annual report and financial statements 2021 | Financial statements and other information

Notes to the consolidated financial statements
for the year ended 31 December 2021
1 Basis of preparation and accounting policies (continued)
Key sources of estimation uncertainty
◾	Acquired intangible assets: determining future cashflows and discount rate used in valuation (see notes 14)
◾	Taxation: the valuation of provisions related to uncertain tax positions (see note 9)
◾	Defined benefit pension obligation: determining an appropriate rate at which the future pension payments are discounted, mortality and inflation assumptions (see note 6)
Other significant accounting policies
The accounting policy in respect of revenue recognition is also significant in determining the financial condition and results of the Group. The application of this policy is straightforward, and is included in note 2.
Standards and amendments effective for the year
The interpretations and amendments to IFRS effective for 2021 have not had a significant impact on the Group’s accounting policies or reporting.
Standards, amendments and interpretations not yet effective
A number of amendments and interpretations have been issued which are not expected to have any significant impact on the accounting policies and reporting.
2 Revenue, operating profit and segment analysis

Accounting policy
The Group’s reported segments are based on the internal reporting structure and financial information provided to the Board.

Adjusted operating profit is the key segmental profit measure used by the Group in assessing performance. Adjusted operating profit is reconciled to operating profit on page 193.

Revenue arises from the provision of products and services under contracts with customers. In all cases, revenue is recognised to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services, and is recognised when the customer obtains control of the goods or service.

Revenue is stated at the transaction price, which includes allowance for anticipated discounts and returns and excludes customer sales taxes and other amounts to be collected on behalf of third-parties.

Where the goods or services promised within a contract are distinct, they are identified as separate performance obligations and are accounted for separately.

Where separate performance obligations are identified, total revenue is allocated on the basis of relative stand-alone selling prices or management’s best estimate of relative value where stand-alone selling prices do not exist. Management estimates may include a cost-plus method or comparable product approach, but must be supported by objective evidence. A residual approach may be applied where it is not possible to derive a reliable management estimate for a specific component.

Our subscription and exhibition related revenue streams require payment in advance of the service being provided. Payment terms offered to customers are in line with the standard in the markets and geographies we operate in, and contracts do not contain significant financing components. Contracts for our transactional electronic revenue streams generally have payments that vary with volume of usage. Other than that, our contracts do not involve variable consideration.

Revenue is recognised for the various categories as follows:

◾
    Subscriptions – revenue comprises income derived from the periodic distribution or update of a product. Subscription revenue is generally invoiced in advance and recognised systematically over the period of the subscription. Recognition is either on a straight-line basis where the transaction involves the transfer of goods and services to the customer in a consistent manner over a specific period of time; or based on the value received by the customer where the goods and services are not delivered in a consistent manner
◾
    Transactional – revenue is recognised when control of the product is passed to the customer or the service has been performed. For exhibitions, revenue primarily comprises income from exhibitors and attendees at exhibitions. Exhibition revenue is recognised on occurrence of the exhibition

RELX Annual report and financial statements 2021 | Notes to the consolidated financial statements	145

2 Revenue, operating profit and segment analysis (continued)
RELX is a global provider of information-based analytics and decision tools for professional and business customers. Operating in four major market segments: Risk provides customers with information-based analytics and decision tools that combine public and industry-specific content with advanced technology and algorithms to assist them in evaluating and predicting risk and enhancing operational efficiency; Scientific, Technical & Medical provides information and analytics that help institutions and professionals progress science, advance healthcare and improve performance; Legal provides legal, regulatory and business information and analytics that helps customers increase their productivity, improve decision-making and achieve better outcomes; and Exhibitions is a leading global events business combining face-to-face with data and digital tools to help customers learn about markets, source products and complete transactions.

ANALYSIS BY BUSINESS SEGMENT	Revenue			Adjusted operating profit
	2021 £m	2020 £m	2019 £m	2021 £m	2020 £m	2019 £m
Risk	2,474	2,417	2,316	915	894	853
Scientific, Technical & Medical	2,649	2,692	2,637	1,001	1,021	982
Legal	1,587	1,639	1,652	326	330	330
Exhibitions*	534	362	1,269	10	(164)	331
Sub-total	7,244	7,110	7,874	2,252	2,081	2,496
Unallocated items**	–	–	–	(42)	(5)	(5)
Total	7,244	7,110	7,874	2,210	2,076	2,491

*	Exceptional costs excluded from adjusted operating profit in 2020 are disclosed on page 147.

**	Includes a £35m one-off charge relating to reductions in our corporate real estate footprint.

2021	Risk	Scientific, Technical & Medical	Legal	Exhibitions	Total
Revenue by geographical market
North America	1,957	1,215	1,049	100	4,321
Europe*	342	602	341	187	1,472
Rest of world	175	832	197	247	1,451
Total revenue	2,474	2,649	1,587	534	7,244

Revenue by format
Electronic	2,453	2,334	1,385	58	6,230
Face-to-face	13	2	9	476	500
Print	8	313	193	–	514
Total revenue	2,474	2,649	1,587	534	7,244

Revenue by type
Subscriptions	989	1,970	1,255	–	4,214
Transactional	1,485	679	332	534	3,030
Total revenue	2,474	2,649	1,587	534	7,244

*	Europe includes revenue of £476m from the United Kingdom (2020: £464m; 2019: £529m).

146	RELX Annual report and financial statements 2021 | Financial statements and other information

Notes to the consolidated financial statements
for the year ended 31 December 2021
2 Revenue, operating profit and segment analysis (continued)

2020	Risk	Scientific, Technical & Medical	Legal	Exhibitions	Total
Revenue by geographical market
North America	1,921	1,224	1,119	43	4,307
Europe	327	621	338	83	1,369
Rest of world	169	847	182	236	1,434
Total revenue	2,417	2,692	1,639	362	7,110

Revenue by format
Electronic	2,387	2,326	1,422	44	6,179
Face-to-face	19	1	7	318	345
Print	11	365	210	–	586
Total revenue	2,417	2,692	1,639	362	7,110

Revenue by type
Subscriptions	944	2,048	1,287	–	4,279
Transactional	1,473	644	352	362	2,831
Total revenue	2,417	2,692	1,639	362	7,110

2019	Risk	Scientific, Technical & Medical	Legal	Exhibitions	Total
Revenue by geographical market
North America	1,843	1,182	1,118	248	4,391
Europe	317	635	340	508	1,800
Rest of world	156	820	194	513	1,683
Total revenue	2,316	2,637	1,652	1,269	7,874

Revenue by format
Electronic	2,264	2,214	1,400	51	5,929
Face-to-face	25	8	9	1,218	1,260
Print	27	415	243	–	685
Total revenue	2,316	2,637	1,652	1,269	7,874

Revenue by type
Subscriptions	872	1,970	1,287	–	4,129
Transactional	1,444	667	365	1,269	3,745
Total revenue	2,316	2,637	1,652	1,269	7,874
Over half of RELX’s revenue comes from subscription arrangements, and revenue for these is generally recognised on a straight-line basis over the time period covered by the agreement, in line with the provision of services. There are a number of multi-year contracts, mainly in Risk, where revenue is recognised on the achievement of delivery milestones or other specified performance obligations. As at 31 December 2021, the aggregate amount of the transaction price of such contracts which relates to performance obligations which have not yet been delivered was approximately £95m (2020: £146m). It is expected that revenue will be recognised in relation to this amount over the next six years.

ANALYSIS OF REVENUE BY GEOGRAPHICAL ORIGIN	2021 £m	2020 £m	2019 £m
North America	4,204	4,192	4,308
Europe	2,547	2,436	2,832
Rest of world	493	482	734
Total	7,244	7,110	7,874
Revenue by geographical origin from the United Kingdom in 2021 was £1,248m (2020: £1,176m; 2019: £1,320m).

RELX Annual report and financial statements 2021 | Notes to the consolidated financial statements	147

2 Revenue, operating profit and segment analysis (continued)

ANALYSIS BY BUSINESS SEGMENT	Expenditure on
	acquired goodwill and			Capital expenditure			Amortisation of acquired			Total depreciation and
	intangible assets			additions			intangible assets			other amortisation
	2021 £m	2020 £m	2019 £m	2021 £m	2020 £m	2019 £m	2021 £m	2020 £m	2019 £m	2021 £m	2020 £m	2019 £m
Risk	208	822	47	83	93	96	186	192	170	93	98	89
Scientific, Technical & Medical	58	169	65	87	94	104	63	65	62	144	148	136
Legal	12	–	139	145	153	155	27	68	24	220	210	178
Exhibitions	9	6	251	24	24	26	22	51	39	30	73	41
Total	287	997	502	339	364	381	298	376	295	487	529	444
Capital expenditure comprises additions to property, plant and equipment and internally developed intangible assets.
Amortisation of acquired intangible assets includes amounts in respect of joint ventures of £1m (2020: nil; 2019: £1m) in Exhibitions.
Depreciation and other amortisation includes depreciation on property, plant and equipment and right-of-use assets and amortisation of internally developed intangible assets and pre-publication costs. In 2020, £38m of depreciation and other amortisation was classified as exceptional in Exhibitions. Excluding this amount gives total depreciation and other amortisation of £491m for 2020.

ANALYSIS OF NON-CURRENT ASSETS BY GEOGRAPHICAL LOCATION	2021 £m	2020 £m	2019 £m
North America	8,657	8,940	8,365
Europe	2,123	2,058	2,156
Rest of world	413	418	481
Total	11,193	11,416	11,002
Non-current assets held in the United Kingdom totalled £1,299m (2020: £1,158m; 2019: £1,248m). Non-current assets by geographical location exclude amounts relating to deferred tax, pension assets and derivative financial instruments.
Operating profit is reconciled to adjusted operating profit as follows:

RECONCILIATION OF OPERATING PROFIT TO ADJUSTED OPERATING PROFIT	2021 £m	2020 £m	2019 £m
Operating profit	1,884	1,525	2,101
Adjustments:
Amortisation of acquired intangible assets	298	376	295
Acquisition-related items	21	(12)	84
Reclassification of tax in joint ventures	7	5	12
Reclassification of finance income in joint ventures	–	(1)	(1)
Exceptional costs in Exhibitions	–	183	–
Adjusted operating profit	2,210	2,076	2,491
Acquisition-related items in the year included a gain of £27m (2020: £76m) from the revaluation of a put and call option arrangement relating to a non-controlling interest in a subsidiary within Legal.
A £35m one-off charge relating to reductions in our corporate real estate footprint has been recorded. This primarily includes a property related provision of £20m and an impairment of right-of-use assets of £14m.
In 2020, Exhibitions incurred exceptional costs of £183m. Of the £183m exceptional costs, £135m were cash costs, of which £52m were paid in 2021 (2020: £51m). All costs were included within administration and other expenses in the income statement.
The share of post-tax results of joint ventures of £29m (2020: £15m; 2019: £41m) included in operating profit comprised £4m (2020: £1m; 2019: £2m) relating to Risk, £6m (2020: £4m; 2019: £3m) relating to Legal and £19m (2020: £10m; 2019: £36m) relating to Exhibitions.

148	RELX Annual report and financial statements 2021 | Financial statements and other information

Notes to the consolidated financial statements
for the year ended 31 December 2021
3 Operating expenses
Operating profit is stated after charging/(crediting) the following:

	Note	2021 £m	2020 £m	2019 £m
Total staff costs	5	2,549	2,555	2,498
Depreciation and amortisation
Amortisation of acquired intangible assets	14	297	376	294
Share of joint ventures’ amortisation of acquired intangible assets		1	–	1
Amortisation of acquired intangible assets including joint ventures’ share		298	376	295
Amortisation of internally developed intangible assets	14	295	319	249
Depreciation of property, plant and equipment	16	52	60	58
Depreciation of right-of-use assets		80	88	82
Pre-publication amortisation		60	62	55
Total depreciation and other amortisation	2	487	529	444
Total depreciation and amortisation (including amortisation of acquired intangibles)		785	905	739
Other expenses and income
Cost of sales including pre-publication costs and inventory expenses		2,562	2,487	2,755
Short-term and low value lease expenses		21	21	20
Operating lease rentals income		(1)	(1)	(1)
The amortisation of acquired intangible assets is included within administration and other expenses. In 2020, £38m of depreciation and other amortisation was classed as exceptional in Exhibitions. Excluding this amount gives a total depreciation and other amortisation of £491m for 2020.
4 Auditor’s remuneration

	2021 £m	2020 £m	2019 £m
Auditor’s remuneration
Payable to the auditors of RELX PLC	0.9	0.9	0.8
Payable to the auditors of the Group’s subsidiaries	7.5	8.3	7.8
Audit services	8.4	9.2	8.6
Audit-related assurance services	0.5	0.8	0.6
Total audit and audit-related assurance services	8.9	10.0	9.2
Other services: due diligence and other transaction-related services	–	–	0.1
Total non-audit related services	–	–	0.1
Total auditor’s remuneration	8.9	10.0	9.3
Amounts payable to the auditors of the Group’s subsidiaries include amounts for the audit of internal controls over financial reporting in accordance with the US Sarbanes-Oxley Act. 2021 audit-related assurance services included no fees for services relating to RELX pension plans (2020: nil). The previously reported 2020 fees paid to EY for audit services have been revised to include additional amounts for expenses incurred and final fees for statutory audits which took place subsequent to the audit of the RELX consolidated accounts.

RELX Annual report and financial statements 2021 | Notes to the consolidated financial statements	149

5 Personnel

Accounting policy
Share based remuneration
The fair value of share based remuneration is determined at the date of grant and recognised as an expense in the income statement on a straight-line basis over the vesting period, taking account of the estimated number of shares that are expected to vest. Market based performance criteria are taken into account when determining the fair value at the date of grant.
Non-market
based performance criteria are taken into account when estimating the number of shares expected to vest. The fair value of share based remuneration is determined by use of a binomial or Monte Carlo simulation model as appropriate. All of the Group’s share based remuneration is equity settled.

	Note	2021 £m	2020 £m	2019 £m
Staff costs
Wages and salaries		2,157	2,173	2,116
Social security costs		214	232	230
Pensions	6	133	125	120
Share based remuneration		45	25	32
Total staff costs		2,549	2,555	2,498
The Group provides a number of share based remuneration schemes to directors and employees. The principal share based remuneration schemes are the Executive Share Option Schemes (ESOS), the Long-Term Incentive Plan (LTIP) and the Retention Share Plan (RSP). Share options granted under ESOS are exercisable after three years and up to ten years from the date of grant at a price equivalent to the market value of the respective shares at the date of grant. Conditional shares granted under LTIP and RSP are exercisable after three years for nil consideration if conditions are met. Other awards principally relate to all employee share based saving schemes in the UK and the Netherlands. Further details are provided in the Remuneration Report on pages 100 to 121.

NUMBER OF PEOPLE EMPLOYED: FULL-TIME EQUIVALENTS	At 31 December			Average during the year
	2021	2020	2019	2021	2020	2019
Business segment
Risk	10,000	9,700	9,100	9,800	9,600	9,000
Scientific, Technical & Medical	8,700	8,600	8,100	8,600	8,300	8,000
Legal	10,500	10,400	10,600	10,300	10,500	10,600
Exhibitions	3,500	3,700	4,600	3,600	4,200	4,400
Sub-total	32,700	32,400	32,400	32,300	32,600	32,000
Corporate/shared functions	800	800	800	800	800	800
Total	33,500	33,200	33,200	33,100	33,400	32,800
Geographical location
North America	14,000	14,200	14,100	13,900	14,200	14,000
Europe	9,300	9,500	9,500	9,400	9,600	9,400
Rest of world	10,200	9,500	9,600	9,800	9,600	9,400
Total	33,500	33,200	33,200	33,100	33,400	32,800
The number of UK full-time equivalents as at 31 December 2021 was 5,400 (2020: 5,400; 2019: 5,400) and the average during the year was 5,400 (2020: 5,400; 2019: 5,300).

150	RELX Annual report and financial statements 2021 | Financial statements and other information

Notes to the consolidated financial statements
for the year ended 31 December 2021
6 Pension schemes

Accounting policy
The expense of defined benefit pension schemes and other post-retirement employee benefits is determined using the projected unit credit method and charged in the income statement as an operating expense, based on actuarial assumptions reflecting market conditions at the beginning of the financial year. Actuarial gains and losses are recognised in full in the statement of comprehensive income in the period in which they occur.

Past service costs and credits are recognised immediately at the earlier of when plan amendments or curtailments occur and when related restructuring costs or termination benefits are recognised. Settlements are recognised when they occur.

Net pension obligations in respect of defined benefit schemes are included in the statement of financial position at the present value of scheme liabilities, less the fair value of scheme assets. Where schemes are in surplus, i.e. assets exceed liabilities, the net pension assets are separately included in the statement of financial position. Any net pension asset is limited to the extent that the asset is recoverable.

The expense of defined contribution pension schemes and other employee benefits is charged in the income statement as incurred.

Critical judgement and key source of estimation uncertainty
At 31 December 2021, the Group operates defined benefit pension schemes in the UK and the US. These schemes require management to exercise judgement in estimating the ultimate cost of providing post-employment benefits, especially given the length of each scheme’s liabilities. Accounting for defined benefit pension schemes involves judgement and estimation about uncertain events, including the life expectancy of the members, inflation and the rate at which the future pension payments are discounted. Estimates for these factors are used in determining the pension cost and liabilities reported in the financial statements. The estimates made around future developments of each of the critical assumptions are made in conjunction with independent actuaries, and each scheme is subject to a periodic review by independent actuaries. The discount rate, inflation rate and mortality assumptions may have a material effect in determining the defined benefit pension obligation and cost which are reported in the financial statements. Information regarding the more significant assumptions used for valuation is provided below, together with a sensitivity analysis.

A number of pension schemes are operated around the world. The largest defined benefit schemes as at 31 December 2021 were in the UK and the US, and are summarised below.
Major defined benefit schemes in place at 31 December 2021
The UK scheme is a final salary scheme and is closed to new hires. Members accrue a portion of their final pensionable earnings based on the number of years of service. The US scheme is a cash balance scheme and was closed to future accruals effective 1 January 2019.
Each of the major defined benefit schemes is administered by a separate fund that is legally separated from the Group. The trustees of the pension funds in the UK and plan fiduciaries of the US scheme are required by law to act in the interest of the funds’ beneficiaries. In the UK, the trustees of the pension fund are responsible for the investment policy with regard to the assets of the fund. The board of trustees consists of an equal number of company-appointed and member-nominated Directors. In the US, the fiduciary duties for the scheme are allocated between committees which are staffed by senior employees of the Group; the investment committee has the primary responsibility for the investment and management of plan assets. The funding of the Group’s major schemes reflects the different rules within each jurisdiction.
In the UK, the level of funding is determined by statutory triennial actuarial valuations in accordance with pensions legislation. Where the scheme falls below 100% funded status, the Group and the scheme trustees must agree on how the deficit is to be remedied. The UK Pensions Regulator has significant powers and sets out in codes and guidance the parameters for scheme funding.
The US scheme has an annual statutory valuation which forms the basis for establishing the employer contribution each year (subject to ERISA and IRS minimums). Should the statutory funded status fall to below 100%, the US Pension Protection Act requires the deficit to be rectified with additional contributions over a seven-year period. The US scheme’s funded status is in excess of 100%.

RELX Annual report and financial statements 2021 | Notes to the consolidated financial statements	151

6 Pension schemes (continued)
The Group and the trustees of the UK scheme have completed the 2021 triennial valuation under which the Group has committed to providing £126m of deficit funding contributions to the scheme over the period 2022 to 2024. Employer cash contributions to defined benefit pension schemes in respect of 2022 are expected to be approximately £64m including a £50m pension deficit funding contribution relating to the UK scheme recovery plan.
The pension expense (excluding interest amounts) recognised in the income statement consists of:

	2021 £m	2020 £m	2019 £m
Defined benefit pension expense	24	11	11
Defined contribution pension expense	109	114	109
Total	133	125	120
£133m (2020: £125m; 2019: £120m) of the total pension cost is recognised within operating profit.
The amounts recognised in the income statement in respect of defined benefit pension schemes during the year are presented by major scheme as follows:

		2021			2020			2019
	UK £m	US £m	Total £m	UK £m	US £m	Total £m	UK £m	US £m	Total £m
Service cost	21	3	24	21	3	24	21	3	24
Settlement and past service credits	–	–	–	–	(13)	(13)	(8)	(5)	(13)
Defined benefit pension expense	21	3	24	21	(10)	11	13	(2)	11
Net interest on net defined benefit obligation	8	1	9	9	1	10	9	3	12
Net defined benefit pension expense	29	4	33	30	(9)	21	22	1	23
In 2020, the past service credit relates to changes to the US scheme allowing in-service
distributions to be made. In 2019, the past service credit relates to changes to both the UK and US schemes.
Net interest on net defined benefit pension scheme liabilities is presented within net finance costs in the income statement.
The significant valuation assumptions, determined for each major scheme in conjunction with the respective independent actuaries, are presented below. The net defined benefit pension expense for each year is based on the assumptions and scheme valuations set at 31 December of the prior year.

AS AT 31 DECEMBER	2021		2020		2019
	UK	US	UK	US	UK	US
Discount rate	1.95%	2.80%	1.45%	2.45%	2.05%	3.25%
Inflation	3.30%	2.50%	2.80%	2.50%	2.95%	2.50%
Discount rates are set by reference to high-quality corporate bond yields.
Mortality assumptions make allowance for future improvements in longevity and have been determined by reference to applicable mortality statistics. The average life expectancy assumptions are set out below:

AS AT 31 DECEMBER 2021	Male average life expectancy		Female average life expectancy
	UK	US	UK	US
Member currently aged 60 years	85	86	89	88
Member currently aged 45 years	87	86	90	89

152	RELX Annual report and financial statements 2021 | Financial statements and other information

Notes to the consolidated financial statements
for the year ended 31 December 2021
6 Pension schemes (continued)
The amount recognised in the statement of financial position in respect of defined benefit pension schemes at the start and end of the year and the movements during the year were as follows:

	2021			2020
	UK £m	US £m	Total £m	UK £m	US £m	Total £m
Defined benefit obligation
At start of year	(4,668)	(1,062)	(5,730)	(4,251)	(1,018)	(5,269)
Service cost	(21)	(3)	(24)	(21)	(3)	(24)
Past service credits	–	–	–	–	13	13
Interest on pension scheme liabilities	(67)	(25)	(92)	(85)	(31)	(116)
Actuarial gain/(loss) on financial assumptions	155	38	193	(492)	(99)	(591)
Actuarial (loss)/gain arising from experience assumptions	(152)	(1)	(153)	60	(13)	47
Contributions by employees	(9)	–	(9)	(8)	–	(8)
Benefits paid	133	69	202	129	56	185
Exchange translation differences	–	(8)	(8)	–	33	33
At end of year	(4,629)	(992)	(5,621)	(4,668)	(1,062)	(5,730)

Fair value of scheme assets
At start of year	4,076	1,077	5,153	3,767	995	4,762
Interest income on plan assets	59	24	83	76	30	106
Return on assets excluding amounts included in interest income	318	(39)	279	291	135	426
Contributions by employer	61	6	67	63	7	70
Contributions by employees	9	–	9	8	–	8
Benefits paid	(133)	(69)	(202)	(129)	(56)	(185)
Exchange translation differences	–	8	8	–	(34)	(34)
At end of year	4,390	1,007	5,397	4,076	1,077	5,153

Opening net deficit	(592)	15	(577)	(484)	(23)	(507)
Service cost	(21)	(3)	(24)	(21)	(3)	(24)
Net interest on net defined benefit obligation	(8)	(1)	(9)	(9)	(1)	(10)
Settlement and past service credits	–	–	–	–	13	13
Contributions by employer	61	6	67	63	7	70
Actuarial gains/(losses)	321	(2)	319	(141)	23	(118)
Exchange translation differences	–	–	–	–	(1)	(1)
Net pension obligation	(239)	15	(224)	(592)	15	(577)
Impact of asset ceiling	(3)	(42)	(45)	–	(47)	(47)
Overall net pension obligation	(242)	(27)	(269)	(592)	(32)	(624)
As at 31 December 2021, the defined benefit obligations comprised £5,360m (2020: £5,459m) in relation to funded schemes and £261m (2020: £271m) in relation to unfunded schemes.
The weighted average duration of defined benefit scheme liabilities is 19 years in the UK (2020: 19 years) and 11 years in the US (2020: 11 years). Deferred tax assets of £68m (2020: £125m) are recognised in respect of the pension scheme deficits.
A net pension asset has been recognised in relation to the US funded scheme after considering the guidance in IAS 19 – Employee Benefits and IFRIC 14. The split between net pension obligations and net pension assets is as follows:

	2021 £m	2020 £m
Net pension asset recognised	46	47
Net pension obligation	(315)	(671)
Overall net pension obligation	(269)	(624)

RELX Annual report and financial statements 2021 | Notes to the consolidated financial statements	153

6 Pension schemes (continued)
Amounts recognised in the statement of comprehensive income are set out below:

	2021 £m	2020 £m	2019 £m
Gains and losses arising during the year:
Experience (losses)/gains on scheme liabilities	(153)	47	17
Experience gains on scheme assets	279	426	470
Actuarial gains/(losses) on the present value of scheme liabilities due to changes in:
– discount rates	463	(671)	(743)
– inflation	(290)	127	142
– other actuarial assumptions	20	(47)	(10)
	319	(118)	(124)
Net cumulative losses at start of year	(946)	(828)	(704)
Net cumulative losses at end of year	(627)	(946)	(828)
In addition, a gain of £2m (2020: £37m loss) is recognised in the statement of comprehensive income in relation to the asset ceiling. As at 31 December 2021, the impact of the asset ceiling on the overall net pension obligation is £45m (2020: £47m). In 2021 there was no (2020: £3m) foreign exchange gain on the asset ceiling.
The major categories and fair values of scheme assets at the end of the reporting period are as follows:

FAIR VALUE OF SCHEME ASSETS	2021			2020
	UK £m	US £m	Total £m	UK £m	US £m	Total £m
Equities	1,595	5	1,600	1,563	10	1,573
Liability matching assets	1,704	977	2,681	1,499	1,052	2,551
Property funds and ground leases	743	–	743	706	–	706
Direct lending	208	–	208	204	–	204
Cash and cash equivalents	127	25	152	95	12	107
Other	13	–	13	9	3	12
Total	4,390	1,007	5,397	4,076	1,077	5,153
Included within liability matching assets are government bonds totalling £2,037m (2020: £1,948m).
Assets and obligations associated with the schemes are sensitive to changes in the market values of assets and the market-related assumptions used to value scheme liabilities. In particular, adverse changes to asset values, discount rates or inflation could increase future pension costs and funding requirements.
Typically, the Group’s schemes are exposed to: investment risks, whereby actual rates of return on plan assets may be below those rates used to determine the defined benefit obligations, and interest rate risks, whereby scheme deficits may increase if bond yields in the UK and the US decline and are not offset by returns in liability matching and other assets. The schemes are also exposed to other risks, such as unanticipated future increases in member longevity patterns and inflation, all potentially leading to an increase in scheme liabilities.
Investment policies of each scheme are intended to ensure continuous payment of defined benefit pensions in the short term and long term. Efforts are made to limit risks on marketable securities by adopting investment policies that diversify assets across geographies and among equities, liability matching assets, property funds, cash and other assets. Asset allocations are dependent on a variety of factors including the duration of scheme liabilities and the funded position of the plan.
All equities and bonds have quoted prices in active markets.
Sensitivity analysis
The valuation of the Group’s pension scheme liabilities involves significant actuarial assumptions, being the life expectancy of the members, inflation and the rate at which the future pension payments are discounted. Differences arising from actual experience or future changes in assumptions may materially affect future pension charges. In particular, changes in assumptions for discount rates, inflation and life expectancies that are reasonably possible would have the following approximate effects on the defined benefit pension obligations:

£m
Increase/decrease of 0.25% in discount rate	237
Increase/decrease of 0.25% in the expected inflation rate	158
Increase/decrease of one year in assumed life expectancy	219
The above analysis has been calculated on the same basis used to determine the defined benefit obligation recognised in the statement of financial position. There has been no change in the methods used to prepare the analysis compared with prior years. This sensitivity analysis may not be representative of the actual change in the defined benefit obligation as it is unlikely that changes in the above assumptions would occur in isolation as some of the assumptions may be correlated.

154	RELX Annual report and financial statements 2021 | Financial statements and other information

Notes to the consolidated financial statements
for the year ended 31 December 2021
7 Net finance costs

Accounting policy
Borrowing costs that are directly attributable to the acquisition, construction or production of an asset that takes a substantial period of time to bring to use are capitalised. All other interest on borrowings is expensed as incurred. The cost of issuing borrowings is generally expensed over the period of borrowing so as to produce a constant periodic rate of charge.

	2021 £m	2020 £m	2019 £m
Interest on short-term bank loans, overdrafts and commercial paper	(11)	(17)	(20)
Interest on term debt	(106)	(122)	(266)
Interest on lease liabilities	(8)	(12)	(15)
Total borrowing costs	(125)	(151)	(301)
Losses on loans and derivatives not designated as hedges	(16)	(13)	–
Net financing charge on defined benefit pension schemes and other	(9)	(11)	(13)
Finance costs	(150)	(175)	(314)
Interest on bank deposits	1	2	3
Interest income on net finance lease receivables	–	1	2
Fair value gains on designated fair value hedge relationships	7	–	1
Gains on loans and derivatives not designated as hedges	–	–	3
Finance income	8	3	9
Net finance costs	(142)	(172)	(305)
Losses of £
1
m (2020: gains of £
3
m; 2019: losses of £
1
m) on derivatives designated as cash flow hedges were recognised in other comprehensive income and accumulated in the hedge reserve, and may be reclassified to the income statement in future periods. Losses of nil (2020: £4m; 2019: nil) in total were transferred from the hedge reserve in the period.
In 2019, the interest charge on term debt included a charge of £99m in respect of the early redemption of bonds that were due to be repaid in October 2022. The redemption of these bonds took place in January 2020 and was committed to at 31 December 2019.
8 Disposals and other
non-operating
items

Accounting policy
Assets of businesses that are available for immediate sale in their current condition and for which a sales process is considered highly probable to complete are classified as assets held for sale and are carried at the lower of carrying value and fair value less costs to sell. Fair value is based on anticipated disposal proceeds, typically derived from firm or indicative offers from potential acquirers.
Non-current
assets are not amortised or depreciated following their classification as held for sale. Liabilities of businesses held for sale are also separately classified on the statement of financial position. Fair value movements in the venture capital portfolio are reported within disposals and other items – see note 15.

	2021 £m	2020 £m	2019 £m
Revaluation of investments	16	151	25
Gain/(loss) on disposal of businesses and assets held for sale	39	(21)	26
Net gain on disposals and other non-operating items	55	130	51
The revaluation of investments relates mainly to venture fund investments, further details of which are provided in note 15.
During the year, net proceeds of £178m were received on the disposal of venture fund investments. The majority of these proceeds were related to the disposal of the investment in Palantir Technologies Inc which was valued at £173m on 31 December 2020, and was disposed of in February 2021 for gross proceeds of £187m.

RELX Annual report and financial statements 2021 | Notes to the consolidated financial statements	155

9 Taxation

Accounting policy
Tax expense comprises current and deferred tax. Current and deferred tax are charged or credited in the income statement except to the extent that the tax arises from a transaction or event which is recognised, in the same or a different period, outside the income statement (either in other comprehensive income, directly in equity, or through a business combination), in which case the tax appears in the same statement as the transaction that gave rise to it.

Current tax is the amount of corporate income taxes expected to be payable or recoverable based on the profit for the period as adjusted for items that are not taxable or not deductible, and is calculated using tax rates and laws that were enacted or substantively enacted at the date of the statement of financial position. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. Provisions are established where appropriate on the basis of amounts expected to be paid to the tax authorities.

Current tax includes amounts provided in respect of uncertain tax positions when management expects that, upon examination of the uncertainty by a tax authority in possession of all relevant knowledge, it is more likely than not that an economic outflow will occur. Changes in facts and circumstances underlying these provisions are reassessed at the date of each statement of financial position, and the provisions are remeasured as required to reflect current information.

Deferred tax is recognised on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the statement of financial position. Deferred tax is calculated using tax rates and laws that have been enacted or substantively enacted at the end of the reporting period, and which are expected to apply when the related deferred tax asset is realised or the deferred tax liability is settled.

Deferred tax liabilities are generally recognised for all taxable temporary differences but not recognised for taxable temporary differences arising on investments in subsidiaries, associates and joint ventures where the reversal of the temporary difference can be controlled and it is probable that the difference will not reverse in the foreseeable future.

Deferred tax assets are recognised to the extent it is probable that taxable profits will be available against which the deductible temporary differences can be utilised, and are reviewed at the end of each reporting period and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

Deferred tax assets and liabilities are not recognised in respect of temporary differences that arise on initial recognition of assets and liabilities acquired other than in a business combination. Deferred tax is not discounted.

When the acquisition of an asset qualifies to be accounted for as a business combination, deferred tax is generally required to be recognised on the difference between the tax base and the book base of the assets and liabilities acquired and assumed. The assets acquired often include identifiable intangible assets as well as goodwill. In many jurisdictions, the manner in which a business combination is effected will impact the tax deductibility and therefore the deferred tax recognised in relation to such intangibles and goodwill.

In an ‘asset acquisition’, where the buyer acquires the trade and assets of a business, there is often a tax deduction available for the amortisation of the identifiable intangible assets and sometimes for the goodwill. In this situation, deferred tax is recognised on the difference between the tax base and the book base of the assets.

In a ‘share acquisition’, where the buyer acquires the share capital of a legal entity that continues to own the trade and assets, tax deductions for amortisation are usually not available. Intangibles which do not qualify for tax deductions therefore give rise to a deferred tax liability. However, deferred tax liabilities are not recognised on temporary differences that arise from goodwill where that is not deductible for tax purposes.

Key source of estimation uncertainty
The Group is subject to tax in numerous jurisdictions, giving rise to complex tax issues. As a multinational enterprise, our tax returns in the countries in which we operate are subject to tax authority audits as a matter of routine. While the Group is confident that tax returns are appropriately prepared and filed, amounts are provided in respect of uncertain tax positions that reflect the risk with respect to tax matters under active discussion with tax authorities, or which are otherwise considered to involve uncertainty.

The valuation of provisions required in relation to uncertain tax positions involves estimation. Provisions against uncertain tax positions are measured using one of the following methods, depending on which of the methods management expects will better predict the amount it will pay over to the tax authority:

◾
    The Single Best Estimate – where there is a single outcome that is more likely than not to occur. This will happen, for example, where the tax outcome is binary (such as whether an entity can deduct an item of expenditure) or the range of possible outcomes is narrow or concentrated on a single value. The most likely outcome may be that no tax is expected to be payable, in which case the provision is nil; or
◾
    A Probability-Weighted Expected Value – where, on the balance of probabilities, something will be paid to the tax authority but the possible outcomes are widely dispersed with low individual probabilities (i.e. there is no single outcome more likely than not to occur). In this case, the provision is the sum of the probability-weighted amounts in the range.

156	RELX Annual report and financial statements 2021 | Financial statements and other information

Notes to the consolidated financial statements
for the year ended 31 December 2021
9 Taxation (continued)

In assessing provisions against uncertain tax positions, management uses in-house
tax experts, professional firms and previous experience to inform the evaluation of risk. However, it remains possible that uncertainties will ultimately be resolved at amounts greater or smaller than the liabilities recorded.

In particular, although we report cross-border transactions undertaken between Group subsidiaries on an arm’s-length
basis in tax returns in accordance with OECD guidelines, transfer pricing relies on the exercise of judgement and it is frequently possible for there to be a range of legitimate and reasonable views. This means that it is impossible to be certain that the returns basis will be sustained on examination. Discussions with tax authorities relating to cross-border transactions and other matters are ongoing in each of our major trading jurisdictions. Although the timing and amount of final resolution of these uncertain tax positions cannot be reliably predicted, no significant impact on the results of the Group is expected in the next year or foreseeable future.

Estimation of income taxes also includes assessments of the recoverability of deferred tax assets. Deferred tax assets are only recognised to the extent that they are considered recoverable based on existing tax laws and forecasts of future taxable profits against which the underlying tax deductions can be utilised. The recoverability of these assets is reassessed at the end of each reporting period, and changes in recognition of deferred tax assets will affect the tax liability in the period of that reassessment.

	2021 £m	2020 £m	2019 £m
Current tax
United Kingdom	(46)	(80)	(141)
Rest of world	(376)	(184)	(241)
Total current tax charge	(422)	(264)	(382)
Deferred tax	96	(11)	44
Tax expense	(326)	(275)	(338)
Cash tax paid (net) in the year was £342m (2020: £496m; 2019: £464m), which is different to the tax expense for the year set out above.
There are a number of reasons why the cash tax payments in a particular year will be different from the tax expense in the accounts:

◾	Tax payments relating to a particular year’s profits are typically due partly in the year and partly in the following year. In 2020 there was an acceleration of instalment payments in the UK.
◾	Tax expense includes deferred tax, an accounting adjustment where an item is included in the income statement in one year but is taxed in another year. The acquisition of intangible assets often results in deferred tax liabilities, the unwind of which does not result in tax payments.
◾	Current tax expense is the best estimate at the end of the period of cash tax expected to be paid. To the extent the final tax liability is different, any cash tax impact will occur in a later period.
◾	Some of the benefits of tax deductions related to share based payments, pensions and hedging are credited to equity or other comprehensive income rather than to tax expense.
Set out below is a reconciliation of the difference between tax expense for the period and the theoretical expense calculated by multiplying accounting profit by the applicable tax rate.
We believe the most meaningful applicable rate is that obtained by multiplying the accounting profits and losses of all consolidated entities by the applicable domestic rate in each of those entities’ jurisdictions.
The net tax expense charged on profit before tax differs from the theoretical amount that would arise using the weighted average of tax rates applicable to accounting profits and losses of the consolidated entities, as follows:

	2021		2020		2019
	£m	%	£m	%	£m	%
Profit before tax	1,797		1,483		1,847
Tax at average applicable rates	(418)	23.3%	(331)	22.3%	(418)	22.6%
Tax effect of share of results of joint ventures	6	(0.3)%	3	(0.2)%	10	(0.5)%
Income not taxable and expenses not deductible	24	(1.4)%	18	(1.2)%	(3)	0.2%
Non-deductible costs of share based remuneration	(2)	0.1%	(2)	0.1%	(1)	0.1%
Non-deductible disposal-related gains and losses	1	(0.1)%	(2)	0.1%	4	(0.2)%
Deferred tax assets of the period not recognised	(8)	0.4%	(19)	1.3%	(15)	0.8%
Change in recognition and measurement of deferred tax	25	(1.4)%	14	(0.9)%	12	(0.6)%
Other adjustments in respect of prior periods	46	(2.5)%	44	(3.0)%	73	(4.0)%
Tax expense	(326)	18.1%	(275)	18.5%	(338)	18.3%

RELX Annual report and financial statements 2021 | Notes to the consolidated financial statements	157

9 Taxation (
continued
)
The weighted average applicable tax rate for the year was 23.3% (2020: 22.3%; 2019: 22.6%), reflecting the applicable rates in the countries where the Group operates. The Group’s future tax charge will be sensitive to the geographic mix of profits and losses and the tax rates and laws in force in the jurisdictions in which we operate.
In the UK, an increase in the corporation tax rate from 19% to 25% from April 2023 was enacted in 2021. In the Netherlands, an increase in the corporation tax rate from 25% to 25.8% from 2022 and changes to loss recognition rules were also enacted in 2021. In total, the deferred tax effect of changes in tax rates for the year was a tax credit of £8m (2020: £14m; 2019: £6m) in the income statement.
The effective tax rate of 18.1% (2020: 18.5%; 2019: 18.3%) was lower than the weighted average applicable rate of 23.3%. Income not taxable and expenses not deductible include a credit of £15m (2020: £16m; 2019: £19m) relating to research and development credits and £7m (2020: £19m; 2019: nil) relating to the revaluation of a put and call option arrangement. The change in recognition and measurement of deferred tax includes the deferred tax effect of tax rate increases in the UK and the Netherlands of £8m and changes to loss recognition rules in the Netherlands of £15m. In each of the three years, there were tax credits arising from the substantial resolution of prior year tax matters.
The following tax has been recognised in other comprehensive income or directly in equity during the year:

	2021 £m	2020 £m	2019 £m
Tax on items that will not be reclassified to profit or loss
Tax on actuarial movements on defined benefit pension schemes	(48)	39	23

Tax on items that may be reclassified to profit or loss
Tax on fair value movements on cash flow hedges	(1)	(4)	(8)

Net tax (charge)/credit recognised in other comprehensive income	(49)	35	15
Tax credit on share based remuneration recognised directly in equity	12	5	6
The £48m tax charge on actuarial movements on defined benefit pension schemes includes a £13m tax credit reflecting the revaluation of pension related deferred tax balances to the newly enacted UK corporation tax rate of 25% (previously 19%).

	2021 £m	2020 £m
Current tax assets	10	44
Current tax liabilities	(192)	(149)
Total	(182)	(105)
Current tax assets and liabilities are net amounts in
countries
where there is a legally enforceable right to offset assets and liabilities on a net basis.
The Group maintained provisions for uncertain tax positions. The total carrying amount of these provisions of £228m (2020: £276m) is comprised of a number of individually immaterial amounts. It is not expected that any resolution of the matters to which the provisions relate, or changes in assumptions relating to the provisions, will have a material impact on the Group’s financial results in the next year.

	2021 £m	2020 £m
Deferred tax assets	210	270
Deferred tax liabilities	(591)	(665)
Total	(381)	(395)

158	RELX Annual report and financial statements 2021 | Financial statements and other information

Notes to the consolidated financial statements
for the year ended 31 December 2021
9 Taxation (continued)
Movements in deferred tax liabilities and assets (before taking into consideration the offsetting of balances within the same jurisdiction) are summarised as follows:

	Deferred tax liabilities			Deferred tax assets
	Excess of tax allowances over amortisation of intangibles £m	Acquired intangible assets £m	Other temporary differences £m	Excess of amortisation of intangibles over tax allowances £m	Tax losses carried forward £m	Pension balances £m	Other temporary differences £m	Total £m
Deferred tax (liability)/asset at 1 January 2020	(150)	(543)	(290)	179	75	96	279	(354)
Credit/(charge) to profit	51	10	1	(13)	20	–	(80)	(11)
Credit/(charge) to equity/other comprehensive income	–	–	–	–	–	29	(1)	28
Acquisitions	–	(97)	–	–	6	–	1	(90)
Exchange translation differences	1	18	6	8	(2)	–	1	32
Deferred tax (liability)/asset at 1 January 2021	(98)	(612)	(283)	174	99	125	200	(395)
Credit/(charge) to profit	47	6	86	(9)	4	(8)	(30)	96
(Charge)/credit to equity/other comprehensive income	–	–	–	–	–	(48)	7	(41)
Acquisitions	–	(33)	–	–	6	–	–	(27)
Exchange translation differences	–	(4)	1	(8)	(2)	(1)	–	(14)
Deferred tax (liability)/asset at 31 December 2021	(51)	(643)	(196)	157	107	68	177	(381)
The closing deferred tax liability balance of other temporary differences includes those relating to capitalised development costs (£161m). The closing deferred tax asset balance of other temporary differences includes those relating to accruals and provisions (£92m) and share based remuneration provisions (£41m).
As a result of exemptions on dividends from subsidiaries and capital gains on disposal there are no significant taxable temporary differences associated with investments in subsidiaries, branches, associates and interests in joint arrangements.
Deferred tax assets in respect of tax losses and other deductible temporary differences have only been recognised to the extent that it is more likely than not that sufficient taxable profits will be available to allow the asset to be recovered. Accordingly, no deferred tax asset has been recognised in respect of unused trading losses of approximately £287m (2020: £297m) carried forward at year end. The deferred tax asset not recognised in respect of these losses is approximately £79m (2020: £81m). Of the unrecognised losses, £100m (2020: £168m) will expire if not utilised within ten years and £187m (2020: £129m) will expire after more than ten years or have no expiration date.
In addition, there were state and local tax losses of £73m (2020: £94m) where a deferred tax asset has not been recognised as these losses are not expected to be utilised. The deferred tax asset not recognised in respect of these losses is approximately £6m (2020: £6m). Of the unrecognised state and local losses, £27m (2020: £44m) will expire within ten years and £46m (2020: £50m) will expire after more than ten years.
Deferred tax assets of approximately £5m (2020: £4m) have not been recognised in respect of tax losses and other temporary differences carried forward of £22m (2020: £23m), which can only be used to offset future capital gains.
10 Earnings per share

Accounting policy
Earnings per share (EPS) is calculated by taking the reported net profit attributable to shareholders and dividing this by the total weighted average number of shares.

Adjusted earnings per share is calculated by dividing adjusted net profit attributable to RELX PLC shareholders by the total weighted average number of shares.

RELX Annual report and financial statements 2021 | Notes to the consolidated financial statements	159

10 Earnings per share (continued)

EARNINGS PER SHARE – FOR THE YEAR ENDED 31 DECEMBER	2021			2020			2019
	Net profit attributable to RELX PLC shareholders £m	Weighted average number of shares (millions)	EPS (pence)	Net profit attributable to RELX PLC shareholders £m	Weighted average number of shares (millions)	EPS (pence)	Net profit attributable to RELX PLC shareholders £m	Weighted average number of shares (millions)	EPS (pence)
Basic earnings per share	1,471	1,928.0	76.3p	1,224	1,926.2	63.5p	1,505	1,943.5	77.4p
Diluted earnings per share	1,471	1,939.4	75.8p	1,224	1,937.8	63.2p	1,505	1,956.2	76.9p
The diluted figures are calculated after taking account of potential additional ordinary shares arising from share options and conditional shares.

ADJUSTED EARNINGS PER SHARE	2021			2020			2019
	Adjusted net profit attributable to RELX PLC shareholders £m	Weighted average number of shares (millions)	Adjusted EPS (pence)	Adjusted net profit attributable to RELX PLC shareholders £m	Weighted average number of shares (millions)	Adjusted EPS (pence)	Adjusted net profit attributable to RELX PLC shareholders £m	Weighted average number of shares (millions)	Adjusted EPS (pence)
Adjusted earnings per share	1,689	1,928.0	87.6p	1,543	1,926.2	80.1p	1,808	1,943.5	93.0p
RECONCILIATION OF ADJUSTED NET PROFIT ATTRIBUTABLE TO RELX PLC SHAREHOLDERS

2021	Pre tax adjustment £m	Tax on adjustment £m	Total £m
Net profit attributable to RELX PLC shareholders			1,471
Adjustments:
Amortisation of acquired intangible assets	294	22	316
Other deferred tax credits from intangible assets*	–	(61)	(61)
Acquisition-related items	21	(11)	10
Net interest on net defined benefit pension obligation and other	9	(2)	7
Disposals and other non-operating items	(55)	1	(54)
Adjusted net profit attributable to RELX PLC shareholders			1,689

2020	Pre tax adjustment £m	Tax on adjustment £m	Total £m
Net profit attributable to RELX PLC shareholders			1,224
Adjustments:
Amortisation of acquired intangible assets	360	35	395
Other deferred tax credits from intangible assets*	–	(78)	(78)
Acquisition-related items	(12)	(6)	(18)
Net interest on net defined benefit pension obligation and other	11	(2)	9
Disposals and other non-operating items	(130)	3	(127)
Exceptional costs in Exhibitions	183	(45)	138
Adjusted net profit attributable to RELX PLC shareholders			1,543

2019	Pre tax adjustment £m	Tax on adjustment £m	Total £m
Net profit attributable to RELX PLC shareholders			1,505
Adjustments:
Amortisation of acquired intangible assets	295	26	321
Other deferred tax credits from intangible assets*	–	(57)	(57)
Acquisition-related items	84	(15)	69
Net interest on net defined benefit pension obligation and other	13	(3)	10
Disposals and other non-operating items	(51)	11	(40)
Adjusted net profit attributable to RELX PLC shareholders			1,808
* Movements on deferred tax liabilities arising on acquired intangible assets that do not qualify for tax amortisation.

160	RELX Annual report and financial statements 2021 | Financial statements and other information

Notes to the consolidated financial statements
for the year ended 31 December 2021
11 Statement of cash flows

Accounting policy Cash and cash equivalents comprise cash balances, call deposits and other short-term highly liquid investments and are held in the statement of financial position at fair value.

RECONCILIATION OF OPERATING PROFIT TO CASH GENERATED FROM OPERATIONS	2021 £m	2020 £m	2019 £m
Operating profit	1,884	1,525	2,101
Share of results of joint ventures	(29)	(15)	(41)
Amortisation of acquired intangible assets	297	376	294
Amortisation of internally developed intangible assets	295	319	249
Depreciation of property, plant and equipment	52	60	58
Depreciation of right-of-use assets	80	88	82
Share based remuneration	45	25	32
Total non-cash items	769	868	715
Increase in inventories and pre-publication costs*	(13)	(18)	(14)
(Increase)/decrease in receivables	(103)	149	(116)
(Decrease)/increase in payables	(32)	(245)	79
Increase in working capital	(148)	(114)	(51)
Cash generated from operations	2,476	2,264	2,724

* Includes amortisation of pre-publication costs of £60m (2020: £62m, 2019: £55m).

CASH FLOW ON ACQUISITIONS	Note	2021 £m	2020 £m	2019 £m
Purchase of businesses	12	(235)	(864)	(399)
Deferred payments relating to prior year acquisitions		(19)	(5)	(24)
Total		(254)	(869)	(423)

RECONCILIATION OF NET DEBT	Cash and cash equivalents £m	Debt £m	Related derivative financial instruments £m	Finance lease receivable £m	2021 £m	2020 £m	2019 £m
At start of year	88	(7,123)	119	18	(6,898)	(6,191)	(6,177)

Increase/(decrease) in cash and cash equivalents	26	–	–	–	26	(51)	27
Decrease/(increase) in short-term bank loans, overdrafts and commercial paper	–	200	–	–	200	436	(98)
Issuance of term debt	–	–	–	–	–	(2,342)	(729)
Repayment of term debt	–	431	–	–	431	1,233	617
Repayment of leases	–	93	–	(17)	76	90	86
Change in net debt resulting from cash flows	26	724	–	(17)	733	(634)	(97)
Borrowings in acquired businesses	–	–	–	–	–	(3)	(6)
Remeasurement and derecognition of leases	–	(4)	–	–	(4)	(8)	(28)
Inception of leases	–	(25)	–	1	(24)	(24)	(60)
Fair value and other adjustments to debt and related derivatives	–	85	(83)	–	2	(4)	(94)
Exchange translation differences	(1)	176	(1)	–	174	(34)	271
At end of year	113	(6,167)	35	2	(6,017)	(6,898)	(6,191)
Net debt comprises cash and cash equivalents, loan capital, lease liabilities and receivables, promissory notes, bank and other loans, derivative financial instruments that are used to hedge certain borrowings and adjustments in respect of cash collateral received/paid. The Group monitors net debt as part of capital and liquidity management.

RELX Annual report and financial statements 2021 | Notes to the consolidated financial statements	161

12 Acquisitions

Accounting
policy
Goodwill, being the excess of the consideration over the net tangible and intangible assets acquired, represents benefits which do not qualify for recognition as intangible assets, including: the ability of a business to generate higher returns than individual assets; skilled workforces; and acquisition synergies that are specific to the Group. In addition, goodwill arises on the recognition of deferred tax liabilities in respect of intangible assets for which amortisation does not qualify for tax deductions.

During the year, a number of acquisitions were made. The net assets of the businesses acquired are incorporated at their fair value to the Group. Provisional fair values of the consideration given and of the assets and liabilities acquired are summarised below
.

	Fair value 2021 £m	Fair value 2020 £m	Fair value 2019 £m
Goodwill	131	570	257
Intangible assets	156	427	245
Property, plant and equipment	1	3	1
Non-current assets	–	1	4
Current assets	4	20	20
Current liabilities	(16)	(24)	(53)
Borrowings	–	(3)	(6)
Deferred tax	(27)	(90)	(44)
Net assets acquired	249	904	424
Consideration (after taking account of £8m (2020: £29m; 2019: £32m) net cash acquired)	249	904	424
Less: consideration deferred to future years	(14)	(40)	(10)
Less: acquisition date fair value of equity interest	–	–	(15)
Net cash flow	235	864	399
During 2021, RELX completed several acquisitions for a total of £255m, or £249m adjusted for cash acquired.
The businesses acquired in 2021 contributed £10m to revenue, had no impact on adjusted operating profit, decreased net profit by £9m (after charging £10m of integration costs and amortisation of acquired intangibles) and contributed £3m to net cash inflow from operating activities for the part year under the Group’s ownership and before taking account of acquisition financing costs. Had the businesses been acquired at the beginning of the year, on a pro forma basis the Group revenues, adjusted operating profit and net profit attributable to RELX PLC shareholders for the year would have been £7,258m, £2,208m and £1,469m respectively, before taking account of acquisition financing costs.
13 Equity dividends

ORDINARY DIVIDENDS PAID IN THE YEAR	2021 £m	2020 £m	2019 £m
RELX PLC	920	880	842
Ordinary dividends declared and paid in the year ended 31 December 2021, in amounts per ordinary share, comprise: a 2020 final dividend of 33.4p (2020: 32.1p; 2019: 29.7p) and a 2021 interim dividend of 14.3p (2020: 13.6p; 2019: 13.6p), giving a total of 47.7p (2020: 45.7p; 2019: 43.3p).
The Directors of RELX PLC have proposed a final dividend of 35.5p (2020: 33.4p; 2019: 32.1p), giving a total for the financial year of 49.8p (2020: 47.0p; 2019: 45.7p). The total cost of funding the proposed final dividend is expected to be £685m, for which no liability has been recognised at the statement of financial position date.
The Employee Benefit Trust has currently waived the right to receive dividends on RELX PLC shares. This waiver has been applied to dividends paid in 2021, 2020 and 2019.

162	RELX Annual report and financial statements 2021 | Financial statements and other information

Notes to the consolidated financial statements
for the year ended 31 December 2021
14 Intangible assets

Accounting policy
On acquisition of a subsidiary or business, the purchase consideration is allocated between the net tangible and intangible assets other than goodwill on a fair value basis, with any excess purchase consideration representing goodwill. Goodwill is carried at fair value as at the date of acquisition less impairment charges. Acquired intangible assets are carried at their fair value as at the date of acquisition less accumulated amortisation. On disposal of a subsidiary or business, the attributable amount of goodwill is included in the determination of profit or loss recognised in the income statement.

Intangible assets acquired as part of business combinations comprise: market-related assets (e.g. trademarks, imprints, brands); customer-related assets (e.g. subscription bases, customer lists, customer relationships); editorial content; software and systems (e.g. application infrastructure, product delivery platforms, in-process research and development); and other intangible assets mainly comprising contract and rights related assets. Intangible assets, other than journal titles determined to have indefinite lives, are amortised on a straight-line basis over their estimated useful lives. The estimated useful lives of intangible assets with finite lives are:

◾
   Market-related assets – 1 to 40 years
◾
   Customer-related assets – 1 to 20 years
◾
   Editorial content – 1 to 40 years
◾
   Software and systems – 1 to 10 years
◾
   Other – 3 to 20 years

Journal titles determined to have indefinite lives are not amortised and are subject to impairment review at least annually, including a review of events and circumstances to ensure that they continue to support an indefinite useful life.

Internally developed intangible assets typically comprise software and systems development where an identifiable asset is created that is probable to generate future economic benefits and are carried at cost less accumulated amortisation. Internally developed intangible assets are amortised on a straight line basis over their estimated useful lives of 3 to 15 years. Impairment reviews are carried out at least annually or where indicators of impairment are identified.

Impairment reviews
Goodwill and acquired intangible assets with an indefinite life are allocated to cash generating units (CGUs) and tested for impairment test at least annually or when there is an indicator that the asset may be impaired. An impairment loss is recognised in the income statement in administration and other expenses to the extent the carrying value of goodwill exceeds its recoverable amount and not subsequently reversed. The recoverable amount is the higher of fair value less costs to sell and value in use. The carrying amounts of all other intangible assets are reviewed where there are indications of possible impairment.

An impairment review involves a comparison of the carrying value of the asset with estimated values in use based on the latest management cash flow projections, approved by the Board. Key areas of judgement in estimating the values in use of businesses are the growth in cash flows over a forecast period of up to five years, the long-term growth rate assumed thereafter and the discount rate applied to the forecast cash flows. These calculations require the use of estimates in respect of forecast cash flows and discount rates. Where the asset does not generate cash flows that are independent from other assets, value in use estimates are made based on the cash flows of the CGU to which the asset belongs.

Critical judgements and key sources of estimation uncertainty
Management judgement is required to identify intangible assets on acquisition. The valuation of acquired intangible assets represents the estimated economic value in use, using standard valuation methodologies, including as appropriate, discounted cash flow, relief from royalty and comparable market transactions. Estimates used in determining the future cash flows and discount rates used may have a material effect on the reported amounts of these intangible assets.

The selection of appropriate amortisation periods for acquired intangible assets requires management to assess the longevity of the brands and imprints, the strength and stability of customer relationships, the market positions of the acquired assets and the technological and competitive risks that they face. Certain intangible assets in relation to acquired science and medical publishing businesses have been determined to have indefinite lives. The longevity of these assets is evidenced by their long-established and well-regarded journal titles, and their characteristically stable market positions.

Development spend encompasses investment in new products and other initiatives, ranging from the building of online delivery platforms, to launch costs of new services, to building new infrastructure and applications. Launch costs and other ongoing operating expenses of new products and services are expensed as incurred. The costs of building product applications, platforms and infrastructure are capitalised as internally generated intangible assets, where the investment they represent has demonstrable value and the technical and commercial feasibility is assured. Costs eligible for capitalisation must be incremental, clearly identified and directly attributable to a particular project. The resulting assets are amortised over their estimated useful lives. Judgement is required in the assessment of the potential value of a development project, the identification of costs eligible for capitalisation and

RELX Annual report and financial statements 2021 | Notes to the consolidated financial statements	163

14 Intangible assets (continued)

the selection of appropriate asset lives. Where indicators of impairment are identified, estimates relating to the future cash flows and discount rates used in calculating the value in use of the intangible asset may have a material effect on the reported amounts of intangible assets.

The valuation of goodwill is no longer considered to be a key source of estimation uncertainty which could give rise to a risk of material misstatement given the consistent high level of headroom between the carrying amount of goodwill and recoverable amount of each CGU and no recent impairments being recorded.

	Goodwill	Market related £m	Customer related £m	Editorial content £m	Software and technology £m	Other £m	Total acquired intangible assets £m	Total internally developed intangible assets £m	Total intangible assets excluding goodwill £m
COST
As at 1 January 2020	6,824	2,436	1,564	632	569	2,434	7,635	3,041	10,676
Acquisitions	570	21	250	–	156	–	427	–	427
Additions	–	–	–	–	–	–	–	318	318
Disposals and other	(6)	–	(6)	(10)	(20)	(34)	(70)	(90)	(160)
Exchange translation differences	(164)	(66)	(58)	(8)	(17)	(19)	(168)	(18)	(186)
At 1 January 2021	7,224	2,391	1,750	614	688	2,381	7,824	3,251	11,075
Acquisitions	131	11	78	11	51	5	156	–	156
Additions	–	–	–	–	–	–	–	310	310
Disposals and other	(3)	(2)	2	(7)	–	(23)	(30)	(19)	(49)
Exchange translation differences	14	15	10	2	1	(13)	15	(31)	(16)
At 31 December 2021	7,366	2,415	1,840	620	740	2,350	7,965	3,511	11,476

ACCUMULATED AMORTISATION
As at 1 January 2020	–	1,236	993	483	365	2,370	5,447	1,777	7,224
Charge for the year*	–	134	103	40	77	22	376	319	695
Disposals and other	–	(7)	(7)	(1)	(19)	(36)	(70)	(78)	(148)
Exchange translation differences	–	(40)	(35)	(8)	(9)	(18)	(110)	(11)	(121)
At 1 January 2021	–	1,323	1,054	514	414	2,338	5,643	2,007	7,650
Charge for the year*	–	109	79	39	54	16	297	295	592
Disposals and other	–	(2)	(6)	1	–	(23)	(30)	(19)	(49)
Exchange translation differences	–	8	5	2	(1)	(12)	2	(23)	(21)
At 31 December 2021	–	1,438	1,132	556	467	2,319	5,912	2,260	8,172

NET BOOK AMOUNT
At 31 December 2020	7,224	1,068	696	100	274	43	2,181	1,244	3,425
At 31 December 2021	7,366	977	708	64	273	31	2,053	1,251	3,304

*
Includes impairments of acquired intangible assets of £13m (2020: £42m in Legal and £23m in Exhibitions), and an impairment of internally developed intangible assets of £29m in Exhibitions in 2020 which has been classified as exceptional. Refer to note 2 for further detail on the exceptional costs in Exhibitions in 2020.

The carrying amount of goodwill is shown after cumulative amortisation of £1,144m (2020: £1,151m), which was charged prior to the adoption of IFRS, and £8m (2020: £9m) of subsequent impairment charges recorded in prior years.
The Legal business has £663m of capitalised development costs associated with platforms and infrastructure.
Included in market and customer-related intangible assets are £112m (2020: £111m) of journal titles relating to Scientific, Technical & Medical determined to have indefinite lives based on an assessment of their historical longevity and stable market positions.

164	RELX Annual report and financial statements 2021 | Financial statements and other information

Notes to the consolidated financial statements
for the year ended 31 December 2021
14 Intangible assets (continued)
Impairment review
There were no charges for impairment of goodwill or indefinite lived intangible assets in 2021 (2020: nil).
Goodwill and indefinite lived intangible assets are compiled and assessed among groups of CGUs, which represent the lowest level at which goodwill is monitored by management. Typically, acquisitions are integrated into existing business areas, and the goodwill arising is allocated to the groups of CGUs that are expected to benefit from the synergies of the acquisition. As the business areas have become increasingly integrated and globalised, the current CGU allocation reflects the global leverage of assets, skills, knowledge and technology platforms, and the monitoring of goodwill by management.

GOODWILL	2021	2020
Risk	3,675	3,546
Scientific, Technical & Medical	1,683	1,669
Legal	1,406	1,395
Exhibitions	602	614
Total	7,366	7,224
The key assumptions used for each group of CGUs are disclosed below:

KEY ASSUMPTIONS	2021		2020
	Pre-tax discount rate	Nominal long-term market growth rate	Pre-tax discount rate	Nominal long-term market growth rate
Risk	9.8%	3%	10.6%	3%
Scientific, Technical & Medical	9.1%	3%	9.8%	3%
Legal	9.9%	2%	11.2%	2%
Exhibitions	11.7%	3%	12.6%	3%

The pre–tax discount rates used are based on the Group’s weighted average cost of capital, adjusted to reflect a risk premium specific to each business. The Group’s weighted average cost of capital is derived from a risk free rate, a market risk premium, a risk adjustment (beta) and a cost of debt adjustment. The Group’s weighted average cost of capital was calculated as at the 30 September 2021 when the impairment review was performed, and there were no indicators of impairment in the intervening period to 31 December 2021. The key assumptions within the forecast growth in the cash flows over a forecast period of up to five years are revenue growth, operating margin and cash conversion. Revenue growth and operating profit margin forecasts for each CGU are derived from past results adjusted by management based on salient current and future considerations. Cash conversion rates for each CGU are based on historical cash conversion rates. Nominal long–term market growth rates, which are applied after the forecast period of up to five years, do not exceed the long–term average growth prospects for the sectors and territories in which the businesses operate.
A sensitivity analysis has been performed based on changes in key assumptions considered to be reasonably possible by management: an increase in the discount rate of 0.5%, a decrease in the compound annual growth rate for cash flow in the five-year forecast period of 2.0%, and a decrease in the nominal long-term market growth rates of 0.5%. These sensitivity analyses show that no impairment charges would result from these scenarios. Refer to pages 95 and 96 for further details.

RELX Annual report and financial statements 2021 | Notes to the consolidated financial statements	165

15 Investments

Accounting policy
Investments, other than investments in joint arrangements and associates, are stated in the statement of financial position at fair value. Changes in the fair value of investments held as part of the venture capital portfolio are reported in disposals and other non-operating
items in the income statement. All items recognised in the income statement relating to investments, other than investments in joint arrangements and associates, are reported as disposals and other non-operating
items.

Venture capital investments and equity investments represent interests in listed and unlisted securities. The fair value of listed securities is based on quoted prices in active markets. The fair value of unlisted securities is based on management’s estimate of fair value based on standard valuation techniques, including market comparisons and discounts of future cash flows, having regard to maximising the use of observable inputs and adjusting for risk. Advice from valuation experts is used as appropriate.

All joint arrangements are classified as joint ventures because the Group shares joint control and has rights to the net assets of the arrangements. Investments in joint ventures and associates are accounted for under the equity method and stated in the statement of financial position at cost as adjusted for post-acquisition changes in the Group’s share of net assets, less any impairment in value.

	2021 £m	2020 £m
Investments in joint ventures	105	103
Venture capital investments	107	259
Total	212	362
The value of venture capital investments and equity investments has been determined by reference to quoted prices in active markets, other observable market inputs or, when these are not available, by reference to inputs we believe would reflect the assumptions market participants would use.
An analysis of changes in the carrying value of investments in joint ventures is set out below:

	2021 £m	2020 £m
At start of year	103	118
Share of results of joint ventures	29	15
Dividends received from joint ventures	(20)	(31)
Disposals	(4)	–
Exchange translation differences	(3)	1
At end of year	105	103
Summarised aggregate information in respect of the Group’s share of joint ventures is set out below:

	RELX’s share
	2021 £m	2020 £m
Revenue	78	60
Net profit for the year	29	15

Total assets	136	84
Total liabilities	(70)	(45)
Net assets	66	39
Goodwill	39	64
Total	105	103
The Group’s consolidated other comprehensive income includes no income or losses relating to joint ventures in either period.

166	RELX Annual report and financial statements 2021 | Financial statements and other information

Notes to the consolidated financial statements
for the year ended 31 December 2021
16 Property, plant and equipment

Accounting policy
Property, plant and equipment are stated in the statement of financial position at cost less accumulated depreciation. No depreciation is provided on freehold land. Freehold buildings and long leaseholds are depreciated over their estimated useful lives up to a maximum of 50 years. Short leases are written off over the duration of the lease. Depreciation is provided on other assets on a straight-line basis over their estimated useful lives as follows:

– land and buildings: land – not depreciated; leasehold improvements – shorter of life of lease and 10 years

  – fixtures and equipment: plant – 3 to 20 years; office furniture, fixtures and fittings – 5 to 10 years; computer systems, communication networks and equipment – 3 to 7 years

	2021				2020
	Land and buildings £m	Fixtures and equipment £m	Total £m	Land and buildings £m	Fixtures and equipment £m	Total £m
Cost
At start of year	206	527	733	213	602	815
Acquisitions	–	1	1	–	3	3
Capital expenditure	5	23	28	4	39	43
Disposals	(43)	(32)	(75)	(7)	(111)	(118)
Exchange translation differences	(1)	(3)	(4)	(4)	(6)	(10)
At end of year	167	516	683	206	527	733

Accumulated depreciation
At start of year	143	428	571	143	492	635
Charge for the year	6	46	52	9	51	60
Disposals	(37)	(31)	(68)	(7)	(111)	(118)
Exchange translation differences	(1)	(2)	(3)	(2)	(4)	(6)
At end of year	111	441	552	143	428	571

Net book amount	56	75	131	63	99	162
No depreciation is provided on freehold land of £10m (2020: £13m).
Amounts relating to
right-of-use
assets under IFRS 16 can be found in note 22.

RELX Annual report and financial statements 2021 | Notes to the consolidated financial statements	167

17 Financial instruments

Accounting policy
Financial instruments comprise investments (other than investments in joint ventures or associates), trade receivables, cash and cash equivalents, payables and accruals, borrowings and derivative financial instruments.

Investments (other than investments in joint ventures and associates) are described in note 15. The fair value of such investments is based on standard valuation techniques, including market comparisons and discounts of future cash flows, having regard to maximising the use of observable inputs and adjusting for risk. (These investments are typically classified as either Level 2 or 3 in the IFRS 13 fair value hierarchy).

Trade receivables are carried in the statement of financial position at invoiced value less allowance for expected credit losses. Expected credit losses are based on the ageing of trade receivables, experience and circumstance. Borrowings and payables are recorded initially at fair value and subsequently carried at amortised cost (other than fixed rate borrowings in designated hedging relationships for which the carrying amount of the hedged portion of the borrowings is subsequently adjusted for the gain or loss attributable to the hedged risk).

Derivative financial instruments are used to hedge interest rate and foreign exchange risks. Where an effective hedge is in place against changes in the fair value of fixed rate borrowings, the hedged borrowings are adjusted for changes in fair value attributable to the risk being hedged with a corresponding income or expense included in the income statement within finance costs. The offsetting gains or losses from remeasuring the fair value of the related derivatives are also recognised in the income statement within finance costs. When the related derivative expires, is sold or terminated, or no longer qualifies for hedge accounting, the cumulative change in fair value of the hedged borrowing is amortised in the income statement over the period to maturity of the borrowing using the effective interest method.

Changes in the fair value of derivative financial instruments that are designated and effective as hedges of future cash flows are recognised (net of tax) in other comprehensive income and accumulated in the hedge reserve. The fair value amounts relating to foreign currency basis spreads are recorded in a separate component of equity in the cost of hedging reserve. If a hedged firm commitment or forecasted transaction results in the recognition of a non-financial
asset or liability, then, at the time that the asset or liability is recognised, the associated gains or losses on the derivative that had previously been recognised in other comprehensive income are included in the initial measurement of the asset or liability. For hedges that do not result in the recognition of an asset or a liability, amounts deferred in the hedge reserve are recognised in the income statement in the same period in which the hedged item affects net profit or loss. Any ineffective portion of hedges is recognised immediately in the income statement.

Cash flow hedge accounting is discontinued when a hedging instrument expires or is sold, terminated or exercised, or no longer qualifies for hedge accounting. At that time, any cumulative gain or loss on the hedging instrument recognised in other comprehensive income is either retained in the hedge reserve until the firm commitment or forecasted transaction occurs, or, where a hedged transaction is no longer expected to occur, is immediately credited or expensed in the income statement.

Derivative financial instruments that are not designated as hedging instruments are recorded in the statement of financial position at fair value, with changes in fair value recognised in the income statement.

The fair values of derivative financial instruments represent the replacement costs calculated using observable market rates of interest and exchange. The fair value of long-term borrowings is calculated by discounting expected future cash flows at observable market rates. (These instruments are accordingly classified as Level 2 in the IFRS 13 fair value hierarchy.)

The main financial risks faced by the Group are liquidity risk, market risk – comprising interest rate risk and foreign exchange risk – and credit risk. Financial instruments are used to finance the Group’s businesses and to manage interest rate and foreign exchange risks. The Group’s businesses do not enter into speculative derivative transactions. Details of financial instruments subject to liquidity, market and credit risks are described below.
Liquidity risk
The Group maintains a range of borrowing facilities and debt programmes to fund its requirements at competitive rates.
The balance of long-term debt, short-term debt and committed bank facilities is managed to provide security of funding, taking into account the cash generation cycle of the business and the uncertain size and timing of acquisition spend. To accommodate the significant free cash flow generated by the Group and to capitalise on an inexpensive source of funding, a meaningful portion of the overall debt portfolio is typically kept short term as long as there exists acceptable liquidity in the commercial paper markets and sufficient capacity under committed credit lines. The Group’s treasury policies ensure adequate liquidity by requiring that (a) no more than $2bn of term debt matures in any
12-month
period, (b) the sum of term debt maturing over the ensuing 12 months plus short-term borrowings is less than the sum of available cash plus committed facilities and (c) minimum levels of borrowing with maturities over three and five years are maintained.
The treasury policies ensure debt efficiency by (a) targeting certain levels of short-term borrowings across a given year, (b) maintaining a weighted average maturity of the gross debt portfolio of approximately five years and (c) minimising surplus cash balances. From time to time, based on cash flow and market conditions, the Group may redeem term debt early or repurchase outstanding debt in the open market.

168	RELX Annual report and financial statements 2021 | Financial statements and other information

Notes to the consolidated financial statements
for the year ended 31 December 2021
17 Financial instruments (continued)
Debt is issued to meet the funding requirements of various jurisdictions and in the currencies that are needed. It is recognised that debt can act as a natural translation hedge of earnings, net assets and net cash flow in currencies other than the reporting currency. For this reason, the majority of the Group’s net debt is denominated in US dollars and euros, reflecting the Group’s largest geographical markets.
There were no changes to the Group’s long-term approach to capital and liquidity management during the year.
The remaining contractual maturities for borrowings and derivative financial instruments are shown in the table below. The table shows undiscounted principal and interest cash flows and includes contractual gross cash flows to be exchanged as part of cross-currency interest rate swaps and forward foreign exchange contracts where there is a legal right of set-off.

AT 31 DECEMBER 2021		Contractual cash flow
	Carrying amount £m	Within 1 year £m	1-2 years £m	2-3 years £m	3-4 years £m	4-5 years £m	More than 5 years £m	Total £m
Borrowings
Fixed rate borrowings	(5,828)	(156)	(741)	(1,106)	(704)	(709)	(3,126)	(6,542)
Floating rate borrowings	(131)	(131)	–	–	–	–	–	(131)
Lease liabilities	(208)	(75)	(63)	(43)	(25)	(4)	(31)	(241)

Derivative financial liabilities
Interest rate derivatives	(5)	–	–	(1)	(2)	(2)	(7)	(12)
Cross-currency interest rate swaps	(2)	(32)	(34)	(14)	(501)	–	–	(581)
Forward foreign exchange contracts	(7)	(1,741)	(382)	(207)	(27)	–	–	(2,357)

Derivative financial assets
Interest rate derivatives	19	22	10	4	–	–	–	36
Cross-currency interest rate swaps	16	29	26	7	511	–	–	573
Forward foreign exchange contracts	48	1,770	398	210	28	–	–	2,406
Total	(6,098)	(314)	(786)	(1,150)	(720)	(715)	(3,164)	(6,849)

AT 31 DECEMBER 2020		Contractual cash flow
	Carrying amount £m	Within 1 year £m	1-2 years £m	2-3 years £m	3-4 years £m	4-5 years £m	More than 5 years £m	Total £m
Borrowings
Fixed rate borrowings	(6,541)	(576)	(157)	(737)	(1,173)	(737)	(3,963)	(7,343)
Floating rate borrowings	(307)	(307)	–	–	–	–	–	(307)
Lease liabilities	(275)	(103)	(72)	(57)	(41)	(17)	(34)	(324)

Derivative financial liabilities
Cross-currency interest rate swaps	(3)	(32)	(8)	(29)	(9)	(495)	–	(573)
Forward foreign exchange contracts	(9)	(1,416)	(356)	(214)	(24)	–	–	(2,010)

Derivative financial assets
Interest rate derivatives	49	20	18	13	6	1	1	59
Cross-currency interest rate swaps	66	30	7	26	7	544	–	614
Forward foreign exchange contracts	42	1,425	370	223	25	–	–	2,043
Total	(6,978)	(959)	(198)	(775)	(1,209)	(704)	(3,996)	(7,841)

The carrying amount of derivative financial liabilities comprises £5m (2020: nil) in relation to fair value hedges, £7m (2020: £6m) in relation to cash flow hedges and £2m (2020: £6m) not designated as hedging instruments. The carrying amount of derivative financial assets comprises £35m (2020: £114m) in relation to fair value hedges, £36m (2020: £37m) in relation to cash flow hedges and £12m (2020: £6m) not designated as hedging instruments.

RELX Annual report and financial statements 2021 | Notes to the consolidated financial statements	169

17 Financial instruments (continued)
The Group has ample liquidity and access to debt capital markets, providing the ability to repay or refinance borrowings as they mature and to fund ongoing requirements. At 31 December 2021, the Group had access to a $3.0bn committed bank facility, consisting of various tranches with maturities through to July 2024, which was undrawn. This facility backs up short-term borrowings. All borrowings that mature within the next two years can be covered by the facility and by utilising available cash resources.
The committed bank facility is subject to a financial covenant typical to the Group’s size and financial strength. The Group had significant headroom within this covenant for the year ended 31 December 2021. There are no financial covenants in any outstanding public bonds.
Market risk
The Group’s primary market risks are interest rate fluctuations and exchange rate movements. Derivatives are used to manage the risks associated with interest rate and exchange rate movements and the Group does not enter into speculative derivatives. Where the impact of derivatives on the income statement and the statement of financial position could be significant, hedge accounting is applied (subject to satisfying the required criteria) as described in ‘Hedge accounting’ below. Derivatives used by the Group for hedging a particular risk are not specialised and are generally available from numerous sources. The Group is also exposed to changes in the market value of its venture capital investments as described in note 15. The impact of market risks on net post-employment benefit obligations and taxation is excluded from the following market risk sensitivity analysis.
Interest rate exposure management
The Group’s interest rate exposure management policy aims to minimise interest costs with an acceptable level of year-on-year
volatility. To achieve this, the Group uses fixed rate term debt and interest rate swaps to give a target mix of fixed rate and floating rate borrowings. Interest rate derivatives are used only to hedge an underlying risk and no net market positions are held.
At 31 December 2021, 62% of gross bank and bond borrowings were at fixed rate. A 100 basis point reduction in interest rates would result in an estimated decrease in net finance costs of £21m (2020: £23m), based on the composition of financial instruments including cash, cash equivalents, bank loans and commercial paper borrowings at 31 December 2021. A 100 basis point rise in interest rates would result in an estimated increase in net finance costs of £21m (2020: £23m).
The impact on net equity of a theoretical change in interest rates as at 31 December 2021 is restricted to the change in carrying value of floating rate to fixed rate interest rate derivatives in a designated cash flow hedge relationship and undesignated interest rate derivatives. A 100 basis point reduction in interest rates would result in an estimated decrease in net equity of nil (2020: £1m) and a 100 basis point increase in interest rates would increase net equity by an estimated amount of nil (2020: £1m). The impact of a change in interest rates on the carrying value of fixed rate borrowings in a designated fair value hedge relationship would be offset by the change in carrying value of the related interest rate derivative. Fixed rate borrowings not in a designated hedging relationship are carried at amortised cost.
The Group has assessed the impact of the Interbank Offered Rates (IBOR) reform and concluded that there will be no significant impact on the financial statements. The Group is primarily exposed to IBOR through its derivatives which swap fixed rate bond issuances to a floating rate of interest and which are designated in fair value hedge relationships. The table on page 170 details these interest rate derivatives which swap £1,713m of bonds with weighted average maturity of 4.5 years to a floating rate of interest referencing US dollar LIBOR (3 months) and swap £421m of bonds with weighted average maturity of 2.2 years to a floating rate of interest referencing Euribor (3 months). The Group has adopted the ISDA fallback protocol in respect of these derivatives and the fair value hedge designations are expected to remain highly effective throughout the transition to alternative risk free rates.
Foreign currency exposure management
Translation exposures arise on the earnings and net assets of individual businesses whose operational currencies are other than sterling. Some of these exposures are offset by denominating borrowings in US dollars, euros and other currencies. Currency exposures on transactions denominated in a foreign currency are generally hedged using forward contracts. In addition, recurring transactions and future investment exposures may be hedged, in advance of becoming contractual. The precise policy differs according to the specific circumstances of the individual businesses. Highly predictable future cash flows may be covered for transactions expected to occur during the next 24 months (50 months for the Scientific, Technical & Medical subscription businesses) within limits defined according to the period before the transaction is expected to become contractual. Cover takes the form of foreign exchange forward contracts. Further information is provided in ‘Cash flow hedges’ below.
A theoretical weakening of all currencies by 10% against sterling at 31 December 2021 would decrease the carrying value of net assets, excluding net borrowings, by £781m (2020: £803m). This would be offset to a degree by a decrease in net borrowings of £677m (2020: £713m). A strengthening of all currencies by 10% against sterling at 31 December 2021 would increase the carrying value of net assets, excluding net borrowings, by £781m (2020: £803m) and increase net borrowings by £677m (2020: £713m).
A retranslation of the Group’s net profit for the year, assuming a 10% weakening of all foreign currencies against sterling but excluding transactional exposures, would reduce net profit by £112m (2020: £95m). A 10% strengthening of all foreign currencies against sterling on this basis would increase net profit for the year by £112m (2020: £95m).

170	RELX Annual report and financial statements 2021 | Financial statements and other information

Notes to the consolidated financial statements
for the year ended 31 December 2021
17 Financial instruments (continued)
Credit risk
The Group seeks to manage interest rate risk and limit foreign exchange risks described above by the use of financial instruments and as a result has a credit risk from the potential non-performance
by the counterparties to these financial instruments, which are unsecured. The amount of this credit risk is normally restricted to the amounts of any hedge gain and not the principal amount being hedged. The Group also has a credit exposure to counterparties for the full principal amount of cash and cash equivalents. Credit risks are controlled by monitoring the credit quality of these counterparties, principally licensed commercial banks and investment banks with strong long-term credit ratings, and the amounts outstanding with each of them.
The Group has treasury policies in place which do not allow concentrations of risk with individual counterparties and do not allow significant treasury exposures with counterparties which are rated lower than
A-/A3
by Standard & Poor’s, Moody’s and Fitch. At 31 December 2021, cash and cash equivalents totalled £113m (2020: £88m), of which 89% (2020: 77%) was held with banks rated
A-/A3
or better.
The Group also has credit risk with respect to trade receivables due from its customers, which include national and state governments, academic institutions and large and small enterprises including law firms, book stores and wholesalers. The concentration of credit risk from trade receivables is limited due to the large and broad customer base. Trade receivable exposures are managed locally in the business areas where they arise. Where appropriate, business areas seek to minimise this exposure by taking payment in advance and through management of credit terms. Expected credit losses are based on management’s assessment of the risk taking into account the ageing profile, experience and circumstance. The maximum exposure to credit risk is represented by the carrying amount of each financial asset, including derivative financial instruments, recorded in the statement of financial position.
Included within trade receivables are the following amounts which are past due, after considering loss allowance: past due up to one month £156m (2020: £170m); past due two to three months £96m (2020: £83m); past due four to six months £35m (2020: £34m); and past due greater than six months £18m (2020: £46m).
Hedge accounting
The hedging relationships that are designated under IFRS 9 – Financial Instruments are described below.
Fair value hedges
The Group has entered into interest rate swaps and cross-currency interest rate swaps to hedge the exposure to changes in the fair value of fixed rate borrowings due to interest rate and foreign currency movements which could affect the income statement. The table below details the designated fair value hedge relationships that were in place at 31 December 2021, swapping fixed rate term debt issues denominated in US dollars (USD) and euros to floating rate USD and euro debt respectively for the whole or part of their term, together with the related fixed and floating rates.

FAIR VALUE HEDGE RELATIONSHIPS	31 December 2021 Principal amount £m	31 December 2020 Principal amount £m	Fixed rate	Floating rate

€ 500m bond and € 500m interest rate swaps maturing 2021	–	(448)	0.4%	Euribor+0.3%

$700m bond and $700m interest rate swaps maturing 2023	(517)	(513)	3.5%	USD LIBOR+0.8%

€ 500m bond and € 500m interest rate swaps maturing 2024	(421)	(448)	1.0%	Euribor+0.7%

€ 600m bond and € 600m/$669.3m cross-currency interest rate swaps maturing 2025	(494)	(490)	1.3%	USD LIBOR+1.3%

$200m bond and $200m interest rate swaps maturing 2027	(148)	(146)	7.2%	USD LIBOR+5.8%

$750m bond and $750m interest rate swaps maturing 2030	(554)	–	3.0%	USD LIBOR+1.6%
	(2,134)	(2,045)

RELX Annual report and financial statements 2021 | Notes to the consolidated financial statements	171

17 Financial instruments (continued)
The gains and losses on the borrowings and related derivatives designated as fair value hedges, which are included in the income statement as part of finance costs, together with the total carrying values of the borrowings and related derivatives included in the statement of financial position, for the three years ended 31 December 2021, 2020 and 2019 were as follows:

GAINS/(LOSSES) ON BORROWINGS AND RELATED DERIVATIVES AND CARRYING VALUES	1 January 2021 £m	Fair value movement gain/(loss) £m	Exchange gain/(loss) £m	31 December 2021 £m	Carrying values £m
USD debt	(36)	35	–	(1)	(1,221)
Related interest rate swaps	36	(28)	–	8	8
	–	7	–	7	(1,213)
EUR debt	(83)	55	1	(27)	(940)
Related interest rate swaps	83	(55)	(1)	27	27
	–	–	–	–	(913)
Total relating to USD and EUR debt	(119)	90	1	(28)	(2,161)
Total related interest rate swaps	119	(83)	(1)	35	35
Net gain on borrowings and related derivatives/total carrying value	–	7	–	7	(2,126)

GAINS/(LOSSES) ON BORROWINGS AND RELATED DERIVATIVES AND CARRYING VALUES	1 January 2020 £m	Fair value movement gain/(loss) £m	Exchange gain/(loss) £m	31 December 2020 £m	Carrying values £m
USD debt	(13)	(25)	2	(36)	(701)
Related interest rate swaps	13	25	(2)	36	36
	–	–	–	–	(665)
EUR debt	(39)	(47)	3	(83)	(1,467)
Related interest rate swaps	39	47	(3)	83	83
	–	–	–	–	(1,384)
Total relating to USD and EUR debt	(52)	(72)	5	(119)	(2,168)
Total related interest rate swaps	52	72	(5)	119	119
Net gain on borrowings and related derivatives/total carrying value	–	–	–	–	(2,049)

GAINS/(LOSSES) ON BORROWINGS AND RELATED DERIVATIVES AND CARRYING VALUES	1 January 2019 £m	Fair value movement gain/(loss) £m	Exchange gain/(loss) £m	31 December 2019 £m	Carrying values £m
USD debt	13	(26)	–	(13)	(699)
Related interest rate swaps	(14)	27	–	13	13
	(1)	1	–	–	(686)
EUR debt	(39)	(2)	2	(39)	(1,853)
Related interest rate swaps	39	2	(2)	39	39
	–	–	–	–	(1,814)
Total relating to USD and EUR debt	(26)	(28)	2	(52)	(2,552)
Total related interest rate swaps	25	29	(2)	52	52
Net (loss)/gain on borrowings and related derivatives/total carrying value	(1)	1	–	–	(2,500)
All fair value hedges were highly effective throughout the three years ended 31 December 2021.

172	RELX Annual report and financial statements 2021 | Financial statements and other information

Notes to the consolidated financial statements
for the year ended 31 December 2021
17 Financial instruments (continued)
Gross borrowings as at 31 December 2021 included £12m (2020: £15m) in relation to fair value adjustments to borrowings previously designated in a fair value hedge relationship which were de-designated
in 2008. The related derivatives were closed out on
de-designation
with a cash inflow of £62m. £3m (2020: £3m) of these fair value adjustments were amortised in the year as a reduction to finance costs.
Cash flow hedges
As part of the Group’s interest rate exposure management, it has entered into certain cross-currency interest rate derivatives, individual components of which have been accounted for as cash flow hedges (with the remaining components accounted for as fair value hedges, as described above). These comprised interest rate derivatives which swapped a fixed rate
€
600m bond, issued in May 2015 and maturing in May 2025, to floating rate USD debt for the whole of its term. The component relating to the swap of the euro credit margin to USD is being accounted for as a cash flow hedge under IFRS 9, with the amount associated with foreign currency basis spreads recorded in the cost of hedging reserve.
As part of the Group’s foreign currency exposure management, it has entered into forward foreign exchange contracts which fix the exchange rate on a portion of future foreign currency subscription revenues forecast by the businesses for up to 50 months. These have been accounted for as cash flow hedges under IFRS 9 of the forecast foreign currency revenues, with gains and losses on the forward contracts deferred in the hedge reserve until the related revenue is recognised, at which time the accumulated gains and losses are reclassified to the income statement.
Movements in the hedge reserve and the cost of hedging reserve in 2020 and 2021, including gains and losses on cash flow hedging instruments, were as follows:

	Interest rate hedge reserve £m	Cost of hedging reserve £m	Foreign currency hedge reserve £m	Total £m
Hedge reserve at 31 December 2019: (losses) /gains deferred	–	(7)	14	7
Gains/(losses) arising in 2020	4	(1)	(9)	(6)
Amounts recognised in income statement	–	–	22	22
Hedge reserve at 31 December 2020: gains/(losses) deferred	4	(8)	27	23
(Losses)/gains arising in 2021	(3)	2	11	10
Amounts recognised in income statement	–	–	(9)	(9)
Hedge reserve at 31 December 2021: gains/(losses) deferred	1	(6)	29	24
All cash flow hedges were highly effective throughout the two years ended 31 December 2021.
A deferred tax debit of £5m (2020: £4m) in respect of the above gains and losses at 31 December 2021 was also deferred in the hedge reserve.
Of the amounts recognised in the income statement in the year, gains of £9m (2020: losses of £18m) were recognised in revenue, and losses of nil (2020: £4m) were recognised in finance costs. A tax debit of £2m (2020: credit of £5m) was recognised in relation to these items.
The deferred gains and losses on foreign currency cash flow hedges at 31 December 2021 are currently expected to be recognised in the income statement in future years as shown in the table below, together with the principal amount of hedges relating to each year and their total carrying values included within derivative assets and liabilities in the statement of financial position:

	Foreign currency hedge reserve £m	Principal amount of hedges £m	Carrying values £m
2022	16	442	23
2023	13	384	13
2024	–	210	–
2025	–	31	–
Total	29	1,067	36
The cash flows for these hedges are expected to occur in line with the recognition of the gains and losses in the income statement, or in the preceding year. These cash flows are included in the table on page 168.

RELX Annual report and financial statements 2021 | Notes to the consolidated financial statements	173

18 Inventories and
pre-publication
costs

Accounting policy
Inventories and
pre-publication
costs are stated at the lower of cost, including appropriate attributable overhead, and estimated net realisable value. Such costs typically comprise direct internal labour costs and externally commissioned editorial and other fees.

Pre-publication
costs, representing costs incurred in the origination of content prior to publication, are expensed systematically reflecting the expected sales profile over the estimated economic lives of the related products, generally up to five years.

Annual reviews are carried out to assess the recoverability of carrying amounts.

	2021 £m	2020 £m
Raw materials	2	2
Pre-publication costs	218	204
Finished goods	33	34
Total	253	240
During the year,
pre-publication
costs of £73m (2020: £80m) were capitalised. The related amortisation charge was £60m (2020: £62m).
19 Trade and other receivables

Accounting policy Trade receivables are stated net of a loss allowance for expected credit losses.

	2021 £m	2020 £m
Trade receivables	1,738	1,757
Loss allowance	(106)	(99)
	1,632	1,658
Prepayments and accrued income	316	207
Current tax receivable	10	44
Net finance lease receivable	2	18
Total	1,960	1,927
Trade receivables are predominantly
non-interest
bearing and their carrying amounts approximate to their fair value.
The movements in the loss allowance during the year were as follows:

	2021 £m	2020 £m
At start of year	99	88
Charge for the year	17	19
Trade receivables written off	(8)	(8)
Exchange translation differences	(2)	–
At end of year	106	99

174	RELX Annual report and financial statements 2021 | Financial statements and other information

Notes to the consolidated financial statements
for the year ended 31 December 2021
20 Trade and other payables

Accounting policy
Deferred income is recognised when either a customer has paid consideration, or RELX has an unconditional right to an amount of consideration, in advance of the goods and services being delivered.

	2021 £m	2020 £m
Trade payables	109	154
Accruals	718	634
Social security and other taxes	141	174
Other payables	351	352
Deferred income	1,956	1,946
Total	3,275	3,260
Trade and other payables are predominantly
non-interest
bearing and their carrying amounts approximate to their fair value.
Materially all of the opening deferred income balance has been recognised in the reporting period.
21 Debt

Accounting policy
Borrowings are recorded initially at fair value and subsequently carried at amortised cost, other than fixed rate borrowings in designated hedging relationships for which the carrying amount of the hedged portion of the borrowings is subsequently adjusted for the gain or loss attributable to the hedged risk. When the related derivative in such a hedging relationship expires, is sold or terminated, or no longer qualifies for hedge accounting, the cumulative change in fair value of the hedged borrowing is amortised in the income statement over the period to maturity of the borrowing using the effective interest method.

	2021			2020
	Falling due within 1 year £m	Falling due in more than 1 year £m	Total £m	Falling due within 1 year £m	Falling due in more than 1 year £m	Total £m
Financial liabilities measured at amortised cost:
Short-term bank loans, overdrafts and commercial paper	131	–	131	307	–	307
Term debt	32	3,410	3,442	–	4,147	4,147
Lease liabilities	69	139	208	92	183	275
Term debt in fair value hedging relationships	–	2,161	2,161	448	1,721	2,169
Term debt previously in fair value hedging relationships	–	225	225	–	225	225
Total	232	5,935	6,167	847	6,276	7,123

The total fair value of financial liabilities measured at amortised cost (excluding lease liabilities) is £3,746m (2020: £4,843m). The total fair value of term debt in fair value hedging relationships is £2,268m (2020: £2,235m). The total fair value of term debt previously in fair value hedging relationships is £255m (2020: £270m).
RELX PLC has given guarantees in respect of certain long-term and short-term borrowings issued by subsidiaries. Included within term debt above are debt securities issued by RELX Capital Inc., a 100% indirectly owned finance subsidiary of RELX PLC, which have been registered with the US Securities and Exchange Commission. RELX PLC has fully and unconditionally guaranteed these securities, which are not guaranteed by any other subsidiary of RELX PLC.

RELX Annual report and financial statements 2021 | Notes to the consolidated financial statements	175

21 Debt (continued)

Analysis by year of repayment

	2021				2020
	Short-term bank loans, overdrafts and commercial paper £m	Term debt £m	Lease liabilities £m	Total £m	Short-term bank loans, overdrafts and commercial paper £m	Term debt £m	Lease liabilities £m	Total £m
Within 1 year	131	32	69	232	307	448	92	847
Within 1 to 2 years	–	641	40	681	–	32	47	79
Within 2 to 3 years	–	1,012	37	1,049	–	651	44	695
Within 3 to 4 years	–	628	29	657	–	1,082	37	1,119
Within 4 to 5 years	–	626	17	643	–	673	28	701
After 5 years	–	2,889	16	2,905	–	3,655	27	3,682
After 1 year	–	5,796	139	5,935	–	6,093	183	6,276
Total	131	5,828	208	6,167	307	6,541	275	7,123

Short-term bank loans, overdrafts and commercial paper were backed up at 31 December 2021 by a $3.0bn (£2.2bn) committed bank facility, consisting of tranches of $1,263m (£936m) maturing in 2023 and $1,706m (£1,264m) maturing in 2024. The committed bank facility was undrawn.

Analysis by currency

	2021				2020
	Short-term bank loans, overdrafts and commercial paper £m	Term debt £m	Lease liabilities £m	Total £m	Short-term bank loans, overdrafts and commercial paper £m	Term debt £m	Lease liabilities £m	Total £m
US dollar	68	2,691	79	2,838	228	2,751	120	3,099
Pound sterling	–	–	51	51	9	–	60	69
Euro	15	3,137	47	3,199	20	3,790	61	3,871
Other currencies	48	–	31	79	50	–	34	84
Total	131	5,828	208	6,167	307	6,541	275	7,123

Included in the US dollar amounts for term debt above is £515m (2020: £560m) of debt denominated in euros (
€
600m) (2020:
€
600m) that was swapped into US dollars on issuance and against which there are related derivative financial instruments, which, as at 31 December 2021, had a fair value of £21m (2020: £70m).

176	RELX Annual report and financial statements 2021 | Financial statements and other information

Notes to the consolidated financial statements
for the year ended 31 December 2021
22 Lease arrangements

Accounting policy
All leases where RELX is the lessee (with the exception of short-term and low-value
leases) are recognised in the statement of financial position. A lease liability is recognised based on the present value of the future lease payments, and a corresponding right-of-use
asset is recognised. The
right-of-use
asset is depreciated over the shorter of the lease term or the useful life of the asset. Lease payments are apportioned between finance charges and a reduction of the lease liability.

Low-value
items and short-term leases with a term of 12 months or less are not required to be recognised on the balance sheet and payments made in relation to these leases are recognised on a straight-line basis in the income statement.

The leases held by the Group can be split into two categories: property and non-property.
The Group leases various properties, principally offices, which have varying terms and renewal rights that are typical to the territory in which they are located.
Non-property
includes all other leases, such as cars and printers.

Right-of-use
assets

	2021 £m	2020 £m
At start of year	216	264
Additions	25	25
Acquisitions	–	1
Remeasurement	9	12
Disposals	(5)	(1)
Depreciation	(66)	(77)
Impairment*	(14)	(11)
Exchange translation differences	(4)	3
At end of year	161	216
*2020 includes an £11m impairment which was classified as exceptional. Refer to note 2 for further detail.
Lease liability

	2021 £m	2020 £m
Current
Property	(67)	(88)
Non-property	(2)	(4)
Non-current
Property	(136)	(178)
Non-property	(3)	(5)
Total	(208)	(275)
Interest expense on the lease liabilities recognised within finance costs was £8m (2020: £12m; 2019: £15m).
As at 31 December 2021, RELX was committed to leases with future cash outflows totalling £5m (31 December 2020: £9m) which had not yet commenced and as such are not accounted for as a liability as at 31 December 2021. A liability and corresponding right-of-use
asset will be recognised for these leases at the lease commencement date.
RELX subleases vacant space available within its leased properties. IFRS 16 specifies conditions whereby a sublease is classed as a finance lease for the sub-lessor.
The finance lease receivable balance held is as follows:

	2021 £m	2020 £m
Net finance lease receivable	2	18
Short-term and
low-value
lease expenses have been included in note 3.
Interest income recognised in relation to finance lease receivables is disclosed in note 7.

RELX Annual report and financial statements 2021 | Notes to the consolidated financial statements	177

23 Share capital and shares held in treasury

Accounting policy
Shares of RELX PLC that are repurchased and not cancelled are classified as shares held in treasury. The consideration paid, including directly attributable costs, is recognised as a deduction from equity. Shares of RELX PLC that are purchased by the Employee Benefit Trust are also classified as shares held in treasury, with the cost recognised as a deduction from equity.

RELX PLC

CALLED UP SHARE CAPITAL – ISSUED AND FULLY PAID	No. of shares	2021 £m	No. of shares	2020 £m
At start of year	1,982,299,312	286	1,980,802,659	286
Issue of ordinary shares	2,662,320	–	1,496,653	–
At end of year	1,984,961,632	286	1,982,299,312	286

NUMBER OF ORDINARY SHARES	Year ended 31 December
	Shares in issue (millions)	Treasury shares (millions)	2021 Shares in issue net of treasury shares* (millions)	2020 Shares in issue net of treasury shares* (millions)
RELX PLC
At start of year	1,982.3	(56.3)	1,926.0	1,931.8
Issue of ordinary shares	2.7	–	2.7	1.5
Repurchase of ordinary shares	–	–	–	(7.8)
Net release of shares by the Employee Benefit Trust	–	0.7	0.7	0.5
At end of year	1,985.0	(55.6)	1,929.4	1,926.0

*	At 31 December 2021 the total shares in issue net of treasury shares is 1,929,425,389 (2020: 1,926,018,680).
During the year, RELX PLC repurchased no RELX PLC ordinary shares (2020: 7.8m; 2019: 33.5m); repurchased shares are held in treasury. In 2020 the total consideration for the RELX PLC repurchases was £150m.
The Employee Benefit Trust purchases RELX PLC shares which, at the trustees’ discretion, can be used in respect of the exercise of share options and to meet commitments under conditional share awards. During the year, the Employee Benefit Trust purchased 61,040 shares for a total cost of £1m (2020: £37m; 2019: £37m). At 31 December 2021, shares held by the Employee Benefit Trust were £86m (2020: £97m; 2019: £94m) at cost.
The issue of ordinary shares in the year relates to the exercise of share options.
All of the RELX PLC ordinary shares rank equally with respect to voting rights and rights to receive dividends, except for shares held in treasury, which do not attract voting or dividend rights. There are no restrictions on the rights to transfer shares.
At 31 December 2021, RELX PLC shares held in treasury related to 5,448,564 (2020: 6,192,953; 2019: 6,753,010) RELX PLC ordinary shares held by the Employee Benefit Trust; and 50,087,679 (2020: 50,087,679; 2019: 42,267,027) RELX PLC ordinary shares held by the parent company. No RELX PLC ordinary shares held in treasury were cancelled in 2021 (2020: nil).

178	RELX Annual report and financial statements 2021 | Financial statements and other information

Notes to the consolidated financial statements
for the year ended 31 December 2021
24 Other reserves

	Hedge reserve 2021 £m	Other reserves 2021 £m	Total 2021 £m	Total 2020 £m
At start of year	19	1,195	1,214	979
Profit attributable to RELX PLC shareholders	–	1,471	1,471	1,224
Dividends paid	–	(920)	(920)	(880)
Actuarial losses on defined benefit pension schemes	–	321	321	(155)
Fair value movements on cash flow hedges	10	–	10	(6)
Transfer to net profit from cash flow hedge reserve	(9)	–	(9)	22
Tax recognised in other comprehensive income	(1)	(48)	(49)	35
Increase in share based remuneration reserve (net of tax)	–	55	55	27
Settlement of share awards	–	(12)	(12)	(34)
Acquisitions	–	–	–	2
At end of year	19	2,062	2,081	1,214
Other reserves principally comprise retained earnings and the share based remuneration reserve.
25 Related party transactions
Transactions between RELX PLC and subsidiaries of the Group have been eliminated within the consolidated financial statements. Transactions with joint ventures were made on normal market terms of trading and comprise sales of goods and services of nil (2020: nil; 2019: £4m) and the rendering and receiving of goods and services of £0.2m (2020: £0.1m; 2019: £0.1m). As at 31 December 2021, amounts owed by joint ventures were £2.4m (2020: £0.8m; 2019: £5m) and amounts due to joint ventures were £1.4m (2020: £0.4m; 2019: £0.5m). See note 6 for details of the Group’s participation in defined benefit pension schemes.
Key management personnel are also related parties as defined by IAS 24 – Related Party Disclosures and comprise the Executive and Non-Executive
Directors of RELX PLC. Key management personnel remuneration is set out below. For reporting purposes, salary, benefits and annual incentive payments are considered short-term employee benefits.

KEY MANAGEMENT PERSONNEL REMUNERATION	2021 £m	2020 £m	2019 £m
Salaries, other short-term employee benefits and non-executive fees	7	6	7
Post-employment benefits	1	1	1
Share based remuneration*	8	1	7
Total	16	8	15

EXECUTIVE DIRECTORS		Salary £’000	Benefits £’000	Annual incentive £’000	Share based remuneration* £’000	Pension* £’000	Total £’000
Total Executive Directors	2021	2,085	97	3,604	7,953	774	14,514
	2020	2,034	99	2,623	595	687	6,038
	2019	1,984	101	3,038	7,343	725	13,191

*
The figures for share based awards are calculated in accordance with the methodology set out in the UK Regulations. The figure for performance-related share based awards includes share price appreciation since the date the award was granted. Please see page 102 for further details. Pension is calculated in accordance with the methodology set out in the UK Regulations.

RELX Annual report and financial statements 2021 | Notes to the consolidated financial statements	179

25 Related party transactions (continued)

NON-EXECUTIVE DIRECTORS	2021 £’000	2020 £’000	2019 £’000
Fees and benefits	1,055	1,558	1,569
The remuneration of
non-executive
directors comprises fees for services, and benefits primarily relating to tax filing support in respect of filings resulting from their directorships. No deemed benefits were provided during 2021 to former Directors (2020: nil; 2019: nil). No loans, advances or guarantees have been provided on behalf of any Director. The aggregate gains made by Executive Directors on the exercise of options during 2021 were nil (2020: nil; 2019: nil).
26 Exchange rates
The following exchange rates have been applied in preparing the consolidated financial statements:

	Income statement			Statement of financial position
	2021	2020	2019	2021	2020
Euro to sterling	1.16	1.12	1.14	1.19	1.12
US dollar to sterling	1.38	1.28	1.28	1.35	1.37
27 Approval of financial statements
The consolidated financial statements were approved and authorised for issue by the Board of Directors on 9 February 2022.

180	RELX Annual report and financial statements 2021 | Financial statements and other information

Notes to the consolidated financial statements
for the year ended 31 December 2021
28 Related undertakings
A full list of related undertakings (comprising subsidiaries, joint ventures, associates and other significant holdings) is set out below. All are 100% owned directly or indirectly by the Group except where percentage ownership denoted in (x%).

Company name	Share class	Reg office
Australia
Emailage Pty Ltd	Preference	AUS2
LNRS Data Services (Australia) Pty Ltd	Ordinary	AUS1
Reed Exhibitions Australia Pty Ltd	Ordinary	AUS2
Reed International Books Australia Pty Ltd	Ordinary	AUS2
RELX Australia Pty Ltd	Ordinary	AUS2
ThreatMetrix Pty Ltd	Ordinary	AUS2

Austria
LexisNexis Verlag ARD ORAC GmbH & Co KG	Ordinary	AUT2
ORAC GmbH	Ordinary	AUT2
Reed CEE GmbH	Ordinary	AUT1
Reed Messe Salzburg GmbH	Ordinary	AUT3
Reed Messe Wien GmbH	Ordinary	AUT1
RELX Austria GmbH	Ordinary	AUT3
Standout GmbH	Ordinary	AUT4

Belgium
LexisNexis BV	Ordinary	BEL1

Brazil
Elsevier Editora Ltda	Quotas	BRA1
Fircosoft Brasil Consultoria e Servicos de Informatica Ltda	Quotas	BRA2
LexisNexis Informações e Sistemas Empresariais Ltda	Quotas	BRA6
LexisNexis Serviços de Análise de Risco Ltda	Quotas	BRA7
MLex Brasil Midia Mercadologica Ltda	Quotas	BRA4
Reed Exhibitions Alcântara Machado Ltda	Quotas	BRA3
SST Software do Brasil Ltda	Quotas	BRA5

Canada
Elsevier Canada Inc.	Common	CAN3
LexisNexis Canada Inc.	Class A	CAN1
RELX Canada Ltd	Common	CAN2

China
Bakery China Exhibitions Co., Ltd (25%)	Ordinary	CHN1
Beijing Medtime Elsevier Education Technology Co., Ltd (49%)	Common	CHN2
C-One Energy (Guangzhou) Co., Ltd	Ordinary	CHN5
Genilex (Beijing) Information Technology Co., Ltd	Ordinary	CHN6
ICIS Consulting (Beijing) Co., Ltd	Ordinary	CHN18
KeAi Communications Co., Ltd (49%)	Ordinary	CHN15
LexisNexis Risk Solutions (Shanghai) Information Technologies Co., Ltd	Common	CHN7
Reed Business Information (Shanghai) Co Ltd	Ordinary	CHN13
Reed Elsevier Information Technology (Beijing) Co., Ltd	Common	CHN3
Reed Exhibitions (China) Co., Ltd	Ordinary	CHN4
Reed Exhibitions Hengjin Co., Ltd (51%)	Ordinary	CHN12
Reed Exhibitions (Shanghai) Co., Ltd	Ordinary	CHN10
Reed Huabai Exhibitions (Beijing) Co., Ltd (51%)	Ordinary	CHN4
Reed Huabo Exhibitions (Shenzhen) Co., Ltd (65%)	Ordinary	CHN16
Reed Huaqun Exhibitions Co., Ltd (52%)	Ordinary	CHN4
Reed Exhibitions Kuozhan (Shanghai) Co., Ltd (60%)	Ordinary	CHN8
Reed Sinopharm Exhibitions Co., Ltd (50%)	Ordinary	CHN4
RELX (China) Investment Co., Ltd	Ordinary	CHN9
Shanghai Datong Medical Information Technology Co., Ltd	Ordinary	CHN17
Shanghai SinoReal Exhibitions Co., Ltd (27.5%)	Ordinary	CHN11
Z&R Exhibitions Co., Ltd (27.5%)	Ordinary	CHN14

Colombia
LexisNexis Risk Solutions S.A.S.	Ordinary	COL1

Denmark
Elsevier A/S	Ordinary	DNK1

Dubai, UAE
Reed Exhibitions F Z-LLC	Ordinary	UAE1
RELX Middle East FZ-LLC	Ordinary	UAE2

Egypt
Elsevier Egypt LLC	Ordinary	EGY1

France
Closd SAS	Ordinary	FRA9
Elsevier Holding France SAS	Ordinary	FRA1
Elsevier Masson SAS	Ordinary	FRA1
Evoluprint SAS	Ordinary	FRA2
Fircosoft SAS	Ordinary	FRA8
GIE EDI Data (83%)	Ordinary	FRA3
GIE Juris Data	Ordinary	FRA3

Company name	Share class	Reg office
GIE PRK – Publicite Robert Krier	Registered Capital	FRA4
LexisNexis Business Information Solutions SA	Ordinary	FRA3
LexisNexis Business Information Solutions Holding SA	Ordinary	FRA5
LexisNexis International Development & Services SAS	Ordinary	FRA3
LexisNexis SA	Ordinary	FRA3
Reed Exhibitions ISG SARL	Ordinary	FRA6
RELX France SA	Ordinary	FRA6
RELX France Services SAS	Ordinary	FRA8
RX France SAS	Ordinary	FRA4
SAFI SA (50%)	Ordinary	FRA7

Germany
Elsevier GmbH	Ordinary	DEU3
Elsevier Information Systems GmbH	Ordinary	DEU2
LexisNexis GmbH	Ordinary	DEU4
PatentSight GmbH	Ordinary	DEU6
Reed Exhibitions Deutschland GmbH	Ordinary	DEU1
RELX Deutschland GmbH	Ordinary	DEU1
Tschach Solutions GmbH	Ordinary	DEU5

Greece
Mack Brooks Hellas SA	Ordinary	GRE1

Hong Kong
Ascend China Holding Ltd	Ordinary	HNK1
JC Exhibition and Promotion Ltd (65%)	Ordinary	HNK5
JYLN Sager Ltd	Ordinary	HNK3
LNRS Data Services (China) Ltd	Ordinary	HNK2
Reed Exhibitions Ltd	Ordinary	HNK5
RELX (Greater China) Ltd	Ordinary	HNK4

India
FircoSoft India Private Ltd	Ordinary	IND2
Next Events Private Ltd	Ordinary	IND1
Parity Computing India Private Ltd	Ordinary	IND3
Reed Elsevier Publishing (India) Private Ltd	Ordinary	IND1
Reed Manch Exhibitions Private Ltd (70%)	Ordinary	IND1
Reed Triune Exhibitions Private Ltd (72%)	Ordinary	IND4
RELX India Private Ltd	Ordinary	IND1

Indonesia
PT Reed Exhibitions Indonesia (70%)	Class A	IDN1
Class B
PT RELX Information Analytics Indonesia	Ordinary	IDN2

Ireland
Elsevier Services Ireland Ltd	Ordinary	IRL2
LexisNexis Risk Solutions (Europe) Ltd	Ordinary	IRL1
LexisNexis Risk Solutions (Ireland) Ltd	Ordinary	IRL1
3D4Medical Ltd	Ordinary	IRL3
3D4Medical Support Services Ltd	Ordinary	IRL3

Israel
LexisNexis Israel Ltd	Ordinary	ISR1

Italy
Elsevier SRL	Registered Capital	ITA1
ICIS Italia SRL	Ordinary	ITA2
Reed Exhibitions ISG Italy SRL	Ordinary	ITA1
Reed Exhibitions Italia SRL	Ordinary	ITA1

Japan
Ascend Japan KK	Ordinary	JPN1
Elsevier Japan KK	Ordinary	JPN2
LexisNexis Japan KK	Ordinary	JPN2
PatentSight Japan Inc.	Common Shares	JPN4
Reed ISG Japan KK	Ordinary	JPN3
RX Japan KK	Ordinary	JPN3

Korea (Republic of)
Elsevier Korea LLC	Ordinary	KOR1
LexisNexis Legal and Professional Service Korea Ltd	Ordinary	KOR2
Reed Exhibitions Korea Ltd	Ordinary	KOR3
Reed Exporum Ltd (60%)	Ordinary	KOR4
Reed K. Fairs Ltd (70%)	Ordinary	KOR3

Macau
Reed Exhibitions Macau Ltd	Ordinary	MAC1

Malaysia
LexisNexis Malaysia Sdn Bhd	Ordinary	MYS1

RELX Annual report and financial statements 2021 | Notes to the consolidated financial statements	181

28 Related undertakings (continued)

Company name	Share class	Reg office
Mexico
Emailage MCA, SA de CV	Ordinary	MEX2
Masson-Doyma Mexico, S.A.	Ordinary	MEX1
Reed Exhibitions Mexico S.A. de C.V.	Fixed	MEX3

New Zealand
LexisNexis NZ Ltd	Ordinary	NZL1

Philippines
Reed Elsevier Shared Services (Philippines) Inc.	Common Shares	PHL1

Poland
AI Digital Contracts Sp. z.o.o. (75%)	Ordinary	POL1
Elsevier Sp. z.o.o.	Ordinary	POL2

Russia
Elsevier LLC	Participation Shares	RUS1
LexisNexis LLC	Ordinary	RUS1
Real Estate Events Direct LLC (80%)	Participation Shares	RUS1
RELX LLC	Participation Shares	RUS1
3D4Medical LLC	Ordinary	RUS2

Singapore
Elsevier (Singapore) Pte Ltd	Ordinary	SGP1
Emailage Pte. Ltd	Ordinary	SGP5
Lexis-Nexis Philippines Pte Ltd (75%)	Ordinary-B	SGP2
Preference shares
LNRS Data Services Pte Ltd	Ordinary	SGP3
RE (HAPL) Pte Ltd	Ordinary	SGP1
RELX (Singapore) Pte. Ltd	Ordinary	SGP2

South Africa
Globalrange SA (Pty) Ltd	Ordinary	ZAF1
LexisNexis (Pty) Ltd (78%)	Ordinary	ZAF2
LexisNexis Risk Management (Pty) Ltd (78%)	Ordinary	ZAF2
Property Payment Exchange (SA) (Pty) Ltd (78%)	Ordinary	ZAF2
RELX (Pty) Ltd	Ordinary	ZAF2
Reed Exhibitions (Pty) Ltd (90%)	Ordinary	ZAF2
Reed Events Management (Pty) Ltd (90%)	Ordinary	ZAF2
Reed Exhibitions Group(Pty) Ltd (90%)	Ordinary	ZAF2
Reed Venue Management (Pty) Ltd (90%)	Ordinary	ZAF2

Spain
Elsevier Espana SL	Participations	ESP1

Switzerland
Fircosoft Schweiz GmbH	Ordinary	CHE2
RELX Swiss Holdings SA	Ordinary	CHE1

Taiwan
Elsevier Taiwan LLC	Ordinary	TWN1

Thailand
Reed Tradex Company Ltd (49%)	Ordinary Preference	THA1
RELX Holding (Thailand) Co., Ltd	Ordinary	THA2
RELX Information Analytics (Thailand) Co., Ltd	Ordinary	THA3

The Netherlands
AGRM Solutions C.V.	Partnership Interest	NLD1
Elsevier B.V.	Ordinary	NLD1
ICIS Benchmarking Europe B.V	Ordinary	NLD1
LexisNexis Business Information Solutions B.V.	Ordinary	NLD1
LexisNexis Univentio B.V.	Ordinary	NLD2
LNRS Data Services BV	Ordinary	NLD1
Misset Uitgeverij B.V.(49%)	Ordinary	NLD3
One Business B.V. (33%)	Ordinary	NLD4
RELX Employment Company B.V.	Ordinary	NLD1
RELX Finance B.V.	Ordinary	NLD1
RELX Holdings B.V.	Ordinary	NLD1
RELX Nederland B.V.	Ordinary	NLD1
RELX Overseas B.V.	Ordinary RE	NLD1

Turkey
Elsevier STM Bilgi Hizmetleri Limited Şirketi	Ordinary	TUR1
Mack Brooks Fuarcilik A.S	Registered Capital	TUR 3
Reed Tüyap Fuarcilik A.Ş.(50%)	A Ordinary	TUR2
B Ordinary

United Kingdom
3rd Street Group Ltd	Ordinary	GBR3
Butterworths Ltd	Ordinary	GBR4

Company name	Share class	Reg office
Cordery Compliance Ltd (71%)	Ordinary	GBR4
Cordery Ltd (71%)	Ordinary	GBR4
Crediva Ltd	Ordinary	GBR5
Dew Events Ltd	Ordinary	GBR3
Digital Foundry Network Ltd (50%)	Ordinary	GBR3
E & P Events LLP (50%)	No Shares	GBR3
Elsevier Life Sciences IP Ltd	Ordinary	GBR7
Elsevier Ltd	Ordinary	GBR7
Emailage Ltd	Ordinary	GBR5
Gamer Network Ltd	Ordinary	GBR3
Gapsquare Ltd	A Ordinary,	GBR2
B Ordinary
Imbibe Media Ltd	Ordinary	GBR3
Insurance Initiatives Ltd	Ordinary	GBR8
LexisNexis Risk Solutions UK Ltd	Ordinary	GBR5
LNRS Data Services HoldingsLtd	Ordinary	GBR1
LNRS Data Services Ltd	Ordinary	GBR2
Mack-Brooks Exhibitions Ltd	Ordinary	GBR3
Mack-Brooks (France) Ltd	Ordinary	GBR3
MCM Central Ltd	Ordinary	GBR3
MCM Expo Ltd	Ordinary	GBR3
Mendeley Ltd	Ordinary	GBR7
MLex Ltd	Ordinary	GBR4
NLife Ltd (23.5%)	Ordinary	GBR12
Offshore Europe (Management) Ltd	Ordinary	GBR3
Offshore Europe Partnership (50%)	Partnership Interest	GBR3
Out There Gaming Ltd (70%)	Ordinary	GBR3
Oxford Spires Management Co; Ltd (55%)	Ordinary	GBR10
RE (EPS) Ltd	Ordinary	GBR1
RE (HPL) Ltd	Ordinary	GBR1
RE (RCB) Ltd	Ordinary	GBR1
RE Secretaries Ltd	Ordinary	GBR1
RE (SOE) Ltd	Ordinary	GBR3
Reed Business Information Ltd	Ordinary	GBR1
Reed Events Ltd	Ordinary	GBR3
Reed Exhibitions Ltd	Ordinary	GBR3
Reed Nominees Ltd	Ordinary	GBR1
RELX Finance Ltd	Ordinary	GBR1
RELX Group plc	Ordinary	GBR1
RELX (Holdings) Ltd	Ordinary	GBR1
RELX (Investments) plc	Ordinary	GBR1
RELX Overseas Holdings Ltd	Ordinary	GBR1
RELX (UK) Ltd	Ordinary	GBR1
REV GP (UK) LLP	No Shares	GBR1
REV Venture Partners Ltd	Ordinary	GBR1
REV V LP	Partnership Interest	GBR1
SciBite Ltd	A Ordinary,	GBR13
B Ordinary,
C Ordinary
Snowflake Software Ltd	Ordinary	GBR2
Tracesmart Ltd	Ordinary	GBR5
TruNarrative Ltd	Ordinary	GBR5
Wunelli Ltd	Ordinary	GBR11

United States
Accuity Asset Verification Services Inc.	Common Stock	USA1
Accuity Inc.	Common Stock	USA1
Altiris, Inc.	Common Stock	USA1
American Textile Machinery Exhibition International Inc. (40%)	Common Stock	USA3
Aries Systems Corporation	Common Stock	USA3
Chemical Data, LLC	Membership Interest	USA3
Crop Data Management Systems, Inc.	Common Stock	USA3
Dunlap-Hanna Publishers (50%)	Partnership Interest	USA7
Elsevier Holdings Inc.	Common Stock	USA3
Elsevier Inc.	Common Stock	USA3
Elsevier Medical Information LLC	Membership Interest	USA3
Elsevier STM Inc.	Common Stock	USA3
Emailage Corp.	Common Stock	USA2
Enclarity, Inc.	Common Stock	USA2
Gaming Business Asia LLC (50%)	Membership Interest	USA3
Health Market Science, Inc.	Common Stock	USA2
ID Analytics LLC	Membership Interest	USA1
IDG-RBI China Publishers LLC (50%)	Membership Interest	USA3
Knovel Corporation	Common Stock	USA3
Knowable Inc (75%)	Common Stock	USA8
Knowledge Diffusion Inc.	Common Stock	USA3
Legal InQuery Solutions Inc.	Common Stock	USA9
LexisNexis Claims Solutions Inc.	Common Stock	USA2
LexisNexis Coplogic Solutions Inc.	Common Stock	USA2
LexisNexis of Puerto Rico Inc.	Common Stock	USA9
LexisNexis Risk Assets Inc.	Common Stock	USA2

182	RELX Annual report and financial statements 2021 | Financial statements and other information

Notes to the consolidated financial statements
for the year ended 31 December 2021
28 Related undertakings (continued)

Company name	Share class	Reg office
LexisNexis Risk Data Management Inc.	Common Stock	USA2
LexisNexis Risk Holdings Inc.	Common Stock	USA2
LexisNexis Risk Solutions Inc .	Common Stock	USA2
LexisNexis Risk Solutions FL Inc.	Common Stock	USA2
LexisNexis Special Services Inc.	Common Stock	USA6
LexisNexis VitalChek Network Inc.	Common Stock	USA2
LNRS Data Services Inc.	Common Stock	USA5
Matthew Bender & Company, Inc.	Common Stock	USA3
MLex US, Inc.	Common Stock	USA3
PCLaw Time Matters LLC (51%)	No Stock	USA2
PoliceReports.US, LLC	Membership Interest	USA2
Portfolio Media, Inc.	Common Stock	USA3
Reed Technology and Information Services Inc.	Common Stock	USA3
RELX Capital Inc.	Common Stock	USA4
RELX Inc.	Common Stock	USA3
RELX Risks Inc.	Common Stock	USA2
RELX US Holdings Inc.	Common Stock	USA3
REV IV Partnership LP	No Stock	USA4
SAFI Americas LLC (50%)	Membership Interest	USA3
SageStream LLC	Membership Interest	USA1
The Reed Elsevier Ventures 2005 Partnership LP	Partnership Interest	USA4
The Reed Elsevier Ventures 2006 Partnership LP	Partnership Interest	USA4
The Reed Elsevier Ventures 2011 Partnership LP	Partnership Interest	USA4
The Reed Elsevier Ventures 2012 Partnership LP	Partnership Interest	USA4
The Reed Elsevier Ventures 2013 Partnership LP	Partnership Interest	USA4
The Remick Publishers (50%)	Partnership Interest	USA7
ThreatMetrix, Inc.	Common Stock	USA2
TruNarrative LLC	Membership Interest	USA3
World Compliance, Inc.	Common Stock	USA4
ZetX, Inc.	Common Stock,	USA6
Common Class B

Vietnam
Reed Tradex Vietnam LLC (49%)	Ordinary	VIE1

Registered offices
Australia
AUS1:	Building B, Level 2, Unit 11, 1 Maitland Place, Baulkham Hills, NSW 2153
AUS2:	Tower 2, Level 1, 475 Victoria Avenue, Chatswood NSW 2067

Austria
AUT1:	Messeplatz 1, 1020, Wien, Austria
AUT2:	Marxergasse 25, 1030, Wien, Austria
AUT3:	Am Messezentrum 6, 5020, Salzburg, Austria
AUT4:	Am Messezentrum 7, 5020, Salzburg, Austria

Belgium
BEL1:	Oudenaardseheerweg 129, 9810 Nazareth, Belgium

Brazil
BRA1:	Rua da Assembleia no 100, 6th Floor, RJ Centro, Rio de Janiero, 20011-904, Brazil
BRA2:	Rua Bela Cintra 2305, São Paulo, 01415-009,Brazil
BRA3:	Rua Bela Cintra no. 1200, 10th floor, Sâo Paulo, 01415-001, Brazil
BRA4:	Avenida paulista, 2300-Piso Pilotis room 28, Sao Paulo, 01310-300,Brazil
BRA5:	Rua Cel Fonseca, 203 A-Centro, Botucatu, SP, 18600-200,Brazil
BRA6:	Avenida Ibirapuera, 2033, CJ 81, SL 6, Sao Paulo , SP, 04029-901, Brazil
BRA7:	Alameda Rio Negro, 161 Alphaville Industrial, Barueri SP 06.455-000, Brazil
BRA8:	Rua Alvaro Anes 46, 3 Andar, Sâo Paulo, 05421-010, Brazil

Canada
CAN1:	123 Commerce Valley Drive East, Suite 700, Markham, Ontario, L3T 7W8, Canada
CAN2:	555 RIichmond Street West, Toronto, Ontario,M5V 3B1, Canada
CAN3:	26E-1501 av. McGill College, Montreal, Quebec, H3A 3N9, Canada

China
CHN1:	Zhongkun Building, Room 612, Gaoliangqiaoxie Street, No. 59, Haidan District, Beijing, 100044, China
CHN2:	West Building of Administration Building, Xueyuan Road No. 38 Peking University Health Science Center, Haidan District, Beijing, 100191, China
CHN3:	Oriental Plaza, No. 1 East Chang An Ave, Tower W1, 7th Floor, Unit 1-7, Dong Cheng District, Beijing, 100738, China
CHN4:	Ping An International Finance Center, Room 1504, 15th Floor, Tower A-101, 3-24 floor, Xinyuan South Road, Chaoyang District, Beijing, 100027, China
CHN5:	Unit B1303-1 & 1305, 13F Center Plaza, 161 Linhe Road West, Tianhe District Guangzhou, China
CHN6:	404 F4, No.9 Shangdi 9th Street, Haidian District, Beijing, 100085, China
CHN7:	Room 5106, Raffle City, 268 Middle Xizang Road, Huangpu District, Shanghai, 200001, China
CHN8:	Intercontinental Center, 42F, 100 Yutong Road, Zhabei District, Shanghai, 200070, China
CHN9:	Room 319, 238 Jiangchangsan Road, Jing’an District, Shanghai, China
CHN10:	Room 304, Sanlian Building, No.8, Huajing Road, Pudong District, Shanghai, 200070, China
CHN11:	Building 2, Room No. 3895, Changjiang Avenue, No. 161, Changliang Farm, Chongming County, Shanghai, China
CHN12:	Floor 2, No.979, Yunhan Road, Nicheng Town, Pudong New Area, Shanghai, China
CHN13:	4/F Block C, No 999 Jingzhong Road, Changning District, Shanghai, China
CHN14:	A0208, 1st floor, building 2, Yard 66, Yanfu Road, Yancun Tow, Fangshan District Beijing, China
CHN15:	16 Donghuangchenggen North Street, Beijing, 100717, China
CHN16:	Shenzhen International Chamber of Commerce Tower, Room 1801-1802, 1805, Fuhua 3rd Road, Futian District, Shenzhen, 518048, China
CHN17:	5/F Unit A, Digital China Centre No. 567 Tianshan West Road, ChangNing District, Shanghai, 200335, China
CHN18:	Room 12B, 7th Floor, Oriental Plaza, 1 East Chang An Avenue, Beijing, China

Colombia
COL1:	Philippe Prietocarrizosa & Uria Abogados, Carrera 9 No. 74-08 Oficina 105, Bogotá, d.c., 76600, Colombia

Denmark
DNK1:	Niels Jernes Vej 10, 9220, Aalborg Øst, Denmark

Dubai, UAE
UAE1:	Office G-49, Building No 9, Dubai Media City, Post Box 502425, Dubai, United Arab Emirates
UAE2:	Al Sufouh Complex, Floor 3, No. 304, Dubai, United Arab Emirates

Egypt
EGY1:	Land Mark Office Building, 2nd Floor, 90th Street, City Center, 5th Settlement, New Cairo, Cairo, Egypt

France
FRA1:	65, rue Camille Desmoulins, 92130, Issy les Moulineaux, France
FRA2:	Parc Euronord – 10, rue du Parc – 31150 Bruguieres, France
FRA3:	141 rue de Javel, 75015 Paris, France
FRA4:	52 Quai de Dion Bouton 92800 Puteaux, France
FRA5:	Immeuble « Technopolis », 350 rue Georges Besse –Nîmes (30000), France
FRA6:	27-33 quai Alphonse Le Gallo, 92100, Boulogne-Billancourt, France
FRA7:	6-8 Rue Chaptal, 75009 Paris, France
FRA8:	151-155 Rue de Bercy, 75012 Paris, France
FRA9:	168, Rue Saint-Denis, 75002 Paris, France

RELX Annual report and financial statements 2021 | Notes to the consolidated financial statements	183

28 Related undertakings (continued)

Registered offices
Germany
DEU1:	Völklinger Strasse 4, 40219, Düsseldorf, Germany
DEU2:	St. Martin Tower, Wing, 2nd floor, Franklinstraße 61-63, 60486, Frankfurt am Main Hessen, Germany
DEU3:	Bernhard-Wicki-Strasse 5, 80636, Munich, Bavaria, Germany
DEU4:	Heerdter Sandberg 30, 40549, Düsseldorf, Germany
DEU5:	Steinhäuserstrasse 9, 76135, Karlsruhe, Germany
DEU6:	Joseph-Schumpeter-Allee 33, 53227, Bonn

Greece
GRE1:	188A, Filolaou Str., Athens, 11632, Greece

Hong Kong
HNK1:	20/F Alexandra House, 18 Chater Road, Central, Hong Kong
HNK2:	Level 54 Hopewell Center, 183 Queens Road East, Hong Kong
HNK3:	Flat 1506, 15/F, Lucky Center, No. 165-171 Wan Chai Road, Wan Chai, Hong Kong
HNK4:	11/F Oxford House, Taikoo Place, 979 King’s Road, Quarry Bay, Hong Kong
HNK5:	17th Floor, One Island East, Taikoo Place, 18 Westlands Road, Quarry Bay, Hong Kong

India
IND1:	818, 8th Floor, Indraprakash Builing, 21 Barakhamba Road, New Delhi, 110001, India
IND2:	S21 Vatika Centre, No 471 Anna Salai, Taynampet, Chennai, 600035, India
IND3:	99/100, Prestige Towers Unit No. 505, Fifth Floor, Residency Road, Bangalore , Karnataka, 560025, India
IND4:	#25, 3rd floor, 8th Main Road, Vasanthnager, Bangalore, 560052, India

Indonesia
IDN1:	APL Tower Central Park 26th Floor Unit T3 Jl. S. Parman Kav., 28, Grogol, Pertamburan Jakarta Barat 11470, Indonesia
IDN2:	Gedung World Trade Center, 3 LT 20 Spaces JL Jend Sudirman Kav 29-31 RT/RW 008/003, Karet Kuningan, Setiabudi, Jakarta Selatan, DKI Jakarta 12940 Indonesia

Ireland
IRL1:	80 Harcourt Street, Dublin 2, Ireland
IRL2:	Suite 4320, Atlantic Avenue, Westpark Business Campus, Shannon, Clare, Ireland
IRL3:	1st Floor The Grange Stillorgan Road, Blackrock, Dublin, Ireland

Israel
ISR1:	Meitar, attorneys at Law, 16 Abba Hillel Road, Ramat Gan, 5250608, Israel

Italy
ITA1:	Via Marostica 1, 20146, Milan, Italy
ITA2:	Studio Colombo e Associati, Via Cino del Duca 5, 20122, Milano, Italy

Japan
JPN1:	Kyodo Tsushin Kaikam 2F, 2-2-5 Toronomon, Minato-ku, Tokyo, 105-0001
JPN2:	1-9-15, Higashi Azabu, Minato-ku Tokyo Japan
JPN3:	Shinjuku-Nomura Bldg., 1-26-2 Nishi-shinjuku, Shinjuku-ku, Tokyo, Japan
JPN4:	7F Cross Office Uchisaiwaicho, 1-18-6 Nishi-Shinbashi, Minato-ku, Tokyo

Korea (South)
KOR1:	Chunwoo Building, 4th floor, 534 Itaewon-dong, Yongsan-gu, Seoel, 140-861, Republic of Korea
KOR2:	206 Noksapyeong-daero, Yongsan-gu, Seoel, Republic of Korea
KOR3:	1622-24 Block A Terra Tower2, 201 Songpa-daero, Songpa-gu, Seoul, Republic of Korea
KOR4:	4th floor at 195-6 Jamsil-dong, Songpagu, Seoul, Republic of Korea

Malaysia
MYS1:	Suite 29-1, Level 29, Vertical Corporate, Tower B, Avenue 10, The Vertical, 59200 Bangsar South City, Kuala Lumpur, Malaysia

Macau
MAC1:	Rua De Xangai, No. 175 Edif. Associacao Comercial de Macau, 11 Andar, Bloco K, Macau

Mexico
MEX1:	Av Insurgentes Sur # 1388 Piso 8, Col. Actipan, Deleg. Benito Juarez, Mexico DF, C.P. 03230, Mexico
MEX2:	DVNA Del Valle-Nunez y Asociados, Goldsmith No 37 Desp 803, Col Planco Chapultepe, Ciudad de Viver, 11.560,Mexico
MEX 3:	Avenida Paseo de la Reforma 243, Piso 15, Col. Cuauhtemoc, Mexico City, 06500, Mexico

New Zealand
NZL1:	Level 1, 138 The Terrace, P.O. Box 472, Wellington 6011, New Zealand

Philippines
PHL1:	Building H, 2nd Floor, U.P. Ayalaland TechnoHub, Commonwealth Avenue, Quezon City, Metro Manila, 1101, Philippines

Poland
POL1:	ul. św. Antoniego 2/4, 50-073, Wrocław, Poland
POL2:	Al. JJana Pawla II, 22, 00-133, Warszawa, Poland

Registered offices
Russia
RUS1:	Office 13, room 1, 2nd Syromyatnicheskiy 1, 105120, Moscow, Russian Federation
RUS2:	Krasnykh Partizan St. 152, Office 505, 350049, City of Krasnodar, Russian Federation

Singapore
SGP1:	3 Killiney Road, #08-01 Winsland House 1, Singapore, 239519, Singapore
SGP2:	80 Robinson Road, #02-00, Singapore, 068898, Singapore
SGP3:	1 Changi Business Park Crescent, #06-01 Plaza 8 & CBP, 48602551, Singapore
SGP4:	120 Lower Delta Road, #12-02, Cendex Centre, 169208, Singapore
SGP5:	71 Robinson Road, #14-01, 068895, Singapore

South Africa
ZAF1:	Fourways Gold Park, 1st Floor – Wentworth Building, 32 Roos Street, Fourways, 2191, South Africa
ZAF2:	Building 8, Country Club Estate Office Park, 21 Woodlands Drive, Woodmead, Gauteng, 2191, South Africa

Spain
ESP1:	C/ Josep Tarradellas 20-30, 1º / 20029, Barcelona, Spain

Switzerland
CHE1:	Faubourg de l’Hôpital 23, 2000 Neuchatel, Switzerland
CHE2:	Bahnhofstrasse 100, 8001 Zurich, Switzerland

Taiwan
TWN1:	Rm N818, 8F, Chia Hsin Building II, No. 9, Lane 3, Minsheng West Road, Taipei 10449, Taiwan

Thailand
THA1:	Sathorn Nakorn Building, Floor 32, No. 100/68-69 North Sathon Road, Silom, Bangrak, Bangkok, 10500, Thailand
THA2:	14th Floor, CTI Tower, 191/70-73 Ratchadapisek Road, Khwaeng Klongtoey, Khet, Klongtoey, Bangkok, Thailand
THA3:	2 Ploenchit Centre, Room 7, Floor G., Sukhumvit Road, Klongtoey, Bangkok, 10110, Thailand

The Netherlands
NLD1:	Radarweg 29, 1043 NX Amsterdam, Netherlands
NLD2:	Galileiweg 8, 2333 BD Leiden, Netherlands
NLD3:	Prins Hendrikstraat 17, 7001GK Doetinchem
NLD4:	Spaklerweg 53, 1114 AE Amsterdam-Duivendrecht

Turkey
TUR1:	Maslak Mah. Bilim Sokak Sun Plaza Kat:13 Şişli-Maslak, Istanbul, Turkey
TUR2:	E - 5 Karayolu Üzeri, Gürpınar Kavşağı 34500, Büyükçekmece, Istanbul, 34500, Turkey
TUR3:	Fulya Mah. Hakkı Yeten Cad. No:10/C, Selenium Plaza Kat:5,6 Fulya, Beşiktaş İstanbul, Turkey

United Kingdom
GBR1:	1-3 Strand, London, WC2N 5JR, United Kingdom
GBR2:	Quadrant House, The Quadrant, Sutton, Surrey, SM2 5AS, United Kingdom
GBR3:	Gateway House, 28 The Quadrant, Richmond, Surrey, TW9 1DN, United Kingdom
GBR4:	Lexis House, 30 Farringdon Street, London, EC4A 4HH, United Kingdom
GBR5:	Global Reach, Dunleavy Drive, Cardiff, CF11 0SN, United Kingdom
GBR6:	The Eye, 1 Procter Street, London, WC1V 6EU, United Kingdom
GBR7:	The Boulevard, Langford Lane, Kidlington, Oxford, OX5 1GB, United Kingdom
GBR8:	Third Floor, City Buildings, Carrington Street, Nottingham, NG1 7FG
GBR9:	1st Floor 80 Moorbridge Road, Maidenhead, Berkshire, SL6 8BW
GBR10:	40 Kimbolton Road, Bedford, England, MK40 2NR
GBR11:	1000 Lakeside, Western Road, Portsmouth, PO6 3EN, United Kingdom
GBR12:	5 Oakwood Drive, Loughborough, England, LE11 3QF
GBR13:	Biodata Innovation Centre Wellcome Genome Campus, Hinxton, Cambridge, England, CB10 1DR

United States
USA1:	1007 Church Street, Evanston IL 60201
USA2:	1000 Alderman Dr., Alpharetta, GA 30005
USA3:	230 Park Ave, New York, NY 10169
USA4:	1105 North Market St, Wilmington, DE 19801
USA5:	3355 West Alabama Street, Houston, TX 77098
USA6:	Puerta Del Condado #1095, Wilson Ave, Local #3, San Juan, PR 00907
USA7:	313 Washington Street, Suite 400, Newton, MA 02458
USA8:	1209 Orange Street, Wilmington, DE 19801
USA9:	9443 Springboro Pike, Miamisburg, OH 45342

Vietnam
VIE1:	2nd Floor, Kova Center, 92G-92H Nguyen Huu Canh Street, Ward no. 22, District. Binh Thanh, Ho Chi Minh City, Vietnam

184	RELX Annual report and financial statements 2021 | Financial statements and other information

5 year summary

	Note	2021 £m	2020 £m	2019 £m	2018 £m	2017 £m
RELX consolidated financial information
Revenue		7,244	7,110	7,874	7,492	7,341
Reported operating profit		1,884	1,525	2,101	1,964	1,905
Adjusted operating profit	1	2,210	2,076	2,491	2,346	2,284
Reported net profit attributable to RELX PLC shareholders		1,471	1,224	1,505	1,422	1,648
Adjusted net profit attributable to RELX PLC shareholders	1	1,689	1,543	1,808	1,674	1,620
RELX PLC financial information
Reported earnings per ordinary share (pence)		76.3p	63.5p	77.4p	71.9p	81.6p
Adjusted earnings per ordinary share (pence)		87.6p	80.1p	93.0p	84.7p	80.2p
Dividend per ordinary share (pence)	2	49.8p	47.0p	45.7p	42.1p	39.4p

(1)
Adjusted figures are presented as additional performance measures used by management. Further details on the adjusted measures can be found in the Alternative performance measures section on pages 193 to 197.

(2)	Dividend per ordinary share is based on the interim dividend and proposed final dividend for the relevant year.

RELX Annual report and financial statements 2021	185

Overview
Market segments
Corporate Responsibility
Financial review
Governance
Financial statements and other information

RELX PLC Annual Report and Financial Statements

In this section

186	RELX PLC statement of financial position
187	RELX PLC statement of changes in equity
187	RELX PLC accounting policies
188	Notes to the RELX PLC financial statements

186	RELX Annual report and financial statements 2021 | Financial statements and other information

RELX PLC statement of financial position

AS AT 31 DECEMBER	Note	2021 £m	2020 £m
Non-current assets
Investments in subsidiary undertakings	1	18,327	18,322
		18,327	18,322
Current assets
Trade and other receivables		1	–
Receivables: amounts due from subsidiary undertakings		1,857	1,711
Total assets		20,185	20,033

Current liabilities
Taxation		–	12
Other payables		3	2
		3	14
Net assets		20,182	20,019

Capital and reserves
Share capital		286	286
Share premium		1,491	1,459
Shares held in treasury		(789)	(789)
Capital redemption reserve		36	36
Other reserves		177	172
Merger reserve		11,150	11,150
Net profit		1,046	1,051
Reserves		6,785	6,654
Shareholders’ equity		20,182	20,019
The RELX PLC Company financial statements were approved by the Board of Directors and authorised for issue on 9 February 2022. They were signed on its behalf by:

P Walker	N L Luff
Chair	Chief Financial Officer

RELX Annual report and financial statements 2021	187

RELX PLC statement of changes in equity

	Share	Share	Shares held in	Capital redemption		Other		Merger		Net
	capital	premium	treasury	reserve	(1)	reserves	(2)	reserve	(1)	profit	Reserves (3)	Total
	£m	£m	£m	£m		£m		£m		£m	£m	£m
Balance at 1 January 2020	286	1,443	(739)	36		168		11,150		1,548	5,986	19,878
Total comprehensive income for the year	–	–	–	–		–		–		1,051	–	1,051
Dividends paid (4)	–	–	–	–		–		–		–	(880)	(880)
Repurchase of ordinary shares	–	–	(50)	–		–		–		–	–	(50)
Issue of ordinary shares, net of expenses	–	16	–	–		–		–		–	–	16
Equity instruments granted to employees of the Group	–	–	–	–		4		–		–	–	4
Transfer of net profit to reserves	–	–	–	–		–		–		(1,548)	1,548	–
Balance at 1 January 2021	286	1,459	(789)	36		172		11,150		1,051	6,654	20,019
Total comprehensive income for the year	–	–	–	–		–		–		1,046	–	1,046
Dividends paid (4)	–	–	–	–		–		–		–	(920)	(920)
Issue of ordinary shares, net of expenses	–	32	–	–		–		–		–	–	32
Equity instruments granted to employees of the Group	–	–	–	–		5		–		–	–	5
Transfer of net profit to reserves	–	–	–	–		–		–		(1,051)	1,051	–
Balance at 31 December 2021	286	1,491	(789)	36		177		11,150		1,046	6,785	20,182

(1)	The capital redemption and merger reserve do not form part of the distributable reserves balance.
(2)	Other reserves relate to equity instruments granted to employees of the Group under share based remuneration arrangements, and do not form part of the distributable reserves balance.
(3)	Distributable reserves at 31 December 2021 were £7,042m (2020: £6,916m) comprising net profit and reserves, net of shares held in treasury.
(4)	Refer to note 13 of the RELX consolidated financial statements on page 161 for further dividend disclosure.
RELX PLC accounting policies

Basis of preparation
RELX PLC meets the definition of a qualifying entity under FRS 100 (Financial Reporting Standard 100) issued by the Financial Reporting Council (FRC). Accordingly, the financial statements are prepared in accordance with FRS 101 (Financial Reporting Standard 101) – Reduced Disclosure Framework as issued by the Financial Reporting Council, incorporating the Amendments to FRS 101 issued by the FRC in July 2015 and the amendments to company law made by The Companies, Partnerships and Groups (Accounts and Reports) Regulations 2015.
As permitted by FRS 101, RELX PLC has taken advantage of the disclosure exemptions available under that standard in relation to share based payments, financial instruments, capital management, presentation of comparative information in respect of certain assets, presentation of a cash flow statement, standards not yet effective, impairment of assets and related party transactions.
The RELX PLC financial statements have been prepared on the historical cost basis.
Unless otherwise indicated, all amounts in the financial statements are in millions of pounds.
The RELX PLC financial statements should be read in conjunction with the Group consolidated financial statements and notes presented on pages 138 to 184, which are also presented as the RELX PLC consolidated financial statements. See the Basis of preparation of the consolidated financial statements on page 143.
The RELX PLC financial statements are prepared on a going concern basis, as explained on page 95.
As permitted by Section 408 of the Companies Act 2006, and in compliance with The Companies, Partnerships and Groups (Accounts and Reports) Regulations 2015, the Company has not presented its own profit and loss account but has presented the net profit for the year on the statement of financial position.
The RELX PLC accounting policies under FRS 101 are set out below.
Investments
Fixed asset investments are stated at cost, less provision, if appropriate, for any impairment in value. The fair value of the award of share options and conditional shares over RELX PLC ordinary shares to employees of the Group are treated as a capital contribution.
Other assets and liabilities are stated at historical cost, less provision, if appropriate, for any impairment in value.
Shares held in treasury
The consideration paid, including directly attributable costs, for shares repurchased is recognised as shares held in treasury and presented as a deduction from total equity. Details of share capital and shares held in treasury are set out in note 23 of the Group consolidated financial statements.
Foreign exchange translation
Transactions entered into in foreign currencies are recorded at the exchange rates applicable at the time of the transaction.
Taxation
Refer to note 9 on pages 155 to 158 of the consolidated financial statements for the taxation accounting policies.

188	RELX Annual report and financial statements 2021 | Financial statements and other information

Notes to the RELX PLC financial statements
1 Investments

	Subsidiary undertaking £m	Total £m
At 1 January 2020	18,318	18,318
Equity instruments granted to employees of the Group	4	4
At 1 January 2021	18,322	18,322
Equity instruments granted to employees of the Group	5	5
At 31 December 2021	18,327	18,327
2 Related party transactions
All transactions with subsidiaries and the Group’s employees, which are related parties of RELX PLC, are reflected in these financial statements. Transactions with key management personnel including share based remuneration costs are set out in note 25 of the Group consolidated financial statements and details of the Directors’ remuneration are included in the Directors’ Remuneration Report on pages 100 to 121.
3 Contingent liabilities
There are contingent liabilities in respect of debt of subsidiaries guaranteed by RELX PLC as follows:

	2021 £m	2020 £m
Contingent liabilities	5,679	6,516
Financial instruments disclosures in respect of the debt covered by the above guarantees are given in note 17 of the Group’s consolidated financial statements.

RELX Annual report and financial statements 2021	189

Overview
Market segments
Corporate Responsibility
Financial review
Governance
Financial statements and other information

Other financial
information

In this section

190	Summary financial information in euros
191	Summary financial information in US dollars
192	Alternative performance measures

190	RELX Annual report and financial statements 2021 | Financial statements and other information

Summary financial information in euros
Basis of preparation
The Group’s consolidated financial information is presented in sterling. The summary financial information is a simple translation of the Group’s consolidated financial statements into euros at the stated rates of exchange.

EXCHANGE RATES FOR TRANSLATION	Income statement			Statement of financial position
	2021	2020	2019	2021	2020	2019
Euro to sterling	1.16	1.12	1.14	1.19	1.12	1.18
Consolidated income statement

FOR THE YEAR ENDED 31 DECEMBER	2021 €m	2020 € m	2019 € m
Revenue	8,403	7,963	8,976
Operating profit	2,185	1,708	2,395
Profit before tax	2,085	1,661	2,106
Net profit attributable to RELX PLC shareholders	1,706	1,371	1,716
Adjusted operating profit	2,564	2,325	2,840
Adjusted profit before tax	2,409	2,146	2,508
Adjusted net profit attributable to RELX PLC shareholders	1,959	1,728	2,061
Adjusted earnings per ordinary share	€1.016	€ 0.897	€ 1.060
Basic earnings per ordinary share	€0.885	€ 0.712	€ 0.883
Net dividend per ordinary RELX PLC share paid in the year	€0.553	€ 0.512	€ 0.494
Net dividend per ordinary RELX PLC share paid and proposed in relation to the financial year	€0.578	€ 0.526	€ 0.521
Consolidated statement of cash flows

FOR THE YEAR ENDED 31 DECEMBER	2021 €m	2020 € m	2019 € m
Net cash from operating activities	2,338	1,788	2,381
Net cash used in investing activities	(445)	(1,314)	(835)
Net cash used in financing activities	(1,863)	(531)	(1,515)
Increase/(decrease) in cash and cash equivalents	30	(57)	31

Movement in cash and cash equivalents
At start of year	99	163	127
Increase/(decrease) in cash and cash equivalents	30	(57)	31
Exchange translation differences	5	(7)	5
At end of year	134	99	163
Adjusted cash flow	2,587	2,250	2,738
Consolidated statement of financial position

AS AT 31 DECEMBER	2021 €m	2020 € m	2019 € m
Non-current assets	13,686	13,295	13,386
Current assets	2,805	2,547	2,885
Total assets	16,491	15,842	16,271
Current liabilities	4,460	4,899	7,018
Non-current liabilities	8,194	8,590	6,669
Total liabilities	12,654	13,489	13,687
Net assets	3,837	2,353	2,584

RELX Annual report and financial statements 2021	191

Summary financial information in US dollars
Basis of preparation
The Group’s consolidated financial information is presented in sterling. The summary financial information is a simple translation of the Group’s consolidated financial statements into US dollars at the stated rates of exchange. It does not represent a restatement under US GAAP which would be different in some significant respects.

EXCHANGE RATES FOR TRANSLATION	Income statement			Statement of financial position
	2021	2020	2019	2021	2020	2019
US dollars to sterling	1.38	1.28	1.28	1.35	1.37	1.33
Consolidated income statement

FOR THE YEAR ENDED 31 DECEMBER	2021 US$m	2020 US$m	2019 US$m
Revenue	9,997	9,101	10,079
Operating profit	2,600	1,952	2,689
Profit before tax	2,480	1,898	2,364
Net profit attributable to RELX PLC shareholders	2,030	1,567	1,926
Adjusted operating profit	3,050	2,657	3,188
Adjusted profit before tax	2,866	2,452	2,816
Adjusted net profit attributable to RELX PLC shareholders	2,331	1,975	2,314
Adjusted earnings per American Depositary Share (ADS)	$1.209	$1.025	$1.191
Basic earnings per ADS	$1.053	$0.814	$0.991
Net dividend per RELX PLC ADS paid in the year	$0.658	$0.585	$0.554
Net dividend per RELX PLC ADS paid and proposed in relation to the financial year	$0.687	$0.602	$0.585
Consolidated statement of cash flows

FOR THE YEAR ENDED 31 DECEMBER	2021 US$m	2020 US$m	2019 US$m
Net cash from operating activities	2,782	2,043	2,674
Net cash used in investing activities	(530)	(1,501)	(938)
Net cash used in financing activities	(2,216)	(607)	(1,701)
Increase/(decrease) in cash and cash equivalents	36	(65)	35

Movement in cash and cash equivalents
At start of year	121	184	145
Increase/(decrease) in cash and cash equivalents	36	(65)	35
Exchange translation differences	(4)	2	4
At end of year	153	121	184
Adjusted cash flow	3,077	2,572	3,075
Consolidated statement of financial position

AS AT 31 DECEMBER	2021 US$m	2020 US$m	2019 US$m
Non-current assets	15,526	16,263	15,088
Current assets	3,182	3,115	3,252
Total assets	18,708	19,378	18,340
Current liabilities	5,060	5,992	7,910
Non-current liabilities	9,296	10,508	7,517
Total liabilities	14,356	16,500	15,427
Net assets	4,352	2,878	2,913

192	RELX Annual report and financial statements 2021 | Financial statements and other information

Alternative performance measures
RELX uses a range of alternative performance measures (APMs) in the reporting of financial information, which are not defined by generally accepted accounting principles (GAAP) such as IFRS. These APMs are used by the Board and management as they believe they provide relevant information in assessing the Group’s performance, position and cash flows, enable investors to track more clearly the core operational performance of the Group, and provide a clear basis for assessing RELX’s ability to raise debt and invest in new business opportunities.
Management also uses these financial measures, along with IFRS financial measures, in evaluating the operating performance of the Group as a whole and of the individual business areas. These measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with IFRS. The measures may not be directly comparable to similarly reported measures by other companies.
See below for a list of key APMs used by the Group, along with a description of each measure, its purpose, details of the closest equivalent IFRS measure (where applicable) and a reference to where it has been used in the financial statements.

APM	CLOSEST EQUIVALENT IFRS MEASURE	DEFINITION AND RECONCILIATION TO CLOSEST EQUIVALENT IFRS MEASURE						PURPOSE	ANNUAL REPORT AND ACCOUNTS REFERENCE
Income statement
Constant currency growth	No direct equivalent	Constant currency growth measures are calculated using the previous financial year’s full-year average and hedge exchange rates.						Provides a measure of year-on-year growth excluding the impact of exchange rate movements.	Financial highlights Chair’s statement CEO report Business overview Market segments Financial review Directors’ remuneration report
Underlying growth	No direct equivalent
Underlying growth rates are calculated at constant currencies, excluding the results of acquisitions until 12 months after purchase, and excluding the results of disposals and assets held for sale. Underlying revenue growth rates also exclude exhibition cycling.

								This is a key financial measure as it provides an assessment of year-on-year growth excluding the impact of acquisitions, disposals, exhibition cycling and exchange rate movements.	Financial highlights Chair’s statement CEO report Business overview Market segments Financial review Directors’ remuneration report
			Note	2021 £m	2020 £m	2021%	2020%
		Reported revenue growth	2	134	(764)	+2%	–10%
		Components of reported revenue growth
		Underlying revenue growth		481	(670)	+7%	–9%
		Exhibitions cycling		48	(130)	+1%	–2%
		Acquisitions		47	80	+1%	+1%
		Disposals		(28)	(73)	–1%	–
		Total revenue growth at constant currency		548	(793)	+8%	–10%
		Currency effect		(414)	29	–6%	–
		Reported revenue growth		134	(764)	+2%	–10%

RELX Annual report and financial statements 2021 | Alternative performance measures	193

APM	CLOSEST EQUIVALENT IFRS MEASURE	DEFINITION AND RECONCILIATION TO CLOSEST EQUIVALENT IFRS MEASURE						PURPOSE	ANNUAL REPORT AND ACCOUNTS REFERENCE

Underlying growth (continued)
			Note	2021 £m	2020 £m	2021%	2020%
		Reported adjusted operating profit growth		134	(415)	+6%	–17%

		Components of adjusted operating profit growth
		Underlying adjusted operating profit growth		269	(433)	+13%	–18%
		Acquisitions		11	4	+1%	–
		Disposals		(8)	(26)	–1%	–
		Total adjusted operating profit growth at constant currency		272	(455)	+13%	–18%
		Currency impact		(138)	40	–7%	1%
		Reported adjusted operating profit growth		134	(415)	+6%	–17%

Adjusted operating profit	Operating profit
Operating profit before amortisation of acquired intangible assets, acquisition-related items, and grossed up to exclude the equity share of finance income, finance costs and taxes in joint ventures. In 2020, we also excluded exceptional costs in the Exhibitions business.

								This is the key financial measure used by management to evaluate performance and allocate resources.	Financial highlights Chair’s statement CEO report Business overview Market segments Financial review Directors’ remuneration report Note 2
					Note	2021 £m	2020 £m
		Operating profit			2,3	1,884	1,525
		Adjustments:
		Amortisation of acquired intangible assets			2	298	376
		Acquisition-related items				21	(12)
		Reclassification of tax in joint ventures				7	5
		Reclassification of net finance income in joint ventures				–	(1)
		Exceptional costs in Exhibitions			2	–	183
		Adjusted operating profit				2,210	2,076

194	RELX Annual report and financial statements 2021 | Financial statements and other information

APM	CLOSEST EQUIVALENT IFRS MEASURE	DEFINITION AND RECONCILIATION TO CLOSEST EQUIVALENT IFRS MEASURE				PURPOSE	ANNUAL REPORT AND ACCOUNTS REFERENCE
Adjusted operating margin	No direct equivalent	Calculated as adjusted operating profit divided by revenue.				As above.	Financial highlights Financial review
Earnings before interest, tax, depreciation and amortisation (EBITDA)	No direct equivalent
Calculated as adjusted operating profit before depreciation of property, plant and equipment (PPE) and right-of-use
assets and amortisation of internally developed intangible assets, including pre-publication
costs.

						Provides a measure of the operating performance of the business that is widely used by relevant stakeholders in evaluating company performance.	Chair’s statement Financial review
			Note	2021 £m	2020 £m
		Adjusted operating profit	2	2,210	2,076
		Total depreciation and other amortisation*	2,3	487	491
		EBITDA		2,697	2,567
		* Excludes amortisation of acquired intangibles. In 2020, £38m of depreciation and other amortisation was classified as exceptional in Exhibitions.

Adjusted interest expense	Interest expense	Reported interest expense, less the pension financing charge and option discounting expense, plus the share of net finance income from joint ventures.				Provides a measure of the Group’s interest expense for the funding of business operations that is comparable from year to year.	Financial review
			Note	2021 £m	2020 £m
		Interest expense	7	142	172
		Pension financing charge	6	(9)	(10)
		Option discounting expense		–	(1)
		Share of net finance income from joint ventures		–	(1)
		Adjusted interest expense		133	160

Adjusted profit before tax	Profit before tax
Profit before tax before amortisation of acquired intangible assets, acquisition-related items, reclassification of taxes in joint ventures, net interest on the net defined benefit pension obligation and disposals and other non-operating
items. In 2020, we also excluded exceptional costs in the Exhibitions business.

						Provides a measure used by management to evaluate performance and allocate resources.	Financial highlights Financial review
			Note	2021 £m	2020 £m
		Profit before tax		1,797	1,483
		Adjustments:
		Amortisation of acquired intangible assets	2	298	376
		Acquisition-related items	2	21	(12)
		Reclassification of tax in joint ventures		7	5
		Net interest on net defined benefit
		pension obligation and other	6	9	11
		Disposals and other non-operating items	8	(55)	(130)
		Exceptional costs in Exhibitions	2	–	183
		Adjusted profit before tax		2,077	1,916

RELX Annual report and financial statements 2021 | Alternative performance measures	195

APM	CLOSEST EQUIVALENT IFRS MEASURE	DEFINITION AND RECONCILIATION TO CLOSEST EQUIVALENT IFRS MEASURE				PURPOSE	ANNUAL REPORT AND ACCOUNTS REFERENCE
Adjusted tax charge	Income tax expense	Tax expense excluding the deferred tax movements associated with goodwill and acquired intangible assets, tax on other acquisition-related items, reclassification of tax on joint ventures, tax on net interest payments on the net defined benefit pension obligation and on disposals and other non-operating
		items. In 2020, we also excluded the tax impact of exceptional costs in the Exhibitions business.				Provides a measure of the Group’s tax expense relating to operating activities.	Financial review
			Note	2021 £m	2020 £m
		Tax charge	9	(326)	(275)
		Adjustments:
		Deferred tax movements on
		goodwill and acquired intangible
		assets*		22	35
		Other deferred tax credits from
		intangible assets**		(61)	(78)
		Tax on acquisition-related items		(11)	(6)
		Reclassification of tax in joint ventures		(7)	(5)
		Tax on net interest on net defined
		benefit pension obligation and other		(2)	(2)
		Tax on disposals and other
		non-operating items		1	3
		Exceptional costs in Exhibitions	2	–	(45)
		Adjusted tax charge		(384)	(373)

*  The adjusted tax charge excludes the movements in deferred tax assets and liabilities related to goodwill and acquired intangible assets, but includes the benefit of tax amortisation where available on acquired goodwill and intangible assets.

		** Movements on deferred tax liabilities arising on acquired intangible assets that do not qualify for tax amortisation.
Effective tax rate	Income tax rate
Income tax expense expressed as a percentage of profit before tax.

For a reconciliation between the net tax expense charged on profit before tax and the theoretical amount that would arise using the weighted average of tax rates applicable to accounting profits and losses of the consolidated entities, refer to note 9.
						Provides a measure of the Group’s tax charge relative to its profit before tax that is comparable from year to year.	Financial review Note 9
Adjusted effective tax rate	No direct equivalent	Calculated as the adjusted tax charge as a percentage of adjusted profit before tax.				Provides a measure of the Group’s tax charge relative to its profit before tax that is comparable from year to year.	Financial review

196	RELX Annual report and financial statements 2021 | Financial statements and other information

APM	CLOSEST EQUIVALENT IFRS MEASURE	DEFINITION AND RECONCILIATION TO CLOSEST EQUIVALENT IFRS MEASURE				PURPOSE	ANNUAL REPORT AND ACCOUNTS REFERENCE
Adjusted net profit attributable to RELX PLC shareholders	Net profit attributable to RELX PLC shareholders	Net profit attributable to RELX PLC shareholders before amortisation of acquired intangible assets, other deferred tax credits from intangible assets and items treated as exceptional, acquisition-related items, net interest on the net defined benefit obligation, disposals and other non-operating
		items, and in 2020, exceptional costs in the Exhibitions business.				Provides a measure of the Group’s profitability after tax attributable to RELX PLC shareholders.	Financial highlights Financial review Note 10
			Note	2021 £m	2020 £m
		Net profit attributable to RELX PLC
		shareholders		1,471	1,224
		Adjustments (post-tax):
		Amortisation of acquired
		intangible assets		316	395
		Other deferred tax credits from
		intangible assets*		(61)	(78)
		Acquisition-related items		10	(18)
		Net interest on net defined benefit
		pension obligation and other		7	9
		Disposals and other non-operating
		items		(54)	(127)
		Exceptional costs in Exhibitions	2	–	138
		Adjusted net profit attributable to
		RELX PLC shareholders		1,689	1,543
		* Movements on deferred tax liabilities arising on acquired intangible assets that do not qualify for tax amortisation.
Adjusted earnings per share	Earnings per share	Adjusted net profit attributable to RELX PLC shareholders divided by the weighted average number of shares.				Provides a measure of the Group’s earnings per share that is comparable from year to year.	Financial highlights Chair’s statement CEO report Business overview Financial review Note 10
			Note	2021	2020
		Adjusted net profit attributable to
		RELX PLC shareholders (£m)	10	1,689	1,543
		Weighted average number of shares (m)	10	1,928.0	1,926.2
		Adjusted earnings per share (p)		87.6	80.1

RELX Annual report and financial statements 2021 | Alternative performance measures	197

APM	CLOSEST EQUIVALENT IFRS MEASURE	DEFINITION AND RECONCILIATION TO CLOSEST EQUIVALENT IFRS MEASURE				PURPOSE	FINANCIAL STATEMENT REFERENCE
Cash flow statement
Adjusted cash flow	Cash generated from operations
Cash generated from operations plus dividends from joint ventures less net capital expenditure on property, plant and equipment (PPE) and internally developed intangible assets, repayment of lease principal and sublease payments received and excluding pension deficit payments and payments in relation to acquisition-related items. Exceptional cash costs in the Exhibitions business have also been excluded.

						Provides a measure of the Group’s operating cash flow that is comparable from year to year.	Financial highlights Financial review
			Note	2021 £m	2020 £m
		Cash generated from operations	11	2,476	2,264
		Adjustments:
		Dividends received from joint ventures	15	20	31
		Purchases of PPE	16	(28)	(43)
		Proceeds from disposals of PPE		5	–
		Expenditure on internally developed
		intangible assets		(309)	(319)
		Payments in relation to acquisition-
		related items		46	67
		Pension recovery payment		44	45
		Repayment of lease principal*		(77)	(89)
		Sublease payments received		1	2
		Exceptional costs in Exhibitions		52	51
		Adjusted cash flow		2,230	2,009
		* Excludes repayments and receipts in respect of disposal-related vacant property and is net of sublease receipts.
Adjusted cash flow	No direct equivalent	Adjusted cash flow divided by adjusted operating profit.				Provides a measure of turning operating profit into cash.	Financial highlights Business overview Financial review
conversion			Note	2021 £m	2020 £m
		Adjusted cash flow		2,230	2,009
		Adjusted operating profit	2	2,210	2,076
		Adjusted cash flow conversion		101%	97%

Free cash flow	Cash inflow from operating activities	Adjusted cash flow less net interest paid, cash tax paid, acquisition-related payments and exceptional costs paid in relation to the Exhibitions business.				Provides a measure of cash flows that could be used for organic investment in the business, acquisitions, distribution of dividends, share buybacks or the repayment of debt.	Financial review Note 17
			Note	2021 £m	2020 £m
		Adjusted cash flow		2,230	2,009
		Interest paid (net)		(118)	(172)
		Cash tax paid*	9	(342)	(496)
		Exceptional costs in Exhibitions		(52)	(51)
		Acquisition-related items		(46)	(67)
		Free cash flow		1,672	1,223
		* Net of cash tax relief on exceptional costs incurred in 2020 and acquisition-related items and including cash tax impact of disposals.

198	RELX Annual report and financial statements 2021 | Financial statements and other information

APM	CLOSEST EQUIVALENT IFRS MEASURE	DEFINITION AND RECONCILIATION TO CLOSEST EQUIVALENT IFRS MEASURE				PURPOSE	FINANCIAL STATEMENT REFERENCE
Dividend cover	No direct equivalent
The number of times the total interim and proposed final dividends for the year is covered by the adjusted earnings per share.

It is calculated as adjusted earnings per share divided by ordinary dividends per share.

						Provides a measure of the Group’s earnings relative to ordinary dividend payments.	Financial review Directors’ report
			Note	2021	2020
		Adjusted earnings per share	10	87.6p	80.1p
		Ordinary dividends per share	13	49.8p	47.0p
		Dividend cover		1.8x	1.7x

			Note	2021	2020
		Basic earnings per share	10	76.3p	63.5p
		Ordinary dividends per share	13	49.8p	47.0p
		Basic dividend cover		1.5x	1.4x

Net capital employed	No direct equivalent
Net goodwill and acquired intangible assets, net internally developed intangible assets, net property, plant and equipment, right-of-use
assets and investments less net pension obligations and working capital.

						Provides a measure of the capital used in operations.	Financial review
			Note	2021 £m	2020 £m
		Goodwill and acquired intangible assets*		9,419	9,405
		Internally developed intangible assets*	14	1,251	1,244
		Property, plant and equipment*, right-of-
		use assets* and investments		504	740
		Net pension obligations	6	(269)	(624)
		Working capital		(1,095)	(1,229)
		Net capital employed		9,810	9,536
		* Net of accumulated depreciation and amortisation.

Invested capital/ capital employed	No direct equivalent
Net capital employed, adjusted to add back accumulated amortisation and impairment of acquired intangible assets and goodwill, to remove non-operating
investments and the gross up to goodwill in respect of deferred tax, and other items.

						Used to calculate the return on invested capital (see below).	Financial review Directors’ report
			Note	2021 £m	2020 £m
		Net capital employed		9,810	9,536
		Accumulated amortisation and
		impairment of acquired intangible
		assets and goodwill		7,065	6,802
		Non-operating investments	15	(107)	(259)
		Deferred tax on goodwill and other		(1,234)	(1,194)
		Invested capital/capital employed		15,534	14,885

RELX Annual report and financial statements 2021 | Alternative performance measures	199

APM	CLOSEST EQUIVALENT IFRS MEASURE	DEFINITION AND RECONCILIATION TO CLOSEST EQUIVALENT IFRS MEASURE				PURPOSE	FINANCIAL STATEMENT REFERENCE
Return on invested capital (ROIC)	No direct equivalent	Post tax adjusted operating profit expressed as a percentage of average capital employed.				This is a key financial measure used by management that demonstrates the efficiency of the use of capital.	Financial highlights Business overview Financial review
			Note	2021	2020
		Adjusted operating profit	2	2,210	2,076
		Tax at adjusted effective rate		(409)	(405)
		Adjusted effective tax rate		18.5%	19.5%
		Adjusted operating profit after tax		1,801	1,671
		Average invested capital*		15,108	15,435
		ROIC		11.9%	10.8%
		* Average of invested capital at the beginning and the end of the year, retranslated at average exchange rates for the year.

Capital expenditure	No direct equivalent	Additions to property, plant and equipment and internally developed intangible assets.				Provides a measure of the amounts invested in new products and related infrastructure across the business.	Chair’s statement Financial review Directors’ report Governance Note 2
			Note	2021 £m	2020 £m
		Additions to property, plant and
		equipment	16	28	43
		Additions to internally developed
		intangible assets	14	309	319
		Capital expenditure		337	362

200	RELX Annual report and financial statements 2021 | Financial statements and other information

APM	CLOSEST EQUIVALENT IFRS MEASURE	DEFINITION AND RECONCILIATION TO CLOSEST EQUIVALENT IFRS MEASURE						PURPOSE	FINANCIAL STATEMENT REFERENCE
Statement of financial position
Net debt excluding pensions / net debt including pensions	No direct equivalent	Net debt excluding pensions: debt less cash and cash equivalents, related derivative financial instruments and finance lease receivables.						Provides a measure of the Group’s level of indebtedness.	Financial highlights Chair’s statement Financial review Governance Directors’ report Note 17

			Note	2021 £m	2020 £m
		Debt	11,21	6,167	7,123
		Cash and cash equivalents	11	(113)	(88)
		Related derivative financial
		instruments	11	(35)	(119)
		Finance lease receivables	11	(2)	(18)
		Net debt excluding pensions	11	6,017	6,898
		Pension deficit	6	269	624
		Net debt including pensions		6,286	7,522

Leverage ratios	No direct equivalent
For details of the closest equivalent IFRS measures to net debt and EBITDA, see above.

For the purpose of calculating leverage ratios, amortisation of pre-publication
costs, share of results in joint ventures, the equity share of finance income, finance costs, taxes and amortisation in joint ventures, and acquisition-related items are deducted from EBITDA.

								Provides a measure of the financial leverage of the Group.	Chair’s statement Financial review Governance
			Note	2021 £m	2020 £m	2021 $m*	2020 $m*
		EBITDA		2,697	2,567	3,722	3,286
		Pre-publication amortisation	3	(60)	(62)	(83)	(80)
		EBITDA for financial covenant		2,637	2,505	3,639	3,206
		Less joint venture adjusted
		operating profit		(37)	(19)	(51)	(24)
		Acquisition-related items**	2	(48)	(64)	(66)	(82)
		EBITDA for leverage ratio		2,552	2,422	3,522	3,100

		Net debt excluding pensions (A)		6,017	6,898	8,123	9,450
		Net debt including pensions (B)		6,286	7,522	8,486	10,305
		EBITDA for financial covenant (C)		2,637	2,505	3,639	3,206
		EBITDA for leverage ratio (D)		2,552	2,422	3,522	3,100
		Leverage ratio used in
		financial covenant (A/C)		2.3x	2.8x
		Leverage ratio excluding
		pensions (A/D)				2.3x	3.0x
		Leverage ratio including
		pensions (B/D)				2.4x	3.3x
		* EBITDA and net debt have been translated from sterling to US dollars using, respectively, average and year end exchange rates, as shown on page 191.
		** Excluding gains of £27m (2020: £76m) from the revaluation of a put and call option arrangement relating to a non-controlling interest in a subsidiary within Legal.

RELX Annual report and financial statements 2021	201

Overview
Market segments
Corporate Responsibility
Financial review
Governance
Financial statements and other information

Shareholder information

In this section

202	Shareholder information
204	Shareholder information and contacts
IBC	2022 financial calendar

202	RELX Annual report and financial statements 2021 | Financial statements and other information

Shareholder information

Annual Report and Financial Statements 2021
The Annual Report and Financial Statements for RELX PLC for the year ended 31 December 2021 are available on the Group’s website, and from the registered office of RELX PLC shown on page 204. Additional financial information, including the interim and full-year results announcements, trading updates and presentations, is also available on the Group’s website.

www.relx.com
The consolidated financial statements set out in the Annual Report and Financial Statements are expressed in sterling, with summary financial information expressed in euros and US dollars.
Share price information
RELX PLC’s ordinary shares are traded on the
London Stock Exchange.

PLC
Trading symbol	REL
ISIN	GB00B2B0DG97
RELX PLC’s ordinary shares are also traded on the
Euronext Amsterdam Stock Exchange.

PLC
Trading symbol	REN
ISIN	GB00B2B0DG97
RELX PLC’s ordinary shares are also traded on the
New York Stock Exchange in the form of American Depositary Shares (ADSs), evidenced by American Depositary Receipts (ADRs).

PLC ADRs
Ratio to ordinary shares	1:1
Trading symbol	RELX
CUSIP code	759530108
The RELX PLC ordinary share price and the ADS price may be obtained from the Group’s website, other online sources and the financial pages of some newspapers.

For further information visit the ‘Investor Centre’ section of the Group’s website www.relx.com/investorcentre
Information for registered
ordinary shareholders
Shareholder services
The RELX PLC ordinary share register is administered by Equiniti Limited. Equiniti provides a free online portal for shareholders at www.shareview.co.uk. Shareview allows shareholders to monitor the value of their shareholdings, view their dividend payments and submit dividend mandate instructions. Shareholders can also submit their proxy voting instructions ahead of company meetings, as well as update their personal contact details. Shareview Dealing provides a share purchase and sale facility. Equiniti’s contact details are shown on page 204.
Electronic communications
While hard copy shareholder communications continue to be available to those shareholders requesting them, in accordance with the Companies Act 2006 and the Company’s Articles of Association, the Company uses the Group’s website as the main method of communicating with shareholders. By registering their details online at Shareview, shareholders can be notified by email when shareholder communications are published on the Group’s website. Shareholders can also use the Shareview website to appoint a proxy to vote on their behalf at shareholder meetings.
Shareholders who hold their Company shares through CREST may appoint proxies for shareholder meetings through the CREST electronic proxy appointment service by using the procedures described in the CREST manual.
Dividend mandates
Shareholders are encouraged to have their dividends paid directly into a UK bank or building society account. This method of payment reduces the risk of delay or loss of dividend cheques in the post and ensures the account is credited on the dividend payment date. A dividend mandate form can be obtained online at www.shareview.co.uk, or by contacting Equiniti at the address shown on page 204.
Equiniti has established a service for overseas shareholders in over 90 countries, which enables shareholders to have their dividends automatically converted from sterling and paid directly into their nominated bank account. Further details of this service, and the fees applicable, are available at www.shareview.co.uk/info/ops or by contacting Equiniti at the address shown on page 204.
Dividend Reinvestment Plan
Shareholders can choose to reinvest their Company dividends by purchasing further shares through the Dividend Reinvestment Plan (DRIP) provided by Equiniti. Further information concerning the DRIP facility, together with the terms and conditions and an application form can be obtained online at www.shareview.co.uk/info/drip or by contacting Equiniti at the address shown on page 204.

RELX Annual report and financial statements 2021 | Shareholder information	203

Share dealing service
A telephone and internet dealing service is available through Equiniti, which provides a simple way for UK resident shareholders to buy or sell their shares. For telephone dealing call 0345 603 7037 between 8.30am and 5.30pm (UK time), Monday to Friday (excluding public holidays in England and Wales), and for internet dealing log on to www.shareview.co.uk/dealing. You will need your shareholder reference number shown on your dividend confirmation.
ShareGift
The Orr Mackintosh Foundation operates a charity share donation scheme for shareholders with small parcels of shares whose value makes it uneconomic to sell them. Details of the scheme can be obtained from the ShareGift website at www.sharegift.org, or by telephoning ShareGift on 020 7930 3737.
Sub-division
of ordinary shares and share consolidation
On 28 July 1986, each RELX PLC ordinary share of £1 nominal value was sub-divided
into four ordinary shares of 25p each. On 2 May 1997, each 25p ordinary share was sub-divided
into two ordinary shares of 12.5p each. On 7 January 2008, the ordinary shares of 12.5p each were consolidated on the basis of 58 new ordinary shares of 14
51
/
116
p nominal value for every 67 ordinary shares of 12.5p each held.
Capital gains tax
The
mid-market
price of RELX PLC’s £1 ordinary shares on 31 March 1982 was 282p. Adjusting for the sub-divisions
and share consolidation referred to above results in an equivalent mid-market
price of 40.72p for each existing ordinary share of 14
51
/
116
p nominal value.
Warning to shareholders – unsolicited investment advice

◾	From time to time shareholders may receive unsolicited calls from fraudsters
◾	Fraudsters use persuasive and high-pressure tactics to lure investors into scams, sometimes known as boiler room scams
◾	They may offer to sell shares that turn out to be worthless or non-existent, or to buy shares at an inflated price in return for an upfront payment
◾	While high profits are promised, if you buy or sell shares in this way you will probably lose your money
◾	Thousands of people contact the Financial Conduct Authority (FCA) about investment fraud each year, with victims losing an average of £32,000
How to avoid share fraud and boiler room scams
The FCA has issued some guidance on how to recognise and avoid investment fraud:

◾	Legitimate firms authorised by the FCA are unlikely to contact you unexpectedly with an offer to buy or sell shares
◾	If you receive an unsolicited phone call, do not get into a conversation, note the name of the person and firm contacting you and then end the call
◾	Check the Financial Services Register available at https://register.fca.org.uk/ to see if the person and firm contacting you is authorised by the FCA. If you wish to call the person or firm back, only use the contact details listed on the Register
◾	Call the FCA on 0800 111 6768 if the firm does not have any contact details on the Register, or if you are told that they are out of date
◾	Search the list of unauthorised firms to avoid at https://www.fca.org.uk/consumers/unauthorised-firms-individuals#list
◾	If you do buy or sell shares through an unauthorised firm, you will not have access to the Financial Ombudsman Service or the Financial Services Compensation Scheme
◾	Consider obtaining independent financial and professional advice before you hand over any money. If it sounds too good to be true, it probably is
How to report a scam
If you are approached by fraudsters, please tell the FCA using the share fraud reporting form at www.fca.org.uk/consumers/ report-scam-unauthorised-firm, where you can find out more about investment scams. You can also call the FCA Consumer Helpline on 0800 111 6768.
If you have already paid money to share fraudsters, you should contact Action Fraud on 0300 123 2040 or use their online tool: http://www.actionfraud.police.uk/report_fraud

204	RELX Annual report and financial statements 2021 | Financial statements and other information

Shareholder information and contacts

Information for holders of ordinary shares held through Euroclear Nederland
Shareholders with enquiries concerning RELX PLC ordinary shares that are not held directly on the Register of Members and are ultimately held through Nederlands Centraal Instituut voor Giraal Effectenverkeer BV (Euroclear Nederland) should direct their enquiries to the broker, financial intermediary, bank or other financial institution that holds the shares on their behalf.
Dividend Reinvestment Plan
Shareholders can choose to reinvest their dividends by purchasing shares through the Dividend Reinvestment Plan (DRIP) provided by ABN AMRO Bank NV. Further information concerning the DRIP facility can be obtained via as.exchange.agency@nl.abnamro.com.
Information for ADR holders
ADR shareholder services
Enquiries concerning RELX PLC ADRs should be addressed to the ADR Depositary, Citibank NA, at the address shown below. Dividend payments on RELX PLC ADRs are converted into US dollars by the ADR Depositary.
Annual Report on Form
20-F
The RELX Annual Report on Form
20-F
is filed electronically with the United States Securities and Exchange Commission. A copy of the Form
20-F
is available on the Group’s website, or from the ADR Depositary at the address shown below.
Dividend currency elections
Shareholders appearing on the Register of Members or holding their shares through CREST will continue to receive their dividends in Pounds Sterling, but will have the option to elect to receive their dividends in Euro. Euro payments will be made by cheque only.
Shareholders who appear on the Register of Members and wish to receive their dividend in Euro should contact our Registrar, Equiniti on 0371 384 2960 (UK) or +44 (0) 121 415 0165 (from outside the UK) for a dividend election form and further information regarding the Euro dividend option. Alternatively, shareholders can view and update their current dividend elections by registering for a Shareview Portfolio at www.shareview.co.uk/register.
Shareholders who hold their shares through CREST and wish to receive their dividend in Euro, must do so by following the CREST Elections process.
Shareholders who hold RELX PLC shares through Euroclear Nederland (via banks and brokers), will automatically receive their dividends in Euro, but will have the option to elect to receive their dividends in Pounds Sterling.
Shareholders who hold their shares through Euroclear Nederland and wish to receive their dividends in Pounds Sterling should contact their broker, financial intermediary, bank or other financial institution that holds the shares on their behalf.

Contacts

RELX PLC
Head Office and Registered Office
1-3
Strand
London WC2N 5JR
United Kingdom
Tel: +44 (0)20 7166 5500
Fax: +44 (0)20 7166 5799
Auditor
Ernst & Young LLP
1 More London Place
London SE1 2AF
United Kingdom
Registrar
Equiniti Limited
Aspect House
Spencer Road
Lancing BN99 6DA
West Sussex
United Kingdom

www.shareview.co.uk
Tel: 0371 384 2960 (UK callers)
Tel: +44 121 415 0165 (callers outside the UK)
Listing/paying agent for shares listed on Euronext Amsterdam held through Euroclear Nederland
ABN AMRO Bank NV
Department Corporate Broking and Issuer Services HQ7212
Gustav Mahlerlaan 10
1082 PP Amsterdam
The Netherlands
Email: as.exchange.agency@nl.abnamro.com
RELX PLC ADR Depositary
Citibank Depositary Receipt Services
PO Box 43077
Providence, RI 02940-3077
USA

www.citi.com/dr
Email: citibank@shareholders-online.com
Tel: +1 877 248 4237
+1 781 575 4555 (callers outside the US)

2022 financial calendar

10 February	Results announcement for the year ended 31 December 2021
21 April	Trading update issued in relation to the 2022 financial year
21 April	Annual General Meeting
28 April	Ex-dividend date – 2021 final dividend, ordinary shares and ADRs
29 April	Record date – 2021 final dividend, ordinary shares and ADRs
17 May	Dividend currency and DRIP election deadline
23 May	Euro dividend equivalent announcement
7 June	Payment date – 2021 final dividend, ordinary shares
10 June	Payment date – 2021 final dividend, ADRs
28 July	Interim results announcement for the six months to 30 June 2022
4 Aug*	Ex-dividend date – 2022 interim dividend, ordinary shares and ADRs
5 Aug*	Record date – 2022 interim dividend, ordinary shares and ADRs

*
Please note that these dates are provisional and subject to change. The 2022 interim dividend payment dates in respect of ordinary shares and ADRs will be confirmed by the Company in its 2022 Interim Results announcement, currently scheduled for release on 28 July 2022.

Dividend history
The following tables set out dividends paid (or proposed) in relation to the three financial years 2019–2021.

ORDINARY SHARES	pence per PLC ordinary share	Euro equivalent (€)	Payment date
Final dividend for 2021**	35.5	***	7 June 2022
Interim dividend for 2021	14.3	0.167	8 September 2021
Final dividend for 2020	33.40	0.387	3 June 2021
Interim dividend for 2020	13.60	0.151	2 September 2020
Final dividend for 2019	32.10	0.362	28 May 2020
Interim dividend for 2019	13.60	0.148	2 September 2019
** Proposed dividend, to be submitted for approval at the Annual General Meeting of RELX PLC in April 2022. *** Payment will be determined using the appropriate £/ € exchange rate on 23 May 2022.

ADRS		$ per PLC ADR	Payment date
Final dividend for 2021***		***	10 June 2022
Interim dividend for 2021		01965820	13 September 2021
Final dividend for 2020		0.4706720	8 June 2021
Interim dividend for 2020		0.18081	8 September 2020
Final dividend for 2019		0.395086	2 June 2020
Interim dividend for 2019		0.16398	5 September 2019
*** Payment will be determined using the appropriate £/US$ exchange rate on 7 June 2022.
Credits

Designed and produced by
Conran Design Group
Cover graphic
Courtesy of Ravel Law, part of Lexis Nexis Legal & Professional
Photography:
Board by
Douglas Fry, Piranha Photography

Courtesy of DRÄXLMAIER Group
Printed by
Pureprint Group, ISO14001, FSC
®
certified and CarbonNeutral
®
Printed on Revive 100 Silk which is made from 100% recovered waste. All of the pulp is bleached using an elemental chlorine free process (ECF). Printed in the UK by Pureprint using its environmental printing technology; vegetable inks were used throughout. Pureprint is a CarbonNeutral
®
company. Both manufacturing mill and printer are ISO14001 registered and are Forest Stewardship Council
®
(FSC
®
)
chain-of-custody
certified.

www.relx.com

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